Exhibit (a)-(1)

            , 2012

Shareholders of China GrenTech Corporation Limited

Re: Notice of Extraordinary General Meeting of Shareholders

Dear Shareholder:

You are cordially invited to attend an extraordinary general meeting of shareholders of China GrenTech Corporation Limited (the “Company”) to be held on             , 2012 at              a.m. (Beijing time). The meeting will be held at 2nd Floor, Block A, Guoren Building, Keji Central 3rd Road, Hi-Tech Park, Nanshan District, Shenzhen 518057, People’s Republic of China. The attached notice of the extraordinary general meeting and proxy statement provide information regarding the matters to be acted on at the extraordinary general meeting, including at any adjournment or postponement thereof.

At the extraordinary general meeting you will be asked to consider and vote upon a proposal to approve the amended and restated agreement and plan of merger dated as of January 20, 2012 (the “merger agreement”), among the Company, Talenthome Management Limited (“Parent”) and Xing Sheng Corporation Limited (“Merger Sub”), and the transactions contemplated by the merger agreement, including the merger. A copy of the merger agreement is attached as Annex A to the accompanying proxy statement. The merger is a going private transaction with Mr. Yingjie Gao, the chairman and chief executive officer of the Company, Ms. Rong Yu, a director and chief financial officer of the Company, and Ms. Yin Huang, a founder of the Company. Under the terms of the merger agreement, Merger Sub, a company wholly owned by Parent and formed solely for purposes of the proposed merger, will be merged with and into the Company, with the Company continuing as the surviving company after the proposed merger (the “merger”). Parent is a British Virgin Islands business company which, at the effective time of the merger, will be 100% beneficially owned by Mr. Yingjie Gao, chairman and chief executive officer of the Company, Ms. Rong Yu, a director and the chief financial officer of the Company, and Ms. Yin Huang, a founder of the Company who currently beneficially owns approximately 4.3% of the Company’s ordinary shares through Leakey Investments Limited (the above individuals, together with Parent, Merger Sub, Guoren Industrial Developments Limited, a British Virgin Islands company wholly owned by Mr. Yingjie Gao (“Guoren Industrial”), Heng Xing Yue Investments Limited, a British Virgin Islands company indirectly wholly owned by Mr. Yingjie Gao through Guoren Industrial, Well Sino Enterprises Limited, a British Virgin Islands company wholly owned by Ms. Rong Yu, and Leakey Investments Limited, a British Virgin Islands company wholly owned by Ms. Yin Huang, are collectively referred to herein as the “Buyer Group”). As of the date of this proxy statement, the Buyer Group beneficially owns approximately 40.1% of the Company’s outstanding ordinary shares, referred to herein as the “Shares.” If the merger is approved by the requisite percentage of the Company’s shareholders and consummated, the Company will be 100% beneficially owned by the Buyer Group immediately after completion of the merger and, will continue its operations as a privately held company. As the result of the merger, the Company’s American depositary shares (“ADSs”), each representing 25 Shares, will no longer be listed on the Nasdaq Global Select Market (“NASDAQ”) and the American depositary shares program for the ADSs will terminate.

If the merger is approved by the requisite percentage of the Company’s shareholders and consummated, except as described below, each outstanding Share will be cancelled in exchange for the right to receive $0.126 per Share and each ADS, each representing 25 Shares, will be cancelled in exchange for the right to receive $3.15 per ADS (less $0.05 per ADS cancellation fee pursuant to the terms of the deposit agreement), in each case, in cash without interest and net of any applicable withholding taxes. Any Shares and ADSs beneficially owned by the Buyer Group (the “Rollover Shares”) and any Shares held by the ADS depositary which are not represented by ADSs will be cancelled for no consideration. Any Shares beneficially owned by shareholders who have validly exercised and have not effectively withdrawn or lost their appraisal rights pursuant to Section 238 of the Cayman Islands Companies Law Cap.22 (Law 3 of 1961, as consolidated and revised) (the “Cayman Islands Companies Law”) (the “Dissenting Shares,” together with the Rollover Shares and the Shares held by the ADS depositary which are not represented by ADSs, the “Excluded Shares”) will be cancelled for their appraised or other agreed value as described in more detail below. Cash distribution to holders of Shares and ADSs (other than the Excluded Shares) is conditioned on the merger being completed and will be paid by the Buyer Group, through Parent, which at the effective time of the merger, will be 100% beneficially owned by Mr. Yingjie Gao, Ms. Rong Yu and Ms. Yin Huang.

Mr. Yingjie Gao (acting through Guoren Industrial), Ms. Rong Yu (acting through Well Sino Enterprises Limited) and Ms. Yin Huang (acting through Leakey Investments Limited) will subscribe for newly issued ordinary shares of Parent, as a result of which Mr. Yingjie Gao, Ms. Rong Yu and Ms. Yin Huang will beneficially own 100% of the Company after the merger through Parent.

An independent committee of the board of directors of the Company, composed solely of directors unrelated to management of the Company or the Buyer Group (the “independent committee”), reviewed and considered the terms and conditions of the merger agreement and the transactions contemplated by the merger agreement, including the merger. The independent committee unanimously determined that (a) the merger agreement and the transactions contemplated by the merger agreement, including the merger, are fair to, and are in the best interests of, the Company and its unaffiliated shareholders and ADS holders (shareholders and ADS holders of the Company, other than the Buyer Group and the directors and officers of the Company, are hereinafter collectively referred to as the “unaffiliated shareholders and ADS holders”) and (b) recommended that the board of directors of the Company approve the merger agreement and the transactions contemplated by the merger agreement, including the merger.

The board of directors of the Company, after carefully considering all relevant factors, including the unanimous determination and recommendation of the independent committee, (a) determined that the merger, on the terms and subject to the conditions set forth in the merger agreement, is fair (both substantively and procedurally) to, and is in the best interests of, the Company and its unaffiliated shareholders and ADS holders, and declared it advisable to enter into the merger agreement, (b) approved the merger agreement and the transactions contemplated by the merger agreement, including the merger, and (c) recommended that the Company’s shareholders and ADS holders vote FOR the approval of the merger agreement and the transactions contemplated by the merger agreement, including the merger.

The Company’s board of directors unanimously recommends that you vote FOR the proposal to approve the merger agreement and the transactions contemplated by the merger agreement, including the merger, FOR the proposal to authorize the directors of the Company to do all things necessary to give effect to the merger agreement and FOR the proposal to instruct the chairman of the extraordinary general meeting to adjourn or postpone the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received to pass the special resolutions to be proposed at the extraordinary general meeting.

The accompanying proxy statement provides detailed information about the merger and the extraordinary general meeting. We encourage you to read the entire document and all of the attachments and other documents referred to or incorporated by reference herein carefully. You may also obtain more information about the Company from documents the Company has filed with the Securities and Exchange Commission (the “SEC”), which are available for free at the SEC’s website www.sec.gov.

Regardless of the number of Shares or ADSs you own, your vote is very important. The merger cannot be completed unless the merger agreement and the transactions contemplated by the merger agreement, including the merger, are approved by an affirmative vote of shareholders representing two-thirds or more of the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting. The Buyer Group, as a group, owns 235,805,375 Shares, which represent approximately 40.1% of the total outstanding Shares.

Accordingly, based on the number of Shares expected to be outstanding on the Share record date, 155,793,175 Shares owned by the remaining shareholders (representing approximately 44.3% of the total outstanding Shares owned by the remaining shareholders) must be voted in favor of the proposal to be approved, assuming all remaining shareholders will be present and voting in person or by proxy at the extraordinary general meeting. Even if you plan to attend the extraordinary general meeting in person, we request that you submit your proxy in accordance with the instructions set forth on the proxy card as promptly as possible. The deadline to lodge your proxy card is             , 2012 at      a.m., Beijing time. The proxy card is the “instrument of proxy” as referred to in the Company’s articles of association. Voting at the extraordinary general meeting will take place by poll voting as the chairman of the Company’s board of directors has undertaken to demand poll voting at the meeting.

As the holder of record for all the Shares represented by the ADSs, only Citibank, N.A. may vote those Shares at the extraordinary general meeting. You should return your properly completed ADS Voting Instructions Card to Citibank, N.A. prior to 10 a.m., New York City Time, on             , 2012, which is the last date by which voting instructions may be received by Citibank, N.A. Citibank, N.A. and its agents are not responsible if they fail to carry out your voting instructions or for the manner in which they carry out your voting instructions. This means that if the Shares underlying your ADSs are not able to be voted at the extraordinary general meeting, there may be nothing you can do.

Holders of ADSs will not be able to vote at the extraordinary general meeting unless they cancel their ADSs and become registered holders of such Shares prior to the close of business in the Cayman Islands on             , 2012 (the “Share record date”). ADS holders who wish to cancel their ADSs need to make arrangements to deliver their ADSs to the ADS depositary for cancellation before the close of business in New York City on             , 2012 together with (a) delivery instructions for the corresponding Shares (name and address of person who will be the registered holder of such Shares), (b) payment of the ADS cancellation fees ($0.05 per ADS to be cancelled) and any applicable taxes, and (c) a certification that the ADS holder will be the registered and beneficial owner of the corresponding Shares; and either (i) held the ADSs as of the applicable ADS record date for the extraordinary general meeting and has not given, and will not give, directly or indirectly, voting instructions to the ADS depositary in respect of the ADSs being cancelled, or has given, or may give, directly or indirectly, voting instructions to the ADS depositary in respect of the ADSs being cancelled but undertakes not to vote the corresponding Shares at the extraordinary general meeting and to obtain, upon any transfer of the corresponding Shares prior to the Share record date, an undertaking from the transferee of the corresponding Shares not to vote the corresponding Shares at the extraordinary general meeting, or (ii) did not hold the ADSs as of the applicable ADS record date for the extraordinary general meeting and undertakes not to vote the corresponding Shares at the extraordinary general meeting and to obtain, upon any transfer of the corresponding Shares prior to the Share record date, an undertaking from the transferee of the corresponding Shares not to vote the corresponding Shares at the extraordinary general meeting. If you hold your ADSs in a brokerage, bank or nominee account, please contact your broker, bank or nominee to find out what actions you need to take to instruct the broker, bank or nominee to cancel the ADSs on your behalf. Upon cancellation of the ADSs, the ADS depositary will arrange for Citibank, N.A., Hong Kong office, the custodian holding the Shares represented by ADSs, to transfer registration of the Shares to the former ADS holder (or a person designated by the former ADS holder). If after the registration of Shares in your name you wish to receive a certificate evidencing the Shares registered in your name, you will need to request the registrar of the Shares to issue and mail a certificate to your attention. If the merger is not approved at the extraordinary general meeting, the shareholders who have cancelled their ADSs and withdrawn the Shares may opt to (i) remain a registered holder of Shares of the Company (but note that currently there is no trading market for our Shares); or (ii) deposit their Shares with the custodian of the ADS depositary for issuance of ADSs in accordance with the terms of the deposit agreement (including a payment by such shareholders of $0.05 per ADS issuance fees).

Shareholders who elect to dissent from the merger will have the right to seek appraisal and payment of the fair value of their Shares if the merger is completed, but only if they deliver to the Company, before the vote is taken, a written objection to the merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Law for the exercise of appraisal rights, which is attached as Annex C to the accompanying proxy statement. The fair value of their Shares as determined under that statute could be more than, the same as, or less than the merger consideration they would receive pursuant to the merger agreement if they do not exercise appraisal rights with respect to their Shares.

ADS HOLDERS WILL NOT HAVE THE RIGHT TO SEEK APPRAISAL AND PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSs. THE ADS DEPOSITARY WILL NOT ATTEMPT TO PERFECT ANY DISSENTERS’ RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE APPRAISAL RIGHTS MUST SURRENDER THEIR ADSs TO THE ADS DEPOSITARY, PAY THE ADS DEPOSITARY’S FEES REQUIRED FOR THE CANCELLATION OF THE ADSs, PROVIDE INSTRUCTIONS FOR THE REGISTRATION OF THE CORRESPONDING SHARES, AND CERTIFY THAT THEY HAVE NOT GIVEN, AND WILL NOT GIVE, DIRECTLY OR INDIRECTLY, VOTING INSTRUCTIONS AS TO THE ADSs (OR, ALTERNATIVELY, THAT THEY WILL NOT VOTE THE SHARES) BEFORE THE CLOSE OF BUSINESS IN NEW YORK CITY ON             , 2012, AND BECOME REGISTERED HOLDERS OF SHARES BY THE CLOSE OF BUSINESS IN THE CAYMAN ISLANDS ON             , 2012. THEREAFTER, SUCH FORMER ADS HOLDERS MUST COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING APPRAISAL RIGHTS WITH RESPECT TO THE SHARES UNDER SECTION 238 OF THE CAYMAN ISLANDS COMPANIES LAW.

Neither the SEC nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this letter or in the accompanying notice of the extraordinary general meeting or proxy statement. Any representation to the contrary is a criminal offense.

If you have any questions or need assistance voting your Shares, please call MacKenzie Partners, Inc., the firm assisting us with this proxy solicitation, toll free at +1 800 322 2885 (or call collect at +1 212 929 5500 from outside of the United States).

Thank you for your cooperation and continued support.

Sincerely,	Sincerely,

Cuiming Shi On behalf of the Independent Committee	Yingjie Gao Chairman of the Board

The proxy statement is dated             , 2012, and is first being mailed to the shareholders on or about             , 2012.

China GrenTech Corporation Limited

15th Floor, Block A, Guoren Building

Keji Central 3rd Road

Hi-Tech Park, Nanshan District

Shenzhen 518057, People’s Republic of China

NOTICE OF EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS

To Be Held on             , 2012

Dear Shareholder:

NOTICE IS HEREBY GIVEN that an extraordinary general meeting of the members of China GrenTech Corporation Limited (the “Company”) will be held on             , 2012 at      a.m., Beijing time, at our offices located at 2nd Floor, Block A, Guoren Building, Keji Central 3rd Road, Hi-Tech Park, Nanshan District, Shenzhen 518057, People’s Republic of China.

Only registered holders of ordinary shares of the Company (the “Shares”) at the close of business on             , 2012 or their proxy holders are entitled to vote at this extraordinary general meeting or any adjournment or postponements thereof. At the meeting, you will be asked to consider and vote:

•	AS SPECIAL RESOLUTIONS:

THAT the amended and restated agreement and plan of merger dated January 20, 2012 (the “merger agreement”), among Talenthome Management Limited (“Parent”), Xing Sheng Corporation Limited (“Merger Sub”) and the Company (a copy of which is attached as Annex A to the proxy statement accompanying this notice of extraordinary general meeting and will be produced and made available for inspection at the extraordinary general meeting), and the transactions contemplated by the merger agreement, including the merger, be and are hereby approved by the Company;

THAT the directors of the Company be, and are hereby, authorized to do all things necessary to give effect to the merger agreement; and, if necessary

•	as an ordinary resolution:

THAT the chairman of the extraordinary general meeting be instructed to adjourn or postpone the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

A list of the shareholders of the Company will be available at its principal executive offices at 15th Floor, Block A, Guoren Building, Keji Central 3rd Road, Hi-Tech Park, Nanshan District, Shenzhen 518057, People’s Republic of China, during ordinary business hours for the                      business days immediately prior to the extraordinary general meeting.

After careful consideration and upon the unanimous recommendation of the independent committee of the board of directors of the Company composed solely of directors unrelated to any of the management members of the Company, Mr. Yingjie Gao, the Company’s chairman and chief executive officer, Ms. Rong Yu, the Company’s director and chief financial officer, and Ms. Yin Huang (together with Parent, Merger Sub, Guoren Industrial Developments Limited, Heng Xing Yue Investments Limited, Well Sino Enterprises Limited and Leakey Investments Limited, the “Buyer Group”), the Company’s board of directors approved the merger agreement and recommends that you vote FOR the proposal to approve the merger agreement and the transactions contemplated by the merger agreement, including the merger, FOR the proposal to authorize the directors of the Company to do all things necessary to give effect to the merger agreement, and FOR the proposal to instruct the chairman of the extraordinary general meeting to adjourn or postpone the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

The Buyer Group has agreed to vote (or cause to be voted) all Shares that it owns (representing an aggregate of approximately 40.1% of the total outstanding Shares) in favor of the approval of the merger agreement and the transactions contemplated by the merger agreement, including the merger.

The merger cannot be completed unless the merger agreement and the transactions contemplated by the merger agreement, including the merger, are approved by an affirmative vote of shareholders representing two-thirds or more of the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting. Given the Buyer Group’s ownership as described above, based on the number of Shares expected to be outstanding on the Share record date, 155,793,175 Shares owned by the remaining shareholders (representing approximately 44.3% of the total outstanding Shares owned by the remaining shareholders) must be voted in favor of the proposal to be approved, assuming all remaining shareholders will be present and voting in person or by proxy at the extraordinary general meeting. Even if you plan to attend the extraordinary general meeting in person, we request that you submit your proxy in accordance with the instructions set forth on the proxy card as promptly as possible. The deadline to lodge your proxy card is             , 2012 at      a.m., Beijing time. The proxy card is the “instrument of proxy” as referred to in the Company’s articles of association. Voting at the extraordinary general meeting will take place by poll voting as the chairman of the Company’s board of directors has undertaken to demand poll voting at the meeting.

Completing the proxy card in accordance with the instructions set forth on the proxy card will not deprive you of your right to attend the extraordinary general meeting and vote your Shares in person. Please note, however, that if your Shares are registered in the name of a broker, bank or other nominee and you wish to vote at the extraordinary general meeting in person, you must obtain from the record holder a proxy issued in your name.

If you receive more than one proxy card because you own Shares that are registered in different names, please vote all of your Shares shown on each of your proxy cards in accordance with the instructions set forth on each such proxy card.

When proxies are properly dated, executed and returned by holders of Shares, the Shares they represent will be voted at the extraordinary general meeting in accordance with the instructions of the shareholders. If no specific instructions are given by such holders, the Shares will be voted “FOR” proposals and in the proxy holder’s discretion as to other matters that may properly come before the extraordinary general meeting. Abstentions by holders of Shares are included in the determination of the number of Shares present and voting but are not counted as votes for or against a proposal. Broker non-votes will not be counted towards a quorum or for any purpose in determining whether the proposal is approved.

If you own American depositary shares of the Company (“ADSs”), each representing 25 Shares, you cannot vote at the extraordinary general meeting directly. Citibank, N.A., as depositary of the ADSs, has advised us that it intends to mail to each owner of ADSs this proxy statement, the accompanying notice of extraordinary general meeting of shareholders and an ADS Voting Instructions Card. Upon the delivery of a signed and completed ADS Voting Instructions Card as instructed therein, Citibank, N.A. will endeavor, to the extent practicable, to vote or cause to be voted the amount of Shares represented by the ADSs, evidenced by American Depositary Receipts related to those ADSs, in accordance with the instructions set forth in such request, each shareholder has an amount of votes equal to the number of Shares held as of             , 2012. Citibank, N.A. will instruct the custodian to vote the Shares on deposit with the custodian in accordance with the voting instructions received from the holders of ADSs, and Shares on deposit with the custodian for which no timely voting instructions have been received will not be voted (but all Shares on deposit with the custodian will be represented at the meeting for quorum purposes if any timely voting instructions have been received from holders). If Citibank, N.A. timely receives voting instructions from a holder which fails to specify the manner in which Citibank, N.A. is to vote the

Shares represented by such holder’s ADSs, Citibank, N.A. will deem such holder to have instructed Citibank, N.A. to vote in favor of the proposals. Citibank, N.A. has advised us that it will not vote or attempt to exercise the right to vote other than in accordance with those instructions. As the holder of record for all the Shares represented by the ADSs, only Citibank, N.A. may vote those Shares at the extraordinary general meeting. You should return your properly completed ADS Voting Instructions Card to Citibank, N.A. prior to 10 a.m., New York City Time, on             , 2012, which is the last date by which voting instructions may be received by Citibank, N.A. Citibank, N.A. and its agents are not responsible if they fail to carry out your voting instructions or for the manner in which they carry out your voting instructions. This means that if the Shares underlying your ADSs are not able to be voted at the extraordinary general meeting, there may be nothing you can do.

If you elect to dissent from the merger, you will have the right to seek appraisal and payment of the fair value of your Shares if the merger is completed, but only if you deliver to the Company, before the vote is taken, a written objection to the merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Law for the exercise of appraisal rights, which is attached as Annex C to the accompanying proxy statement. The fair value of your Shares as determined under that statute could be more than, the same as, or less than the merger consideration you would receive pursuant to the merger agreement if you do not exercise appraisal rights with respect to your Shares.

ADS HOLDERS WILL NOT HAVE THE RIGHT TO SEEK APPRAISAL AND PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSs. THE ADS DEPOSITARY WILL NOT ATTEMPT TO PERFECT ANY DISSENTERS’ RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE APPRAISAL RIGHTS MUST SURRENDER THEIR ADSs TO THE ADS DEPOSITARY, PAY THE ADS DEPOSITARY’S FEES REQUIRED FOR THE CANCELLATION OF THE ADSs, PROVIDE INSTRUCTIONS FOR THE REGISTRATION OF THE CORRESPONDING SHARES, AND CERTIFY THAT THEY HAVE NOT GIVEN, AND WILL NOT GIVE, DIRECTLY OR INDIRECTLY, VOTING INSTRUCTIONS AS TO THE ADSs (OR, ALTERNATIVELY, THAT THEY WILL NOT VOTE THE SHARES) BEFORE THE CLOSE OF BUSINESS IN NEW YORK CITY ON             , 2012, AND BECOME REGISTERED HOLDERS OF SHARES BY THE CLOSE OF BUSINESS IN THE CAYMAN ISLANDS ON             , 2012. THEREAFTER, SUCH FORMER ADS HOLDERS MUST COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING APPRAISAL RIGHTS WITH RESPECT TO THE SHARES UNDER SECTION 238 OF THE CAYMAN ISLANDS COMPANIES LAW.

PLEASE DO NOT SEND YOUR SHARE CERTIFICATES AT THIS TIME. IF THE MERGER IS COMPLETED, YOU WILL BE SENT INSTRUCTIONS REGARDING THE SURRENDER OF YOUR SHARE CERTIFICATES.

If you have any questions or need assistance voting your Shares, please call MacKenzie Partners, Inc., the firm assisting us with this proxy solicitation, toll free at +1 800 322 2885 (or call collect at +1 212 929 5500 from outside of the United States).

The merger agreement and the merger are described in the accompanying proxy statement. A copy of the merger agreement is included as Annex A to the accompanying proxy statement. We urge you to read the entire proxy statement carefully.

Notes:

1. Where there are joint holders of any Share any one of such joint holder may vote, either in person or by proxy, in respect of such Share as if he were solely entitled thereto, but if more than one of such joint holders be present at the extraordinary meeting the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders, and for this purpose seniority shall be determined by the order in which the names stand in the register of members of the Company in respect of the joint holding. Several executors or administrators of a deceased shareholder in whose name any share stands shall be deemed joint holders thereof.

2. The instrument appointing a proxy shall be in writing under the hand of the appointor or of his attorney duly authorized in writing or, if the appointor is a corporation, either under its seal or under the hand of an officer, attorney or other person authorized to sign the same. In the case of a proxy purporting to be signed on behalf of a corporation by an officer thereof it shall be assumed, unless the contrary appears, that such officer was duly authorized to sign such proxy on behalf of the corporation without further evidence of the facts.

3. A proxy need not be a member (registered shareholder) of the Company.

4. A proxy card that is not deposited in the manner permitted shall be invalid.

5. A vote given in accordance with the terms of a proxy card shall be valid notwithstanding the previous death or insanity of the principal, or revocation of the instrument of proxy or of the authority under which it was executed, provided that no intimation in writing of such death, insanity or revocation shall have been received by the Company at its office (or such other place as may be specified for the delivery of the proxy card in the notice convening the meeting or other document sent therewith) two hours at least before the commencement of the meeting or adjourned meeting, or the taking of the poll, at which the proxy is used.

By Order of the Board of Directors,

Yingjie Gao
Chairman of the Board of Directors and Chief Executive Officer

Shenzhen, China

Dated:             , 2012

i

SUMMARY TERM SHEET

This “Summary Term Sheet,” together with the “Questions and Answers about the Extraordinary General Meeting and the Merger,” highlights selected information contained in this proxy statement regarding the merger and may not contain all of the information that may be important to your consideration of the merger. You should carefully read this entire proxy statement and the other documents to which this proxy statement refers for a more complete understanding of the matters being considered at the extraordinary general meeting. In addition, this proxy statement incorporates by reference important business and financial information about the Company. You are encouraged to read all of the documents incorporated by reference into this proxy statement and you may obtain such information without charge by following the instructions in “Where You Can Find More Information” beginning on page 108. In this proxy statement, the terms “we,” “us,” “our,” and the “Company” refer to China GrenTech Corporation Limited and its subsidiaries. All references to “PRC” and “China,” for purposes of this proxy statement, are to the People’s Republic of China and do not include Taiwan, Hong Kong and Macau. All references to “dollars,” “$” and “US$” in this proxy statement are to U.S. dollars. All references to “RMB” in this proxy statement are to the legal currency of China. Solely for your convenience, this proxy statement contains translations of RMB amounts to U.S. dollar amounts at the noon buying rate for U.S. dollars in effect on December 30, 2010 as set forth in the H.10 statistical release of the U.S. Federal Reserve Board, which was RMB6.6000=US$1.00.

The Parties Involved in the Merger

The Company

We are a leading provider of wireless coverage products and services in China. We believe that we are also a leading developer of radio frequency (“RF”) technology in China. RF is the fundamental technology that enables wireless communication products to transmit and receive signals. Our core research and development efforts in RF technology and our integrated design, engineering and production processes have allowed us to design, develop and produce in-house our two main product lines, namely, (i) wireless coverage products and services (including WLAN products and services), which are mainly supplied to telecommunications operators, and (ii) base station RF products, which are mainly supplied to base station equipment manufacturers. Our wireless coverage products enable telecommunications operators to expand the reach of their wireless communication networks to indoor and outdoor areas, such as buildings, highways, railways, subways, tunnels and remote regions. Our wireless coverage products include indoor coverage products and outdoor coverage products. Our base station RF products are mainly supplied to base station equipment manufacturers which use our base station RF products in their base station equipment manufacturing. To date, we have become a qualified supplier of base station RF products to several major domestic and foreign base station equipment manufacturers.

Our principal executive offices are located at 15th Floor, Block A, Guoren Building, Keji Central 3rd Road, Hi-Tech Park, Nanshan District, Shenzhen 518057, People’s Republic of China, and our telephone number at this address is +86 755 2650 3007. Our registered office in the Cayman Islands is at Cricket Square, Hutchins Drive, P.O. Box 2681, Grand Cayman KY1-1111, Cayman Islands.

For a description of our history, development, business and organizational structure, see our Annual Report on Form 20-F for the fiscal year ended December 31, 2010, filed with the SEC on June 30, 2011, which is incorporated herein by reference. Please see “Where You Can Find More Information” beginning on page 108 for a description of how to obtain a copy of our Annual Report.

Mr. Yingjie Gao

Mr. Yingjie Gao holds 183,195,375 Shares, representing approximately 31.2% of outstanding Shares. Mr. Gao is chairman of the board of directors and chief executive officer of our Company, sole director of Guoren Industrial, sole director of Heng Xing Yue Investments Limited, sole director of Ce Lue Investments Limited and sole director of Talenthome Management Limited. During the five years preceding the date of this filing, Mr. Yingjie Gao has not assumed any other material occupation, position, office or employment with any other corporations or organizations. Mr. Gao’s business address is 15th Floor, Block A, Guoren Building, Keji Central 3rd Road, Nanshan District, Shenzhen 518057, China. Mr. Gao’s business telephone number is +86 755 2663 3900.

Ms. Rong Yu

Ms. Rong Yu holds 27,067,000 Shares, representing approximately 4.6% of outstanding Shares. Ms. Yu is chief financial officer and director of our Company and sole director of Well Sino Enterprises Limited. During the five years preceding the date of this filing, Ms. Rong Yu has not assumed any other material occupation, position, office or employment with any other corporations or organizations. Ms. Yu’s business address is 15th Floor, Block A, Guoren Building, Keji Central 3rd Road, Nanshan District, Shenzhen 518057, China. Ms. Yu’s business telephone number is +86 755 2663 7600.

Ms. Yin Huang

Ms. Yin Huang was one of the founders of the Company and currently, through Leakey Investments Limited beneficially owns 25,543,000 Shares, representing approximately 4.3% of outstanding Shares. Ms. Huang does not currently hold any position, office or employment within the Company. Ms. Huang is the sole shareholder, director and officer of Leakey Investments Limited, the sole business purpose of which is to hold Ms. Huang’s Shares in the Company. During the five years preceding the date of this filing, Ms. Huang was an employee of the Company until December 2009 when she resigned from the Company. Since January 2010, other than acting as the sole director and officer of Leakey Investments Limited, Ms. Huang has not assumed any material occupation, or held any material position, office or employment with any other corporations or organizations. Ms. Huang’s address is 25-402, Yinhu Nanfang Medicine Factory, Shenzhen, China. The business telephone number for Ms. Huang is +86 13902942684.

Parent and Merger Sub

Parent is a company formed under the laws of the British Virgin Islands. Merger Sub is a corporation formed under the laws of Cayman Islands. Both Parent and Merger Sub were formed for the sole purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement. Both Parent and Merger Sub were formed and are beneficially owned by Mr. Gao. Mr. Gao is the sole shareholder, director and officer of both Parent and Merger Sub. The business address for Parent and Merger Sub is 15th Floor, Block A, Guoren Building, Keji Central 3rd Road, Nanshan District, Shenzhen 518057, China. The business telephone number for Parent and Merger Sub is +86 755 2663 3900.

Guoren Industrial Developments Limited

Guoren Industrial Developments Limited, a special purpose vehicle beneficially owned by Mr. Gao and organized under the laws of British Virgin Islands, holds 183,195,375 Shares, representing approximately 31.2% of outstanding Shares, with its principal business address at 15th Floor, Block A, Guoren Building, Keji Central 3rd Road, Nanshan District, Shenzhen 518057, China. Mr. Gao is the sole shareholder, director and officer of Guoren Industrial Developments Limited. The business telephone number for Guoren Industrial Developments Limited is +86 755 2663 3900.

Heng Xing Yue Investment Limited

Heng Xing Yue Investments Limited, a special purpose vehicle wholly owned by Guoren Industrial Developments Limited and organized under the laws of British Virgin Islands, holds 34,006,550 Shares, representing approximately 5.8% of outstanding Shares, with its principal business address at 15th Floor, Block A, Guoren Building, Keji Central 3rd Road, Nanshan District, Shenzhen 518057, China. Mr. Gao is the sole director and officer and 100% beneficial owner of Heng Xing Yue Investment Limited. The business telephone number for Heng Xing Yue Investment Limited is +86 755 2663 3900.

Well Sino Enterprises Limited

Well Sino Enterprises Limited, a special purpose vehicle wholly owned by Ms. Rong Yu and organized under the laws of British Virgin Islands, holds 25,667,000 Shares, representing approximately 4.4% of outstanding Shares, with its registered office at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands. Ms. Yu is the sole shareholder, director and officer of Well Sino Enterprises Limited. The business telephone number for Well Sino Enterprises Limited is +86 755 2663 7600.

Leakey Investments Limited

Leakey Investments Limited, a special purpose vehicle wholly owned by Ms. Yin Huang and organized under the laws of British Virgin Islands, holds 25,543,000 ordinary shares, representing approximately 4.3% of our outstanding shares, with its registered office at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands. Ms. Huang is the sole shareholder, director and officer of Leakey Investments Limited. The phone number for Leakey Investments Limited is +86 13902942684.

During the last five (5) years, none of the Filing Persons, or any of the directors and executive officers of the Filing Persons has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

The Merger (Page 76)

You are being asked to vote to approve the amended and restated agreement and plan of merger dated as of January 20, 2012 among the Company, Parent and Merger Sub, pursuant to which, once the merger agreement is approved by the requisite vote of the shareholders of the Company and the other conditions to the completion of the transactions contemplated by the merger agreement are satisfied or waived in accordance with the terms of the merger agreement, Merger Sub will merge with and into the Company, with the Company continuing as the surviving company and a wholly owned subsidiary of Parent. The merger is a going private transaction with Mr. Yingjie Gao, the chairman and chief executive officer of the Company, Ms. Rong Yu, a director and chief financial officer of the Company, and Ms. Yin Huang, a founder of the Company. At the effective time of the merger, Parent will be 100% beneficially owned by Mr. Yingjie Gao, Ms. Rong Yu and Ms. Yin Huang. The Company, as the surviving company, will continue to do business under the name “China GrenTech Corporation Limited” following the merger and will be wholly owned by Parent. If the merger is completed, the Company will cease to be a publicly traded company. A copy of the merger agreement is attached as Annex A to this proxy statement. You should read the merger agreement in its entirety because it, and not this proxy statement, is the legal document that governs the merger.

Merger Consideration (Page 76)

If the merger is approved by the requisite percentage of the Company’s shareholders and consummated, except as described below, each outstanding Share will be cancelled in exchange for the right to receive $0.126 per Share and each ADS, each representing 25 Shares, will be cancelled in exchange for the right to receive $3.15 per ADS (less $0.05 per ADS cancellation fee pursuant to the terms of deposit agreement), in each case, in cash without interest and net of any applicable withholding taxes. Any Shares and ADSs beneficially owned by any member of the Buyer Group and any Shares held by the ADS depositary which are not represented by ADSs will be cancelled for no consideration. Any Shares owned by shareholders who have validly exercised and have not effectively withdrawn or lost their appraisal rights under the Cayman Islands Companies Law will be cancelled for the appraised or agreed value under the Cayman Islands Companies Law. Cash distribution to holders of Shares and ADSs (other than the Excluded Shares) is conditioned on the merger being completed and will be paid by the Buyer Group, through Parent, which at the effective time of the merger, will be 100% beneficially owned by Mr. Yingjie Gao, Ms. Rong Yu and Ms. Yin Huang.

Mr. Yingjie Gao (acting through Guoren Industrial), Ms. Rong Yu (acting through Well Sino Enterprises Limited) and Ms. Yin Huang (acting through Leakey Investments Limited) will subscribe for newly issued ordinary shares of Parent, as a result of which Mr. Yingjie Gao, Ms. Rong Yu and Ms. Yin Huang will beneficially own 100% of the Company after the merger through Parent.

Record Date and Voting (Page 71)

You are entitled to vote at the extraordinary general meeting if you are the registered holder of Shares at the close of business in the Cayman Islands on             , 2012, the Share record date for voting at the extraordinary general meeting. We expect that, on the Share record date,              Shares would be issued and outstanding and held by approximately              holders of record. If you are the registered holder of Shares at the close of business in the Cayman Islands on the Share record date, the deadline for you to lodge your proxy card and vote is             , 2012 at              a.m., Beijing time. If you own ADSs at the close of business in New York City on             , 2012, the ADS record date, you cannot vote at the extraordinary general meeting directly, but you may instruct the ADS depositary (as the holder of the Shares underlying the ADSs) on how to vote the Shares underlying your ADSs. The ADS depositary must receive your instructions no later than 10:00 a.m., New York City time on             , 2012 in order to ensure your Shares are properly voted at the extraordinary general meeting. Alternatively, you may vote at the extraordinary general meeting if you hold ADSs as of the ADS record date, you cancel your ADSs, and you certify that you will be the registered and beneficial owner of the corresponding Shares and you have not given, and will not give, directly or indirectly, voting instructions to the ADS depositary in respect of the ADSs being cancelled or have given, or may give, directly or indirectly, voting instructions to the ADS depositary in respect of the ADSs being cancelled but undertake not to vote the corresponding Shares at the extraordinary general meeting and to obtain, upon any transfer of the corresponding Shares prior to the Share record date, an undertaking from the transferee of the corresponding Shares not to vote the corresponding Shares at the extraordinary general meeting, by the close of business in New York City on             , 2012, and become a registered holder of Shares by the close of business in the Cayman Islands on             , 2012, the Share record date. Each outstanding Share on the Share record date entitles the holder to one vote on each matter submitted to the shareholders for approval at the extraordinary general meeting and any adjournment thereof. See “—Voting Information” below.

Shareholder Vote Required to Approve the Merger Agreement (Page 71)

Approval of the merger agreement requires the affirmative vote of shareholders representing two-thirds or more of the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting.

Based on the number of Shares expected to be outstanding on the record date, approximately                      Shares must be voted in favor of the proposal to approve the merger agreement in order for the proposal to be approved, assuming all shareholders will be present and voting in person or by proxy at the extraordinary general meeting.

The Buyer Group, as a group, owns 235,805,375 Shares, which represent approximately 40.1% of the total outstanding Shares and each member of the Buyer Group has agreed, under the restated and amended voting and subscription agreement, dated January 17, 2012 (the “voting and subscription agreement”), to vote in favor of the proposal to approve the merger agreement and the transactions contemplated thereby, including the merger. Accordingly, based on the number of Shares expected to be outstanding on the Share record date, 155,793,175 Shares owned by the remaining shareholders (representing approximately 44.3% of the total outstanding Shares owned by the remaining shareholders) must be voted in favor of the proposal to be approved, assuming all remaining shareholders will be present and voting in person or by proxy at the extraordinary general meeting.

If your Shares are held in the name of a broker, bank or other nominee, your broker, bank or other nominee will not vote your Shares in the absence of specific instructions from you. These non-voted Shares are referred to as “broker non-votes.”

Voting Information (Page 72)

Before voting your Shares, we encourage you to read this proxy statement in its entirety, including all of the annexes, attachments, exhibits and materials incorporated by reference, and carefully consider how the merger will affect you. To ensure that your Shares can be voted at the extraordinary general meeting, please complete the accompanying proxy card in accordance with the instructions set forth on the proxy card as soon as possible. The deadline for you to lodge your proxy card is             , 2012 at              (Beijing time). If you hold ADSs, please complete, sign, date and return the ADS Voting Instructions Card to the ADS depositary. If a broker holds your Shares or ADSs in “street name,” your broker should provide you with instructions on how to vote your Shares or ADSs.

Holders of ADSs will not be able to vote at the extraordinary general meeting unless they cancel their ADSs and become registered holders of such Shares prior to the close of business in the Cayman Islands on             , 2012. ADS holders who wish to cancel their ADSs need to make arrangements to deliver their ADSs to the ADS depositary for cancellation before the close of business in New York City on             , 2012 together with (a) delivery instructions for the corresponding Shares (name and address of person who will be the registered holder of such Shares), (b) payment of the ADS cancellation fees ($0.05 per ADS to be cancelled) and any applicable taxes, and (c) a certification that the ADS holder will be the registered and beneficial owner of the corresponding Shares; and either (i) held the ADSs as of the applicable ADS record date for the extraordinary general meeting and have not given, and will not give, directly or indirectly, voting instructions to the ADS depositary in respect of the ADSs being cancelled, or have given, or may give, directly or indirectly, voting instructions to the ADS depositary in respect of the ADSs being cancelled but undertake not to vote the corresponding Shares at the extraordinary general meeting and to obtain, upon any transfer of the corresponding Shares prior to the Share record date, an undertaking from the transferee of the corresponding Shares not to vote the corresponding Shares at the extraordinary general meeting, or (ii) did not hold the ADSs as of the applicable ADS record date for the extraordinary general meeting and undertake not to vote the corresponding Shares at the extraordinary general meeting and to obtain, upon any transfer of the corresponding Shares prior to the Share record date, an undertaking from the transferee of the corresponding Shares not to vote the corresponding Shares at the extraordinary general meeting. If you hold your ADSs in a brokerage, bank or nominee account, please contact your broker, bank or nominee to find out what actions you need to take to instruct the broker, bank or nominee to cancel the ADSs on your behalf. Upon cancellation of the ADSs, the ADS depositary will arrange for Citibank, N.A., Hong Kong office, the custodian holding the Shares represented by ADSs, to transfer registration of the Shares to the former ADS holder (or a person designated by the former ADS holder). If after the registration of Shares in your name you wish to receive a certificate evidencing the Shares registered in your name, you will need to request the registrar of the Shares to issue and mail a certificate to your attention. If the merger is not approved at the extraordinary general meeting, the shareholders who have cancelled their ADSs and withdrawn the Shares may opt to (i) remain a registered holder of Shares of the Company (but note that currently there is no trading market for our Shares); or (ii) deposit their Shares with the custodian of the ADS depositary for issuance of ADSs in accordance with the terms of the deposit agreement (including a payment by such shareholders of $0.05 per ADS issuance fees).

Appraisal Rights of Shareholders and ADS Holders (Page 92)

Shareholders who elect to dissent from the merger will have the right to seek appraisal and payment of the fair value of their Shares if the merger is completed, but only if they deliver to the Company, before the vote is taken, a written objection to the merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Law for the exercise of appraisal rights. The fair value of their Shares as determined under that statute could be more than, the same as, or less than the merger consideration they would receive pursuant to the merger agreement if they do not exercise appraisal rights with respect to their Shares.

ADS HOLDERS WILL NOT HAVE THE RIGHT TO SEEK APPRAISAL AND PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSs. THE ADS DEPOSITARY WILL NOT ATTEMPT TO PERFECT ANY DISSENTERS’ RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO

SO. ADS HOLDERS WISHING TO EXERCISE APPRAISAL RIGHTS MUST SURRENDER THEIR ADSs TO THE ADS DEPOSITARY, PAY THE ADS DEPOSITARY’S FEES REQUIRED FOR THE CANCELLATION OF THE ADSs, PROVIDE INSTRUCTIONS FOR THE REGISTRATION OF THE CORRESPONDING SHARES, AND CERTIFY THAT THEY HAVE NOT GIVEN, AND WILL NOT GIVE, DIRECTLY OR INDIRECTLY, VOTING INSTRUCTIONS AS TO THE ADSs (OR, ALTERNATIVELY, THAT THEY WILL NOT VOTE THE SHARES) BEFORE THE CLOSE OF BUSINESS IN NEW YORK CITY ON             , 2012, AND BECOME REGISTERED HOLDERS OF SHARES BY THE CLOSE OF BUSINESS IN THE CAYMAN ISLANDS ON             , 2012. THEREAFTER, SUCH FORMER ADS HOLDERS MUST COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING APPRAISAL RIGHTS WITH RESPECT TO THE SHARES UNDER SECTION 238 OF THE CAYMAN ISLANDS COMPANIES LAW.

We encourage you to read the section of this proxy statement entitled “Dissenters’ Rights” as well as Annex C to this proxy statement carefully and to consult your Cayman Islands legal counsel if you desire to exercise your appraisal rights.

Purposes and Effect of the Merger (Page 41)

The purpose of the merger is to enable Mr. Yingjie Gao, Ms. Rong Yu and Ms. Yin Huang to acquire 100% control of the Company in a transaction in which the Company’s unaffiliated shareholders and ADS holders and directors and officers who hold Shares and are not members of the Buyer Group will be cashed out in exchange for $0.126 per Share and $3.15 per ADS, so that Mr. Yingjie Gao, Ms. Rong Yu and Ms. Yin Huang, through Parent, will bear the rewards and risks of the sole ownership of the Company after the merger, including any future earnings and growth of the Company as a result of improvements to the Company’s operations or acquisitions of other businesses. In addition, the merger will enable Mr. Yingjie Gao to maintain a leadership role with the surviving company.

The Company’s ADSs are currently listed on NASDAQ under the symbol “GRRF.” It is expected that, immediately following the completion of the merger, the Company will cease to be a publicly traded company and will instead become a privately held company owned directly by Parent and indirectly by Mr. Yingjie Gao, Ms. Rong Yu and Ms. Yin Huang. Following the completion of the merger, the ADSs will cease to be listed on NASDAQ, and price quotations with respect to sales of the ADSs in the public market will no longer be available. In addition, registration of the Company’s ADSs and the underlying Shares under the Exchange Act will be terminated. After the effective time of the merger, the Company will no longer be required to file periodic reports with the SEC or otherwise be subject to the United States federal securities laws, including the Sarbanes-Oxley Act (“SOX”), applicable to public companies. After the completion of the merger, our shareholders will no longer enjoy the rights or protections that the United States federal securities laws provide.

Plans for the Company after the Merger (Page 58)

Following the completion of the merger, Parent anticipates that the Company will continue to conduct its operations substantially as they are currently being conducted, except that it will cease to be a publicly traded company and will instead be a wholly owned subsidiary of Parent.

Subsequent to the completion of the merger, the Company will no longer be subject to the Exchange Act and NASDAQ compliance and reporting requirements and the related direct and indirect costs and expenses, and may experience positive effects on profitability as a result of the elimination of such costs and expenses.

The Buyer Group has advised the Company that, except as set forth in this proxy statement, they do not have any current plans, proposals or negotiations that relate to or would result in any of the following:

•	an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries;

•	the sale or transfer of a material amount of the assets of the Company or any of its subsidiaries; or

•	any other material changes in the Company’s business, including with respect to the Company’s corporate structure or business.

Recommendations of the Independent Committee and the Board of Directors (Page 31)

The independent committee unanimously (a) determined that the merger, on the terms and subject to the consideration set forth in the merger agreement, is fair to, and is in the best interests of, the Company and unaffiliated shareholders and ADS holders and (b) recommended that our board of directors approve the merger agreement and the transactions contemplated by the merger agreement, including the merger. Based in part on the unanimous recommendation of the independent committee, our board of directors determined that the merger is fair (both substantively and procedurally) to, and is in the best interests of, the Company and its unaffiliated shareholders and ADS holders, and approved the merger agreement and the transactions contemplated by the merger agreement, including the merger. ACCORDINGLY, OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, INCLUDING THE MERGER.

The primary benefits of the merger to the Company’s unaffiliated shareholders and ADS holders include (a) the receipt by such shareholders of $0.126 per Share and $3.15 per ADS merger consideration in cash, which will be financed from the set of commitments as set forth under the caption “Financing of the Merger” in this proxy statement, representing a premium of approximately 23.0% to the closing price of the ADSs on NASDAQ as quoted by Bloomberg L.P. on November 11, 2011 and 40.6% over the Company’s 60-trading day volume weighted average price, as quoted by Bloomberg L.P. on November 11, 2011, the last trading day prior to the Company’s announcement on November 14, 2011 that it had received a “going private” proposal; and (b) the avoidance of the risks associated with any possible decrease in our future revenues and free cash flow, growth or value following the merger.

The primary detriments of the merger to the Company’s unaffiliated shareholders and ADS holders include, without limitation, (a) such shareholders or ADS holders will no longer benefit from the possible increase in the future revenues and free cash flow, growth or value of the Company or payment of dividends on the Shares or ADSs, if any; (b) in general, the receipt of cash pursuant to the merger or through the exercise of dissenters’ rights will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under other application tax laws; and (c) after completion of the merger, our shareholders and ADS holders will no longer enjoy the rights or protections that the United States federal securities laws provide.

To the extent known by each Filing Person after making reasonable inquiry, except as set forth under “Special Factors—Reasons for the Merger and Recommendation of the Independent Committee and Our Board of Directors” and “The Extraordinary General Meeting—Our Board’s Recommendation,” no executive officer, director or affiliate of the Company or such Filing Person has made a recommendation either in support of or opposed to the transaction.

Except as set forth under “Special Factors—Background of the Merger,” “Special Factors—Reasons for the Merger and Recommendation of the Independent Committee and Our Board of Directors” and “Special Factors—Opinion of William Blair, the Independent Committee’s Financial Advisor,” no director who is not an employee of the Company has retained an unaffiliated representative to act solely on behalf of unaffiliated security holders for purposes of negotiating the terms of the transaction and/or preparing a report concerning the fairness of the transaction.

Position of Buyer Group as to Fairness (Page 37)

Each member of the Buyer Group believes that the merger is fair (both substantively and procedurally) to the Company’s unaffiliated shareholders and ADS holders. Their belief is based upon the factors discussed under the caption “Special Factors—Position of the Buyer Group as to the Fairness of the Merger” beginning on page 37.

Each member of the Buyer Group is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The Buyer Group’s views as to the fairness of the merger are not intended to be and should not be construed as a recommendation to any shareholder or ADS holder of the Company as to how that shareholder or ADS holder should vote on the proposal to approve the merger agreement and the transactions contemplated thereby, including the merger.

Financing of the Merger (Page 60)

The Buyer Group estimates that the total amount of funds necessary to make cash payment to the Company’s unaffiliated shareholders and ADS holders and directors and officers who hold Shares and are not members of the Buyer Group pursuant to the merger will be approximately $44.3 million, assuming no exercise of appraisal rights by shareholders of the Company. The Buyer Group expects that the cash consideration to the unaffiliated shareholders and ADS holders and directors and officers who hold Shares and are not members of the Buyer Group will be paid through a combination of the following: (a) HK$320 million (approximately $41.1 million) will be funded through debt financing to be provided by Guotai Junan Finance (Hong Kong) Limited (“Guotai Junan”) to Parent in accordance with a debt commitment letter dated as of January 11, 2012 between Parent and Guotai Junan (“Debt Commitment Letter”) and (b) the remaining balance (approximately $3.2 million) will be funded through an unconditional shareholder loan made to Parent by Mr. Yingjie Gao pursuant to a deed of promissory note and guarantee (“Promissory Note and Guarantee”) executed, sealed and delivered by Mr. Yingjie Gao and Guoren Industrial on January 20, 2012 in favor of Parent. The financing under the Debt Commitment Letter is subject to the satisfaction or waiver of conditions customarily used in similar transactions, including: (a) Guotai Junan has received all of the documentary conditions precedent, including the constitutional documents of Parent, guarantee documents, evidence received from relevant parties showing that conditions precedent under the merger agreement are satisfied, board resolutions of each contracting party and certain legal opinions; (b) the representations referred to in the Debt Commitment Letter are true; (c) an officer’s certificate provided by Parent certifying that (i) the representations referred to in the Debt Commitment Letter are true; (ii) no event of default has occurred; and (iii) no material adverse effect (as defined in the merger agreement) has occurred; and (d) delivery by Parent to Guotai Junan of a drawdown notice specifying the drawdown amount and the receiving account. Mr. Yingjie Gao’s disbursement obligation under the Promissory Note and Guarantee is due upon the effective time of the merger, not subject to any conditions and absolutely, unconditionally and irrevocably guaranteed by Guoren Industrial, a shareholder of the Company which is wholly owned by Mr. Yingjie Gao. Given that Guotai Junan and Mr. Yingjie Gao will fund the loan proceeds under the Debt Commitment Letter and the Promissory Note and Guarantee respectively from their foreign currency accounts maintained outside of China, the funds to be paid to unaffiliated shareholders and ADS holders and directors and officers who hold Shares and are not members of the Buyer Group under the Debt Commitment Letter or the Promissory Note and Guarantee will not be subject to any restrictions, applications, registrations, and approvals under PRC rules, regulations or circulars. Please see “Special Factors—Financing” beginning on page 60 for additional information.

Limited Guaranty (Page 62)

Guoren Industrial has agreed to guarantee the obligations of Parent under the merger agreement to pay, under certain circumstances in which the merger agreement is terminated, a reverse termination fee to the Company and reimburse certain expenses incurred by the Company. Each of Guoren Industrial and Mr. Yingjie Gao has also covenanted to the Company not to sell, offer to sell, give, pledge, encumber, assign, grant any option for the sale of or otherwise dispose of, or enter into any agreement, arrangement or understanding to sell, give, encumber, assign or otherwise dispose of, or permit any charge, lien or encumbrance over, the Shares and the shares of Guoren Industrial, respectively, held by it or him.

Share Ownership of the Company Directors and Officers and Voting Commitments (Page 98)

As of the date of this proxy statement, Mr. Yingjie Gao, the chairman of our board of directors and our chief executive officer, beneficially owns approximately 31.2% of our outstanding Shares and Ms. Rong Yu, our director and chief financial officer, beneficially owns approximately 4.6% of our Shares. Please see “Security Ownership of Certain Beneficial Owners and Management of the Company” beginning on page 98 for additional information.

Pursuant to the voting and subscription agreement, each of Mr. Yingjie Gao and Ms. Rong Yu has agreed to vote all of the Shares owned by him or her in favor of the approval of the merger agreement and the transactions contemplated by the merger agreement, including the merger, and against any competing proposal at any shareholders’ meeting of the Company.

Opinion of William Blair, the Independent Committee’s Financial Advisor (Page 47)

On January 11, 2012, William Blair & Company, L.L.C. (“William Blair”) rendered an oral opinion to the independent committee (which was confirmed in writing by delivery of William Blair’s written opinion dated the same date and re-affirmed in writing on January 19, 2012 as of January 11, 2012), as to the fairness, from a financial point of view, of the $0.126 per Share and the $3.15 per ADS merger consideration to be received by holders of the Shares and the ADSs (other than the Excluded Shares) in the merger, as of January 11, 2012, based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by William Blair in preparing its opinion.

William Blair’s opinion was directed to the independent committee and only addressed the fairness from a financial point of view of the consideration to be received by holders of the Shares and ADSs (other than the Excluded Shares) in the merger, and does not address any other aspect or implication of the merger. William Blair’s opinion does not address the relative merits of the merger as compared to any alternative business strategies that might exist for the Company. We encourage holders of the Shares and ADSs to read carefully the full text of William Blair’s written opinion, which is included as Annex B to this proxy statement, and to learn about the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by William Blair in preparing its opinion. However, neither William Blair’s opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and do not constitute advice or a recommendation to the independent committee, the board of directors or any holder of the Shares or ADSs as to how to act or vote with respect to the merger. Please see “Special Factors—Opinion of William Blair, the Independent Committee’s Financial Advisor” beginning on page 47 for additional information.

Acquisition Proposals (Page 84)

From the date of the merger agreement until the effective time, or, if earlier, the termination of the merger agreement, neither the Company nor its subsidiaries nor any officer or director of the Company or any of its subsidiaries will, directly or indirectly, (a) initiate, solicit or knowingly encourage any inquiry or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any acquisition proposal or (b) otherwise knowingly facilitate any effort or attempt to make an acquisition proposal.

Prior to obtaining the required shareholder approval of the merger agreement, the Company may, (a) after its receipt of an acquisition proposal from any person, contact such person who made an unsolicited acquisition proposal to clarify and understand the terms and conditions of such acquisition proposal so as to determine whether such acquisition proposal constitutes or could reasonably be expected to result in a superior proposal, (b) provide information in response to a request by any person who has made such unsolicited acquisition proposal that our board of directors believes in good faith to be bona fide and executed a confidentiality agreement on terms satisfactory to the Company; (c) engage or participate in any discussions or negotiations with any person who has made such an unsolicited acquisition proposal; or (d) approve, recommend, or declare advisable or propose to approve, recommend or declare advisable (publicly or otherwise) such an acquisition proposal. In each such case referred to in (b) or (c) above, the board of directors of the Company must have determined in good faith based on the information then available (and after consultation with its financial advisor and outside legal counsel) that such acquisition proposal either constitutes a superior proposal or is reasonably likely to result in a superior proposal. In the case referred to in (d) above, the board of directors of the Company must have determined in good faith (after consultation with its financial advisor and outside legal counsel) that such acquisition proposal is a superior proposal.

Termination of the Merger Agreement (Page 88)

The merger agreement may be terminated at any time prior to the effective time, whether before or after shareholder approval has been obtained:

•	by mutual written consent of the Company (acting upon the recommendation of the independent committee) and Parent;

•	by either Parent or the Company, if:

•

the merger is not completed by the termination date (which is July 20, 2012), provided that this termination right is not available to a party if the failure of the merger to have been completed on or before the termination date was primarily due to the breach or failure of such party to perform in a material respect any of its obligations under the merger agreement;

•

any injunction having the effect of restraining, enjoining or otherwise prohibiting completion of the merger becomes final and non-appealable; provided, that this termination right is not available to a party if the issuance of such final, non-appealable injunction is primarily due to the breach or failure of such party to perform in a material respect any of its obligations under the merger agreement; or

•	our shareholders do not approve the merger agreement at the extraordinary general meeting or any adjournment or postponement thereof.

•	by the Company:

•

if Parent or Merger Sub has breached any of its covenants or agreements under the merger agreement, or any representation or warranty made by Parent or Merger Sub under the merger agreement shall not be true and correct, such that the corresponding condition to closing would not be satisfied and such breach or inaccuracy cannot be cured by the termination date, or if curable, is not cured, within thirty (30) business days after written notice of such breach; provided that this termination right is not available to the Company if it is then in material breach of any of its representations, warranties, covenants or agreements under the merger agreement, such that the corresponding condition to closing would not be satisfied;

•	prior to the receipt of the shareholders’ approval, in order to enter into an alternative acquisition agreement relating to a superior proposal; or

•

if all of the closing conditions to the completion of the merger or to the obligations of Parent and Merger Sub to consummate the merger are otherwise satisfied, and the Company has irrevocably confirmed by notice to Parent that all conditions to its obligation to consummate the merger have been satisfied or that it will waive any such unsatisfied conditions, and the merger shall not have been completed within ten (10) business days after the delivery of such notice;

•	by Parent, if:

•

the Company has breached any of its covenants or agreements under the merger agreement, or any representation or warranty made by it under the merger agreement shall not be true and correct, such that the corresponding condition to closing would not be satisfied and such breach or inaccuracy cannot be cured by the Company by the termination date, or if curable, is not cured, within thirty (30) business days after written notice of such breach; provided, that this termination right is not available to Parent if it is then in material breach of any of its representations, warranties, covenants or other agreements under the merger agreement, such that the corresponding condition to closing would not be satisfied;

•	the Company has breached in any material respect any of its covenants with respect to the “no shop” and “no change of recommendation” provisions of the merger agreement, such that the corresponding condition to closing would not be satisfied and such breach cannot be cured by the Company by the termination date, of if capable of being cured, has not been cured within the earlier of ten (10) business days after written notice of such breach of the termination date;

•

the board of directors of the Company has made a change of recommendation; the board of directors of the Company approves or recommends any acquisition proposal other than the merger; or the Company or the board of directors of the Company has publicly announced its intention to do any of the foregoing; or

•

the Company fails to hold the extraordinary general meeting within ten (10) business days prior to the termination date due to a willful or intentional breach by the Company and not due to any material breach by Parent or Merger Sub that causes the failure of the Company to hold the extraordinary general meeting; provided, that this termination right is not available to Parent if Parent or Merger Sub has breached in any material respect its obligations under the merger agreement in any manner that causes, directly or indirectly, the failure of the Company to hold the extraordinary general meeting by such date.

Termination Fee and Reimbursement of Expenses (Page 89)

The Company is required to pay Parent and, therefore indirectly, Mr. Yingjie Gao as the beneficial owner of Parent, a termination fee of $475,000 and fees and expenses incurred by Parent of up to $650,000 if the merger agreement is (a) terminated by Parent due to a material breach by the Company, (b) by the Company prior to the receipt of the shareholders’ approval in order to enter into an alternative acquisition agreement relating to a superior proposal; or (c) if (i) an acquisition proposal has been made, proposed or communicated (and not withdrawn) after January 20, 2012 and prior to the termination of the merger agreement, (ii) the merger agreement is terminated by the Company or Parent due to (x) expiration of the termination date or (y) failure to obtain the shareholders’ approval and (iii) the Company enters into any definitive agreement in connection with an acquisition proposal or consummate any acquisition proposal within twelve (12) months of the termination of the merger agreement. However, the Company is not required to pay Parent and, therefore indirectly, Mr. Yingjie Gao, the termination fee if the Company has breached the covenants under the merger agreement as a result of the action or inaction of Mr. Yingjie Gao, but not of Ms. Rong Yu, or if any of the Company’s representations and warranties under the merger agreement is not true and correct to the extent that Mr. Yingjie Gao or Ms. Rong Yu has knowledge of such failure to be true and correct. Nonetheless, Parent and, therefore indirectly, Mr. Yingjie Gao as the beneficial owner of Parent, can terminate the merger agreement and demand the termination fee from the Company following a material breach by the Company of its representations and warranties under the merger agreement, provided that neither Mr. Yingjie Gao nor Ms. Rong Yu had actual (but not constructive or imputed) knowledge of such breach.

Parent is required to pay the Company a termination fee of $950,000 and fees and expenses incurred by Company of up to $1,300,000 if (a) the merger agreement is terminated by the Company due to a material breach by Parent or Merger Sub; or (b) the merger agreement is terminated by the Company because (i) all of the closing conditions to the completion of the merger or to the obligations of Parent and Merger Sub to consummate the merger are otherwise satisfied, (ii) the Company has irrevocably confirmed by notice to Parent that it is ready, willing and able to consummate the merger, and (iii) the merger shall not have been completed within ten (10) business days after the delivery of such notice.

Material U.S. Federal Income Tax Consequences (Page 100)

The receipt of cash pursuant to the merger or through the exercise of dissenters’ rights will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local and other tax laws. The tax consequences of the merger or the exercise of dissenters’ rights to you will depend upon your personal circumstances. You should consult your tax advisors for a full understanding of the U.S. federal, state, local, foreign and other tax consequences of the merger to you. Please see “Material U.S. Federal Income Tax Consequences” beginning on page 100.

Material PRC Income Tax Consequences (Page 103)

As there has not been a definitive determination of the Company’s status by the PRC tax authorities, the Company cannot confirm whether it would be considered a resident enterprise under the PRC Enterprise Income Tax Law (the “EIT Law”) or whether the gain recognized on the receipt of cash for our Shares or ADSs would be subject to PRC tax to holders of such Shares and ADSs that are not PRC residents. If, however, the PRC tax authorities were to determine that the Company should be considered a resident enterprise or that the receipt of cash for our Shares or ADSs should otherwise be subject to PRC tax, then gain recognized on the receipt of cash for our Shares or ADSs pursuant to the merger or through the exercise of dissenters’ rights by our shareholders who are not PRC residents could be treated as PRC-source income that would be subject to PRC income tax at a rate of 20% in the case of individuals or 10% in the case of corporations (subject to applicable treaty relief). You should consult your own tax advisor for a full understanding of the tax consequences of the merger or the exercise of dissenters’ rights to you, including any PRC tax consequences. Please see “Material PRC Income Tax Consequences” beginning on page 103 for additional information.

Material Cayman Islands Tax Consequences (Page 104)

The Cayman Islands currently have no form of income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax. No taxes, fees or charges will be payable (either by direct assessment or withholding) to the government or other taxing authority in the Cayman Islands under the laws of the Cayman Islands in respect of the merger or the receipt of cash for our Shares or ADSs under the terms of the merger agreement. This is subject to the qualification that (a) Cayman Islands stamp duty may be payable if any transaction documents are brought to or executed or produced before a court in the Cayman Islands; and (b) registration fees will be payable to the Registrar of Companies to register the plan of merger. Please see “Material Cayman Islands Tax Consequences” beginning on page 104 for additional information.

Regulatory Matters (Page 66)

The Company does not believe that any material federal or state regulatory approvals, filings or notices are required in connection with the merger other than the approvals, filings or notices required under the federal securities laws and the filing of the plan of merger (and supporting documentation as specified in the Cayman Islands Companies Law) with the Cayman Islands Registrar of Companies and in the event the merger becomes effective, a copy of the certificate of merger being given to the shareholders and creditors of the Company and Merger Sub as at the time of the filing of the plan of merger and notice of merger being published in the Cayman Islands Gazette.

Accounting Treatment of the Merger (Page 66)

The merger is expected to be accounted for, at historical cost, as a merger of entities under common control in accordance with Accounting Standards Codification 805-50, “Business Combinations—Related Issues.”

Conditions to the Merger (Page 87)

The completion of the transactions contemplated by the merger agreement is subject to the satisfaction of the following conditions:

•	the merger agreement and the merger being approved by the shareholders of the Company at the extraordinary general meeting; and

•

no court or other governmental entity of competent jurisdiction having enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent) which restrains, enjoins or otherwise prohibits completion of the merger.

The obligations of Parent and Merger Sub to consummate the merger are also subject to the satisfaction, or waiver by Parent, of the following conditions:

•

the representations and warranties of the Company in the merger agreement being true and correct as of the date of the merger agreement and as of the closing date, subject to a material adverse effect exception;

•	the Company having performed or complied in all material respects with all obligations required to be performed by it under the merger agreement at or prior to the closing date;

•	the Company having delivered to Parent a certificate, dated the closing date, signed by an executive officer of the Company, certifying as to the fulfillment of the conditions above;

•

since the date of the merger agreement, there having been no effect, change, event or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect; and;

•	our shareholders holding not more than 10% of the outstanding Shares have validly served a written notice of dissent under Section 238(5) of the Cayman Islands Companies Law.

The obligations of the Company to consummate the merger are subject to the satisfaction, or waiver by the Company, of the following conditions:

•

the representations and warranties of Parent and Merger Sub in the merger agreement being true and correct in all material respects as of the date of the merger agreement and as of the closing date, subject to a materiality exception;

•

each of Parent and Merger Sub having performed or complied in all material respects with all obligations required to be performed by it under the merger agreement prior to or at the time of closing; and

•

each of Parent and Merger Sub having delivered to the Company a certificate, dated the closing date, signed by a designated director of Parent and a designated director of Merger Sub, certifying as to the fulfillment of the conditions above.

Market Price of the ADSs (Page 68)

The closing price of the ADSs on NASDAQ as quoted by Bloomberg L.P. on November 11, 2011, the last trading date immediately prior to the Company’s announcement on November 14, 2011 that it had received a “going private” proposal, was $2.56 per ADS. The merger consideration of $3.15 per ADS to be paid in the merger represents a premium of approximately 23.0% to that closing price and a premium of 40.6% over the Company’s 60-trading day volume weighted average price as quoted by Bloomberg L.P. on November 11, 2011.

Fees and Expenses (Page 66)

Whether or not the merger is completed, all costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring such costs and expenses except as otherwise provided in the merger agreement.

QUESTIONS AND ANSWERS ABOUT THE EXTRAORDINARY GENERAL MEETING AND THE MERGER

The following questions and answers address briefly some questions you may have regarding the extraordinary general meeting and the merger. These questions and answers may not address all questions that may be important to you as a shareholder of the Company. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.

Q:	What is the merger?

A:	The merger is a going private transaction pursuant to which Merger Sub will merge with and into the Company. Once the merger agreement is approved by the shareholders of the Company and the other closing conditions under the merger agreement have been satisfied or waived, Merger Sub will merge with and into the Company, with the Company continuing as the surviving company after the merger. If the merger is completed, the Company will continue its operations as a privately held company owned solely by Parent, which will be 100% beneficially owned by Mr. Yingjie Gao, the chairman and chief executive officer of the Company, Ms. Rong Yu, a director and chief financial officer of the Company, and Ms. Yin Huang, a founder of the Company who beneficially owns approximately 4.3% of outstanding Shares of the Company, and as a result of the merger, the ADSs will no longer be listed on NASDAQ, and the Company will cease to be a publicly traded company.

Q:	What will I receive in the merger?

A:	If you own Shares and the merger is completed, you will be entitled to receive $0.126 in cash, without interest and net of any applicable withholding taxes, for each Share you own as of the effective time of the merger (unless you validly exercise and have not effectively withdrawn or lost your appraisal rights under Section 238 of the Cayman Islands Companies Law with respect to the merger, in which event you will be entitled to the value of each Share appraised or agreed to pursuant to the Cayman Islands Companies Law).

If you own ADSs and the merger is completed, you will be entitled to receive $3.15 (less $0.05 per ADS cancellation fees pursuant to the terms of the deposit agreement) in cash, without interest and net of any applicable withholding taxes, for each ADS, you own as of the effective time of the merger, unless you (a) surrender your ADS to the ADS depositary, pay the ADS depositary’s fees required for the cancellation of ADSs, provide instructions for the registration of the corresponding Shares, and certify that you will be the registered and beneficial owner of the corresponding Shares and you have not given, and will not give, directly or indirectly, voting instructions in respect of the ADSs (or, alternatively, you will not vote the Shares) before the close of business in New York City on             , 2012 and become a registered holder of Shares by the close of business in the Cayman Islands on             , 2012 and (b) comply with the procedures and requirements for exercising appraisal rights in respect of the Shares under Section 238 of the Cayman Islands Companies Law.

Cash distribution to holders of Shares and ADSs (other than the Excluded Shares) is conditioned on the merger being completed and will be paid by the Buyer Group, through Parent, which at the effective time of the merger, will be 100% beneficially owned by Mr. Yingjie Gao, Ms. Rong Yu and Ms. Yin Huang.

Please see “Material U.S. Federal Income Tax Consequences,” “Material PRC Income Tax Consequences” and “Material Cayman Islands Tax Consequences” beginning on page 100 for a more detailed description of the tax consequences of the merger. You should consult with your own tax advisor for a full understanding of how the merger will affect your U.S. federal, state, local, foreign and other taxes.

Q:	After the merger is completed, how will I receive the merger consideration for my Shares?

A.

Promptly after the effective time of the merger (in any event within (x) five (5) business days in the case of record holders and (y) three (3) business days in the case of Depository Trust Company on behalf of beneficiary holders holding through brokers, nominees, custodians or through a third party), a paying agent appointed by Parent will mail you (a) a form of letter of transmittal specifying how delivery of the merger consideration to you shall be effected and (b) instructions for effecting the surrender of share certificates or book-entry shares in exchange for the applicable merger consideration. You will receive cash for your Shares from the paying agent after you comply with these instructions.

If your Shares are represented by share certificates, unless you validly exercise and have not effectively withdrawn or lost your appraisal rights in accordance with Section 238 of the Cayman Islands Companies Law, upon surrender of your share certificates or a declaration of loss or non-receipt, you will receive an amount equal to the number of your Shares multiplied by $0.126 in cash, without interest and net of any applicable withholding taxes, in exchange for the cancellation of your Shares certificates after the completion of the merger. If you hold your Shares in book-entry form, that is, without a share certificate, unless you validly exercise and have not effectively withdrawn or lost your appraisal rights in accordance with Section 238 of the Cayman Islands Companies Law, the paying agent will automatically send you the per Share merger consideration of $0.126 in cash, without interest and net of any applicable withholding taxes, in exchange for the cancellation of each of your Shares after completion of the merger.

In the event of a transfer of ownership of Shares that is not registered in the register of members of the Company, a check for any cash to be exchanged upon due surrender of the share certificate or book-entry shares will be issued to such transferee only if the share certificates (if any) or book-entry shares which immediately prior to the effective time represented such Shares are presented to the paying agent, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable share transfer taxes have been paid or are not applicable.

If your Shares are held in “street name” by your broker, bank or other nominee, you will receive instructions from your broker, bank or other nominee on how to surrender your Shares and receive the merger consideration for those Shares.

Q:	After the merger is completed, how will I receive the cash for my ADSs?

A:	If you own ADSs, as soon as practicable after the merger is completed, the ADS depositary will call for the surrender of all ADSs for delivery of the merger consideration. Upon the surrender of ADSs, the ADS depositary will pay to the surrendering person $3.15 per ADS in cash without interest and net of any applicable withholding taxes (less $0.05 per ADS cancellation fees payable by holders of ADSs pursuant to the deposit agreement). The ADS depositary has no obligation to make payment of the ADS merger consideration unless it is in receipt of payment of the $0.05per ADS cancellation fee.

If your ADSs are represented by certificates, also referred to as American depositary receipts or ADRs, unless you have surrendered your ADRs to the ADS depositary for cancellation prior to the effective time of the merger, upon your surrender of the ADRs (or an affidavit and indemnity of loss in lieu of the ADRs) together with a duly completed letter of transmittal (which will be supplied to you by the ADS depositary after the effective time of the merger), the ADS depositary will send to you a cheque for the per ADS merger consideration of $3.15 in cash, without interest and net of any applicable withholding taxes (less $0.05 per ADS cancellation fees payable by holders of ADSs pursuant to the deposit agreement), in exchange for the cancellation of your ADRs after the completion of the merger. If you hold your ADSs in un-certificated form, that is, without an ADR, unless you have surrendered your ADSs to the ADS depositary for cancellation prior to the effective time of the merger, the ADS depositary will automatically send to you a cheque for the per ADS merger consideration of $3.15 in cash, without interest and net of any applicable withholding taxes (less $0.05 per ADS cancellation fees payable by holders of ADSs pursuant to the deposit agreement), in exchange for the cancellation of your ADSs after the completion of the merger. The per ADS merger consideration may be subject to backup withholding taxes if the ADS depositary has not received from you a duly completed and signed U.S. Internal Revenue Service Form W-8 or W-9. In the event of a transfer of ownership of ADSs that is not registered in the register of ADS holders maintained by the ADS depositary, the cheque for any cash to be exchanged upon cancellation of the ADSs will be issued to such transferee if the ADSs are presented to the ADS depositary, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable ADS transfer taxes have been paid or are not applicable. The per ADS merger consideration may be subject to backup withholding taxes if the ADS depositary has not received from the transferee a duly completed and signed U.S. Internal Revenue Service Form W-8 or W-9.

If your ADSs are held in “street name” by your broker, bank or other nominee, you will not be required to take any action to receive the merger consideration as the ADS depositary will arrange for the surrender of the ADSs and the remittance of the per ADS merger consideration (less $0.05 per ADS cancellation fee) with The Depository Trust Company (the clearance and settlement system for the ADSs) for distribution to your broker, bank or nominee on your behalf. If you have any questions concerning the receipt of the per ADS merger consideration, please contact your broker, bank or nominee.

Q:	When and where will the extraordinary general meeting be held?

A:	The extraordinary general meeting will take place on , 2012 at (Beijing time) at 2nd Floor, Block A, Guoren Building, Keji Central 3rd Road, Hi-Tech Park, Nanshan District, Shenzhen 518057, People’s Republic of China.

Q:	What matters will be voted on at the extraordinary general meeting?

A:	You will be asked to consider and vote on the following proposals:

•	to approve the merger agreement and the transactions contemplated by the merger agreement, including the merger;

•	to authorize the directors of the Company to do all things necessary to give effect to the merger agreement; and

•

to approve that the chairman of the extraordinary meeting be instructed to adjourn or postpone the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolution to be proposed at the extraordinary general meeting.

Q:	What vote of our shareholders is required to approve the merger agreement?

A:	Approval of the merger agreement requires the affirmative vote of shareholders representing two-thirds or more of the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting. At the close of business on , 2012, the record date for the extraordinary general meeting, Shares are expected to be outstanding and entitled to vote at the extraordinary general meeting. Pursuant to the voting and subscription agreement, each member of the Buyer Group agreed to vote all of the Shares owned by it in favor of the approval of the merger agreement and the transactions contemplated by the merger agreement, including the merger, and against any other acquisition proposal at any shareholders’ meeting of the Company. The Buyer Group, as a group, owns 235,805,375 Shares, which represent approximately 40.1% of the total outstanding Shares. Accordingly, based on the number of Shares expected to be outstanding on the Share record date, 155,793,175 Shares owned by the remaining shareholders (representing approximately 44.3% of the total outstanding Shares owned by the remaining shareholders) must be voted in favor of the proposal to be approved, assuming all remaining shareholders will be present and voting in person or by proxy at the extraordinary general meeting.

Q:	How does the Company board of directors recommend that I vote on the proposals?

A:	After careful consideration and upon the unanimous recommendation of the independent committee, our board of directors, by a unanimous vote, recommends that you vote:

•	FOR the proposal to approve the merger agreement and the transactions contemplated by the merger agreement, including the merger;

•	FOR the proposal to authorize the directors of the Company to do all things necessary to give effect to the merger agreement; and

•

FOR the proposal to approve that the chairman of the extraordinary meeting be instructed to adjourn or postpone the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolution to be proposed at the extraordinary general meeting.

Q:	Who is entitled to vote at the extraordinary general meeting?

A:	The Share record date is , 2012. Only shareholders entered in the register of members of the Company at the close of business in the Cayman Islands on the record date or their proxy holders are entitled to vote at the extraordinary general meeting or any adjournment thereof. The record date for ADS holders entitled to instruct the ADS depositary to vote at the extraordinary general meeting is , 2012. Only ADS holders of the Company at the close of business in New York City on the ADS record date are entitled to instruct the ADS depositary to vote at the extraordinary general meeting. Alternatively, you may vote at the extraordinary general meeting if you cancel your ADSs by the close of business in New York City on , 2012 and become a registered holder of Shares by the close of business in the Cayman Islands on , 2012, the Share record date. Please note that in order to cancel your ADSs after the ADS record date you will be required to certify that you held the ADSs as of the ADS record date and you have not given voting instructions, and will not give voting instructions, directly or indirectly, to the ADS depositary in respect of the ADSs being cancelled, or have given voting instructions as to such ADSs but undertake not to vote the corresponding Shares at the extraordinary general meeting and to obtain, upon any transfer of the corresponding Shares prior to the Share record date, an undertaking from the transferee of the corresponding Shares not to vote the corresponding Shares at the extraordinary general meeting.

Q:	What constitutes a quorum for the extraordinary general meeting?

A:	The presence of two (2) shareholders entitled to vote and present in person or by proxy or (in the case of a shareholder being a corporation) by its duly authorized representative, representing not less than a majority in nominal value of the total issued and outstanding Shares in the Company throughout the meeting, shall constitute a quorum for the extraordinary general meeting.

Q:	When do you expect the merger to be completed?

A:	We are working toward completing the merger as quickly as possible and currently expect the merger to close by the end of the second quarter of 2012. In order to complete the merger, we must obtain shareholder approval of the merger at the extraordinary general meeting and the other closing conditions under the merger agreement must be satisfied or waived in accordance with the merger agreement.

Q:	What happens if the merger is not completed?

A:	If our shareholders do not approve the merger agreement and the transactions contemplated by the merger agreement, including the merger, or if the merger is not completed for any other reason, our shareholders will not receive any payment for their Shares or ADSs pursuant to the merger agreement. Instead, the Company will remain a publicly traded company. The Company’s ADSs will continue to be listed and traded on NASDAQ, provided that the Company continues to meet NASDAQ’s listing requirements. In addition, the Company will remain subject to SEC reporting obligations. Therefore, our shareholders will continue to be subject to similar risks and opportunities as they currently are with respect to their ownership of our Shares.

Under specified circumstances in which the merger agreement is terminated, the Company may be required to pay Parent a termination fee and reimburse Parent, Merger Sub and their affiliates (other than the

Company) for their expenses in connection with the merger, or Parent may be required to pay the Company and its affiliates (other than the Buyer Group) a termination fee and reimburse the Company and its affiliates for their expenses in connection with the merger, in each case, as described under the caption “The Amended and Restated Agreement and Plan of Merger—Termination Fee and Reimbursement of Expenses” beginning on page 89.

Q:	What do I need to do now?

A:	We urge you to read this proxy statement carefully, including its annexes, exhibits, attachments and the other documents referred to or incorporated by reference herein and to consider how the merger affects you as a shareholder. After you have done so, please vote as soon as possible.

Q:	How do I vote if my Shares are registered in my name?

A:	If Shares are registered in your name (that is, you do not hold ADSs) as of the record date, you should simply indicate on your proxy card how you want to vote, and sign and mail your proxy card in the enclosed return envelope as soon as possible but in any event so as to be received at least 48 hours before the time of the extraordinary general meeting so that your Shares will be represented and may be voted at the extraordinary general meeting.

Alternatively, you can attend the extraordinary general meeting and vote in person. If you decide to sign and send in your proxy card, and do not indicate how you want to vote, the Shares represented by your proxy will be voted FOR the proposal to approve the merger agreement and the transactions contemplated by the merger agreement, including the merger, FOR the proposal to authorize the directors of the Company to do all things necessary to give effect to the merger agreement and FOR the proposal to approve that the chairman of the extraordinary general meeting be instructed to adjourn or postpone the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolution to be proposed at the extraordinary general meeting. If your Shares are held by your broker, bank or other nominee, please see below for additional information.

Q:	How do I vote if I own ADSs?

A:	If you own ADSs, you cannot vote at the extraordinary general meeting directly. Citibank, N.A., as depositary of the ADSs, has advised us that it intends to mail to all owners of ADSs this proxy statement, the accompanying notice of extraordinary general meeting of shareholders and an ADS Voting Instructions Card. Upon the delivery of a signed and completed ADS Voting Instructions Card as instructed therein, Citibank, N.A. will endeavor, to the extent practicable, to vote or cause to be voted the amount of Shares represented by the ADSs, evidenced by American Depositary Receipts related to those ADSs, in accordance with the instructions set forth in such request, each shareholder has an amount of votes equal to the number of Shares held as of , 2012. Citibank, N.A. will instruct the custodian to vote the Shares on deposit with the custodian in accordance with the voting instructions received from the holders of ADSs. Citibank, N.A. has advised us that it will not vote or attempt to exercise the right to vote other than in accordance with those instructions. As the holder of record for all the Shares represented by the ADSs, only Citibank, N.A. may vote those Shares at the extraordinary general meeting. You should return your properly completed ADS Voting Instructions Card to Citibank, N.A. prior to 10 a.m., New York City Time, on , 2012, which is the last date by which voting instructions may be received by Citibank, N.A. Citibank, N.A. and its agents are not responsible if they fail to carry out your voting instructions or for the manner in which they carry out your voting instructions. This means that if the Shares underlying your ADSs are not able to be voted at the extraordinary general meeting, there may be nothing you can do.

Alternatively, you may vote at the extraordinary general meeting if you cancel your ADSs and you certify that you have not given, and will not give, directly or indirectly, voting instructions to Citibank, N.A. as to

the ADSs being cancelled by the close of business in New York City on             , 2012 and become a registered holder of Shares by the close of business in the Cayman Islands on             , 2012, the Share record date.

If you wish to cancel your ADSs and withdrawal Shares, you need to make arrangements to deliver your ADSs to Citibank, N.A. for cancellation. Your ability to withdraw Shares may be limited by U.S. and Cayman Islands legal considerations applicable at the time of withdrawal. In order to withdraw the Shares represented by your ADSs, you will be required to pay to the Citibank, N.A. the fees for cancellation of ADSs and any charges and taxes payable upon the transfer of the Shares being withdrawn. You assume the risk for delivery of all funds and securities upon withdrawal. Once canceled, the ADSs will not have any rights under the deposit agreement. If you hold an ADS registered in your name, Citibank, N.A. may ask you to provide proof of identity and genuineness of any signature and such other documents as it may deem appropriate before it will cancel your ADSs. The withdrawal of the Shares represented by your ADSs may be delayed until Citibank, N.A. receives satisfactory evidence of compliance with all applicable laws and regulations. Please keep in mind that Citibank, N.A. will only accept ADSs for cancellation that represent a whole number of securities on deposit. If you surrender a number of ADSs for withdrawal representing other than a whole number of Shares, Citibank, N.A. will either return the number of ADSs representing any remaining fractional Shares or sell the Shares represented by the ADSs you surrendered and remit the net proceeds of that sale to you as in the case of a distribution in cash. If the merger is not approved at the extraordinary general meeting, the shareholders who have cancelled their ADSs and withdrawn the Shares may opt to (i) remain a registered holder of Shares of the Company (but note that currently there is no trading market for our Shares); or (ii) deposit their Shares with the custodian of the ADS depositary for issuance of ADSs in accordance with the terms of the deposit agreement (including a payment by such shareholders of $0.05 per ADS issuance fees).

In the event the ADS depositary receives voting instructions from ADS holders which exceed the number of corresponding Shares held on deposit on the Share record date, the ADS depository will pro-rate the voting instructions received and vote the Shares held as of the Share record date in accordance with such pro-rated voting instructions.

Q:	If my Shares or ADSs are held in a brokerage account, will my broker vote my Shares on my behalf?

A:	Your broker, bank or other nominee will only vote your Shares on your behalf or give voting instructions with respect to the Shares underlying your ADSs if you instruct it how to vote. Therefore, it is important that you promptly follow the directions provided by your broker, bank or nominee regarding how to instruct it to vote your Shares or ADSs. If you do not instruct your broker, bank or other nominee how to vote your Shares or ADSs that it holds, those Shares may not be voted.

Q:	What will happen if I abstain from voting or fail to vote on the proposal to approve the merger agreement?

A:	If you abstain from voting, fail to cast your vote in person or by proxy or fail to give voting instructions to your broker, dealer, commercial bank, trust company or other nominee, your vote will be included in the determination of the number of Shares present but will not be counted as votes for or against a proposal.

Q:	May I change my vote?

A:	Yes, you may change your vote in one of three ways:

Registered holders of our Shares may revoke their proxies in one of three ways:

•

First, a registered shareholder can revoke a proxy by written notice of revocation given to the chairman of the extraordinary general meeting before the extraordinary general meeting commences. Any written notice revoking a proxy should also be sent to 15th Floor, Block A, Guoren Building, Keji Central 3rd Road, Hi-Tech Park, Nanshan District, Shenzhen 518057, People’s Republic of China.

•

Second, a registered shareholder can complete, date and submit a new proxy card bearing a later date than the proxy card sought to be revoked to the Company so as to be received no less than 48 hours prior to the extraordinary general meeting.

•

Third, delivery of an instrument appointing a proxy shall not preclude a registered shareholder from attending and voting in person at the extraordinary general meeting and in such event, the proxy shall be deemed to be revoked.

If a shareholder holds Shares through a broker and has instructed the broker to vote the shareholder’s Shares, the shareholder must follow directions received from the broker to change those instructions.

Holders of our ADSs may revoke their voting instructions by notification to the ADS depositary in writing at any time prior to             , New York City time on             , 2012. A holder of ADSs can do this in one of two ways:

•	First, a holder of ADSs can revoke its voting instruction by written notice of revocation timely delivered to the ADS depositary.

•

Second, a holder of ADSs can complete, date and submit a new ADS Voting Instructions Card to the ADS depositary bearing a later date than the ADS Voting Instructions Card sought to be revoked to the ADS depositary.

If you hold your ADSs through a broker, bank or nominee and you have instructed your broker, bank or nominee to give ADS voting instructions to the ADS depositary, you must follow the directions of your broker, bank or nominee to change those instructions.

Q:	What should I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement or multiple proxy or ADS Voting Instructions Cards. For example, if you hold your Shares or ADSs in more than one brokerage account, you will receive a separate ADS Voting Instructions Card for each brokerage account in which you hold Shares or ADSs. If you are a holder of record and your Shares or ADSs are registered in more than one name, you will receive more than one proxy card. Please submit each proxy card that you receive.

Q:	Should I send in my share certificates or my ADRs now?

A:	No. Promptly after the merger is completed, each holder of record as of the time of the merger will be sent written instructions for exchanging their share certificates for the per Share or per ADS merger consideration. These instructions will tell you how and where to send in your share certificates for your cash consideration. You will receive your cash payment after the paying agent receives your share certificates and any other documents requested in the instructions. Please do not send share certificates with your proxy. Similarly, you should not send in the ADRs that represent your ADSs at this time. Promptly after the merger is completed, the ADS depositary will call for the surrender of all ADRs for delivery of the merger consideration. ADR holders will be receiving a similar form of letter of transmittal and written instructions from the ADS depositary relating to the foregoing.

Holders of uncertificated Shares and uncertificated ADSs (i.e., holders whose Shares or ADSs are held in book-entry form) will automatically receive their cash consideration as soon as practicable after the effective time of the merger without any further action required on the part of such holders.

If your Shares or your ADSs are held in “street name” by your broker, bank or other nominee you will receive instructions from your broker, bank or other nominee as to how to effect the surrender of your share certificates or ADRs in exchange for the merger consideration.

Q:	Am I entitled to appraisal rights?

A:	Yes. Shareholders who dissent from the merger will have the right to seek appraisal and payment of the fair value of their Shares if the merger is completed, but only if they deliver to the Company, before the vote is taken, a written objection to the merger and they subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Law for the exercise of appraisal rights. The fair value of your Shares as determined under that statute could be more than, the same as, or less than the merger consideration you would receive pursuant to the merger agreement if you do not exercise appraisal rights with respect to your Shares.

ADS holders will not have the right to seek appraisal and payment of the fair value of the Shares underlying their ADSs. The ADS depositary will not attempt to perfect any dissenters’ rights with respect to any of the Shares that it holds, even if an ADS holder requests the ADS depositary to do so. ADS holders wishing to exercise appraisal rights must surrender their ADSs to the ADS depositary, pay the ADS depositary’s fees required for such surrender, provide instructions for the registration of the corresponding Shares, and certify that they have not given, and will not give, directly or indirectly, voting instructions in respect to the ADSs (or alternatively, they will not vote the Shares) before the close of business in New York City on             , 2012, and become registered holders of Shares by the close of business in the Cayman Islands on             , 2012. Thereafter, such former ADS holders must comply with the procedures and requirements for exercising dissenter and appraisal rights with respect to the Shares under Section 238 of the Cayman Islands Companies Law.

We encourage you to read the information set forth in this proxy statement carefully and to consult your own Cayman Islands legal counsel if you desire to exercise your appraisal rights. Please see “Dissenters’ Rights” beginning on page 92 as well as “Annex C—Cayman Islands Companies Law Cap. 22 (Law 3 of 1961, as consolidated and revised)—Section 238” to this proxy statement for additional information.

Q:	If I own ADSs and seek to perfect appraisal rights, how do I convert my ADSs to Shares, and when is the deadline for completing the conversion of ADSs to Shares?

A:	If you own ADSs and wish to exercise appraisal rights, you must surrender your ADSs at the ADS depositary’s office at 388 Greenwich Street, New York, New York 10013. Upon your payment of its fees, including the applicable ADS surrender fee ($0.05 per ADS being cancelled) and any applicable taxes, and a certification that you have not given, and will not give, directly or indirectly, voting instructions to the ADS depositary in respect of the ADSs being cancelled (or, alternatively, that you will not vote the Shares), the ADS depositary will transfer the Shares and any other deposited securities underlying the ADSs to such surrendering ADS holder or a person designated by such surrendering ADS holder.

The deadline for surrendering ADSs to the ADS depositary for these purposes is the close of business in New York City on             , 2012.

You must become a registered holder of your Shares and lodge a written notice of objection to the merger agreement prior to the extraordinary general meeting.

Q:	Will any proxy solicitors be used in connection with the extraordinary general meeting?

A:	Yes. To assist in the solicitation of proxies, the Company has engaged MacKenzie Partners, Inc. as its proxy solicitor.

Q:	Do any of the Company’s directors or executive officers have interests in the merger that may differ from those of other shareholders?

A:

Yes. Some of the Company’s directors or executive officers have interests in the merger that may differ from those of other shareholders, including: (a) the beneficial ownership of equity interests in Parent by Mr. Yingjie Gao and Ms. Rong Yu; (b) the potential enhancement or decline in value of Parent’s shares, of which Mr. Yingjie Gao and Ms. Rong Yu are beneficial owners, as a result of the merger and future performance of the surviving company; (c) continued indemnification and advancement rights and directors and officers liability insurance to be provided by the surviving company to former directors and officers of the Company; (d) the compensation of members of the independent committee of our board of directors in exchange for their services in such capacity at a rate of $10,000 per month in the case of the chairman of the independent committee and $6,000 per month in the case of the other members of the independent committee, provided that the total compensation to the chairman of the independent committee shall not exceed $50,000 and the total compensation to each of the other members of the independent committee shall not exceed $30,000 (the payment of which for the first three months after the establishment of the independent committee shall be paid on monthly basis with the remaining being paid promptly upon completion or termination of the merger as determined by the Company’s board of directors); and (e) the continuation of service of the executive officers of the Company with the surviving company in positions that are substantially similar to their current positions. Please see “Special Factors—Interests of Certain Persons in the Merger” beginning on page 63 for a more detailed discussion of how some of our Company’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of our shareholders generally.

Q:	How will our directors and executive officers vote on the proposal to approve the merger agreement?

A:	Pursuant to the voting and subscription agreement, Mr. Yingjie Gao and Ms. Rong Yu have agreed to vote all of the Shares and ADSs beneficially owned by them in favor of the approval of the merger agreement and the transactions contemplated by the merger agreement, including the merger, and against any other acquisition proposal at any shareholders’ meeting of the Company. We expect that, as of the record date, Mr. Yingjie Gao and Ms. Rong Yu will beneficially own, in the aggregate, 210,262,375 Shares, or approximately 35.8% of the outstanding Shares.

Q:	Who can help answer my questions?

A:	If you have any questions about the merger or if you need additional copies of this proxy statement or the enclosed proxy card, you should contact MacKenzie Partners, Inc., our proxy solicitor, toll free at +1 800 322 2885 (or call collect at +1 212 929 5500 from outside of the United States).

SPECIAL FACTORS

Background of the Merger

Our board of directors and senior management periodically review the Company’s long-term strategic plans with the goal of enhancing shareholder value. As part of this ongoing process, our board of directors and senior management, from time to time, have considered strategic alternatives that may be available to the Company. In addition, from time to time since the Company became a public company, Mr.Yingjie Gao, chairman of our board of directors and our chief executive officer, has discussed with certain institutions the possibility of providing debt or equity financing to the Company. During these discussions, however, Mr. Yingjie Gao gradually became interested in exploring the possibility of making an offer to acquire the ordinary shares of the Company not already owned by him.

From October 27, 2011 to November 11, 2011, Mr. Yingjie Gao held preliminary discussions with Guotai Junan with respect to financing the proposed transaction primarily through debt financing to be provided by Guotai Junan.

On November 11, 2011, Mr. Yingjie Gao engaged the law firm of Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”) to represent him in the going private transaction.

On November 12, 2011, Guotai Junan issued to Mr. Yingjie Gao a highly confident letter stating its preliminary indication of interest to potentially provide debt financing as specified in such letter to finance the proposed transaction.

On November 12, 2011, Mr. Yingjie Gao called a meeting of the board of directors of the Company, in which he submitted a non-binding proposal letter to the board of directors of the Company expressing an interest in acquiring all of the outstanding Shares not already owned by him, certain members of management and their affiliates in a going private transaction at a price of $0.124 per Share and $3.10 per ADS (each ADS representing 25 Shares) in cash, subject to certain conditions. At this time, no specific member of management of the Company had agreed to act in concert with Mr. Yingjie Gao and be a member of the Buyer Group, and Mr. Yingjie Gao was only contemplating the possibility that certain members of management, for example, Ms. Rong Yu, might later agree to act in concert with him and be a member of the Buyer Group. As discussed below, Ms. Rong Yu and Ms. Yin Huang first stated that they would vote their Shares in favor of the going private transaction proposal and that they would not sell their stake in the Company to any third party on December 20, 2011. They made the final decision to join the Buyer Group on January 12, 2012 by entering into the voting and subscription agreement. Based on a number of factors concerning the Company and general economic conditions, including but not limited to and not listed in any relative order of importance, the global economic conditions since the second half of 2008, the uncertainty and volatility of credit and capital markets, the overall slowdown in the PRC economy, the recent negative public attention and investors’ waning enthusiasm towards China-based companies listed on U.S. stock exchanges, the uncertain business conditions and fierce competition in the PRC market the Company may face, the volume-weighted average closing price of the Company’s ADSs during the 60 trading days prior to the submission of the proposal, and the limited trading volume of the Company’s ADSs on NASDAQ, Mr. Yingjie Gao determined that the proposed purchase price of $3.10 per ADS and $0.124 per Share would present a very attractive exit opportunity to the Company’s unaffiliated shareholders and ADS holders. As support for such determination, the proposal letter also stated that the offer represented a premium of 45.0% to the volume-weighted average closing price of the Shares during the 60 trading days prior to November 12, 2011 and a premium of 21.1% to the closing price of the Shares on November 11, 2011. In the proposal letter, Mr. Yingjie Gao, among other things, (a) stated that he had held preliminary discussions with Guotai Junan regarding the financing for the potential transaction and had received a “highly confident” letter about such financing from Guotai Junan and (b) made it clear to the board of directors that he was interested only in acquiring the outstanding Shares that he did not already own and that he did not intend to sell his stake in the Company to a third party. Thereafter, Mr. Yingjie Gao recused himself from the meeting and then the rest of the board of directors of the Company held a meeting to discuss the proposal letter from Mr. Yingjie Gao where representatives of Ropes & Gray LLP, U.S. legal counsel to the Company

(“Ropes”), gave a presentation to the board of directors of the Company with respect to certain key aspects of going private transactions. Thereafter, the board of directors of the Company decided that it was in the best interests of the Company to form an independent committee, consisting of the board’s independent directors, Mr. Cuiming Shi, Mr. Gordan Tsang Hing Lun and Mr. Xiaohu You, to consider and attend to all matters in connection with the proposal letter from Mr. Yingjie Gao and the transactions contemplated thereby and strategic alternatives for the Company, including: to (a) establish, oversee and direct the process for the solicitation, evaluation and negotiation of the proposal, the transactions contemplated thereby and any other proposals; (b) evaluate, communicate with relevant parties, negotiate, respond, recommend the rejection and if appropriate, recommend the approval and effectuation of the proposal and the transactions contemplated thereby and recommend whether the proposal is fair to, and is in the best interest of, the Company and the shareholders other than the Buyer Group; (c) make such reports and recommendations to the board of directors of the Company at such time; (d) execute any document for and on behalf of the Company; (e) make such reports and other communications to the Company’s board as the independent committee considers appropriate; (f) execute any documentation necessary, advisable or appropriate in connection with the proposal or the transactions contemplated thereby; (g) appoint advisors (legal, financial or otherwise) to assist the independent committee on any matter and for any reason; and (h) exercise any other power that may be otherwise exercised by the board of directors of the Company and that the independent committee may deem necessary or advisable to carry out its duties and responsibilities through abandonment or completion of the transactions contemplated by the proposal. Mr. Cuiming Shi was appointed as chairman of the independent committee.

Mr. Yingjie Gao, after submitting the non-binding proposal letter to the board of directors of the Company on November 12, 2011, limited his participation as chief executive officer and chairman of the Company’s board of directors in the proposed going private transaction to the extent necessary. In particular, as discussed above, Mr. Yingjie Gao called the meeting of the board of directors held on November 12, 2011 but then recused himself from the meeting after submitting his “going private” proposal to the Company. As discussed below, Mr. Yingjie Gao did not participate in or supervise (i) the review of the draft merger agreement with respect to representations and warranties of the Company, (ii) the review of the interim covenants relating to the operation of the Company between signing of the merger agreement and the closing of the proposed going private transaction, (iii) the preparation of the Company’s disclosure schedule, and (iv) the preparation of the Company’s financial projections provided to the independent committee, the board of directors and William Blair. Mr. Yingjie Gao attended the meetings of the board of directors held on January 11, 2012 and January 19, 2012 approving, among others, the draft merger agreement and the transactions contemplated thereby, including the merger, and the independent committee’s due diligence meeting with management of the Company held on November 28, 2011.

On November 14, 2011, the Company issued a press release regarding its receipt of the proposal letter and the transaction proposed therein, and furnished the press release as an exhibit to its Current Report on Form 6-K.

Between November 16 and November 18, 2011, the independent committee interviewed a number of law firms and investment banking firms to choose among them its legal advisors and financial advisor and discussed among the members of the independent committee the possible positive and negative qualifications of candidates for each role. Thereafter, on November 21, 2011, the independent committee decided to retain Cleary Gottlieb Steen & Hamilton, LLP (“Cleary”) as its U.S. legal counsel, Conyers Dill & Pearman (“Conyers”) as its Cayman Islands legal counsel, and William Blair as its financial advisor to assist its work.

On November 23, 2011, the independent committee held an initial organizational telephonic meeting to discuss the process of evaluating Mr. Yingjie Gao’s proposal. At the meeting, (a) Cleary advised the independent committee of the key issues and best practices with respect to a 13e-3 going private transaction under U.S. securities laws, (b) Conyers advised the independent committee of the process of and key issues in a statutory merger and the directors’ fiduciary duties under Cayman Islands law and (c) representatives of William Blair discussed an illustrative timetable for a 13e-3 going private transaction. On the same day, with the permission of the independent committee, representatives of William Blair provided their due diligence request list to the Company.

On November 24, 2011, following negotiations among Cleary, Ropes and Guotai Junan, the Company entered into a confidentiality agreement with Guotai Junan.

On November 25, 2011, representatives of Cleary and representatives of Citibank, N.A., the depositary for the ADSs, discussed the process and timeline required for convening a shareholders’ meeting of the Company.

On November 28, 2011, the independent committee had a meeting with representatives of Cleary and William Blair in Shenzhen in which Conyers participated telephonically. At the meeting, (a) representatives of William Blair discussed their due diligence work plan with the independent committee, (b) the parties reviewed a tentative transaction timeline for the proposed transaction, and (c) Conyers reiterated certain aspects of its previous discussion of directors’ fiduciary duties under Cayman Islands law. The independent committee authorized Mr. Qingchang Liu to coordinate with William Blair and Guotai Junan on behalf of the independent committee with respect to due diligence and related logistics. The independent committee, together with representatives of Cleary, Conyers and William Blair, subsequently had a meeting with management of the Company, including Mr. Yingjie Gao and Ms. Rong Yu, with Ropes participating telephonically during which the independent committee instructed representatives of the Company to cooperate fully with William Blair’s due diligence efforts. On the same day, representatives of William Blair had a meeting with Ms. Rong Yu, the chief financial officer of the Company, to discuss its preliminary due diligence questions.

On November 29, 2011, the independent committee and the Company formally executed engagement letters with Cleary and William Blair.

On November 30, 2011, the independent committee and the Company formally executed an engagement letter with Conyers and the Company furnished a Current Report on Form 6-K announcing that Cleary, Conyers and William Blair had been retained as legal or financial advisor to the independent committee to assist in evaluating the proposal set forth in the proposal letter.

On December 2, 2011, the Company provided audited financial statements of the Company for the three years ended December 31, 2010 and certain financial projections for the fiscal year ending December 31, 2011 through the fiscal year ending December 31, 2016 (the “Company Financial Projections”) to William Blair (which financial projections are set forth under “Special Factors—Certain Financial Projections”), and representatives of William Blair continued its due diligence.

On December 5, 2011, Skadden provided an initial draft of the merger agreement to the independent committee and Cleary.

On December 8, 2011, Cleary provided to the independent committee, representatives of William Blair and Conyers a material issues list based on its review of the draft merger agreement circulated by Skadden. On the same day, at William Blair’s request, the Company provided a revised version of the Company Financial Projections to representatives of William Blair reflecting certain changes made after discussion with representatives of William Blair.

On December 9, 2011, the independent committee had a telephonic meeting with representatives of Cleary and Conyers. At the meeting, (a) Cleary explained the key structure and terms of the draft merger agreement to the independent committee and (b) the independent committee, Cleary and Conyers then discussed the key issues identified in the draft merger agreement circulated by Skadden, the effect and implications of different provisions and the proposed position of the independent committee as to those terms. Among other things, the independent committee and its advisors discussed (i) whether the obligations of Parent and Merger Sub would be guaranteed by creditworthy beneficial owners of the Rollover Shares, (ii) conditioning the merger on a majority vote of public minority shareholders not affiliated with the Buyer Group (the “majority of the minority” vote), (iii) the independent committee’s right and limitations in dealing with third party competing proposals, (iv) whether the merger would be conditioned on holders of no more than 5% of the Shares having validly served a notice of dissent under the Cayman Islands Companies Law, (v) the amount of the termination and reverse termination fees and related triggering events, (vi) the certainty of closing, (vii) the merits of the “force the vote” provision proposed by the Buyer Group, which would require an extraordinary general meeting of shareholders to be held, regardless of any action of the independent committee or the Company’s board of directors after the execution of the merger agreement and (viii) the Buyer Group’s proposed financing. After a lengthy discussion in which Cleary and Conyers answered questions posed by the independent committee, the independent committee instructed Cleary to engage in negotiations with the Buyer Group. Following the meeting, representatives of Cleary and Skadden had a telephonic meeting in which Cleary sought clarification on certain issues under the draft merger agreement, regarding, among other things, the Buyer Group entities that would be party to the merger agreement and the need for assurances as to their financial substance and undertakings to support the merger and the status of the Buyer Group’s negotiations with Guotai Junan with respect to the financing for the proposed transaction.

On December 9, 2011, Ropes provided comments from the Company’s management (excluding, to the extent applicable, Mr. Yingjie Gao) on the draft merger agreement with respect to representations and warranties of the Company and interim covenants relating to the operation of the Company between signing of the merger agreement and the closing of the proposed transaction. On the same day, Conyers provided comments on the draft merger agreement with respect to Cayman Islands law issues.

On December 12, 2011, Cleary provided a revised draft merger agreement to Skadden reflecting the independent committee’s positions on the material issues and the comments from the Company’s management. The revised draft merger agreement included, among other things, (a) a proposed guarantee of the obligations of Parent and Merger Sub under the merger agreement by members of the Buyer Group, (b) a proposed voting agreement among members of Buyer Group, (c) a “majority of the minority” vote condition to provide additional protection to the public shareholders not affiliated with the Buyer Group, (d) a “go shop” provision to allow the Company to actively solicit offers from third parties after entering into the merger agreement, (e) a revision to the condition that holders of no more than 5% of the Shares having validly served a notice of dissent under the Cayman Islands Companies Law to 10% to increase the certainty of closing, (f) the deletion of the financing condition to increase the certainty of closing and (g) a Company termination right in connection with a determination by the Company’s board of directors (upon recommendation of the independent committee) that its fiduciary duties required such termination.

On December 14, 2011, Skadden sent Cleary an issues list based on its review of the revised merger agreement circulated by Cleary on December 12, 2011.

On December 15, 2011, representatives of Skadden, Cleary and Conyers had a conference call to discuss the issues list for the revised merger agreement that had been circulated by Skadden on December 14, 2011, including the financial substance of Guoren Industrial, the proposed guarantor of the Buyer Group’s obligations under the merger agreement.

On December 20, 2011, Ms. Yin Huang and Ms. Rong Yu, each of whom hold approximately 4.6% and 4.3% of the outstanding Shares respectively, at separate occasions, verbally informed Mr. Qingchang Liu, who was appointed secretary of the independent committee on November 23, 2011, that they each would vote in favor of the proposal, and would not sell their stake in the Company to any third party.

On the same day, the independent committee and representatives of Cleary, William Blair and Conyers held a meeting in Hong Kong. At the meeting, representatives of William Blair discussed with the independent committee its preliminary financial analyses of the Company based on the Company Financial Projections and the transaction proposed by the Buyer Group to acquire the Shares (other than the Excluded Shares) at a purchase price of $0.124 per Share and $3.10 per ADS and presented the independent committee with a set of materials in connection with such preliminary financial analyses, including a selected public company trading analysis, selected transaction multiple analysis, discounted cash flow analysis, precedent leveraged acquisition analysis and precedent acquisitions of publicly traded companies premiums paid analysis. These preliminary materials were substantially identical to the final presentation that William Blair made to the independent committee on January 11, 2012 and included a selected public companies analysis, a selected M&A transaction analysis, a discounted cash flow analysis and a premiums paid analysis, except that the presentation (a) necessarily used market data covering an earlier period of time, (b) included an illustrative leveraged acquisition analysis that William Blair later determined was not relevant or appropriate for purposes of its fairness opinion since a leveraged acquisition analysis performed in this situation is necessarily illustrative in nature depending on potentially highly uncertain assumptions as to the Buyer Group’s eventual exit strategy, and it is not an intrinsic valuation methodology, (c) did not include the operation cash flow multiples analysis that William Blair later deemed relevant in light of the projected capital expenditure levels and (d) did not include the supplementary analysis requested by the independent committee as described below. These preliminary materials did not constitute an opinion of William Blair with respect to the fairness, from a financial point of view, of the $3.10 per ADS or the $0.124 per Share consideration being offered at that time by the Buyer Group. Thereafter, Cleary reported to the independent committee the discussions on the merger agreement among Skadden, Cleary and Conyers during the conference call on December 15, 2011, explained in detail the differences between the positions taken by the Buyer Group and those taken by the independent committee. The independent committee and its advisors further discussed (i) the obligations of Parent and Merger Sub being guaranteed by creditworthy members of the Buyer Group, (ii) the Buyer Group’s proposed financing and (iii) the “force the vote” provision. After a lengthy discussion in which representatives of William Blair, Cleary and Conyers answered questions posed by the independent committee, the independent committee instructed William Blair to (x) conduct supplementary price/earnings ratio analysis, (y) show additional detail for the selected transaction multiple analysis and discounted cash flow analysis, and (z) perform the premium paid analysis with a different time frame and requested the parties reconvene after William Blair had completed such supplementary analyses. At the same meeting, Mr. Qingchang Liu informed the independent committee that Ms. Rong Yu and Ms. Yin Huang, each of whom hold approximately 4.6% and 4.3% of the outstanding Shares respectively, have stated that they would vote their Shares in favor of the proposal, and that they would not sell their stake in the Company to any third party. The independent committee and its advisors also discussed the possibility of exploring potential alternative transactions to the merger.

During the period from November 12, 2011 to December 20, 2011, Ms. Rong Yu, as discussed above, performed her duties as chief financial officer and a director of the Company, including (i) attending the meeting of the board of directors held on November 12, 2011, (ii) participating in the review of the draft merger agreement with respect to representations and warranties of the Company and interim covenants relating to the operation of the Company between signing of the merger agreement and the closing of the proposed going private transaction, (iii) attending the independent committee’s due diligence meeting with management of the Company held on November 28, 2011, and (iv) participating in and supervising the preparation of the Company’ financial projections provided to the independent committee, the board of directors and William Blair. After December 20, 2011, Ms. Rong Yu, as discussed below, limited her participation, in her capacity as chief financial officer and a director of the Company, in the proposed going private transaction to the following: (i) continuing to participate in the review of the draft merger agreement with respect to the above mentioned sections and the preparation of the Company’s disclosure schedule, (ii) executing a letter of representation as to certain factual matters and the completeness and accuracy of the information provided by senior officers of the Company in connection with William Blair’s opinion, and (iii) attending the meetings of the board of directors held on January 11, 2012 and January 19, 2012 approving, among others, the draft merger agreement and the transactions contemplated thereby, including the merger.

On December 22, 2011, Skadden provided an initial draft of the limited guaranty and the voting and subscription agreement and a copy of the draft commitment letter to be provided by Guotai Junan to the independent committee and Cleary.

On the same day, Skadden, as legal counsel to Mr. Yingjie Gao, informed Cleary that Mr. Yingjie Gao had proposed to each of Ms. Yin Huang and Ms. Rong Yu to act in concert with him and be a member of the Buyer Group, and Ms. Yin Huang and Ms. Rong Yu had each indicated to Mr. Yingjie Gao that they would consider Mr. Yingjie Gao’s proposal. As disclosed below, each of Ms. Yin Huang and Ms. Rong Yu made the final decision to join the Buyer Group on January 12, 2012 by entering into the voting and subscription agreement.

On December 23, 2011, the independent committee and representatives of Cleary, William Blair and Conyers had a telephonic meeting. At the meeting (a) representatives of William Blair discussed with the independent committee the supplementary financial analyses it requested and (b) the independent committee and its advisors then continued to discuss the issues list for the revised merger agreement that had been circulated by Skadden on December 14. The independent committee and its advisors further discussed (i) the offer price, (ii) the “majority of the minority” vote condition, (iii) the “go shop” provision, (iv) whether financing should be a condition to closing, (v) whether the Company should have a termination right in connection with a competing third party proposal or a determination by the Company’s board of directors (upon recommendation of the independent committee) that its fiduciary duties required such termination and (vi) the amounts of the termination and reverse termination fees and related triggering events. After a lengthy discussion in which representatives of William Blair, Cleary and Conyers answered questions posed by the independent committee, the independent committee instructed Cleary to continue to negotiate with Skadden on the outstanding issues and to seek to increase the offer price from $3.10 per ADS to $3.20 per ADS. It was noted that Ms Rong Yu and Ms. Yin Huang (each of whom holds approximately 4.6% and 4.3% of the outstanding Shares respectively) had respectively stated that they would not sell their stake in the Company to any third party and that they would vote in favor of Mr. Yingjie Gao’s proposal. It was further noted that, collectively, Mr. Yingjie Gao, Ms. Rong Yu and Ms. Yin Huang have sufficient voting control to veto any alternative third party proposal to the going private transaction proposed by Mr. Yingjie Gao. In light of the foregoing, the independent committee concluded that there was no true “market” for an alternative sale of the Company. In view of the fact that a merger would require the affirmative vote of the Company’s shareholders representing two-thirds or more of the Shares present and voting in person or by proxy as a single class at an extraordinary general meeting and the support for the proposed price of $0.124 per Share and $3.10 per ADS, the independent committee decided not to pursue a market-sounding exercise which may otherwise be deemed as futile. After the meeting, Cleary circulated a response to Skadden’s issues list of December 14, 2011 and revised drafts of the limited guaranty and voting and subscription agreement to Skadden.

On December 30, 2011, Skadden provided an updated draft commitment letter in relation to the debt financing to be provided by Guotai Junan, including the terms and conditions to the commitment, to the independent committee and Cleary.

On January 2, 2012, Skadden distributed a revised draft of the merger agreement, which, among other things, reflected that the Buyer Group would not accept (a) a “majority of the minority” vote condition, (b) a “go shop” provision, (c) the deletion of the “force the vote” provision or (d) the Company’s termination right in connection with a determination by the Company’s board of directors (upon recommendation of the independent committee) that its fiduciary duties required such termination. The revised draft merger agreement also proposed that the Company termination fee be payable if the requisite shareholder vote is not obtained after the Company’s board of directors (upon recommendation of the independent committee) has changed its recommendation with respect to the proposed transaction. On the same day, Cleary sent an updated material issues list based on its review of the draft merger agreement circulated by Skadden to the independent committee, Conyers and William Blair.

On January 4, 2012, the independent committee and representatives of Cleary, William Blair and Conyers had a telephonic meeting to discuss the outstanding issues in the revised merger agreement circulated by Skadden. After a lengthy discussion in which representatives of Cleary, William Blair and Conyers answered questions posed by the independent committee, the independent committee instructed Cleary to engage in negotiations with the Buyer Group. On the same day, representatives of Ropes informed Cleary that the PRC legal counsel of the Company confirmed that no merger control filing would be required under the PRC Anti-Monopoly Law. Cleary also provided Skadden a draft of the Company’s disclosure schedule prepared by Ropes and the Company. Cleary provided Skadden with its comments on the Debt Commitment Letter to be provided by Guotai Junan.

On January 5, 2012, representatives of Skadden and Cleary held a meeting in Hong Kong to discuss the outstanding issues in the merger agreement, limited guaranty and the voting and subscription agreement. Following the discussion at the meeting, the key outstanding issues included (a) the offer price, (b) the merger being conditioned on a “majority of the minority” vote, (c) the “go shop” provision, (d) the merger being conditioned on holders of no more than 10% of the Shares having validly served a notice of dissent under the Cayman Islands Companies Law and (e) the reverse termination fee payable by Parent. Skadden, on behalf of the Buyer Group, agreed, among other things, to raise the offer price from $0.124 per Share and $3.10 per ADS to $0.126 per Share and $3.15 per ADS and that Parent would agree to a reverse termination fee of $950,000 in all circumstances where a reverse termination fee would be payable if the independent committee would eliminate the “majority of the minority” vote condition and the “go shop” provision from the merger agreement.

On the same day, the independent committee, representatives of Cleary, Conyers and William Blair held a meeting by conference call. Cleary reported on the resolutions of the open issues previously discussed with the independent committee and discussed the remaining open items with respect to the merger agreement. Following the discussion at the meeting, the independent committee agreed to accept the offer price of $0.126 per Share and $3.15 per ADS and the reverse termination fee of $950,000 and eliminated the “majority of the minority” vote condition and the “go shop” provision from the merger agreement, subject to William Blair’s financial opinion on the offer price.

Between January 5, 2012 and January 10, 2012, Cleary and Skadden exchanged various drafts of the merger agreement, limited guaranty and voting and subscription agreement, and Ropes provided Skadden with a revised Company disclosure schedule based on its discussion with the Company.

Between December 14, 2011 and January 10, 2011, Mr. Yingjie Gao, Skadden and representatives of Guotai Junan had various discussions on the terms of the Debt Commitment Letter.

On January 6, 2012, the Company provided certain revisions to the Company Financial Projections to William Blair.

On January 11, 2012, the Debt Commitment Letter was executed by Guotai Junan and accepted by Parent.

On the same day, the independent committee and representatives of Cleary, Conyers and William Blair held a telephonic meeting. Representatives of William Blair reviewed their financial analyses with respect to the Company and the transaction proposed by the Buyer Group to acquire the Shares (other than the Excluded Shares) at a purchase price of $0.126 per Share and $3.15 per ADS. At the request of the independent committee, William Blair then rendered its oral opinion, as of January 11, 2012, and based upon and subject to the factors, limitations and assumptions set forth in its written opinion, as to the fairness to holders of Shares (other than the Excluded Shares), from a financial point of view, of the $0.126 per Share and $3.15 per ADS merger consideration to be received by holders of such Shares. Please see “Special Factors—Opinion of William Blair, the Independent Committee’s Financial Advisor” beginning on page 47 for additional information regarding the financial analyses performed by William Blair and the opinion rendered by William Blair to the independent committee. The full text of the written opinion of William Blair delivered on January 11, 2012, is attached as Annex B to this proxy statement. Cleary then reviewed the terms of the draft merger agreement with the independent committee. On January 11, 2011, following a comprehensive and detailed discussion of the proposed terms of the merger agreement, as well as William Blair’s financial presentation and financial opinion, the independent committee unanimously resolved to recommend that our board of directors approve the proposed merger agreement and the transactions contemplated thereby, including the merger.

Following the meeting of the independent committee, based upon the unanimous recommendation of the independent committee, our board of directors adopted resolutions approving the terms of the draft merger agreement and the transactions contemplated thereby, including the merger, and resolutions recommending that the Company’s shareholders vote to approve the merger agreement and the transactions contemplated by the merger agreement, including the merger. See “Special Factors—Reasons for the Merger and Recommendation of the Independent Committee and Our Board of Directors” below for a description of the resolutions of our board of directors at this meeting.

On January 12, 2012, (a) Parent and Merger Sub executed the merger agreement and Mr. Cuiming Shi, as chairman for the independent committee, executed the merger agreement on behalf of the Company, (b) the Company and Guoren Industrial executed the limited guaranty and (c) Guoren Industrial (which is 100% controlled by Mr. Yingjie Gao), Heng Xing Yu Investments Limited (which is 100% controlled by Mr. Yingjie Gao), Well Sino Enterprises Limited (which is 100% controlled by Ms. Rong Yu), Leakey Investments Limited (which is 100% controlled by Ms. Yin Huang) and Parent agreed on and executed the voting and subscription agreement. On the same day, the Company issued a press release announcing the execution of the documents and furnished the press release and the merger agreement as exhibits to its Current Report on Form 6-K.

On January 16, 2012, Mr. Qingchang Liu and representatives of Ropes, Cleary, Skadden and Conyers had a telephonic meeting. At the meeting, (a) representatives of Ropes advised that (i) the Company had informed Ropes that the number of outstanding shares of the Company stated in the merger agreement was incorrect as it did not include 28,000,000 Shares issued as a result of the exercise of certain share options held by certain participants of the share option plan of the Company (the “Additional Shares”) and (ii) as a result of the exercise of such share options, Ms. Rong Yu held an additional 1,400,000 Shares that was not subject to the voting and subscription agreement and (b) and the parties discussed that the financing pursuant to the Debt Commitment Letter provided by Guotai Junan would be insufficient to fund the consideration for the Additional Shares.

On January 16, 2012, Skadden circulated to Cleary an initial draft of a promissory note to be provided by Mr. Yingjie Gao to Parent under which Mr. Yingjie Gao will provide additional funding to consummate the merger.

On January 17, 2012, Skadden provided a draft of the amended and restated voting and subscription agreement, which reflected (a) the addition of Ms. Rong Yu as a party thereto and (b) the addition of the 1,400,000 Shares held by Ms. Rong Yu as rollover shares.

On the same day, following discussions among Cleary, Ropes and Skadden, an execution version of the amended and restated voting and subscription agreement was agreed among the parties. The amended and restated voting and subscription agreement was then executed by the parties thereto and included as Exhibit 7.04 to Schedule 13D, as amended, filed with the SEC on January 17, 2012.

On January 17, 2012, the independent committee and representatives of Cleary, William Blair and Conyers had a telephonic meeting to discuss the Additional Shares and shortfall of funding to the merger due to the Additional Shares. At the meeting, representatives of Cleary reported to the independent committee the Buyer Group’s proposal to have Mr. Yingjie Gao provide an unconditional commitment to extend a shareholder loan to Parent to fund the consideration for the Additional Shares. After discussion in which representatives of Cleary, William Blair and Conyers answered questions posed by the independent committee, the independent committee (x) instructed Cleary to request evidence of Mr. Yingjie Gao’s ability to fund the consideration for the Additional Shares, and to request Guoren Industrial to guarantee Mr. Yingjie Gao’s funding obligation, and (y) requested William Blair to consider whether the change to the total number of outstanding shares to include the Additional Shares and the additional consideration for such Additional Shares would have had an impact on its opinion as of January 11, 2012.

On January 18, 2012, Skadden circulated a draft amended and restated agreement and plan of merger which reflected the additional 28,000,000 Shares and a draft promissory note and guarantee. Cleary and Skadden exchanged various drafts of the amended and restated agreement and plan of merger and, on January 19, 2012, agreed upon an execution version of this document.

On January 19, 2012, following various discussions among Cleary, Conyers and Skadden, an execution version of a promissory note and guarantee to be executed, sealed and delivered by Mr. Yingjie Gao as a deed was agreed. Under the Promissory Note and Guarantee, Mr. Yingjie Gao unconditionally committed to provide US$3.45 million to Parent by way of a shareholder loan to be made at the effective time of the merger to fund the Additional Shares. Guoren Industrial has agreed to guarantee the disbursement obligation of Mr. Yingjie Gao.

On January 19, 2012, the independent committee and representatives of Cleary, Conyers and William Blair held a telephonic meeting. Before the meeting, representatives of William Blair confirmed to the independent committee that, given that the per Share and per ADS merger consideration would not be decreased, had they known about the Additional Shares and the related increase in the aggregate consideration at the date of the opinion, it would not have changed their conclusion as of that date. The independent committee then unanimously resolved that there is no need to change their recommendation on January 11, 2012 to the board of the Company to approve the merger agreement and the transactions contemplated thereby, including the merger.

Following the meeting of the independent committee, based upon the unanimous recommendation of the independent committee, our board of directors adopted resolutions approving the terms of the merger agreement and the transactions contemplated thereby, including the merger, and resolutions recommending that the Company’s shareholders vote to approve the merger agreement and the transactions contemplated by the merger agreement, including the merger.

On January 20, 2012, (a) Parent and Merger Sub executed the merger agreement and Mr. Cuiming Shi, as chairman of the independent committee, executed the merger agreement on behalf of the Company, and (b) Mr. Yingjie Gao and Guoren Industrial executed, sealed and delivered the Promissory Note and Guarantee to the Parent. On the same day, the Company issued a press release announcing the execution of the documents and furnished the press release and the merger agreement as exhibits to its Current Report on Form 6-K.

Reasons for the Merger and Recommendation of the Independent Committee and Our Board of Directors

The independent committee and the Company’s board of directors believe that, as a privately held entity, the Company’s management may have greater flexibility to focus on improving the Company’s financial performance without the constraints caused by the public equity market’s valuation of the Company and emphasis on short-term period-to-period performance. As a publicly traded company, the Company faces pressure from public shareholders and investment analysts to make decisions that might produce better short-term results, but over the long term lead to a reduction in the per ADS price of its publicly traded equity securities.

The independent committee and the Company’s board of directors also believe that it is appropriate for the Company to undertake the merger and terminate the registration of the Shares at this time because (a) the offer price of $0.126 per Share and $3.15 per ADS, represents a premium over recent market prices, (b) the limited trading volume of the ADSs on NASDAQ does not justify the costs of remaining a public company, including the cost of complying with SOX and other U.S. federal securities laws, which totalled approximately RMB12.4 million and RMB11.3 million (US$1.7 million) for the years ended December 31, 2009 and 2010, respectively, and (c) considering the fact that Parent was able to obtain a set of debt financing commitments from Guotai Junan and Mr. Yingjie Gao to fund the merger. With respect to (b) above, these costs are ongoing, comprise a significant element of our corporate overhead expense, and are difficult to reduce. In addition to the direct out-of-pocket costs associated with SEC reporting and compliance, the Company’s management and accounting staff, which comprises a handful of individuals, need to devote significant time to these matters.

Furthermore, as an SEC-reporting company, the Company is required to disclose a considerable amount of business information to the public, some of which would be considered proprietary and would not be disclosed by a non-reporting company. As a result, our actual or potential competitors, customers, lenders and vendors all have ready access to this information which potentially may help them compete against us or make it more difficult for us to negotiate favorable terms with them, as the case may be.

Based on the foregoing considerations, the independent committee and the Company’s board of directors concluded that it is more beneficial to the Company to undertake the proposed merger and become a private company as a result of the proposed merger than to remain a public company.

Our board of directors, following receipt of the unanimous recommendation of the independent committee, which independent committee acted with the advice and assistance of our management (other than Mr. Yingjie Gao, chairman and chief executive officer of the Company), and its financial and legal advisors, evaluated the merger, including the terms and conditions of the merger agreement.

The independent committee unanimously recommended that our board of directors adopt resolutions that:

•	determine that the merger, on the terms and subject to the consideration set forth in the merger agreement, is fair to, and in the best interests of, the Company; and

•	recommend the approval of the merger agreement by the holders of the Shares and ADSs.

At a meeting held via conference call on January 11, 2012, our board of directors unanimously approved the resolutions recommended by the independent committee and approved the execution, delivery and performance by the Company of the merger agreement and the completion of the transactions contemplated thereby, including the merger.

In the course of reaching their respective determinations, the independent committee and our board of directors considered the following substantive factors and potential benefits of the merger, each of which the independent committee and our board of directors believed supported their respective decisions, but which are not listed in any relative order of importance:

•

global economic conditions since the second half of 2008, which have resulted in reduced liquidity, greater volatility, widening of credit spreads, lack of price transparency in credit markets, a reduction in available financing and lack of market confidence, and that the uncertainty and volatility of credit and capital markets and the overall slowdown in the PRC economy may have an adverse effect on our business and our financial statements;

•

estimated forecasts of our future financial performance prepared by our management, together with our management’s view of our financial condition, results of operations, business, prospects and competitive position, indicating that the Company may face uncertain business conditions and fierce competition in the PRC markets;

•	the limited trading volume of our ADSs on NASDAQ;

•	the financing obtained by and the ability of the Buyer Group to consummate the merger assuming the availability of such debt financing;

•

the belief of the independent committee that the terms of the merger agreement, including the parties’ representations, warranties and covenants, and the conditions to their respective obligations, are reasonable;

•

the all-cash merger consideration, which will allow our unaffiliated shareholders and ADS holders to immediately realize a fixed amount of cash for their investment, which amount the independent committee and the board of directors believe to be fair to the Company’s unaffiliated shareholders and ADS holders;

•

the current and historical market prices of our ADSs, including the fact that the $0.126 per Share and $3.15 per ADS merger consideration offered to our unaffiliated shareholders and ADS holders represents a 23.0% premium over the closing price of $2.65 per ADS as quoted by Bloomberg L.P. on November 11, 2011 and a 40.6% over the 60-trading day volume weighted average price as quoted by Bloomberg L.P. on November 11, 2011, the last trading day prior to the Company’s announcement on November 14, 2011 that it had received a “going private” proposal;

•

the possibility that it could take a considerable period of time before the trading price of the ADSs would reach and sustain at least the per ADS merger consideration of $3.15, as adjusted for the time value of money, and that the possibility of such value might never be obtained, particularly in light of the heightened scrutiny by the SEC of certain PRC-based companies that had initially been listed in the U.S. through reverse mergers and the trading price of the Company’s ADSs;

•

the negotiations with respect to the merger consideration that, among other things, led to an increase in the offer price from $0.124 per Share and $3.10 per ADS to $0.126 per Share and $3.15 per ADS and the independent committee’s determination that, following elaborate negotiations with the Buyer Group, $0.126 per Share and $3.15 per ADS was the highest price that the Buyer Group would agree to pay, with the independent committee basing its belief on a number of factors, including the duration and tenor of negotiations and the experience of the independent committee and its advisors;

•	the likelihood that the merger would be completed based on, among other things (not in any relative order of importance):

•

the fact that Parent and Merger Sub had obtained the signed Debt Commitment Letter from Guotai Junan for the transaction and the limited number and nature of the conditions to the financing, and the Promissory Note and Guarantee, both of which, in the reasonable judgment of the independent committee, increases the likelihood of such financing being completed;

•	the absence of a financing condition in the merger agreement;

•	the likelihood and anticipated timing of completing the merger in light of the scope of the conditions to completion, including the absence of significant required regulatory approvals;

•

the fact the merger agreement provides that, in the event of a failure of the merger to be completed under certain circumstances, Parent will pay the Company a $950,000 termination fee, as applicable, and the guarantee of such payment obligation by Guoren Industrial, which is wholly owned by Mr. Yingjie Gao, pursuant to the limited guaranty;

•

following its formation, the independent committee’s independent control of the sale process with the advice and assistance of William Blair, Cleary and Conyers as its financial advisor, United States legal advisor and Cayman Islands legal advisor, respectively, reporting solely to the independent committee;

•

our ability, under certain circumstances, based on the unanimous recommendation of the independent committee, to change, withhold, withdraw, qualify or modify our recommendation that our shareholders vote to approve the merger agreement;

•

while (i) Mr. Yingjie Gao, as chairman of the Company, may still convene a shareholder meeting to vote on the transaction despite the Company’s right to modify its recommendation of the merger, (ii) the merger agreement does not contain a condition precedent that a majority of the unaffiliated shareholders and ADS holders approve the transaction and (iii) the Buyer Group has committed to vote their shares in favor of the transaction, the Buyer Group does not have sufficient shares to approve the merger and shareholders representing approximately 59.9% of the outstanding Shares that are not affiliates of the Buyer Group will have a meaningful opportunity to consider and vote upon the adoption of the merger agreement and at least 155,793,175 Shares owned by the remaining shareholders (representing approximately 44.3% of the total outstanding Shares owned by the remaining shareholders) must be voted in favor of the merger for it to be approved; and

•

the financial analysis reviewed and discussed with the independent committee by representatives of William Blair, as well as the oral opinion of William Blair rendered to the independent committee on January 11, 2012 (which was subsequently confirmed in writing by delivery of William Blair’s written opinion dated the same date and re-affirmed in writing on January 19, 2012 as of January 11, 2012); with respect to the fairness, from a financial point of view, of the $0.126 per Share and $3.15 per ADS merger consideration to be received by holders of the Shares and ADSs (other than the Excluded Shares) in the merger, as of January 11, 2012, based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by William Blair in preparing its opinion. Please see “Special Factors—Opinion of William Blair, the Independent Committee’s Financial Advisor” beginning on page 47 for additional information.

In addition, the independent committee and our board of directors believed that sufficient procedural safeguards were and are present to ensure that the merger is procedurally fair to our unaffiliated shareholders and ADS holders and to permit the independent committee and our board of directors to represent effectively the interests of such unaffiliated shareholders and ADS holders. These procedural safeguards, which are not listed in any relative order of importance, are discussed below:

•

the consideration and negotiation of the merger agreement was conducted entirely under the control and supervision of the independent committee, which consists of three (3) independent directors, each of whom is an outside, non-employee director, and that no limitations were placed on the independent committee’s authority;

•

in considering the transaction with the Buyer Group, the independent committee acted solely to represent the interests of the unaffiliated shareholders and ADS holders, and the independent committee had independent control of the extensive negotiations with the Buyer Group and its legal advisor on behalf of such unaffiliated shareholders and ADS holders;

•

all of the directors serving on the independent committee during the entire process were and are independent directors and free from any affiliation with the Buyer Group. In addition, none of such directors is or ever was an employee of the Company or any of its subsidiaries or affiliates and none of such directors has any financial interest in the merger that is different from that of the unaffiliated shareholders and ADS holders other than the members’ receipt of board and independent committee compensation (which are not contingent upon the completion of the merger or the independent committee’s or board’s recommendation of the merger) and their indemnification and liability insurance rights under the merger agreement;

•	the independent committee was assisted in negotiations with the Buyer Group and in its evaluation of the merger by William Blair, Cleary and Conyers, its financial and legal advisors, respectively;

•

the independent committee was empowered to consider, attend to and take any and all actions in connection with the written proposal from the Buyer Group and the transactions contemplated thereby from the date the committee was established, and no evaluation, negotiation, or response regarding the transaction or any documentation in connection therewith from that date forward was considered by our board of directors for approval unless the independent committee had recommended such action to our board of directors;

•

the terms and conditions of the merger agreement were the product of extensive negotiations between the independent committee and its advisors, on the one hand, and the Buyer Group and its advisors, on the other hand, which, among other things, resulted in an increase in the offer price from $0.124 per Share and $3.10 per ADS to $0.126 per Share and $3.15 per ADS;

•	the independent committee had the authority to reject the terms of any strategic transaction, including the merger;

•	the independent committee met regularly to consider and review the terms of the merger;

•	the recognition by the independent committee and our board of directors that it had no obligation to recommend the approval of the merger proposal from the Buyer Group or any other transaction;

•

the recognition by the independent committee and our board of directors that, assuming each member of the Buyer Group complies with its obligations under the voting and subscription agreement, the Buyer Group, as a group, does not have sufficient votes to constitute a quorum for the extraordinary general meeting and unilaterally approve the merger agreement at the extraordinary general meeting; and

•

the availability of appraisal rights to the unaffiliated shareholders who comply with all of the required procedures under the Cayman Islands Companies Law for exercising dissenters’ and appraisal rights, which allow such holders to seek appraisal of the fair value of their Shares as determined by the Grand Court of the Cayman Islands.

The independent committee and board of directors also considered a variety of potentially negative factors discussed below concerning the merger agreement and the merger, which are not listed in any relative order of importance:

•	the fact that approval of the merger agreement is not subject to the approval of holders of a majority of the Company’s unaffiliated Shares;

•

the fact that the Company’s unaffiliated shareholders and ADS holders will have no ongoing equity participation in the Company following the merger, and that they will cease to participate in our future earnings or growth, if any, or to benefit from increases, if any, in the value of the Shares, and will not participate in any potential future sale of the Company to a third party or any potential recapitalization of the Company which could include a dividend to shareholders;

•	the possibility that the Buyer Group could sell part or all of the Company following the merger to one or more purchasers at a valuation higher than that being paid in the merger;

•

the fact that Mr. Yingjie Gao, the Company’s chairman and chief executive officer, Ms. Rong Yu, the Company’s director and chief financial officer, and Ms. Yin Huang, a founder of the Company who beneficially owns approximately 4.3% of outstanding Shares of the Company, who together beneficially own approximately 40.1% of the total number of outstanding Shares, have expressed unwillingness to consider a sale of their stake to any third party, which (i) made the independent committee believe that it was unlikely that any transaction with a third party could be completed at this time and (ii) may have discouraged, and may in the future discourage, third parties from submitting alternative acquisition proposals with terms and conditions, including price, that may be superior to the merger;

•

the restrictions on the conduct of the Company’s business prior to the completion of the merger, which may delay or prevent the Company from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of the Company pending completion of the merger;

•

the risks and costs to the Company if the merger does not close, including the diversion of management and employee attention, potential employee attrition and the potential disruptive effect on business and customer relationships;

•

the Company will be required to, under certain circumstances, pay Parent and, therefore indirectly, Mr. Yingjie Gao as beneficial owner of Parent, a termination fee of $475,000, as the case may be, and reimburse Parent’s expenses, in connection with the termination of the merger agreement;

•

the fact that Parent and Merger Sub are corporations with essentially no assets other than the financing commitment of Guotai Junan and the Promissory Note and Guarantee and that the Company’s remedy in the event of breach of the merger agreement by Parent or Merger Sub is limited to receipt of a reverse termination fee of $950,000 and reimbursement of the Company’s expenses, and under certain circumstances the Company may not be entitled to a reverse termination fee or expenses at all;

•

the fact that since the Company became publicly listed in March 2006, the highest historical closing price of our ADSs ($19.45 per ADS) exceeds the merger consideration offered to our unaffiliated shareholders and ADS holders;

•

the terms of the Buyer Group’s participation in the merger and the fact that the Buyer Group may have interests in the transaction that are different from, or in addition to, those of our unaffiliated shareholders and ADS holders. Please see “Special Factors—Interests of Certain Persons in the Merger” beginning on page 63 for additional information;

•

the possibility that the merger might not be completed and the negative impact of a public announcement of the merger on our sales and operating results and our ability to attract and retain key management, marketing and technical personnel;

•	the taxability of an all cash transaction to our unaffiliated shareholders and ADS holders that are U.S. holders for U.S. federal income tax purposes; and

•

the possibility that Parent and Merger Sub may be unable or unwilling to complete the merger, including if Guotai Junan does not provide the financing pursuant to the Debt Commitment Letter despite Parent and Merger Sub’s compliance with their financing obligations set forth in the merger agreement or if Parent or Merger Sub choose not to complete despite the availability of financing.

The foregoing discussion of information and factors considered by the independent committee and our board of directors is not intended to be exhaustive, but includes all the material factors considered by the independent committee and our board of directors. In view of the wide variety of factors considered by the independent committee and our board of directors, neither the independent committee nor our board of directors found it practicable to quantify or otherwise assign relative weights to the foregoing factors in reaching its conclusions. In addition, individual members of the independent committee and our board of directors may have given different weights to different factors and may have viewed some factors more positively or negatively than others. The independent committee recommended that our board of directors approve, and our board of directors approved, the merger agreement based upon the totality of the information presented to and considered by it.

In the course of reaching its conclusion regarding the fairness of the merger to the unaffiliated shareholders and ADS holders and its decision to recommend the approval of the merger agreement and approval of the transactions contemplated by the merger agreement, including the merger, the independent committee considered financial analyses presented by William Blair. These analyses included, among others, selected public companies analysis, selected M&A transaction analysis, discounted cash flow analysis and premiums paid analysis. While the materials provided by William Blair included information regarding the performance of the indexed price of the Company’s shares against certain publicly traded companies during the last twelve months and last three years, respectively, the independent committee did not consider such indexed stock price performance information as such information was included by William Blair for informational purposes and was not relied on by William Blair in reaching its determination as to the fairness of the merger consideration. All of the material analyses as presented to the independent committee on or before January 11, 2012 are summarized below under the caption “Special Factors—Opinion of William Blair, the Independent Committee’s Financial Advisor” beginning on page 47. The independent committee expressly adopted these analyses and the opinion of William Blair, among other factors considered, in reaching its determination as to the fairness of the transactions contemplated by the merger agreement, including the merger.

Neither the independent committee nor our board of directors considered the liquidation value of Company’s assets because each considers the Company to be a viable going concern business where value is derived from cash flows generated from its continuing operations. In addition, the independent committee and the board of directors believe that the value of the Company’s assets that might be realized in a liquidation would be significantly less than its going concern value. Each of the independent committee and the board of directors believes the analyses and additional factors it reviewed provided an indication of our going concern value. Each of the independent committee and board of directors also considered the historical market prices of our ADSs as described under the caption “Market Price of the Company’s ADSs, Dividends and Other Matters—Market Price of the ADSs” beginning on page 68. Neither the independent committee nor our board of directors considered the Company’s net book value, which is defined as total assets minus total liabilities, attributable to the shareholders of the Company, as a factor. The independent committee and board of directors believe that net book value is not a material indicator of the value of the Company as a going concern. The Company’s net book value per Share as of December 30, 2010 was 10.40 (or $10.07) based on the weighted average number of outstanding Shares during 2010. Net book value does not take into account the future prospects of the Company, market conditions, trends in the industry related to the development, manufacturing and marketing of mobile communications devices and accessories or the business risks inherent in competing with larger companies in that industry.

Neither the independent committee nor our board of directors considered firm offers made by any unaffiliated person as, other than as described in this proxy statement, the Company is not aware of any firm offers made by any other persons during the two years prior to the date of merger agreement for (i) the merger or consolidation of the Company with another company, or vice versa, (ii) the sale or transfer of all or any substantial part of the Company’s assets, or (iii) a purchase of the Company’s securities that would enable such person to exercise control of the Company.

In addition, the independent committee and our board of directors did not consider the purchase prices paid (a) by the Company in previous purchases in the past two years as the Company had only made purchases in the public market during that period, or (b) by Guoren Industrial on October 10, 2011 as such purchase price was in accordance with the prevailing trading price of the ADSs at the time of such transaction.

In reaching its determination that the merger agreement and the transactions contemplated thereby, including the merger, are in the best interests of the Company and our unaffiliated shareholders and ADS holders and its decision to approve the merger agreement and recommend the approval of the merger agreement by our shareholders, our board of directors considered the analysis and recommendation of the independent committee and the factors examined by the independent committee as described above under this section and adopted such recommendations and analysis. For the foregoing reasons, our board of directors believes that the merger agreement and the transactions contemplated thereby are substantively and procedurally fair to our unaffiliated shareholders and ADS holders.

To the extent known by each Filing Person after making reasonable inquiry, except as set forth under “Special Factors—Reasons for the Merger and Recommendation of the Independent Committee and Our Board of Directors” and “The Extraordinary General Meeting—Our Board’s Recommendation,” no executive officer, director or affiliate of the Company or such Filing Person has made a recommendation either in support of or opposed to the transaction.

Except as set forth under “Special Factors—Background of the Merger,” “Special Factors—Reasons for the Merger and Recommendation of the Independent Committee and Our Board of Directors” and “Special Factors—Opinion of William Blair, the Independent Committee’s Financial Advisor,” no director who is not an employee of the Company has retained an unaffiliated representative to act solely on behalf of unaffiliated security holders for purposes of negotiating the terms of the transaction and/or preparing a report concerning the fairness of the transaction.

Position of the Buyer Group as to the Fairness of the Merger

Under SEC rules governing “going private” transactions, each member of the Buyer Group is required to express his, her or its belief as to the fairness of the merger to the unaffiliated shareholders and ADS holders of the Company. Each member of the Buyer Group is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The Buyer Group’s views as to the fairness of the merger are not intended to be and should not be construed as a recommendation to any shareholder or ADS holder of the Company as to how that shareholder or ADS holder should vote on the proposal to approve the merger agreement and the transactions contemplated thereby, including the merger. The Buyer Group has interests in the merger that are different from, and/or in addition to, those of the other shareholders and ADS holders of the Company by virtue of their continuing interests in the surviving company after the completion of the merger. These interests are described under the caption “Special Factors—Interests of Certain Persons in the Merger—Interests of the Buyer Group” beginning on page 63.

The Buyer Group believes the interests of the Company’s unaffiliated shareholders and ADS holders were represented by the independent committee, which negotiated the terms and conditions of the merger agreement with the assistance of its independent legal and financial advisors. The Buyer Group attempted to negotiate a transaction that would be most favorable to them and not to the Company’s unaffiliated shareholders and ADS holders and, accordingly, did not negotiate the merger agreement with a goal of obtaining terms that were fair to such holders. The Buyer Group did not participate in the deliberations of the independent committee regarding, and did not receive any advice from the independent committee’s independent legal or financial advisors as to, the fairness of the merger to the Company’s unaffiliated shareholders and ADS holders. Furthermore, the Buyer Group did not themselves undertake a formal evaluation of the fairness of the merger. No financial advisor provided the Buyer Group with any analysis or opinion with respect to the fairness of the merger consideration to the Company’s unaffiliated shareholders and ADS holders.

Based on their knowledge and analysis of available information regarding the Company, as well as discussions with the Company’s senior management regarding the Company and its business and the factors considered by, and findings of, the independent committee and the Company’s board of directors discussed under the caption “Special Factors—Reasons for the Merger and Recommendation of the Independent Committee and Our Board of Directors” beginning on page 31, the Buyer Group believes that the merger is substantively fair to the unaffiliated shareholders and ADS holders of the Company based on the following factors, which are not listed in any relative order of importance:

•

the merger consideration of $0.126 per Share (or US$3.15 per ADS) represents a 23.0% premium over the closing price as quoted by Bloomberg L.P. on November 11, 2011 and a 40.6% over the 60-trading day volume weighted average price as quoted by Bloomberg L.P. on November 11, 2011, the last trading day prior to the Company’s announcement on November 14, 2011 that it had received a “going private” proposal;

•	the fact that none of the Filing Persons is aware of any firm offers made by any unaffiliated person, other than the Filing Persons, during the past two years for:

•	the merger or consolidation of the Company with or into another company, or vice versa;

•	the sale or other transfer of all or any substantial part of the assets of the Company; or

•	a purchase of the Company’s securities that would enable the holder to exercise control of the Company;

•

the fact that although the historical closing price of the Company’s ADSs has been as high as $19.45 per ADS since the Company became publicly listed in March 2006 (and as high as $3.50 during the 52-week period prior to the initial announcement of the execution of the merger agreement), it was as low as $1.65 during the 52-week period prior to the announcement of the execution of the merger agreement and as low as $0.78 since the Company became publicly listed;

•

the members of the independent committee are not officers or employees of the Company, are not affiliated with the Buyer Group and do not have any interests in the merger different from, or in addition to, those of the Company’s unaffiliated shareholders and ADS holders, other than the members’ receipt of board and independent committee compensation (which are not contingent upon the completion of the merger or the independent committee’s or the board’s recommendation of the merger) and their indemnification and liability insurance rights under the merger agreement;

•

notwithstanding that the William Blair opinion was not delivered to the Buyer Group, the independent committee received an opinion from William Blair as of January 11, 2012, and based upon and subject to the qualifications, limitations and assumptions set forth in its opinion, as to the fairness, from a financial point of view, to the holders of Shares and ADSs (other than the Excluded Shares) of the merger consideration of $0.126 per Share and $3.15 per ADS to be received by such holders in the merger;

•	the Company has the ability under certain circumstances, to specifically enforce the terms of the merger agreement; and

•

the consideration to be paid to the Company’s unaffiliated shareholders and ADS holders in the merger is all cash, allowing the Company’s unaffiliated shareholders and ADS holders to immediately realize a fixed amount of cash for all of their Shares and ADSs, which amount the Buyer Group believes to be fair to the Company’s unaffiliated shareholders and ADS holders.

The Buyer Group did not consider the liquidation value of the Company because the Buyer Group considers the Company to be a viable going concern and view the trading history of the ADSs as an indication of the Company’s going concern value, and, accordingly, did not believe liquidation value to be relevant to a determination as to the fairness of the merger.

The Buyer Group did not consider net book value, which is an accounting concept, as a factor because they believed that net book value is not a material indicator of the value of the Company as a going concern but rather is indicative of historical costs and therefore not a relevant measure in the determination as to the fairness of the merger.

The Buyer Group did not establish, and did not consider, a going concern value for the shares as a public company to determine the fairness of the merger consideration to the Company’s unaffiliated shareholders and ADS holders because, following the merger, the Company will have a significantly different capital structure. However, to the extent the pre-merger going concern value was reflected in the pre-announcement price of the Company’s ADSs, the merger consideration of 3.15 per ADS represented a premium to the going concern value of the Company.

The Buyer Group is not aware of, and thus did not consider, any firm offers made by any unaffiliated person, other than the Buyer Group and except as described under the caption “Special Factors—Background of the Merger,” during the past two years for (a) the merger or consolidation of the Company with or into another company, or vice versa, (b) the sale or other transfer of all or a substantial part of the assets of the Company or (c) a purchase of the Company’s securities that would enable the purchaser to exercise control over the Company. In addition, the Buyer Group did not consider the purchase prices paid by the Company in previous purchases in the past two years as the Company had only made purchases in the public market during that period.

The Buyer Group believes that the merger is procedurally fair to the Company’s unaffiliated shareholders and ADS holders based on the following factors, which are not listed in any relative order of importance:

•

the independent committee, consisting entirely of directors who are not officers or employees of the Company and who are not affiliated with the Buyer Group, was established and given authority to, among other things, review, evaluate and negotiate the terms of the merger and to decide not to engage in the merger;

•

the members of the independent committee do not have any interests in the merger different from, or in addition to, those of the Company’s unaffiliated shareholders and ADS holders, other than the members’ receipt of board and independent committee compensation (which are not contingent upon the completion of the merger or independent committee’s or board’s recommendation of the merger) and their indemnification and liability insurance rights under the merger agreement;

•

the independent committee retained and was advised by independent legal counsel and a financial advisor, both of whom are experienced in advising committees such as the independent committee in similar transactions;

•

the independent committee and the Company’s board of directors had no obligation to recommend the approval of the merger agreement and the other transactions contemplated thereby, including the merger;

•

the Buyer Group did not participate in or have any influence over the deliberative process of, or the conclusions reached by, the independent committee or the negotiating positions of the independent committee;

•

the merger consideration and other terms and conditions of the merger agreement were the result of negotiations over an extended period of time between the Buyer Group and independent committee and their respective legal advisors and the financial advisor;

•	the merger was unanimously recommended by the independent committee;

•

the independent committee received from its financial advisor an opinion, as of January 11, 2012 and based upon and subject to the qualifications, assumptions and limitations set forth in its opinion, as to the fairness, from a financial point of view, to the holders of the Shares and ADSs (other than the Excluded Shares) of the consideration of $0.126 per Share and $3.15 per ADS to be received by such holders in the merger;

•

under the terms of the merger agreement, in certain circumstances prior to obtaining shareholder approval of the merger, the board of directors of the Company, based on the unanimous recommendation of the independent committee, is permitted to change, withhold, withdraw, qualify or modify its recommendation of the merger agreement;

•

while (i) Mr. Yingjie Gao, as chairman of the Company, may still convene a shareholder meeting to vote on the transaction despite the Company’s right to modify its recommendation of the merger, (ii) the merger agreement does not contain a condition precedent that a majority of the unaffiliated shareholders and ADS holders approve the transaction, and (iii) the Buyer Group has committed to vote their shares in favor of the transaction, the Buyer Group does not have sufficient shares to approve the merger and shareholders representing approximately 59.9% of the outstanding Shares that are not affiliates of the Buyer Group will have a meaningful opportunity to consider and vote upon the adoption of the merger agreement and at least 155,793,175 Shares owned by the remaining shareholders (representing approximately 44.3% of the total outstanding Shares owned by the remaining shareholders) must be voted in favor of the merger for it to be approved;

•

the merger is not conditioned on any financing being obtained by Parent or Merger Sub, thus increasing the likelihood that the merger will be completed and the merger consideration will be paid to the Company’s unaffiliated shareholders and ADS holders;

•

Parent has entered into the Debt Commitment Letter with Guotai Junan, pursuant to which Guotai Junan has agreed to provide debt financing to Parent in an amount of HK$320,000,000, to fund the merger and pay certain fees and expenses contemplated by the merger agreement;

•

Mr. Yingjia Gao has provided a Promissory Note and Guarantee to Parent, pursuant to which Mr. Yingjie Gao has agreed to provide an unconditional shareholder loan to Parent in an amount of $3,450,000, to fund the merger, and Guoren Industrial has agreed to absolutely, unconditionally and irrevocably guarantee Mr. Yingjie Gao’s disbursement obligations thereunder;

•

Guoren Industrial has entered into a limited guaranty in favor of the Company to guarantee the obligations of Parent under the merger agreement to pay a reverse termination fee to the Company and reimburse certain expenses of the Company if the merger agreement is terminated under certain circumstances; and

•

under the law of the Cayman Islands, shareholders and ADS holders who elect to first exchange their ADSs for the underlying Shares, have the right to dissent from the merger and to demand appraisal of the fair value of their shares by the Grand Court of the Cayman Islands.

Although Cayman Islands law does not require, and the merger agreement is not subject to, approval by a majority of the unaffiliated shareholders and ADS holders of the Company, as a result of the procedural safeguards described above, the Buyer Group concluded that the merger is procedurally fair to the unaffiliated shareholders and ADS holders of the Company.

In addition to the foregoing, the Buyer Group also considered the following potentially negative factor concerning the merger agreement and the merger:

•

the fact that Mr. Yingjie Gao, the Company’s chairman and chief executive officer, Ms. Rong Yu, the Company’s director and chief financial officer, and Ms. Yin Huang, a founder of the Company who beneficially owns approximately 4.3% of outstanding Shares of the Company, who together beneficially own approximately 40.1% of the total number of outstanding Shares, have expressed unwillingness to consider a sale of their stake to any third party, which (i) made it unlikely that any transaction with a third party could be completed at this time and (ii) may have discouraged, and may in the future discourage, third parties from submitting alternative acquisition proposals with terms and conditions, including price, that may be superior to the merger.

The foregoing is a summary of the information and factors considered and given weight by the Buyer Group in connection with their evaluation of the fairness of the merger to the Company’s unaffiliated shareholders and ADS holders, which is not intended to be exhaustive, but is believed by the Buyer Group to include all material factors considered by them. The Buyer Group did not find it practicable to assign, and did not assign, relative weights to the individual factors considered in reaching their conclusion as to the fairness of the merger to the Company’s unaffiliated shareholders and ADS holders. Rather, their fairness determination was made after consideration of all of the foregoing factors as a whole.

The Buyer Group believes these factors provide a reasonable basis for their belief that the merger is both substantively and procedurally fair to the Company’s unaffiliated shareholders and ADS holders. This belief, however, is not intended to be and should not be construed as a recommendation by the Buyer Group to any shareholder or ADS holder of the Company as to how such shareholder or ADS holder should vote with respect to the approval of the merger agreement.

Purpose of and Reasons for the Merger

Under the SEC rules governing “going private” transactions, each member of the Buyer Group is deemed to be engaged in a “going private” transaction and, therefore, required to express its reasons for the merger to the Company’s unaffiliated shareholders and ADS holders, as defined in Rule 13e-3 of the Exchange Act. Each member of the Buyer Group is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. For the Buyer Group, the purpose of the merger is to enable Mr. Yingjie Gao, Ms. Rong Yu and Ms. Yin Huang to acquire 100% control of the Company in a transaction in which the Company’s unaffiliated shareholders and ADS holders and directors and officers who hold Shares and are not members of the Buyer Group (other than holders of the Dissenting Shares) will be cashed out in exchange for $0.126 per Share or $3.15 per ADS, so that Parent will bear the rewards and risks of the sole ownership of the Company after the merger, including any future earnings and growth of the Company as a result of improvements to the Company’s operations or acquisitions of other businesses. In addition, with respect to Mr. Yingjie Gao, Ms. Rong Yu, and Ms. Yin Huang, the merger will allow them to acquire 100% ownership of the Company through their respective ownership in Parent as described under the caption “Special Factors—Interests of Certain Persons in the Merger—Interests of the Buyer Group” and at the same time enable Mr. Yingjie Gao to maintain a leadership role with the surviving company.

The Buyer Group believes that, as a privately held company, the Company will have greater flexibility to focus on addressing the challenges to the Company’s long-term profitability without the constraints caused by the public equity market’s valuation of the Company and emphasis on short-term period-to-period performance.

The Company faces a number of challenges in the market place, including, among others:

•	fierce competition in the wireless communication industry;

•	growth of, and risks inherent in, the wireless communication industry in China;

•	uncertainty as to Company’s ability to continuously develop and manufacture new radio frequency, or RF, technology and keep up with changes in RF technology;

•	uncertainty as to future capital expenditure on telecommunication infrastructure by the Chinese telecommunications operators;

•	uncertainty as to cost of raw materials and price fluctuations imposed by suppliers; and

•	future changes to the regulations and policies governing the telecommunications industry in China, including possible future industry restructuring.

Responding to these challenges will require tolerance for volatility in the performance of the Company’s business and a willingness to make long-term business decisions that carry substantial risks. The Buyer Group believes that these strategies would be most effectively implemented in the context of a private company structure. As a privately held company, the Company will have greater flexibility to make decisions that might negatively affect short-term results but that could increase the Company’s value over the long term. In contrast, as a publicly traded company, the Company currently faces pressure from public shareholders and investment analysts to make decisions that might produce better short-term results, but which could over the long term lead to a reduction in per Share price of its publicly traded equity securities.

As a privately held company, the Company will be relieved of many of the other expenses, burdens and constraints imposed on companies that are subject to the public reporting requirements under the U.S. federal securities laws, including the Exchange Act and SOX. The need for the management of the Company to be responsive to unaffiliated shareholders and ADS holders concerns and to engage in an ongoing dialogue with unaffiliated shareholders and ADS holders can at times distract management’s time and attention from the effective operation and improvement of the business.

The Buyer Group decided to undertake the going private transaction at this time because they want to take advantage of the benefits of the Company being a privately held company, and because Parent was able to obtain a set of debt financing commitments from Guotai Junan and Mr. Yingjie Gao in connection with the merger, as described above. In the course of considering the going private transaction, the Buyer Group did not consider alternative transaction structures.

In addition, the Company had net deferred tax assets of RMB30.3 million and RMB31.6 million (US$4.8 million) (including tax loss carryforwards of RMB0.8 million and RMB4.3 million (US$0.6 million)) for the years ended December 31, 2009 and 2010, respectively, which the Company may be able to use to offset future taxable income. After the merger, the Buyer Group may indirectly benefit from any tax savings generated by such net deferred tax assets, if and to the extent actually used by the Company to offset future taxable income. The Buyer Group did not consider such tax savings to be material in connection with their review and evaluation of the merger.

Certain Financial Projections

The Company’s management does not, as a matter of course, make available to the public future financial projections. However, in connection with their financial analysis of the merger, our management provided certain financial projections for the fiscal year ending December 31, 2011 through the fiscal year ending December 31, 2016 to the independent committee, our board of directors and William Blair. These financial projections were first provided to William Blair on December 2, 2011 and slightly revised by management of the Company on December 8, 2011 and January 6, 2012 to reflect certain immaterial changes made after discussion with representatives of William Blair. Ms. Rong Yu, as our chief financial officer, participated in and supervised the preparation of these financial projections. Mr. Yingjie Gao was not involved in the preparation of these financial projections. Please see “Special Factors—Background of the Merger” beginning on page 23 for additional information. William Bair’s financial analysis below contains material portions of these financial projections. These financial projections, which were based on our management’s projection of our future financial performance as of the date provided, were prepared for internal use and to assist William Bair with its financial analysis, and were not prepared with a view toward public disclosure or compliance with published guidelines of the SEC or the American Institute of Certified Public Accountants regarding forward-looking information or U.S. generally accepted accounting principles.

The financial projections are not a guarantee of performance. They involve significant risks, uncertainties and assumptions. In compiling the projections, the Company’s management took into account historical performance, combined with estimates regarding revenues, operating income and operating expenses. Although the projections are presented with numerical specificity, they reflect numerous assumptions and estimates as to future events made by our management that our management believed were reasonable at the time the projections were prepared. However, this information is not fact and should not be relied upon as being necessarily indicative of actual future results. In addition, factors such as industry performance, the market for our existing and new products, the competitive environment, expectations regarding future acquisitions or any other transaction and general business, economic, regulatory, market and financial conditions, all of which are difficult to predict and beyond the control of our management, may cause the projections or the underlying assumptions not to be reflective of actual future results. In addition, the projections do not take into account any circumstances or events occurring after the date that they were prepared and, accordingly, do not give effect to the merger or any changes to our operations or strategy that may be implemented or that were not anticipated after the time the projections were prepared. As a result, there can be no assurance that the projections will be realized, and actual results may be materially different than those contained in the projections. Neither the Company’s independent registered public accounting firm nor any other independent accountants have compiled, examined or performed any procedures with respect to these financial projections, nor have they expressed any opinion or given any form of assurance on the financial projections or their achievability. These projections are not included in this proxy statement in order to induce any shareholder to vote in favor of the approval of the merger agreement or to elect not to seek appraisal for his or her shares.

The inclusion of the projections should not be regarded as an indication that the Company, the Buyer Group, the independent committee, the independent committee’s financial advisor or anyone who received the projections then considered, or now considers, them a reliable prediction of future events, and the projections should not be relied on as such. None of the Company, the Buyer Group, the independent committee, the independent committee’s financial advisor or any of their affiliates intends to, and each of them disclaims any obligation to, revise or correct the projections (even in the short term).

The inclusion of the projections in this proxy statement should not be deemed an admission or representation by the Company, the Buyer Group or the independent committee that they are viewed by the Company, the Buyer Group or the independent committee as material information of the Company. The projections should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding the Company contained in the Company’s public filings with the SEC. In light of the foregoing factors and the uncertainties inherent in the projections, shareholders are cautioned not to place undue, if any, reliance on the projections included in this proxy statement.

Following are the key assumptions and estimates underlying the financial projections provided by our management to the independent committee, our board of directors and William Blair, as well as these financial projections:

Key Assumptions and Estimates

Revenues: There is no material change to the Company’s business operations and the capital investment by the three principal Chinese telecommunications operators.

Gross Profit: There is a slight decrease in gross profit margin given the fierce competition in the wireless communication industry.

Operating and Other Expenses: There is no material change to expenses (including inflation/deflation, salaries and interest rates) in comparison to the Company’s historical figures.

Accounts Receivable and Payable: There is no material change to the billing and collection practices with our customers and to the payment terms with our vendors and suppliers in comparison to the Company’s historical figures.

Capital Expenditure: Capital expenditure on the construction of our property in Longgang District, Shenzhen will be paid off by the end of 2015.

Financial Projections

Consolidated Statements of Operations

	Year ending December 31,						Three months ending
	2011E (2)	2012E	2013E	2014E	2015E	2016E	March 31, 2012E	June 30, 2012E	September 30, 2012E	December 31, 2012E
	(US$ in thousands, except percentages)
Revenues
Wireless coverage solutions:
Wireless coverage products	126,527	134,119	142,166	150,696	159,737	169,322	12,298	21,953	31,985	67,883
Installation services	114,521	121,392	128,676	136,396	144,581	153,255	9,670	29,696	22,639	59,388
Base station RF products	45,953	48,710	51,633	54,731	58,015	61,496	5,882	11,069	12,891	18,868
Cost of Revenues
Wireless coverage solutions:
Wireless coverage products	96,160	102,601	109,468	116,789	124,595	132,918	9,531	16,672	22,812	53,585
Installation services	76,157	80,726	86,213	92,068	98,315	104,980	6,353	19,721	15,546	39,108
Base station RF products	38,141	40,429	43,113	45,974	49,023	52,271	4,871	9,094	10,676	15,788

Revenues	287,001	304,221	322,475	341,823	362,333	384,073	27,850	62,718	67,515	146,139
Cost of revenues	(210,458)	(223,756)	(238,794)	(254,831)	(271,933)	(290,169)	(20,755)	(45,487)	(49,034)	(108,481)

Gross profit	76,543	80,465	83,681	86,992	90,400	93,904	7,095	17,231	18,481	37,658
Other revenue	2,812	3,349	6,335	8,801	10,212	11,270	706	706	706	1,232
Research and development costs	(12,417)	(13,162)	(13,951)	(14,789)	(15,676)	(16,616)	(3,039)	(3,377)	(3,373)	(3,373)
Sales and distribution expenses	(26,610)	(28,206)	(29,899)	(31,693)	(33,595)	(35,610)	(4,895)	(6,755)	(7,816)	(8,741)
General and administrative expenses	(14,368)	(15,231)	(16,145)	(17,113)	(18,140)	(19,229)	(3,241)	(4,080)	(3,955)	(3,955)

Total operating expenses	(53,395)	(56,599)	(59,995)	(63,595)	(67,411)	(71,455)	(11,175)	(14,212)	(15,144)	(16,069)

Operating income/(loss)	25,960	27,215	30,021	32,198	33,201	33,719	(3,374)	3,725	4,043	22,821
Interest income	4,632	4,909	5,204	5,516	5,847	6,197	782	660	841	2,626
Interest expense	(11,630)	(15,815)	(20,078)	(23,719)	(25,626)	(25,965)	(3,529)	(3,671)	(4,025)	(4,590)
Investment income	1	—	—	—	—	—	—	—	—	—
Foreign currency exchange loss	(387)	—	—	—	—	—	—	—	—	—
Grant income	58	—	—	—	—	—	—	—	—	—

Total other expense	(7,326)	(10,906)	(14,874)	(18,203)	(19,779)	(19,768)	(2,747)	(3,011)	(3,184)	(1,964)

Income/(loss) before income tax benefit/(expense) and minority interests	18,634	16,309	15,147	13,995	13,422	13,951	(6,121)	714	859	20,857
Income tax expense/(benefit)	4,365	3,820	3,548	3,278	3,144	3,268	(1,268)	85	119	4,884

Income/(loss) before minority interests	14,269	12,489	11,599	10,717	10,278	10,683	(4,853)	629	740	15,973
Net loss attributable to non-controlling interests	(272)	—	—	—	—	—	—	—	—	—

Net income/(loss) attributable to the equity shareholders of GrenTech	14,541	12,489	11,599	10,717	10,278	10,683	(4,853)	629	740	15,973

Consolidated Balance Sheets

	As of December 31,						As of
	2011E (2)	2012E	2013E	2014E	2015E	2016E	March 31, 2012E	June 30, 2012E	September 30, 2012E
	(US$ in thousands)
Assets
Cash and cash equivalents	75,521	86,679	95,264	101,841	106,263	109,198	35,342	19,361	18,384
Restricted cash	23,539	23,539	23,539	23,539	23,539	23,539	23,539	23,539	23,539
Accounts receivable, net	203,441	257,907	287,010	316,650	344,923	372,281	197,372	206,029	209,754
Inventories	111,601	123,043	135,250	148,271	162,160	176,975	122,761	147,313	169,410
Other current assets	16,769	16,769	16,769	16,769	16,769	16,769	16,769	16,769	16,769

Total current assets	430,871	507,937	557,832	607,070	653,654	698,762	395,783	413,011	437,856
Long-term accounts receivable	81,500	63,509	70,676	77,974	84,937	91,673	77,783	83,759	86,423
Other non-current assets	124,636	157,752	157,368	181,853	190,224	193,432	136,257	147,348	156,847

Total assets	637,007	729,198	785,876	866,897	928,815	983,867	609,823	644,118	681,126

Liabilities
Short-term bank loans	140,832	145,536	197,276	219,227	233,338	241,177	140,832	143,968	143,968
Current portion of long-term bank loan	4,704	18,815	3,136	4,704	7,840	7,840	4,704	4,704	4,704
Other current liabilities(1)	196,970	215,525	243,357	293,279	332,376	376,745	174,640	192,626	213,216

Total current liabilities	342,506	379,876	443,769	517,210	573,554	625,762	320,176	341,298	361,888
Long-term bank loan	36,061	78,394	59,579	56,443	51,740	43,900	36,061	48,605	64,283
Other non-current liabilities	711	711	711	711	711	711	711	711	711

Total liabilities	379,278	458,981	504,059	574,364	626,005	670,373	356,948	390,614	426,882

Equity
Non-controlling interests	781	781	781	781	781	781	781	781	781
Total equity attributable to the equity shareholders of China GrenTech Corporation Limited	256,948	269,436	281,036	291,752	302,029	312,713	252,094	252,723	253,463

Total liabilities and equity	637,007	729,198	785,876	866,897	928,815	983,867	609,823	644,118	681,126

Consolidated Statements of Cash Flows

	Year ending December 31,						Three months ending
	2011E (2)	2012E	2013E	2014E	2015E	2016E	March 31, 2012E	June 30, 2012E	September 30, 2012E	December 31, 2012E
	(US$ in thousands)
Cash flow from operating activities
Net income/(loss)	14,269	12,489	11,599	10,717	10,278	10,683	(4,853)	629	740	15,973
Adjustments to reconcile net income to net cash provided by/(used in) operating activities:
Depreciation of property, plant and equipment	5,733	6,081	6,465	6,874	7,306	7,769	1,520	1,520	1,520	1,520
Foreign currency exchange losses	(387)	—	—	—	—	—	—	—	—	—

Changes in operating assets and liabilities, net of effects of an acquisition and disposition of subsidiaries:
Accounts receivable	(31,404)	(36,475)	(36,270)	(36,940)	(35,235)	(34,094)	9,786	(14,633)	(6,389)	(25,239)
Inventories	(10,744)	(11,442)	(12,206)	(13,021)	(13,889)	(14,815)	(11,160)	(24,552)	(22,097)	46,367
Accounts payable	22,732	30,314	31,942	33,459	35,177	37,313	(31,357)	17,331	19,957	24,383
Income tax payable	2,352	2,352	2,352	2,352	2,352	2,352	588	588	588	588

Net cash (used in)/provided by operating activities	2,551	3,319	3,882	3,441	5,989	9,208	(35,476)	(19,117)	(5,681)	63,592

Cash flow from investing activities
Purchase of property, plant and equipment	(39,197)	(39,197)	(31,358)	(15,679)	(10,975)	(6,272)	(12,543)	(12,543)	(10,975)	(3,136)
Decrease/(increase) in pledged time deposits	(9,408)	—	—	—	—	—	—	—	—	—

Net cash used in investing activities	(48,605)	(39,197)	(31,358)	(15,679)	(10,975)	(6,272)	(12,543)	(12,543)	(10,975)	(3,136)

Cash flow from financing activities
Principal payments of short-term bank loans	(139,542)	(170,900)	(186,579)	(195,986)	(205,394)	(205,394)	(34,886)	(34,886)	(50,564)	(50,564)
Proceeds from short-term bank loans	202,258	217,936	222,640	214,801	214,801	205,394	42,726	50,565	66,243	66,243
Proceeds from/(remittance of) collection of sold accounts receivable on behalf of financial institutions, net	(349)	—	—	—	—	—	—	—	—	—

Net cash provided by financing activities	62,367	47,036	36,061	18,815	9,407	0	7,840	15,679	15,679	15,679

Effect of foreign currency exchange rate change on cash	(387)	—	—	—	—	—	—	—	—	—
Net increase/(decrease) in cash and cash equivalents	15,926	11,158	8,585	6,577	4,421	2,936	(40,179)	(15,981)	(977)	76,135
Cash and cash equivalents:
At beginning of year	59,595	75,521	86,679	95,264	101,841	106,262	75,521	35,342	19,361	18,384

At end of year	75,521	86,679	95,264	101,841	106,262	109,198	35,342	19,361	18,384	94,519

(1)	Other current liabilities includes (amounts are set forth in thousands) (i) accounts payable of US$122,888, US$134,558, US$147,667, US$162,064, US$177,782 and US$194,855 and (ii) bills payable of US$36,061, US$37,865, US$39,758, US$41,746, US$43,833 and US$46,025 as of December 31, 2011E, 2012E, 2013E, 2014E, 2015E and 2016E, respectively.

(2)	These financial projections were prepared during the last quarter of 2011 (and slightly revised on December 8, 2011 and January 6, 2012), at which time the fiscal year ended December 31, 2011 had not closed. The audit for the fiscal year ended December 31, 2011 has not been completed, and these financial projections are preliminary and adjustments to these preliminary financial projections may be identified during the audit, which could result in significant differences from the financial projections stated above.

(3)	These financial projections contain translations of RMB amounts to U.S. dollar amounts at the noon buying rate for U.S. dollars in effect on September 30, 2011 as set forth in the H.10 statistical release of the U.S. Federal Reserve Board, which was RMB6.3780=US$1.00.

William Blair, as the financial advisor to the independent committee, reviewed certain financial analyses which were based, in part, on the financial projections above. For additional information on William Bair’s analysis, please see “Discussion Materials prepared by William Bair & Company, L.L.C. for discussion with the independent committee of the board of directors of the Company, dated January 2011,” filed as Exhibit (c)-(2) to the Company’s transaction statement on Schedule 13E-3 and “Special Factors—Opinion of William Blair, the Independent Committee’s Financial Advisor.”

NONE OF THE COMPANY OR OUR AFFILIATES, ADVISORS, OFFICERS, DIRECTORS OR REPRESENTATIVES HAS MADE OR MAKES ANY REPRESENTATION TO ANY SHAREHOLDER OR OTHER PERSON REGARDING THE ULTIMATE PERFORMANCE OF THE COMPANY COMPARED TO THE INFORMATION CONTAINED IN THE PROJECTIONS OR THAT PROJECTED RESULTS WILL BE ACHIEVED.

BY INCLUDING IN THIS PROXY STATEMENT A SUMMARY OF ITS INTERNAL FINANCIAL PROJECTIONS, THE COMPANY UNDERTAKES NO OBLIGATIONS TO UPDATE, OR PUBLICLY DISCLOSE ANY UPDATE TO, THESE FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THESE PROJECTIONS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE FINANCIAL PROJECTIONS ARE SHOWN TO BE IN ERROR OR CHANGE EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAW.

The financial projections are forward-looking statements. For information on factors which may cause our future financial results to materially vary, please see “Cautionary Note Regarding Forward-Looking Statements” beginning on page 106 and “Item 3. Key Information—D. Risk Factors” included in our Annual Report on Form 20-F for the fiscal year ended December 31, 2010, incorporated by reference into this proxy statement.

Opinion of William Blair, the Independent Committee’s Financial Advisor

William Blair was retained to act as financial advisor to the independent committee in connection with the merger. As part of its engagement, the independent committee requested William Blair to render an opinion to the independent committee as to whether the per share merger consideration to be received by the Company’s shareholders and ADS holders (other than the holders of Excluded Shares) was fair to such holders, from a financial point of view. On January 11, 2012, William Blair rendered its oral opinion to the independent committee and subsequently confirmed in writing, as to the fairness, from a financial point of view, as of that date and based upon and subject to the assumptions, qualifications and limitations stated in its opinion, of the per Share and per ADS merger consideration to the Company’s shareholders and ADS holders (other than the holders of Excluded Shares).

William Blair provided the opinion described above for the information and assistance of the independent committee in connection with its consideration of the merger. William Blair’s opinion was one of many factors taken into account by the independent committee in making its determination to recommend that our board of directors approve the merger. The terms of the merger agreement and the amount and form of the consideration to be paid pursuant to the merger agreement, however, were determined through negotiations between the independent committee and the Buyer Group and were recommended by the independent committee for approval by the board of directors and approved by the board of directors. William Blair did not recommend any specific consideration to us or the independent committee or that any specific consideration constituted the only appropriate consideration for the merger.

The full text of William Blair’s written opinion, dated January 11, 2012, is attached as Annex B to this proxy statement and incorporated herein by reference. You are urged to read the entire opinion carefully and in its entirety to learn about the assumptions made, procedures followed, matters considered and limits on the scope of the review undertaken by William Blair in rendering its opinion. The analysis performed by William Blair should be viewed in its entirety; none of the methods of analysis should be viewed in isolation when reaching a conclusion on whether the merger consideration was fair. William Blair’s opinion was directed to the independent committee for its benefit and use in evaluating the fairness of the consideration to be paid pursuant to the merger agreement and relates only to the fairness, from a financial point of view, of the consideration to be received by the holders of the outstanding Shares and ADSs of the Company (other than the Rollover Shareholders) in the merger pursuant to the merger agreement, does not address any other aspects of the merger or any related transaction, and does not constitute a recommendation of any shareholder or ADS holder as to how that shareholder or ADS holder should vote with respect to the merger agreement or the merger. William Blair did not address the merits of the underlying decision by the Company to engage in the merger.

In connection with its opinion, William Blair examined or discussed, among other things:

•	a draft of the merger agreement sent to William Blair on January 10, 2012;

•	the Company’s audited historical financial statements for the fiscal years ended December 31, 2008 through December 31, 2010;

•	unaudited financial information of the Company for the nine month periods ended September 30, 2010 and September 30, 2011;

•

certain internal business, operating and financial information and forecasts of the Company for the fiscal years ending December 2011 through 2016 prepared by the Company’s senior management (the “forecasts”);

•	certain publicly available business, financial and other information relating to the Company that William Blair deemed relevant;

•	the Company’s financial position and operating results compared with those of certain other publicly traded companies that William Blair deemed relevant;

•	current and historical market prices and trading volumes of our ADSs;

•	information regarding publicly available financial terms of certain other business combinations that William Blair deemed relevant; and

•

a letter of representation as to certain factual matters and the completeness and accuracy of the information provided by senior officers of the Company in connection with William Blair’s opinion (the “Representation Letter”).

William Blair also held discussions with certain members of our senior management to discuss the foregoing, considered other matters which it deemed relevant to its inquiry, and took into account those accepted financial and investment banking procedures and considerations that it deemed relevant.

In rendering its opinion, William Blair assumed and relied, without independent verification, upon the accuracy and completeness of all the information examined by or otherwise reviewed or discussed with William Blair for purposes of the opinion including, without limitation, the forecasts, and William Blair did not assume any responsibility or liability therefor. William Blair did not make or obtain an independent valuation or appraisal of the assets, liabilities or solvency of the Company. William Blair was advised by the Company’s senior management that the forecasts were reasonably prepared in good faith on bases reflecting the best estimates then available to, and judgments of, the Company’s senior management. In that regard, William Blair assumed, upon the advice of the Company’s senior management, that (a) the forecasts would be achieved in the amounts and at the times contemplated thereby and (b) all of the Company’s material assets and liabilities (contingent or otherwise) were as set forth in its financial statements or other information made available to William Blair. William Blair expressed no opinion with respect to the forecasts or the estimates and judgments on which they were based. William Blair assumed, at the direction of the Company’s senior management, that the final executed merger agreement would not differ in any material respect from the draft of the merger agreement William Blair reviewed. William Blair did not consider and expressed no opinion as to the amount or nature of the compensation of any of the Company’s officers, directors or employees (or any class of such persons) relative to the consideration to be received by the Company’s shareholders and ADS holders. William Blair expressed no opinion as to any terms or other aspects of the merger (other than the consideration to be received by the Company’s stockholders to the extent specified in its opinion), including, without limitation, the form or structure of the merger or the accounting consequences thereof. William Blair’s opinion did not address the relative merits of the merger as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage. William Blair’s opinion was based upon economic, market, financial and other conditions existing on, and other information disclosed to William Blair, as of the date of its opinion. Although subsequent developments may affect its opinion, William Blair does not have any obligation to update, revise or reaffirm its opinion. William Blair expressed no opinion as to the price at which the Company’s ADSs will trade in the future. William Blair is a financial advisor only and relied upon, without independent verification, the assessment of the Company and its own counsel and accountant for legal, accounting, tax and regulatory matters and William Blair expressed no opinion as to any of such advice. William Blair also assumed that the merger would be consummated on the terms described in the merger agreement, without any waiver, modification or amendment of any material terms or conditions. William Blair was not requested to, and William Blair did not, solicit any indications of interest from third parties with respect to the proposed merger, the securities, assets, businesses or operations of the Company or any other party, or any alternatives to the proposed merger.

William Blair’s investment banking services and its opinion were provided for the use and benefit of the independent committee in connection with its consideration of the merger. William Blair’s opinion was limited to the fairness, from a financial point of view, to the holders of our Shares and our ADSs (other than the Rollover Shareholders) of the consideration to be received by such holders in the merger pursuant to the merger agreement, and William Blair did not address the merits of the underlying decision of the independent committee to recommend that our board of directors engage in the proposed merger and its opinion did not constitute a recommendation to the independent committee, the board of directors, and holder of Shares or ADSs or any other person as to how such person should vote or act with respect to the merger or otherwise.

The following is a summary of the material financial analyses performed and material factors considered by William Blair to arrive at its opinion. William Blair performed certain procedures, including each of the financial analyses described below, and reviewed with the independent committee the assumptions upon which such analyses were based, as well as other factors. Although the summary does not purport to describe all of the analyses performed or factors considered by William Blair in this regard, it does set forth those considered by William Blair to be material in arriving at its opinion. The order of the summaries of the analyses described below does not represent the relative importance or weight given to those analyses by William Blair.

The analyses performed by William Blair are based on the financial results of the Company as reported in its SEC filings for the fiscal year ended December 31, 2010, the nine month periods ended September 30, 2010 and 2011 and the financial projections of the Company for the fiscal years 2011 through 2016 as provided by the Company in the Representation Letter.

Selected Public Company Analysis.

William Blair reviewed and compared certain financial information relating to us to corresponding financial information, ratios and public market multiples for certain publicly traded companies that William Blair deemed relevant. Among the factors William Blair considered to select these companies were nationality of its domicile, exchange on which the company is trading, method with which it achieved its listing, size of market capitalization, size of revenue, profitability, publicly available Wall Street analysts’ estimates, product and service offering and business model. No companies that met this criteria were excluded. The companies selected by William Blair were:

U.S. Listed Chinese Wireless Infrastructure Companies

•	Cogo Group, Inc.

•	Telestone Technologies Corp.

U.S. Listed Non-Chinese Wireless Infrastructure Companies

•	Alvarion Ltd.

•	Anaren Inc.

•	Aviat Networks, Inc.

•	Ceragon Networks Ltd.

•	Powerwave Technologies Inc.

U.S. Listed Chinese Growth Companies

•	China Gerui Advanced Materials

•	China Xiniya Fashion Ltd.

•	Country Style Cooking Restaurant Chain Co., Ltd.

•	Jinpan International Ltd.

•	ShangPharma Corp.

•	Xueda Education Group

•	Zuoan Fashion Ltd.

Among the information William Blair considered was revenue, earnings before interest, taxes, depreciation and amortization (“EBITDA”), earnings per share (“EPS”), and EBITDA less capital expense (“OCF”). William Blair considered the enterprise value as a multiple of revenue, EBITDA and OCF for each company for the latest twelve months (“LTM”) for which results were publicly available and as a multiple of calendar year revenue, EBITDA and OCF estimates for 2011 and 2012 and the stock price of common equity as a multiple of EPS for each company for the LTM for which results were publicly available and as a multiple for the calendar year EPS estimates for 2011 and 2012. The operating results and the corresponding derived multiples for us and each of the selected public companies were based on each company’s most recent publicly available financial information, closing share prices as of January 8, 2012 and consensus Wall Street analysts’ estimates for calendar year 2011 and 2012, as well as, for the Company only, the Company’s senior management’s estimate of revenue, EBITDA, OCF and EPS for 2011 and 2012.

William Blair derived our implied enterprise value by multiplying the per ADS consideration of $3.15 to be paid pursuant to the merger agreement by the aggregate number of our ADSs outstanding and “in the money” options as of December 31, 2010, which William Blair calculated to be approximately 23,200,000 ADSs, and subtracted the related implied exercise proceeds for the options to arrive at the implied net equity value of $72.9 million. William Blair then added the amount of our total debt of $203.5 million less any excess cash and cash equivalents assumed to be included in the merger, which were $29.6 million as of September 30, 2011, to arrive at our implied enterprise value of approximately $246.8 million.

William Blair then used this implied enterprise value to derive implied valuation multiples for the Company based on revenue, EBITDA, OCF and, at the independent committee’s request, price/earnings (“P/E”) results, and projections for LTM as of September 30, 2011 and estimates for fiscal years 2011 and 2012. The table below sets forth the implied multiples derived in each scenario and a summary of the underlying financial information used in each calculation.

William Blair did not consider P/E ratios in its analysis because the Company’s leverage is relatively high compared with that of the selected public companies and the wireless infrastructure industry is capital intense in which depreciation decreases earnings.

	Company Information	Implied Multiples
	(in millions)
Revenue
LTM	$276.5	0.89x
2011E	$287.0	0.86x
2012E	$304.2	0.81x
EBITDA
LTM	$31.1	7.9x
2011E	$31.7	7.8x
2012E	$33.3	7.4x
OCF
LTM	$15.2	16.3x
2011E	$(7.5)	Not Meaningful	*
2012E	$(5.9)	Not Meaningful	*
P/E
LTM	$15.1	4.8x
2011E	$14.3	5.1x
2012E	$12.5	5.8x

*	Note that the Company’s projected capital expenditure in 2011E and 2012E exceeds the Company’s estimated EBITDA to be generated in 2011E and 2012E, respectively, and, in each case, will result in a negative OCF. Because a negative OCF multiple will rank below the lowest positive OCF multiple of the selected public companies, the OCF multiple does not make economic sense with negative OCF and is thus not meaningful.

William Blair then compared the multiples implied for us based on the terms of the proposed merger to the range of trading multiples for the selected public companies. The table below sets forth a summary of relevant information reviewed by William Blair for conducting its selected public company analysis. Information for each of the selected public companies were based on each company’s most recent publicly available financial information and closing share prices as of January 8, 2012.

	Market Capitalization	Enterprise Value
	(in millions)
U.S. Listed Chinese Wireless Infrastructure Companies
Cogo Group, Inc	$63.4	$121.2
Telestone Technologies Corp.	$41.4	$40.3
U.S. Listed Non-Chinese Wireless Infrastructure Companies
Alvarion Ltd.	$58.6	$(10.4)
Anaren Inc.	$258.8	$213.6
Aviat Networks, Inc.	$108.4	$35.1
Ceragon Networks Ltd	$273.5	$264.5
Powerwave Technologies Inc.	$56.7	$273.2
U.S. Listed Chinese Growth Companies
China Gerui Advanced Materials	$227.6	$218.9
China Xiniya Fashion Ltd.	$114.8	$(24.6)
Country Style Cooking Restaurant Chain Co., Ltd	$215.2	$125.2
Jinpan International Ltd.	$150.7	$165.4
ShangPharma Corp.	$151.6	$111.0
Xueda Education Group	$284.7	$82.7
Zuoan Fashion Ltd.	$111.3	$7.7

Although William Blair compared the trading multiples of the selected public companies to those implied for the Company, none of the selected public companies is identical or directly comparable to the Company. Accordingly, any analysis of the selected publicly traded companies necessarily involved complex considerations and judgments concerning the differences in financial and operating characteristics and other factors that would necessarily affect the analysis of trading multiples of the selected publicly traded companies. Information regarding the multiples derived from William Blair’s selected public company analysis is set forth in the following table.

	Proposed Transaction Multiples	Selected Companies Valuation Multiples
		Min	Median	Mean	Max
Enterprise Value / LTM Revenue	0.89x	0.04x	0.58x	0.57x	1.23x
Enterprise Value / 2011E Revenue	0.86x	0.04x	0.58x	0.55x	1.26x
Enterprise Value / 2012E Revenue	0.81x	0.03x	0.51x	0.47x	1.18x
Enterprise Value / LTM EBITDA	7.9x	0.2x	4.9x	5.3x	16.5x
Enterprise Value / 2011E EBITDA	7.8x	0.1x	3.7x	3.9x	9.2x
Enterprise Value / 2012E EBITDA	7.4x	0.1x	4.1x	5.5x	24.7x
LTM P/E	4.8x	1.6x	5.1x	9.3x	33.1x
2011E P/E	5.1x	2.0x	4.8x	11.3x	33.2x
2012E P/E	5.8x	1.8x	6.9x	8.5x	24.8x
Enterprise Value / LTM OCF	16.3x	0.2x	7.3x	11.8x	62.6x
Enterprise Value / 2011E OCF	NM	0.1x	3.8x	3.6x	9.3x
Enterprise Value / 2012E OCF	NM	0.2x	9.0x	18.0x	79.2x

William Blair noted that the implied multiples for the transaction were within the range of multiples for the selected public companies.

Selected M&A Transactions Analysis.

William Blair performed an analysis of selected business combinations consisting of Chinese transactions announced since January 1, 2005 and focused primarily on target companies that are China domiciled communications equipment and/or wireless service companies that it deemed relevant. Among the factors William Blair considered to select these transactions were nationality of the target company’s domicile, announcement date, status of completion, the target company’s industry, the size of the business combination being under $500 million, the target company’s product and service offering and the percentage of stakes acquired being over 50%.

No transactions that met this criteria were excluded. William Blair did not take into account any announced transactions that were subsequently abandoned or otherwise not consummated. William Blair’s analysis was based solely on publicly available information regarding such transactions. The selected transactions were not intended to be representative of the entire range of possible transactions in the respective industries. The past transactions examined were (target/acquiror):

•	Keda Communications Ltd / Brilliant Technology Ltd. (February 2010);

•	Delta Networks, Inc. / Delta Electronics Inc. (March 2009);

•	Alpha Networks, Inc / Wistron Corp. (March 2007);

•	CCT Tech International Ltd. / Deutsche Bank AG. (March 2006);*

•	Premier Devices, Inc. / Sirenza Microdevices Inc. (February 2006);

•	Cybertan Technology Inc. / Hon Hai Precision Industry Co., Ltd. (November 2005);

*	After delivery of its opinion, William Blair discovered that this transaction is a minority investment instead of a change of control transaction, which was one of the selection criteria. Excluding the results of this transaction, however, does not materially change this analysis.

The table below sets forth a summary of relevant information reviewed by William Blair for its selected transactions analysis.

Announced Date	Target Company	Bidder Company	Enterprise Value	EV/LTM Revenue	EV/LTM EBITDA	EV/LTM OCF
			(in millions)
2/25/2010	Keda Communications Ltd.	Brilliant Technology Ltd.	$3.0	0.08x	10.0x	NM
3/12/2009	Delta Networks, Inc.	Delta Electronics Inc.	$60.1	0.17x	2.3x	3.4x
3/27/2007	Alpha Networks, Inc.	Wistron Corp.	$335.6	0.51x	5.8x	8.1x
3/22/2006	CCT Tech International Ltd.	Deutsche Bank AG	$240.4	0.49x	6.4x	14.2x
2/4/2006	Premier Devices, Inc.	Sirenza Microdevices Inc.	$68.1	1.51x	9.8x	16.5x
11/9/2005	Cybertan Technology Inc.	Hon Hai Precision Industry Co., Ltd.	$117.3	0.28x	3.2x	3.8x

William Blair reviewed the consideration paid in the selected transactions in terms of the enterprise value of the target as a multiple of its revenue, EBITDA and OCF, for the LTM prior to the announcement of the respective transaction. William Blair compared the resulting range of transaction multiples of revenue, EBITDA and OCF for the selected transactions to the implied transaction multiples of LTM revenue, EBITDA and OCF for us based on the terms of the merger. Information regarding the manner in which William Blair derived the implied transaction multiple for the Company and the underlying financial information used in that analysis is set forth above. Information regarding the multiples from William Blair’s analysis of the selected transactions is set forth in the following table:

	Proposed Transaction Multiples	M&A Transactions Valuation Multiples
Multiple		Min	Median	Mean	Max
Enterprise Value / LTM Revenue	0.89x	0.08x	0.39x	0.51x	1.51x
Enterprise Value / LTM EBITDA	7.9 x	2.3x	6.1x	6.3x	10.0x
Enterprise Value / LTM OCF	16.3x	3.4x	8.1x	9.2x	16.5x

Although William Blair analyzed the multiples implied by the selected transactions and compared them to the implied transaction multiples of us, none of these transactions or associated companies is identical or directly comparable to the merger or us. Accordingly, this involved complex considerations and judgments concerning the differences in financial and operating characteristics, parties involved and terms of their transactions and other factors therein.

William Blair noted that the implied multiples for the transaction were within the range of multiples for the selected M&A transactions.

Discounted Cash Flow Analysis.

William Blair utilized the forecasts to perform a discounted cash flow analysis to estimate the present value as of November 30, 2011 of the Company’s forecasted free cash flows through the fiscal year ending December 31, 2016. William Blair calculated the assumed terminal value of the enterprise at December 31, 2016 by multiplying projected EBITDA in the fiscal year ending December 31, 2016 by multiples ranging from 5.0x to 7.0x William Blair selected the range of 5.0x to 7.0x based on an approximate range around the median enterprise value to LTM EBITDA multiple derived for the transactions used in the Selected M&A Transactions Analysis described above.

The table below sets forth a summary of relevant information reviewed by William Blair in its discounted cash flow analysis.

($ millions)	2011E	2012E	2013E	2014E	2015E	2016E
Revenues	287.0	304.2	322.5	341.8	362.3	384.1
Gross Profit	76.5	80.5	83.7	87.0	90.4	93.9
EBIT	26.0	27.2	30.0	32.2	33.2	33.7
EBIT After Tax	19.5	20.4	22.5	24.1	24.9	25.3
Plus: Depreciation & Amortization	5.7	6.1	6.5	6.9	7.3	7.8
Less: CapEx	39.2	39.2	31.4	15.7	11.0	6.3
Less: Incr. (Decr.) in Net Working Capital	11.4	36.2	35.4	35.6	33.4	31.8
Free Cash Flow	(25.4)	(49.0)	(37.7)	(20.2)	(12.2)	(5.0)

To discount the projected free cash flows and assumed terminal value to present value, William Blair used discount rates ranging from 11% to 15%. The discount rates were selected by William Blair based on the weighted average cost of capital for the public companies used in the Selected Public Company Analysis described above. To determine the range of fully diluted implied equity value per share for us, William Blair subtracted total debt and added any excess cash and cash equivalents as of September 30, 2011. William Blair then divided this result by the total ADSs outstanding and in-the-money options as of December 31, 2010, which were approximately 22,500,000 ADSs. The fully diluted equity value implied by the discounted cash flow analysis ranged from $(7.42) per share to $(4.66) per share, based on a range of terminal values derived by multiples of EBITDA, as compared to the per share merger consideration in the Company’s proposed transaction. The table below sets forth the equity value per share implied by the discounted cash flow analysis in each of the scenarios in this range.

	Exit Multiple
Discount Rate	5.0x	6.0x	7.0x
11.0%	$(6.83)	$(5.75)	$(4.66)
12.0%	$(6.99)	$(5.96)	$(4.92)
13.0%	$(7.14)	$(6.15)	$(5.16)
14.0%	$(7.29)	$(6.34)	$(5.39)
15.0%	$(7.42)	$(6.51)	$(5.61)

William Blair noted that the per share merger consideration in the transaction exceeded the per share price range of the fully diluted equity value derived by this analysis.

Premiums Paid Analysis.

William Blair reviewed data from 736 acquisitions of publicly traded companies, in which 100% of the target’s equity was acquired for cash, announced between January 1, 2006 and January 6, 2012 and with transaction equity values between $25 million and $250 million. William Blair did not exclude any transactions from this range. Specifically, William Blair analyzed the acquisition price per share as a premium to the closing share price one day, one week, one month and 90 days prior to the announcement of the transaction, for all 736 transactions. William Blair compared the range of resulting per share stock price premiums for the reviewed transactions to the premiums implied by the merger based on our ADS prices one day, one week, one month and 90 days prior to November 14, 2011. Information regarding the premiums from William Blair’s analysis of selected transactions is set forth in the following table:

Premium Period Before Announcement	Company Share Price	Implied Company Premium at $3.15/ADS	Premiums Paid Percentage Data by Percentile
			10th	20th	30th	40th	50th	60th	70th	80th	90th
One Day Prior	$2.56	23.0%	2.9%	9.5%	16.1%	21.9%	29.3%	35.7%	45.2%	62.3%	99.4%
One Week Prior	$2.72	15.9%	3.8%	11.3%	19.1%	26.4%	34.1%	40.2%	51.7%	66.8%	100.4%
One Month Prior	$2.01	56.7%	4.7%	14.7%	22.7%	30.3%	36.9%	44.5%	55.4%	72.1%	101.4%
90 Days Prior	$2.25	40.0%	3.0%	18.1%	25.4%	35.7%	43.6%	53.3%	66.7%	84.0%	142.2%

William Blair noted that the premiums implied by the transaction exceeded the 40th percentile one day prior to the announcement, exceeded the 20th percentile one week prior to the announcement, exceeded the 70th percentile one month prior to the announcement and exceeded the 40th percentile 90 days prior to the announcement.

General.

This summary is not a complete description of the analysis performed by William Blair but contains the material elements of the analysis. The preparation of an opinion regarding fairness is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances, and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. The preparation of an opinion regarding fairness does not involve a mathematical evaluation or weighing of the results of the individual analyses performed, but requires William Blair to exercise its professional judgment, based on its experience and expertise, in considering a wide variety of analyses taken as a whole. Each of the analyses conducted by William Blair was carried out in order to provide a different perspective on the financial terms of the merger and add to the total mix of information available. The analyses were prepared solely for the purpose of William Blair providing its opinion and do not purport to be appraisals or necessarily reflect the prices at which securities actually may be sold. William Blair did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion about the fairness of the consideration to be received by the holders of the Company’s Shares or ADSs (other than the Rollover Shareholders). Rather, in rendering its oral opinion (subsequently confirmed in writing) on January 11, 2012 to the independent committee to the effect that, as of that date and based upon and subject to the assumptions, qualifications and limitations stated in its written opinion, the per Share and per ADS merger consideration to be received by the Company’s shareholders and ADS holders (other than the holders of Excluded Shares) was fair to such holders, from a financial point of view, William Blair considered the results of the analyses in light of each other and ultimately reached its opinion based on the results of all analyses taken as a whole. William Blair did not place particular reliance or weight on any particular analysis, but instead concluded that its analyses, taken as a whole, supported its determination. Accordingly, notwithstanding the separate factors summarized above, William Blair believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, may create an incomplete view of the evaluation process underlying its opinion. No company or transaction used in the above analyses as a comparison is identical or directly comparable to the Company or the merger. In performing its analyses, William Blair made numerous assumptions with respect to industry performance, business and economic conditions and other matters. The analyses performed by William Blair are not necessarily indicative of future actual values and future results, which may be significantly more or less favorable than suggested by such analyses.

William Blair is an internationally recognized firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with merger transactions and other types of strategic combinations and acquisitions. Furthermore, in the ordinary course of business, William Blair and its affiliates may beneficially own or actively trade the Company’s securities for its own account and for the accounts of customers, and, accordingly, may at any time hold a long or short position in such securities.

The independent committee hired William Blair based on its qualifications and expertise in providing financial advice to companies and its reputation as an internationally recognized investment banking firm. Pursuant to a letter agreement dated November 23, 2011, a fee of $180,000 was paid to William Blair upon execution of that letter agreement, a fee of $500,000 became payable to William Blair upon delivery of its opinion, and a fee of $200,000 is payable to William Blair upon shareholder approval of the merger. In addition, we have agreed to reimburse William Blair for certain of its out-of-pocket expenses (including fees and expenses of its counsel) reasonably incurred by it in connection with its services and will indemnify William Blair against potential liabilities arising out of its engagement, including certain liabilities under the U.S. federal securities laws. We have also agreed to indemnify William Blair against certain liabilities that may arise out of their engagement by us.

Effect of the Proposed Merger on the Company

Private Ownership

The Company’s ADSs are currently listed on NASDAQ under the symbol “GRRF.” It is expected that, immediately following the completion of the merger, the Company will cease to be a publicly traded company and will instead become a privately held company owned directly by Parent and indirectly by Mr. Yingjie Gao, Ms. Rong Yu and Ms. Yin Huang. Following the completion of the merger, the ADSs will cease to be listed on NASDAQ, and price quotations with respect to sales of the ADSs in the public market will no longer be available. In addition, registration of the Company’s ADSs and the underlying Shares under the Exchange Act will be terminated. After the effective time of the merger, the Company will no longer be required to file periodic reports with the SEC or otherwise be subject to the United States federal securities laws, including SOX, applicable to public companies. After the completion of the merger, our shareholders will no longer enjoy the rights or protections that the United States federal securities laws provide.

Upon completion of the merger, each issued and outstanding Share and ADS, other than the Rollover Shares and the Dissenting Shares (please see “—Dissenters’ Rights” below), will be cancelled in exchange for the right to receive $0.126 per Share and $3.15 per ADS (less $0.05 per ADS cancellation fees pursuant to the terms of the deposit agreement), respectively, in cash, without interest and net of any applicable withholding taxes. At the effective time of the merger, the Shares and ADSs owned by the Buyer Group will be cancelled for no consideration. At the effective time of the merger, each ordinary share of Merger Sub issued and outstanding immediately prior to the effective time will be converted into one fully paid and non-assessable ordinary share of the surviving company. As a result, current shareholders and ADS holders of the Company, other than Parent, will no longer have any equity interest in, or be shareholders or ADS holders of, the Company upon completion of the merger. As a result, our shareholders and ADS holders, other than Parent, will not have the opportunity to participate in the earnings and growth of the Company and they will not have the right to vote on corporate matters. Similarly, our current shareholders and ADS holders, other than Parent, will not be exposed to the risk of loss in relation to their investment in the Company.

Directors and Management of the Surviving Company

If the merger is completed, the current memorandum of association and articles of association of the Company will be replaced in its entirety by the memorandum of association and articles of association of Merger Sub, as in effect prior to the completion of the merger (except that, at the effective time, Article I of the articles of association of the surviving company will be amended to read as follows: “The name of the company is China GrenTech Corporation Limited.”). In addition, the directors of Merger Sub immediately prior to the completion of the merger (identified below in “Annex D—Directors and Executive Officers of the Company and Each Entity in the Buyer Group”) will become the directors of the surviving company and the officers of the Company will remain the officers of the surviving company.

Primary Benefits and Detriments of the Merger

The primary benefits of the merger to the Company’s unaffiliated shareholders and ADS holders include, without limitation, the following:

•

the merger consideration of $0.126 per Share and $3.15 per ADS in cash representing an approximately 23.0% premium over the closing price of the ADSs on NASDAQ as quoted by Bloomberg L.P. on November 11, 2011, and 40.6% premium over the 60-trading day volume weighted average price, as quoted by Bloomberg L.P. on November 11, 2011, the last trading day prior to the Company’s announcement on November 14, 2011 that it had received a “going private” proposal; and

•	the avoidance of the risk associated with any possible decrease in our future revenues and free cash flow, growth or value following the merger.

The primary detriments of the merger to the Company’s unaffiliated shareholders and ADS holders include, without limitation, the following:

•

such shareholders and ADS holders will cease to have an interest in the Company and, therefore, will no longer benefit from possible increases in the future revenues and free cash flow, growth or value of the Company or payment of dividends on the Shares or ADSs, if any;

•

in general, the receipt of cash pursuant to the merger or through the exercise of dissenters’ rights will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under other applicable tax laws. See “Material U.S. Federal Income Tax Consequences”

•	after the completion of the merger, our shareholders and ADS holders will no longer enjoy the rights or protections that the United States federal securities laws provide.

The primary benefits of the merger to the Buyer Group include the following:

•

if the Company successfully executes its business strategies, the value of the Buyer Group’s equity investment could increase because of possible increases in future revenues and free cash flow, increases in the underlying value of the Company or the payment of dividends, if any, that will accrue to Parent;

•

the Company will no longer have continued pressure to meet quarterly forecasts set by analysts. In contrast, as a publicly traded company, the Company currently faces pressure from public shareholders and investment analyst to make decisions that may produce better short-term results, but which may not maximize equity value in the long term;

•	the Company will have more freedom to focus on long-term strategic planning in a highly competitive business with increasing competition and regulation;

•	the Company will have more flexibility to change its capital spending strategies without public market scrutiny or analysts’ quarterly expectations;

•	the Company will be able to introduce new products and services or change its pricing strategies to attract customers without public market scrutiny or the pressure to meet short-term forecasts; and

•

there will be a reduction of the costs and administrative burden associated with operating the Company as a publicly traded company, including the costs associated with regulatory filings and compliance requirements, which totalled approximately RMB12.4 million and RMB11.3 million (US$1.7 million) for the years ended December 31, 2009 and 2010, respectively.

The primary detriments of the merger to the Buyer Group include the following:

•	all of the risk of any possible decrease in our revenues, free cash flow or value following the merger will be borne by the Buyer Group;

•	the business risks facing the Company, including increased competition and government regulation, will be borne by the Buyer Group;

•	an equity investment in the surviving company by the Buyer Group following the merger will involve substantial risk resulting from the limited liquidity of such an investment; and

•	following the merger, there will be no trading market for the surviving company’s equity securities.

The Company’s Net Book Value and Net Earnings

The table below sets out the indirect interest in the Company’s net book value and net earnings for Mr. Yingjie Gao, Ms. Rong Yu and Ms. Yin Huang before and after the merger, based on the historical net book value and net earnings of the Company as of December 31, 2010. The indirect interest in the Company’s net book value and net earnings for Mr. Yingjie Gao, Ms. Rong Yu and Ms. Yin Huang after the merger also reflects a shareholding adjustment among the members of the Buyer Group after the merger contemplated by the Buyer Group.

	Ownership Prior to the Merger				Ownership After the Merger
	Net Book Value		Earnings		Net Book Value		Earnings
Name	$’000%		$’000%		$’000%		$’000%

Yingjie Gao	482.18	31.188%	30.29	31.188%	1,201.13	77.689%	75.46	77.689%

Rong Yu	71.24	4.608%	4.48	4.608%	177.47	11.479%	11.15	11.479%

Yin Huang	67.23	4.349%	4.22	4.349%	167.47	10.832%	10.52	10.832%

Plans for the Company after the Merger

Following the completion of the merger, Parent anticipates that the Company will continue to conduct its operations substantially as they are currently being conducted, except that it will cease to be a publicly traded company and will instead be a wholly owned subsidiary of Parent.

Subsequent to the completion of the merger, the Company will no longer be subject to the Exchange Act and NASDAQ compliance and reporting requirements and the related direct and indirect costs and expenses, and may experience positive effects on profitability as a result of the elimination of such costs and expenses.

The Buyer Group has advised the Company that, except as set forth in this proxy statement, the Buyer Group does not have any current plans, proposals or negotiations that relate to or would result in any of the following:

•	an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries;

•	the sale or transfer of a material amount of the assets of the Company or any of its subsidiaries; or

•	any other material changes in the Company’s business, including with respect to the Company’s corporate structure or business.

Subsequent to the completion of the merger, the surviving company’s management and board of directors will continuously evaluate and review the surviving company’s business and operations and may propose or develop new plans and proposals, including any of the foregoing actions and any actions to address the challenges referred to in “Special Factors—Purpose of and Reasons for the Merger” above, in each case, which they consider to be in the best interests of the surviving company and its shareholders. The Buyer Group expressly reserves the right to make any changes they deem appropriate to the operation of the surviving company in light of such evaluation and review as well as any future developments.

Alternatives to the Merger

The board of directors of the Company did not independently determine to initiate a process for the sale of the Company. The independent committee was formed on November 12, 2011, in response to the receipt of the going private proposal letter from Mr. Yingjie Gao on November 12, 2011. In light of the express intention of the Buyer Group not to sell their respective Shares or ADSs to any third party, the independent committee determined that there was no viable alternative to the proposed sale of the Company to the Buyer Group, and in light thereof, no attempt was made to contact third parties who might otherwise consider an acquisition of the Company. Since the Company’s receipt of the proposal letter from Mr. Yingjie Gao on November 12, 2011, which was publicly announced and filed with the SEC on November 14, 2011, the Company has not received any actionable offer from any third party for (a) a merger or consolidation of the Company with another company, (b) the sale or transfer of all or substantially all of the Company’s assets or (c) the purchase of all or a substantial portion of the Shares that would enable such person to exercise control of or significant influence over the Company. The independent committee also took into account that, prior to the receipt of shareholder approval, the Company can terminate the merger agreement in order to enter into an acquisition agreement with respect to a superior proposal, subject to the payment of a termination fee of $475,000 and reimbursement of Parent’s expenses of up to $650,000 to the extent provided in the merger agreement. In this regard, the independent committee recognized that it has flexibility under the merger agreement to respond to an alternative transaction proposed by a third party that is or is reasonably likely to result in a superior proposal, including the ability to provide information to and engage in discussions and negotiations with such party (and, if such proposal is a superior proposal, recommend such proposal to the Company’s shareholders).

The Buyer Group did not consider any other form of transaction such as a scheme of arrangement or tender offer because the Buyer Group believed that the merger was the most direct and effective way to enable Mr. Yingjie Gao, Ms. Rong Yu and Ms. Yin Huang to acquire 100% control of the Company given that the Buyer Group, as a group, own approximately 40.1% of the total outstanding Shares.

The independent committee did not consider any other form of transaction such as a tender offer, odd-lot offer or reverse stock split because the independent committee believed that the merger was the most direct and least confusing to unaffiliated shareholders and ADS holders in terms of deal structure.

Effects on the Company if the Merger is not Completed

If the merger agreement is not approved by the Company’s shareholders or if the merger is not completed for any other reason, shareholders will not receive any payment for their Shares in connection with the merger. Instead, the Company will remain a publicly traded company, the ADSs will continue to be listed and traded on NASDAQ, provided that the Company continues to meet NASDAQ’s listing requirements, and the Company will remain subject to SEC reporting obligations. Therefore, the Company’s shareholders and ADS holders will continue to be subject to similar risks and opportunities as they currently are with respect to their ownership of our Shares or ADSs. Accordingly, if the merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of your Shares or ADSs, including the risk that the market price of the ADSs may decline to the extent that the current market price reflects a market assumption that the merger will be completed.

Under specified circumstances, the Company may be required to pay Parent and, therefore indirectly, Mr. Yingjie Gao as the beneficial owner of Parent, a termination fee of $475,000 and reimburse Parent, Merger Sub and their affiliates (other than the Company) for their expenses of up to $650,000 in connection with the merger, or Parent may be required to pay the Company and its affiliates (other than the Buyer Group) a termination fee of $950,000 and reimburse the Company and its affiliates for their expenses of up to $1,300,000 in connection with the merger, in each case, as described under the caption “The Amended and Restated Agreement and Plan of Merger—Termination Fee and Reimbursement of Expenses” beginning on page 89.

If the merger is not completed, from time to time, the Company’s board of directors will evaluate and review, among other things, the business, operations, dividend policy and capitalization of the Company and make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to enhance shareholder value. If the merger agreement is not approved by the Company’s shareholders or if the merger is not completed for any other reason, there can be no assurance that any other transaction acceptable to the Company will be offered, or that the business, prospects or results of operations of the Company will not be adversely impacted.

Financing

The Buyer Group estimates that the total amount of funds necessary to make cash payment to the Company’s unaffiliated shareholders and ADS holders and directors and officers who hold Shares and are not members of the Buyer Group pursuant to the merger will be approximately $44.3 million, assuming no exercise of appraisal rights by shareholders of the Company. The Buyer Group expects that the cash consideration to the unaffiliated shareholders and ADS holders and directors and officers who hold Shares and are not members of the Buyer Group will be paid through a combination of the following: (a) HK$320.0 million (approximately $41.1 million) will be funded by Guotai Junan to Parent pursuant to a Debt Commitment Letter dated as of January 11, 2012 between Parent and Guotai Junan and (b) the remaining balance (approximately $3.2 million) will be funded by Mr. Yingjie Gao through a shareholder loan made to Parent pursuant to the Promissory Note and Guarantee. The financing under the Debt Commitment Letter is subject to the satisfaction or waiver of conditions customarily used in similar transactions, including: (a) Guotai Junan has received all of the documentary conditions precedent, including the constitutional documents of Parent, guarantee documents, evidence received from relevant parties showing that conditions precedent under the merger agreement are satisfied, board resolutions of each contracting party and certain legal opinions; (b) the representations referred to in the Debt Commitment Letter are true; (c) an officer’s certificate provided by Parent certifying that (i) the representations referred to in the Debt Commitment Letter are true; (ii) no event of default has occurred; and (iii) no material adverse effect (as defined in the merger agreement) has occurred; and (d) delivery by Parent to Guotai Junan of a drawdown notice specifying the drawdown amount and the receiving account.

The Rollover Shares will be cancelled for nil consideration pursuant to the merger agreement.

Debt Commitment Letter

Conditions. The financing under the Debt Commitment Letter is subject to the satisfaction or waiver of conditions customarily used in similar transactions, including:

•

Guotai Junan, has received all of the documentary conditions precedent, including the constitutional documents of Parent, guarantee documents, evidence received from relevant parties showing that conditions precedent under the merger agreement are satisfied, board resolutions of each contracting party and certain legal opinions;

•	the representations referred to in the Debt Commitment Letter are true;

•

an officer’s certificate provided by Parent certifying that (i) the representations referred to in the Debt Commitment Letter are true; (ii) no event of default has occurred; and (iii) no material adverse effect (as defined in the merger agreement) has occurred; and

•	delivery by Parent to Guotai Junan of a drawdown notice specifying the drawdown amount and the receiving account.

Interest Rate. The interest rate of the facility is 10% per annum without compounding. If HIBOR (Hong Kong Interbank Offered Rate) increases or decreases 0.25% or more between the date of the Debt Commitment Letter and the date of the facility agreement, then the interest rate for the facility will be adjusted for the same amount.

Repayment. Parent may prepay HK$54.6 million plus accrued interests thereon within three months after the initial drawdown of the facility (the “Utilization Date”). On the date which is 6 months after the Utilization Date, Parent is required to repay 50% of the then remaining principal balance of the facility plus accrued interest. On the date which is 9 months after the Utilization Date, Parent is required to repay 25% of difference between (a) the total outstanding principal balance of the facility immediately following the initial drawdown of the facility and (b) the amount of any prepayment made within three months after the Utilization Date, plus accrued interest. On the date which is 12 months after the Utilization Date, Parent is required to repay the remaining balance of the loan plus accrued interest.

Guarantors. All obligations of Parent under the facility agreement will be guaranteed by Mr. Yingjie Gao, Leakey Investments Limited, Well Sino Enterprises Limited, Guoren Industrial Developments Limited, Heng Xin Yue Investments Limited, GrenTech (BVI) Limited, and the surviving company.

Security. The obligations of Parent under the facility agreement will be secured by:

•	a pledge of 100% of the equity interest of the surviving company and GrenTech (BVI) Limited; and

•	a floating charge over all assets of Parent.

Definitive Loan Documentation. The terms and provisions of the definitive loan documentation for the facility shall be in a form such that they do not impair the availability of the facility on the closing date in accordance with the Debt Commitment Letter. In addition to the provisions that are summarized in the Debt Commitment Letter, the definitive loan documentation shall include provisions that are customary or typical for this type of financing transaction so long as such additional provisions are not inconsistent with the provisions set forth in the Debt Commitment Letter.

Promissory Note and Guarantee

Pursuant to the Promissory Note and Guarantee, Mr. Yingjie Gao promised unconditionally to pay to the order of Parent $3.45 million in immediately available funds in one payment at the effective time of the merger as defined in the merger agreement to fund the Additional Shares and pay certain fees and expenses in connection with the transaction. Guoren Industrial Developments Limited has agreed to absolutely, unconditionally and irrevocably guarantee Mr. Yingjie Gao’s disbursement obligation under the Promissory Note and Guarantee.

Given that Guotai Junan and Mr. Gao will fund the loan proceeds under the Debt Commitment Letter and the Promissory Note and Guarantee respectively from their foreign currency accounts maintained outside of China, the funds to be paid to the unaffiliated shareholders and ADS holders and directors and officers who hold Shares and are not members of the Buyer Group under the Debt Commitment Letter or the Promissory Note and Guarantee will not be subject to any restrictions, applications, registrations, and approvals under PRC rules, regulations or circulars.

With respect to the repayment of the loan facility from Guotai Junan under the Debt Commitment Letter and the shareholder loan from Mr. Yingjie Gao, the Buyer Group presently intends to fund the payment of interest and the repayment of principal with cash resources of the Company, its subsidiaries and the Buyer Group. The Buyer Group has made no plan or arrangement with respect to refinancing.

Limited Guaranty

Concurrently with the execution of the merger agreement, Guoren Industrial, which is wholly-owned by Mr. Yingjie Gao, and Mr. Yingjie Gao (solely purposes of certain specific terms of the limited guaranty) entered into a limited guaranty in favor of the Company, pursuant to which Guoren Industrial agreed to guarantee the obligations of Parent under the merger agreement to pay, a reverse termination fee to the Company and reimburse certain expenses incurred by the Company if the merger agreement is terminated under certain circumstances.

Guoren Industrial has also covenanted to the Company not to sell, offer to sell, give, pledge, encumber, assign, grant any option for the sale of or otherwise dispose of, or enter into any agreement or undertaking to sell, give, encumber, assign or otherwise dispose of, or permit any charge, lien or encumbrance over, the Shares held by it. Mr. Yingjie Gao has also covenanted to the Company (a) not to sell, offer to sell, give, pledge, encumber, assign, grant any option for the sale of or otherwise dispose of, or enter into any agreement or undertaking to sell, give, encumber, assign or otherwise dispose of, or permit any charge, lien or encumbrance over, any shares of Guoren Industrial and (b) to procure that Guoren Industrial will not sell offer to sell, give, pledge, encumber, assign, grant any option for the sale of or otherwise dispose of, or enter into any agreement or undertaking to sell, give, encumber, assign or otherwise dispose of, or permit any charge, lien or encumbrance over, any Shares held by Guoren Industrial.

The limited guaranty will terminate as of the earliest of (a) the effective time, (b) the termination of the merger agreement by mutual consent of the parties thereto or in circumstances where Parent is not obligated to pay the reverse termination fee or reimburse expenses and (c) the earlier of (i) the date falling six months after January 12, 2012 and (ii) the date falling 30 days after the termination of the merger agreement in circumstances where there are unpaid guaranteed obligations of Parent (unless, in the case of (c) above, the Company has made a claim under the limited guaranty prior to such date, in which case the relevant date shall be the date that such claim is finally satisfied or otherwise resolved by agreement or by binding arbitration pursuant to the terms of such limited guaranty). However, if the Company or any of its affiliates asserts a claim other than as permitted under the limited guaranty, including a claim against certain specified non-recourse parties or a claim in excess of the guaranteed amounts, the limited guaranty will immediately terminate and become null and void, the guarantor will be entitled to recover and retain all payments previously made pursuant to the limited guaranty and none of Guoren Industrial and certain specified recourse or non-recourse parties will have any liability under the limited guaranty, the merger agreement or any related documents, or any of the transactions contemplated by the limited guaranty, the merger agreement, the Debt Commitment Letter, the voting and subscription agreement or any related documents.

Liability Cap and Limitation on Remedies

Subject to any equitable remedies the Company may be entitled to, our right to receive payment of a reverse termination fee of $950,000 plus our out-of-pocket costs and expenses (up to $1,300,000) incurred in connection with the merger from Parent or Merger Sub, is our sole and exclusive remedy for any loss or damage suffered as a result of the failure of the merger to be consummated under certain circumstances or for a breach or failure to perform under the merger agreement or otherwise.

Subject to any equitable remedies Parent or Merger Sub may be entitled to, Parent’s and Merger Sub’s right to receive payment of a termination fee of $475,000 plus Parent’s and Merger Sub’s out-of-pocket costs and expenses (up to $650,000) incurred in connection with the merger from us, is the sole and exclusive remedy of Parent and Merger Sub against us for any loss or damage suffered as a result of the failure of the merger to be consummated under certain circumstances or for a breach or failure to perform under the merger agreement or otherwise.

The parties are entitled to an injunction or injunctions to prevent breaches of the merger agreement and to enforce specifically the terms and provisions thereof, this being in addition to any other remedy to which they are entitled under the merger agreement.

Interests of Certain Persons in the Merger

In considering the recommendation of the independent committee and our board of directors with respect to the merger, you should be aware that each member of the Buyer Group has interests in the transaction that are different from, and/or in addition to, the interests of our shareholders generally. The Company’s board of directors and independent committee were aware of such interests and considered them, among other matters, in reaching their decisions to approve the merger agreement and approve the transactions contemplated by the merger agreement, including the merger, and recommend that our shareholders vote in favor of approving the merger agreement and the transactions contemplated by the merger agreement, including the merger.

Interests of the Buyer Group

As the result of the merger, Guoren Industrial, Well Sino Enterprises Limited, and Leakey Investments Limited will hold approximately 77.69%, 11.48%, and 10.83%, respectively, of the fully diluted equity interest in Parent, which will own 100% of the Company, immediately following the completion of the merger. Because of Parent’s equity interests in the surviving company, each member of the Buyer Group will enjoy the benefits from any future earnings and growth of the Company after the merger which, if the Company is successfully managed, could exceed the value of their original investments in the Company. Parent directly or indirectly will also bear the corresponding risks of any possible decreases in the future earnings, growth or value of the Company. Parent’s investment in the surviving company will be illiquid, with no public trading market for the surviving company’s shares and no certainty that an opportunity to sell its shares in the surviving company at an attractive price, or that dividends paid by the surviving company will be sufficient to recover its investment.

The merger may also provide additional means to enhance shareholder value for the Buyer Group, including improved profitability due to the elimination of the expenses associated with public company reporting and compliance; increased flexibility and responsiveness in management of the business to achieve growth and respond to competition without the restrictions of short-term earnings comparisons; and additional means for making liquidity available to the Buyer Group, such as through dividends or other distributions.

Indemnification and Insurance

Pursuant to the merger agreement, Parent and Merger Sub have agreed that:

•

The indemnification, advancement and exculpation provisions of certain indemnification agreements by and among the Company and its directors and certain executive officers, as in effect at the effective time will survive the merger and may not be amended or modified for a period of six (6) years from the effective time in any manner that would adversely affect the rights of the current or former directors, officers or employees of the Company or any subsidiaries.

•

The memorandum and articles of association of the surviving company will contain provisions with respect to indemnification of present and former directors and officers of the Company that are at least as favorable to the directors, officers or employees of the Company as those presently set forth in the Company’s memorandum and articles of association, which provisions will not be amended, repealed or otherwise modified for a period of six (6) years after the effective time in any manner that would adversely affect the rights of the Company’s present and former directors, officers or employees, unless required by law.

•

From and after the effective time, the surviving company will comply with all of the Company’s obligations and will cause its subsidiaries to comply with their respective obligations to indemnify (a) the current and former directors, officers or employees of the Company or any subsidiaries against liabilities arising out of, relating to or in connection with (i) the fact that such party is or was a director, officer or employee of the Company or such subsidiary, or (ii) any acts or omissions occurring before or at the effective time to the extent provided under the Company and its subsidiaries’ respective organizational and governing documents or agreements effective on the date of the merger agreement and to the fullest extent permitted by the Cayman Islands Companies Law or any other applicable law; and (b) such persons against all liabilities arising out of acts or omissions in connection with such persons serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of the Company or any of its subsidiaries.

•

The surviving company will maintain the Company’s and its subsidiaries’ directors and officers liability insurance for a period of six (6) years after the effective time on terms with respect to coverage and amount no less favorable than the existing insurance; provided that the surviving company will not be required to expend in any one year an amount in excess of 300% of the current annual premium paid by the Company for such insurance. In addition, the Company may purchase a six-year “tail” prepaid policy prior to the effective time on terms and conditions providing substantially equivalent benefits as the existing directors’ and officers’ liability insurance maintained by the Company.

The Independent Committee

On November 12, 2011, our board of directors established an independent committee of directors to consider the proposal from Mr. Yingjie Gao and to take any actions it deems appropriate to assess the fairness and viability of such proposal. The independent committee is composed of independent directors—Mr. Cuiming Shi, Mr. Gordan Tsang Hing Lun and Mr. Xiaohu You. Other than their receipt of board and independent committee compensation (which are not contingent upon the completion of the merger or the independent committee’s or our board of directors’ recommendation of the merger), their indemnification and liability insurance rights under the merger agreement and Mr. Cuiming Shi’s and Mr. Xiaohu You’s ownership of 450,000 Shares and 250,000 Shares, respectively, none of the members of the independent committee has a financial interest in the merger or any of transactions contemplated thereby and none of them is related to any member of the Buyer Group. Our board of directors did not place any limitations on the authority of the independent committee regarding its investigation and evaluation of the merger.

We have compensated, and will continue to compensate, the members of the independent committee in exchange for their service in such capacity at a rate of $10,000 per month in the case of the chairman of the independent committee and $6,000 per month in the case of the other members of the independent committee, provided that the total compensation to the chairman of the independent committee shall not exceed $50,000 and the total compensation to each of the other members of the independent committee shall not exceed $30,000 (the payment of which for the first three months after the establishment of the independent committee shall be paid on monthly basis with the remaining being paid promptly upon completion or termination of the merger as determined by the our board of directors).

Position with the Surviving Company

After completion of the merger, Mr. Yingjie Gao expects to continue to serve as chairman of the board of directors and chief executive officer of the surviving company. It is anticipated that the other executive officers of the Company will hold positions with the surviving company that are substantially similar to their current positions.

Related Party Transactions

We have adopted an audit committee charter, which provides that we may not enter into any related-party transaction unless and until it has been approved by the audit committee.

In addition to the arrangements in connection with the merger discussed elsewhere in this proxy statement, we had the following transactions with related parties for the years ended December 31, 2009 and December 2010:

Divestiture of Network Coverage Module Manufacturing Subsidiaries, Lake Communication and Lake Microwave

In December 2008, we entered into agreements with Mr. Haifang Zhuang (son of Professor Kunjie Zhuang who is a technology consultant and former director of our company, as well as one of our major shareholders) in connection with divesture of Lake Communication and Lake Microwave.

Following such sale and purchase, we have continued to purchase certain base station RF products from Lake Communication for the manufacturing of our wireless coverage products. Such purchases totalled RMB24.6 million (US$3.7 million) in 2010. We have no commitment to purchase products from Lake Communication after the disposal.

Establishment of Shenzhen GrenTech IOT Network Corporation Limited

We established Shenzhen GrenTech IOT Network Corporation Limited, or Shenzhen GrenTech IOT Network, a domestic limited liability company in China, with Shenzhen Tianfang Real Estate Agency Corporation Limited, or Shenzhen Tianfang, in February 2010. We contributed RMB7 million as the registered capital of Shenzhen GrenTech IOT Network and own 70% of the equity interest in Shenzhen GrenTech IOT Network. Shenzhen Tianfang contributed RMB3 million as the registered capital of Shenzhen GrenTech IOT Network and owned the remaining 30% equity interest in Shenzhen GrenTech IOT Network. Shenzhen Tianfang is a PRC company beneficially owned by Mr. Wan Jing (as to 80% of its equity interest) and Mr. Yingjie Gao (as to 20% of its equity interest), our chairman and chief executive officer. In December 2010, Shenzhen Tianfang transferred its 30% equity interest in Shenzhen GrenTech IOT Network to Shenzhen Xing Guang Investment Company Limited, or Shenzhen Xing Guang. Shenzhen Xing Guang is a PRC company beneficially owned by Mr. Yingjie Gao (as to 66.7% of its equity interest) and Mr. Wan Jing (as to 33.3% of its equity interest). Shenzhen GrenTech IOT Network primarily engages in the development and sale of object network identification systems, communication systems and related electronic component products, design and installation of network and automation related products, as well as design and development of websites and software. To date, the operations of Shenzhen GrenTech IOT Network have been limited and no revenue has been generated. The establishment and operation of Shenzhen GrenTech IOT Network were approved by our independent directors.

For more information, please see “Item 7. Major Shareholders and Related Party Transactions” included in our Annual Report on Form 20-F for the fiscal year ended December 31, 2010, incorporated by reference into this proxy statement. Please see “Where You Can Find More Information” beginning on page 108 for a description of how to obtain a copy of our Annual Report.

Fees and Expenses

Fees and expenses incurred or to be incurred by the Company and the Buyer Group in connection with the merger are estimated at the date of this proxy statement to be as follows:

Description	Amount
Legal fees and expenses	$1,200,000
Financial fees and expenses and other professional fees	$930,000
Independent committee fees	$110,000
Miscellaneous (including accounting, filing fees, printer, proxy solicitation and mailing costs, directors’ and officers’ insurance costs, and costs associated with the establishment of Parent and Merger Sub)	$600,000
Total	$2,840,000

These expenses will not reduce the merger consideration to be received by the Company shareholders. If the merger is completed, the party incurring any costs and expenses in connection with the merger and the merger agreement shall pay such costs and expenses.

Voting by the Buyer Group at the Extraordinary General Meeting

Pursuant to the voting and subscription agreement, each Rollover Shareholder has agreed to vote all of the Shares and ADSs owned by it in favor of the approval of the merger agreement and the transactions contemplated by the merger agreement, including the merger, and against any other acquisition proposal at any shareholders’ meeting of the Company. The Buyer Group, as a group, owns approximately 40.1% of the total outstanding Shares.

Litigation Related to the Merger

We are not aware of any lawsuit that challenges the merger, the merger agreement or any of the transactions contemplated thereby.

Accounting Treatment of the Merger

The merger is expected to be accounted for, at historical cost, as a merger of entities under common control in accordance with Accounting Standards Codification 805-50, “Business Combinations—Related Issues.”

Regulatory Matters

The Company does not believe that any material federal or state regulatory approvals, filings or notices are required in connection with the merger other than the approvals, filings or notices required under the federal securities laws and the filing of the plan of merger (and supporting documentation as specified in the Cayman Islands Companies Law) with the Cayman Islands Registrar of Companies and in the event the merger becomes effective, a copy of the certificate of merger being given to the shareholders and creditors of the Company and Merger Sub as at the time of the filing of the plan of merger and notice of merger being published in the Cayman Islands Gazette.

Appraisal Rights

Shareholders who dissent from the merger will have the right to seek appraisal and payment of the fair value of their Shares if the merger is completed, but only if they deliver to the Company, before the vote is taken, a written objection to the merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Law for the exercise of appraisal rights. The fair value of your Shares as determined under that statute could be more than, the same as, or less than the merger consideration you would receive pursuant to the merger agreement if you do not exercise appraisal rights with respect to your Shares.

ADS holders will not have the right to seek appraisal and payment of the fair value of the Shares underlying their ADSs. The ADS depositary will not attempt to perfect any dissenters’ rights with respect to any of the shares that it holds, even if an ADS holder requests the ADS depositary to do so. ADS holders wishing to exercise appraisal rights must surrender their ADSs to the ADS depositary, pay the ADS depositary’s fees required for the cancellation of the ADSs, provide instructions for the registration of the corresponding Shares, and certify that they have not given, and will not give, voting instructions as to the ADSs (or, alternatively, that they will not vote the Shares) before the close of business in New York city on             , 2012, and become registered holders of Shares by the close of business in the Cayman Islands on             , 2012. Thereafter, such former ADS holders must comply with the procedures and requirements for exercising appraisal rights with respect to the Shares under Section 238 of the Cayman Islands Companies Law.

Certain Material U.S. Federal Income Tax Consequences

The receipt of cash pursuant to the merger or through the exercise of dissenters’ rights will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local and other tax laws. The tax consequences of the merger or the exercise of dissenters’ rights to you will depend upon your personal circumstances. You should consult your tax advisors for a full understanding of the U.S. federal, state, local, foreign and other tax consequences of the merger to you. Please see “Material U.S. Federal Income Tax Consequences” beginning on page 100.

Certain Material PRC Income Tax Consequences

As there has not been a definitive determination of the Company’s status by the PRC tax authorities, the Company cannot confirm whether it would be considered a resident enterprise under the PRC Enterprise Income Tax Law (the “EIT Law”) or whether the gain recognized on the receipt of cash for our Shares or ADSs would be subject to PRC tax to holders of such Shares and ADSs that are not PRC residents. If, however, the PRC tax authorities were to determine that the Company should be considered a resident enterprise or that the receipt of cash for our Shares or ADSs should otherwise be subject to PRC tax, then gain recognized on the receipt of cash for our Shares or ADSs pursuant to the merger or through the exercise of dissenters’ rights by our shareholders or ADSs holders who are not PRC residents could be treated as PRC-source income that would be subject to PRC income tax at a rate of 20% in the case of individuals or 10% in the case of corporations (subject to applicable treaty relief). You should consult your own tax advisor for a full understanding of the tax consequences of the merger or the exercise of dissenters’ rights to you, including any PRC tax consequences. Please see “Material PRC Income Tax Consequences” beginning on page 103 for additional information.

Material Cayman Islands Tax Consequences

The Cayman Islands currently have no form of income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax. No taxes, fees or charges will be payable (either by direct assessment or withholding) to the government or other taxing authority in the Cayman Islands under the laws of the Cayman Islands in respect of the merger or the receipt of cash for our Shares under the terms of the merger agreement. This is subject to the qualification that (a) Cayman Islands stamp duty may be payable if any transaction documents are brought to or executed or produced before a court in the Cayman Islands; and (b) registration fees will be payable to the Registrar of Companies to register the plan of merger. Please see “Material Cayman Islands Tax Consequences” beginning on page 104 for additional information.

MARKET PRICE OF THE COMPANY’S ADSS, DIVIDENDS AND OTHER MATTERS

Market Price of the ADSs

The following table provides the high and low sales prices for our ADSs on NASDAQ under the symbol “GRRF,” for each quarter during the past two years:

	Sales Price Per ADS (in $)
	High	Low
Quarterly:
2010
First quarter	4.69	2.96
Second quarter	3.15	1.56
Third quarter	2.31	1.51
Fourth quarter	3.71	2.06
2011
First quarter	3.70	2.83
Second quarter	3.57	2.03
Third quarter	2.58	1.62
Fourth quarter	3.00	1.51
2012
First quarter (through January 18, 2012)	3.00	2.45

On November 11, 2011, the last trading day immediately prior to the Company’s announcement on November 14, 2011 that it had received a going private proposal, the reported closing price of our ADSs on NASDAQ was $2.56 per ADS. The merger consideration of $0.126 per Share, or $3.15 per ADS, represents a premium of 23.0% over the closing price of $2.56 per ADS on November 11, 2011, and a premium of 40.6% over the 60-trading day volume weighted average price as quoted by Bloomberg L.P. on November 11, 2011. On             , 2012, the most recent practicable date before the printing of this proxy statement, the high and low reported sales prices of our ADSs were $         and $        , respectively. You are urged to obtain a current market price quotation for your ADS in connection with voting the Shares underlying your ADSs.

Dividend Policy

We have not paid any dividend during the past two years. We do not expect to pay dividends in the foreseeable future and, under the terms of the merger agreement, are prohibited from doing so without Parent’s prior written approval. We currently intend to retain all available funds and any future earnings for use in the operation and expansion of our business, and do not anticipate paying any cash dividends on our Shares, or indirectly on our ADSs, in the foreseeable future. Future cash dividends, if any, will be declared at the discretion of our board of directors and will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors as our board of directors may deem relevant.

We are a holding company incorporated in the Cayman Islands. Our current and future ability to pay dividends depends substantially on the payment of dividends to us by our PRC subsidiaries, including Shenzhen GrenTech Company Limited.

Under PRC laws and regulations, PRC entities, including wholly owned foreign enterprises and domestic companies in China, may pay dividends only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, our PRC subsidiaries are required to set aside at least 10% of their after-tax profit based on PRC accounting standards each year to their statutory capital reserve fund until the cumulative amount of such reserve reaches 50% of their respective registered capital. These reserves are not distributable as cash dividends. Moreover, cash transfers from our PRC subsidiaries to us are subject to the PRC government’s currency conversion policy, and our PRC subsidiaries may not be able to obtain the relevant approvals or complete the requisite registrations for distributing dividends to us. Any failure by any of our shareholders or any beneficial owner of our Shares who is a PRC resident to comply with the approval or registration requirements imposed by the State Administration of Foreign Exchange with respect to their investment in us could also subject us to legal sanctions, including a restriction on our PRC subsidiaries’ ability to distribute dividends to us. As a result of the foregoing restrictions on our PRC subsidiaries, our ability to pay dividends on our Shares, or indirectly on our ADSs, could be significantly limited. Our non-PRC subsidiaries may also be subject to restrictions under applicable laws that would impede their ability to distribute dividends to us. Our non-PRC subsidiaries are, however, in a relatively early stage of development, and we do not expect them to pay dividends to our company for the foreseeable future.

We may be considered to be a “resident enterprise” for PRC tax purposes and could be subject to the uniform 25% enterprise income tax rate for our global income, including dividends. In addition, dividends paid to “non-resident enterprises” by “resident enterprises” are regarded as income from “sources within the PRC” and therefore subject to a 10% withholding income tax. A lower withholding income tax rate of 5% may be applied if the foreign holding company is registered in a jurisdiction that has a tax treaty arrangement with China. Under the Individual Income Tax Law, an individual who disposed of capital asset in China is subject to PRC income tax at the rate of 20%. Although our Company is incorporated in the Cayman Islands, it remains unclear whether the gains our foreign ADS holders may realize will be regarded as income from sources within the PRC if we are classified as a PRC resident enterprise. Any dividends paid to our shareholders which are considered “non-resident enterprises” may be subject to withholding income tax and the value of the investment in our Shares or ADSs may be adversely and materially affected. Please see “Item 3. Key Information—Risk Factors—Risks Relating to Our Company—We may be treated as a resident enterprise for PRC tax purposes following the effectiveness of the new enterprise income tax law on January 1, 2008, which may subject us to PRC income tax for our global income and withholding income tax for any dividends we pay to our non-PRC shareholders on profits earned after January 1, 2008.” in the Company’s Annual Report on Form 20-F for the year ended December 31, 2010, which is incorporated herein by reference.

Subject to the approval of our shareholders, our board of directors has complete discretion over distribution of dividends. Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant.

THE EXTRAORDINARY GENERAL MEETING

We are furnishing this proxy statement to you, as a holder of our Shares, as part of the solicitation of proxies by the Company’s board of directors for use at the extraordinary general meeting described below.

Date, Time and Place of the Extraordinary General Meeting

The extraordinary general meeting will be held on             , 2012, at      a.m., Beijing time, at the Company’s offices located at 2nd Floor, Block A, Guoren Building, Keji Central 3rd Road, Hi-Tech Park, Nanshan District, Shenzhen 518057, People’s Republic of China.

Proposals to be Considered at the Extraordinary General Meeting

At the meeting, you will be asked to consider and vote upon:

•	AS SPECIAL RESOLUTIONS:

THAT the amended and restated agreement and plan of merger dated January 20, 2012 (the “merger agreement”), among Talenthome Management Limited, Xing Sheng Corporation Limited and the Company (a copy of which is attached as Annex A to the proxy statement accompanying this notice of extraordinary general meeting and will be produced and made available for inspection at the extraordinary general meeting), and the transactions contemplated by the merger agreement, including the merger, be and are hereby approved by the Company;

THAT the directors of the Company be, and are hereby, authorized to do all things necessary to give effect to the merger agreement; and, if necessary

•	as an ordinary resolution:

THAT the chairman of the extraordinary general meeting be instructed to adjourn or postpone the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

At the effective time of the merger, all of the Shares will be cancelled and cease to exist. If the merger is completed, each issued and outstanding Share and ADS, other than the Excluded Shares, will be cancelled in exchange for the right to receive the per Share merger consideration of $0.126 and the per ADS merger consideration of $3.15 (less $0.05 per ADS cancellation fees pursuant to the terms of the deposit agreement), respectively, in each case, in cash, without interest and net of any applicable withholding taxes, in accordance with the terms and conditions set forth in the merger agreement. The Rollover Shares and Shares held by the ADS depositary which are not represented by ADSs will be cancelled for no consideration. The Dissenting Shares will cancelled from their appraisal or other agreed value as determined under the Cayman Islands Companies Law. At the effective time, each issued and outstanding ordinary share, par value $0.00002 per share, of Merger Sub will be converted into one fully paid and non-assessable ordinary share, par value $0.00002 per share, of the surviving company.

Our Board’s Recommendation

Our board of directors, acting upon the unanimous recommendation of the independent committee of our board of directors:

•

determined that the merger, on the terms and subject to the conditions set forth in the merger agreement, is fair (both substantively and procedurally) to, and in the best interests of, the Company and our shareholders (other than the Buyer Group), and declared it advisable to enter into the merger agreement;

•	approved the merger agreement and the transactions contemplated by the merger agreement, including the merger; and

•	recommends that the Company’s shareholders vote FOR the approval of the merger agreement and the transactions contemplated by the merger agreement, including the merger.

Record Date; Shares and ADSs Entitled to Vote

You are entitled to vote at the extraordinary general meeting if you are the registered holder of Shares at the close of business in the Cayman Islands on             , 2012, the Share record date for voting at the extraordinary general meeting. We expect that, on the Share record date,             Shares would be issued and outstanding and held by approximately              holders of record. If you are the registered holder of Shares at the close of business in the Cayman Islands on the Share record date, the deadline for you to lodge your proxy card and vote is             , 2012 at          a.m., Beijing time. If you own ADSs at the close of business in New York City on             , 2012, the ADS record date, you cannot vote at the extraordinary general meeting directly, but you may instruct the ADS depositary (as the holder of the Shares underlying the ADSs) on how to vote the Shares underlying your ADSs. The ADS depositary must receive your instructions no later than 10:00 a.m., New York City time on             , 2012 in order to ensure your Shares are properly voted at the extraordinary meeting. Alternatively, you may vote at the extraordinary general meeting if you hold ADSs as of the ADS record date, you cancel your ADSs, and you certify that you have not given, and will not give, voting instructions to the ADS depositary as to the ADSs being cancelled by the close of business in New York City on             , 2012, and become a registered holder of Shares by the close of business in the Cayman Islands on             , 2012, the Share record date. Each outstanding Share on the Share record date entitles the holder to one vote on each matter submitted to the shareholders for approval at the extraordinary general meeting and any adjournment thereof. See “—Procedures for Voting” below.

Quorum

A quorum of our shareholders is necessary to have a valid shareholders’ meeting. Two (2) shareholders entitled to vote and present in person or by proxy or (in the case of a shareholder being a corporation) by its duly authorized representative representing not less than a majority in nominal value of the total issued and outstanding Shares in the Company throughout the meeting shall form a quorum. We expect, as of the record date, there will be              Shares entitled to be voted at the extraordinary general meeting. In the event that a quorum is not present at the extraordinary general meeting, we currently expect that we will adjourn the extraordinary general meeting to solicit additional proxies in favor of the approval of the merger agreement.

Vote Required

Under the Cayman Islands Companies Law and the merger agreement, we cannot complete the merger unless the merger agreement is approved by an affirmative vote of shareholders representing two-thirds or more of the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting. To the extent known by the Company after making reasonable inquiry, except as set forth under the caption “Security Ownership of Certain Beneficial Owners and Management of the Company,” no executive officer, director or affiliate of the Company or any member of the Buyer Group currently hold any securities of the Company.

The Buyer Group, as a group, owns 235,805,375 Shares, which represent approximately 40.1% of the total outstanding Shares. The Buyer Group has agreed to vote (or cause to be voted) all Shares that it owns in favor of the approval of the merger agreement and the transactions contemplated by the merger agreement, including the merger. Accordingly, based on the number of Shares expected to be outstanding on the Share record date, 155,793,175 Shares owned by the remaining shareholders (representing approximately 44.3% of the total outstanding Shares owned by the remaining shareholders) must be voted in favor of the proposal to be approved, assuming all remaining shareholders will be present and voting in person or by proxy at the extraordinary general meeting.

Procedures for Voting

Shares

Holders of record of our Shares may vote their Shares by attending the extraordinary general meeting and voting their Shares in person, or by completing the accompanying proxy card in accordance with the instructions set forth on the proxy card. The deadline to lodge your proxy card is             , 2012 at      a.m., Beijing time failing which it will not be valid.

Shareholders who hold their Shares in “street name,” meaning in the name of a bank, broker or other person who is the record holder, must either direct the record holder of their Shares how to vote their Shares or obtain a proxy from the record holder to vote their Shares at the extraordinary general meeting.

ADSs

If you own ADSs, you cannot vote at the extraordinary general meeting directly. Citibank, N.A., as depositary of the ADSs, has advised us that it intends to mail to all owners of ADSs this proxy statement, the accompanying notice of extraordinary general meeting of shareholders and an ADS Voting Instructions Card. Upon the delivery of a signed and completed ADS Voting Instructions Card as instructed therein, Citibank, N.A. will endeavor, to the extent practicable, to vote or cause to be voted the amount of Shares represented by the ADSs, evidenced by American Depositary Receipts related to those ADSs, in accordance with the instructions set forth in such request, each shareholder has an amount of votes equal to the number of Shares held as of             , 2012. Citibank, N.A. will instruct the custodian to vote the Shares on deposit with the custodian in accordance with the voting instructions received from the holders of ADSs. Citibank, N.A. has advised us that it will not vote or attempt to exercise the right to vote other than in accordance with those instructions. As the holder of record for all the Shares represented by the ADSs, only Citibank, N.A. may vote those Shares at the extraordinary general meeting. You should return your properly completed ADS Voting Instructions Card to Citibank, N.A. prior to 10 a.m., New York City Time, on             , 2012, which is the last date by which voting instructions may be received by Citibank, N.A. Citibank, N.A. and its agents are not responsible if they fail to carry out your voting instructions or for the manner in which they carry out your voting instructions. This means that if the Shares underlying your ADSs are not able to be voted at the extraordinary general meeting, there may be nothing you can do.

Alternatively, you may vote at the extraordinary general meeting if you cancel your ADSs and you certify that you have not given, and will not give, voting instructions to Citibank, N.A. as to the ADSs being cancelled by the close of business in New York City on             , 2012 and become a registered holder of Shares by the close of business in the Cayman Islands on             , 2012, the Share record date.

If you wish to cancel your ADSs and withdrawal Shares, you need to make arrangements to deliver your ADSs to Citibank, N.A. for cancellation. Your ability to withdraw Shares may be limited by U.S. and Cayman Islands legal considerations applicable at the time of withdrawal. In order to withdraw the Shares represented by your ADSs, you will be required to pay to the Citibank, N.A. the fees for cancellation of ADSs and any charges and taxes payable upon the transfer of the Shares being withdrawn. You assume the risk for delivery of all funds and securities upon withdrawal. Once canceled, the ADSs will not have any rights under the deposit agreement. If you hold an ADS registered in your name, Citibank, N.A. may ask you to provide proof of identity and genuineness of any signature and such other documents as it may deem appropriate before it will cancel your ADSs. The withdrawal of the Shares represented by your ADSs may be delayed until Citibank, N.A. receives satisfactory evidence of compliance with all applicable laws and regulations. Please keep in mind that Citibank, N.A. will only accept ADSs for cancellation that represent a whole number of securities on deposit. If you surrender a number of ADSs for withdrawal representing other than a whole number of Shares, Citibank, N.A. will either return the number of ADSs representing any remaining fractional Shares or sell the Shares represented by the ADSs you surrendered and remit the net proceeds of that sale to you as in the case of a distribution in cash.

If the merger is not approved at the extraordinary general meeting, the shareholders who have cancelled their ADSs and withdrawn the Shares may opt to (i) remain a registered holder of Shares of the Company (but note that currently there is no trading market for our Shares); or (ii) deposit their Shares with the custodian of the ADS depositary for issuance of ADSs in accordance with the terms of the deposit agreement (including a payment by such shareholders of $0.05 per ADS issuance fees).

Voting of Proxies and Failure to Vote

All Shares represented by valid proxies will be voted at the extraordinary general meeting in the manner specified by the holder. If a shareholder returns a properly signed proxy card but does not indicate how the shareholder wants to vote, Shares represented by that proxy card will be voted FOR the proposal to approve the merger agreement and the transactions contemplated by the merger agreement, including the merger, FOR the proposal to authorize the directors of the Company to do all things necessary to give effect to the merger agreement, and FOR the proposal to approve that the chairman of the extraordinary general meeting be instructed to adjourn or postpone the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting unless the shareholder appoints a person other than the chairman of the meeting as proxy, in which case the Shares represented by that proxy card will be voted (or not submitted for voting) as the proxy determines.

Brokers or other nominees who hold our Shares in “street name” for customers who are the beneficial owners of such Shares may not give a proxy to vote those customers’ Shares in the absence of specific instructions from those customers. Broker non-votes will not be counted towards a quorum or for any purpose in determining whether the proposal is approved.

Revocability of Proxies

Registered holders of our Shares may revoke their proxies in one of three ways:

•

First, a registered shareholder can revoke a proxy by written notice of revocation given to the chairman of the extraordinary general meeting before the extraordinary general meeting commences. Any written notice revoking a proxy should also be sent to 15th Floor, Block A, Guoren Building, Keji Central 3rd Road, Hi-Tech Park, Nanshan District, Shenzhen 518057, People’s Republic of China.

•

Second, a registered shareholder can complete, date and submit a new proxy card bearing a later date than the proxy card sought to be revoked to the Company so as to be received no less than 48 hours prior to the extraordinary general meeting.

•

Third, delivery of an instrument appointing a proxy shall not preclude a registered shareholder from attending and voting in person at the extraordinary general meeting and in such event, the proxy shall be deemed to be revoked.

If a shareholder holds Shares through a broker and has instructed the broker to vote the shareholder’s Shares, the shareholder must follow directions received from the broker to change those instructions.

Holders of our ADSs may revoke their voting instructions by notification to the ADS depositary in writing at any time prior to      p.m., New York City time on             , 2012. A holder of ADSs can do this in one of two ways:

•	First, a holder of ADSs can revoke its voting instruction by written notice of revocation timely delivered to the ADS depositary.

•

Second, a holder of ADSs can complete, date and submit a new ADS Voting Instructions Card to the ADS depositary bearing a later date than the ADS Voting Instructions Card sought to be revoked to the ADS depositary.

If you hold your ADSs through a broker, bank or nominee and you have instructed your broker, bank or nominee to give ADS voting instructions to the ADS depositary, you must follow the directions of your broker, bank or nominee to change those instructions.

Rights of Shareholders Who Object to the Merger

Shareholders who elect to dissent from the merger will have the right to seek appraisal and payment of the fair value of their Shares if the merger is completed, but only if they deliver to the Company, before the vote is taken, a written objection to the merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Law for the exercise of appraisal rights, which is attached as Annex C to this proxy statement. The fair value of your Shares as determined under that statute could be more than, the same as, or less than the merger consideration you would receive pursuant to the merger agreement if you do not exercise appraisal rights with respect to your Shares.

ADS HOLDERS WILL NOT HAVE THE RIGHT TO SEEK APPRAISAL AND PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSs. THE ADS DEPOSITARY WILL NOT ATTEMPT TO PERFECT ANY DISSENTERS’ RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE APPRAISAL RIGHTS MUST SURRENDER THEIR ADSs TO THE ADS DEPOSITARY, PAY THE ADS DEPOSITARY’S FEES REQUIRED FOR THE CANCELLATION OF THE ADSs, PROVIDE INSTRUCTIONS FOR THE REGISTRATION OF THE CORRESPONDING SHARES, AND CERTIFY THAT THEY HAVE NOT GIVEN, AND WILL NOT GIVE, DIRECTLY OR INDIRECTLY, VOTING INSTRUCTIONS AS TO THE ADSs (OR, ALTERNATIVELY, THAT THEY WILL NOT VOTE THE SHARES) BEFORE THE CLOSE OF BUSINESS IN NEW YORK CITY ON             , 2012, AND BECOME REGISTERED HOLDERS OF SHARES BY THE CLOSE OF BUSINESS IN THE CAYMAN ISLANDS ON             , 2012. THEREAFTER, SUCH FORMER ADS HOLDERS MUST COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING APPRAISAL RIGHTS WITH RESPECT TO THE SHARES UNDER SECTION 238 OF THE CAYMAN ISLANDS COMPANIES LAW.

Whom to Call for Assistance

If you need assistance, including help in changing or revoking your proxy, please contact MacKenzie Partners, Inc., which is acting as a proxy solicitation agent and information agent in connection with the merger as follows:

MacKenzie Partners, Inc.

105 Madison Avenue

New York, New York 10016

Shareholders, banks and brokers may call toll free at +1 800 322 2885

(or call collect at +1 212 929 5500 from outside of the United States)

Email: proxy@mackenziepartners.com

Solicitation of Proxies

We have engaged MacKenzie Partners, Inc. to assist in the solicitation of proxies from banks, brokerage firms, nominees, institutional holders and individual investors for the extraordinary general meeting. We expect that MacKenzie Partners, Inc.’s fees for its services will be approximately $10,000 plus certain costs associated with telephone solicitations, if required, and reimbursement of out-of-pocket expenses. In addition, proxies may be solicited by mail, in person, by telephone, by internet or by facsimile by certain of our officers and directors. These persons will receive no additional compensation for solicitation of proxies but may be reimbursed for reasonable out-of-pocket expenses. We will reimburse banks, brokers, nominees, custodians and fiduciaries for their reasonable expenses in forwarding copies of this proxy statement to the beneficial owners of our Shares and in obtaining voting instructions from those owners. We will pay all expenses of filing, printing and mailing this proxy statement.

Other Business

We are not currently aware of any business to be acted upon at the extraordinary general meeting other than the matters discussed in this proxy statement.

THE AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

This section of the proxy statement describes the material terms of the merger agreement but does not purport to describe all of the terms of the merger agreement. We urge you to read the full text of the merger agreement because it is the legal document that governs the merger. This description of the merger agreement has been included to provide you with information regarding its terms.

Structure and Completion of the Merger

The merger agreement provides for the merger of Merger Sub with and into the Company upon the terms, and subject to the conditions, of the merger agreement. Merger Sub is a Cayman Islands company formed solely for purposes of the merger. Parent is a British Virgin Islands company wholly owned by Mr. Yingjie Gao, our chairman and chief executive officer, and at the effective time of the merger, will be 100% beneficially owned by Mr. Yingjie Gao, Ms. Rong Yu, a director and the chief financial officer of the Company, and Ms. Yin Huang, a founder of the Company who beneficially owns approximately 4.3% of outstanding Shares of the Company. If the merger is completed, the Company will cease to be a publicly traded company. The closing will occur on the second business day immediately after all of the closing conditions have been satisfied or waived. At the closing, Merger Sub and the Company will execute a plan of merger and file the plan of merger and other related documents with the Registrar of Companies of the Cayman Islands. The merger will become effective upon such filing or at such time thereafter within 90 days of registration of the plan of merger by the Registrar of Companies of the Cayman Islands as agreed by Merger Sub and the Company.

We expect that the merger will be completed during the second quarter of 2012, after all conditions to the merger have been satisfied or waived. We cannot specify when, or assure you that, all conditions to the merger will be satisfied or waived; however, we intend to complete the merger as promptly as practicable.

Memorandum and Articles of Association; Directors and Officers of the Surviving Company

Upon completion of the merger, the memorandum and articles of association of Merger Sub, as in effect at the effective time, will be the memorandum and articles of association of the surviving company (except that at the effective time, Article I of the memorandum of association of the surviving company will be amended to read as follows: “The name of the corporation is China GrenTech Corporation Limited”). The directors of Merger Sub immediately prior to the effective time will become the directors of the surviving company and the officers of the Company immediately prior to the effective time will remain the officers of the surviving company, unless otherwise determined by Parent prior to the effective time.

Merger Consideration

Each outstanding Share other than (i) the Rollover Shares, (ii) the Dissenting Shares and (iii) any Shares held by the ADS depositary which are not represented by ADSs, will be cancelled in exchange for the right to receive $0.126 in cash per Share ($3.15 per ADS) without interest and net of any applicable withholding taxes (subject, in the cases of ADSs, to the terms and conditions of the deposit agreement).

Each Rollover Share and each Share held by the Depositary which is not represented by ADSs will, by virtue of the merger and without any action on the part of its holder, cease to be outstanding, automatically be cancelled and will cease to exist, and no consideration or distribution will be paid or payable in exchange therefor.

Each Dissenting Share will be entitled to receive only the payment resulting from the procedures set forth in Section 238 of the Cayman Islands Companies Law.

At the effective time, each outstanding ordinary share, par value $0.00002 per share, of Merger Sub will be converted into one fully paid and non-assessable ordinary share, par value $0.00002 per share, of the surviving company.

A Company shareholder will be deemed to be untraceable if (a) he has no registered address in the register of members (or branch register) maintained by the Company or, (b) on the last two (2) consecutive occasions on which a dividend has been paid by the Company a check payable to such shareholder either (i) has been sent to such shareholder and has been returned undelivered or has not been cashed or, (ii) has not been sent to such shareholder because on an earlier occasion a check for a dividend so payable has been returned undelivered, and in any such case no valid claim in respect thereof has been communicated in writing to the Company or (c) notice of the Company extraordinary general meeting convened to vote on the merger has been sent to such shareholder and has been returned undelivered. Monies due to holders of Dissenting Shares and shareholders of the Company who are untraceable and any monies which are returned shall be held by the surviving company in a separate non-interest bearing bank account for the benefit of holders of Dissenting Shares and shareholders of the Company who are untraceable. Monies unclaimed after a period of seven (7) years from the date of the notice of the extraordinary general meeting shall be forfeited and shall revert to the surviving company.

Exchange Procedures

At or prior to the effective time, Parent will deposit with the paying agent for the benefit of the holders of the Shares and ADSs, an amount in cash sufficient for the paying agent to make payments under the merger agreement. Promptly after the effective time, the paying agent will mail to each registered holder of the Shares (other than holders of the Rollover Shares or the Dissenting Shares) (a) a letter of transmittal specifying how the delivery of the merger consideration to registered holders of the Shares will be effected and (b) instructions for effecting the surrender of share certificates in exchange for the applicable merger consideration. Upon surrender of a share certificate, a declaration of loss or non-receipt or a book entry shares, each registered holder of the Shares will receive an amount equal to (i) the number of Shares multiplied by (ii) the per Share merger consideration. Promptly following the effective time, the paying agent will transmit to the ADS depositary an amount equal to the product of (x) the number of ADSs and (y) the per ADS merger consideration. The ADS depositary will distribute the per ADS merger consideration to ADS holders pro rata to their holdings of ADSs upon surrender by them of the ADSs.

Representations and Warranties

The merger agreement contains representations and warranties made by the Company to Parent and Merger Sub and representations and warranties made by Parent and Merger Sub to the Company, in each case, as of specific dates. The statements embodied in those representations and warranties were made for purposes of the merger agreement and are subject to important qualifications and limitations agreed by the parties in connection with negotiating the terms of the merger agreement (including the disclosure schedules delivered by the Company and Parent in connection therewith but not reflected in the merger agreement). In addition, some of those representations and warranties may be subject to a contractual standard of materiality different from that generally applicable to shareholders, may have been made for the principal purposes of establishing the circumstances in which a party to the merger agreement may have the right not to close the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise and allocating risk between the parties to the merger agreement rather than establishing matters as facts. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the merger agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement.

The representations and warranties made by the Company to Parent and Merger Sub include representations and warranties relating to, among other things:

•	due organization, existence, good standing and authority to carry on the Company’s businesses;

•

the Company’s capitalization, the absence of preemptive or other similar rights or any debt securities that give its holders the right to vote with the Company’s shareholders and the absence of encumbrances on the Company’s ownership of the equity interests of its subsidiaries;

•

the Company’s corporate power and authority to execute and deliver, to perform its obligations under and to consummate the transactions under the merger agreement, and the enforceability of the merger agreement against the Company;

•	the required vote of the Company’s shareholders to approve the merger agreement;

•

the declaration of advisability of the merger agreement and the merger by the independent committee and by the board of directors of the Company, and the approval of the merger agreement and the merger by the board of directors of the Company;

•

the absence of violations of, default under, or material breach of, the governing documents of the Company and its subsidiaries, applicable law regarding the Company and its subsidiaries and certain agreements of the Company and its subsidiaries as a result of the Company entering into and performing under the merger agreement and consummating the transactions contemplated by the merger agreement;

•	governmental consents and approvals;

•	the absence of secured creditors;

•	the Company’s SEC filings since January 1, 2009 and the financial statements included therein;

•	the Company’s disclosure controls and procedures and internal controls over financial reporting;

•	the accuracy of the information provided in the Schedule 13E-3 and this proxy statement;

•	the absence of certain undisclosed liabilities;

•	the absence of a Company “Material Adverse Effect” (as defined below) and the absence of certain other changes or events from December 31, 2010 to January 20, 2012;

•	the absence of legal proceedings and governmental orders against the Company or its subsidiaries;

•	employee benefits plans;

•	compliance with applicable laws, licenses and permits;

•	material contracts and the absence of any default under, or termination of, any material contract;

•	real property;

•	the absence of a shareholder rights agreement and the inapplicability of any anti-takeover law to the merger;

•	environmental matters;

•	tax matters;

•	labor matters;

•	intellectual property;

•	customers and suppliers;

•	insurance matters;

•	the receipt of opinion from William Blair;

•	product liability;

•	the absence of any undisclosed broker’s or finder’s fees; and

•	acknowledgement as to the absence of any other representations and warranties made by Parent and Merger Sub to the Company.

Many of the representations and warranties in the merger agreement made by the Company are qualified as to “materiality” or “Material Adverse Effect.” For purposes of the merger agreement, a “Material Adverse Effect” means any change, effect, event, circumstance or occurrence that has or would reasonably be expected to have, either individually or in the aggregate, a material adverse effect on the business, consolidated results of operations or financial condition of the Company and its Subsidiaries taken as a whole; provided, however, that none of the following and no effect, alone or in combination, related to or arising out of any of the following, will be taken into account, individually or in the aggregate, in determining whether a Material Adverse Effect has occurred or is reasonably expected to occur or occurrence:

(a)	effects attributable to the consummation of the transactions contemplated by, or the announcement of, the merger agreement or the pendency of the transactions contemplated by the merger agreement or the identity of Parent as the acquiror of the Company, including without limitation, the initiation of litigation or other legal proceeding related to the merger agreement or the transactions contemplated thereby;

(b)	any change in the Company’s stock price or trading volume (although the underlying cause contributing to such change in stock price or trading volume may be taken into account in determining whether a Material Adverse Effect has occurred or is reasonably expected to occur);

(c)	actions or omissions of the Company or any of its Subsidiaries taken (i) that are required by the merger agreement, (ii) with the consent of Parent, Merger Sub or Mr. Yingjie Gao, or (iii) at the request of Parent, Merger Sub or Mr. Yingjie Gao;

(d)	any breach of the merger agreement by Parent or Merger Sub;

(e)	effects affecting the financial, credit or securities markets in the United States, the PRC or any other country or region in the world, including changes in interest rates or foreign exchange rates;

(f)	effects affecting the industry in which the Company and its Subsidiaries operate;

(g)	changes in general business, economic or political conditions;

(h)	any effect caused by acts of armed hostility, sabotage, terrorism or war (whether or not declared); including any escalation or worsening thereof;

(i)	earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides or other natural disasters, or other similar force majeure events;

(j)	changes or modifications in (i) GAAP occurring after the date of the merger agreement or (ii) applicable law or the interpretation or enforcement thereof;

(k)	the failure by the Company or any of its Subsidiaries to meet any internal or industry estimates, expectations, forecasts, projections or budgets for any period (although the underlying cause of such failure may be taken into account in determining whether a Material Adverse Effect has occurred or is reasonably expected to occur);

(l)	any change or prospective change in the Company’s credit ratings; and

(m)	any loss of, or change in, the relationship of the Company or any of its Subsidiaries, contractual or otherwise, with its customers, suppliers, vendors, lenders, employees, investors, or joint venture partners arising out of the execution, delivery or performance of the merger agreement, the consummation of the transactions contemplated thereby or the announcement of any of the foregoing;

provided, however, that any effect referred to in clauses (e), (f), (g), (h), (i) or (j) may be taken into account in determining whether there has been a Material Adverse Effect to the extent such effect has a materially disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, as compared to other participants in the industry in which the Company and its Subsidiaries operate.

The representations and warranties made by Parent and Merger Sub to the Company include representations and warranties relating to, among other things:

•	their due organization, existence and good standing;

•

their corporate power and authority to execute, deliver and perform their obligations under and to consummate the transactions contemplated by the merger agreement, and the enforceability of the merger agreement against them;

•	sufficiency of funds in the financing contemplated by the Debt Commitment Letter, subject to certain assumptions;

•	the Debt Commitment Letter and the absence of any default thereunder;

•	the absence of contingencies related to the funding of the financing other than as set forth in the Debt Commitment Letter;

•	capitalization of Parent, ownership of Parent, Parent ownership of Merger Sub and the operations of Parent and Merger Sub;

•	governmental consents and approvals;

•

the absence of violations of, default under, or material breach of, the governing documents of Parent or Merger Sub, applicable law regarding Parent or Merger Sub and certain agreements of Parent or Merger Sub as a result of Parent or Merger Sub entering into and performing under the merger agreement and consummating the transactions contemplated by the merger agreement;

•	the absence of secured creditors of Merger Sub;

•	the absence of legal proceedings against Parent and Merger Sub;

•	the absence of any undisclosed broker’s or finder’s fees;

•	the accuracy of the information provided by Parent or Merger Sub for inclusion in the Schedule 13E-3 and this proxy statement;

•	solvency of the surviving company immediately following completion of the merger;

•

the absence of undisclosed shares and other securities of, any other rights to acquire the shares and other securities of, or any other economic interest in, the Company, beneficially owned by Parent, Merger Sub or any member of the Buyer Group;

•	the execution and the validity and enforceability of the limited guaranty provided by Guoren Industrial Development Limited of certain obligations of Parent and the lack of any default thereunder;

•	the execution and validity and enforceability of the voting and subscription agreement entered into by the Buyer Group;

•	the absence of certain agreements or compensation or equity arrangements;

•	the absence of any agreements among the members of the Buyer Group or any of their respective affiliates with respect to the transactions contemplated by the merger agreement of the Company;

•	independent investigation conducted by Parent and Merger Sub and non-reliance on the Company’s estimates; and

•	acknowledgement as to the absence of any other representations and warranties made by Parent and Merger Sub to the Company.

Conduct of Business Prior to Closing

Under the merger agreement, the Company has agreed that, subject to certain exceptions in the merger agreement, from the date of the merger agreement until the earlier of the effective time or the termination of the merger agreement, the Company and its subsidiaries will conduct their businesses in the ordinary and usual course of business and, to the extent consistent therewith, the Company and its subsidiaries will use their reasonable efforts to preserve substantially intact their business organizations and maintain its existing relations and goodwill with governmental entities, key customers, suppliers, distributors, employees and others with whom the Company has material business relationships.

Subject to certain exceptions set forth in the merger agreement and the disclosure schedules the Company delivered in connection with the merger agreement, unless Parent consents in writing (which consent cannot be unreasonably withheld, conditioned or delayed), the Company will not and will not permit any of its subsidiaries to, among other things:

•

adopt or proposed any change in the organizational or governing documents of the Company or its subsidiaries (other than subsidiaries incorporated in the PRC except for Shenzhen GrenTech Company Limited);

•

merge or consolidate the Company or any of its subsidiaries (except for transactions among wholly owned subsidiaries that are not obligors or guarantors of third party indebtedness), or other than in the ordinary course, restructure, reorganize or completely or partially liquidate or otherwise enter into any contracts imposing material changes or material restrictions on its assets, operations or businesses;

•

acquire share or assets or make any investment, in each case, other than in the ordinary course of business or, if outside the ordinary course of business, in an amount not to exceed $5 million for any transaction or related series of transactions;

•	issue, sell, pledge, transfer or otherwise dispose of any shares of capital stock of the Company and its subsidiaries or any rights to acquire the Company’s securities;

•

create or incur any lien on (i) intellectual property owned or exclusively licensed or material and non-exclusively licensed by the Company or its subsidiaries outside the ordinary course of business or (ii) any other assets of the Company or any of its subsidiaries that have a value in excess of $5 million, in each case other than permitted liens;

•

make any loans, advances, guarantees or capital contributions or investments (other than to the Company or its any direct or indirect wholly owned subsidiaries), except pursuant to contracts in effect as of the date of the merger agreement which have been identified in the disclosure schedule;

•

declare, set aside, make or pay dividends or other distribution with respect to share capital of the Company or any of its subsidiaries (except for dividends paid by any subsidiaries in the ordinary course consistent with past practice) or enter into any contract with respect to the voting of the share capital of the Company or any of its subsidiaries;

•	reclassify, split, combine or subdivide any of the share capital of the Company or any of its subsidiaries or securities convertible into or exercisable for any such share capital;

•

incur, alter, amend or modify any indebtedness for borrowed money or guarantee of a third party’s indebtedness or permit any subsidiary of the Company to guarantee any indebtedness of the Company (other than the incurrence or guarantee of indebtedness in the ordinary course of business that does not exceed $5 million in the aggregate, including all outstanding indebtedness of the Company and its subsidiaries and any borrowings under the existing credit facilities to fund working capital needs and such other actions taken in the ordinary course of business consistent with past practice);

•	issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company or any of its subsidiaries;

•	make or authorize capital expenditures in excess of $50 million, other than expenditures necessary to maintain existing assets in good repair, consistent with past practice;

•	make material changes in accounting policies or procedures, except as required by changes in applicable generally accepted accounting principles or law;

•

settle any action before a governmental authority by or against the Company or any of its subsidiaries, other than settlements entered into in the ordinary course of business consistent with past practice, requiring only the payment of monetary damages not exceeding $5 million and not involving the admission of wrongdoings by the Company or any of its subsidiaries;

•	engage in the conduct of any new line of business material to the Company and its subsidiaries taken as a whole;

•	create any new subsidiaries;

•	enter into, amend or modify in any material respect or terminate, or waive any material rights under, any material contract, that is reasonably expected to result in a material adverse effect;

•

make or change any tax election, materially amend any tax return, enter into any material closing agreements with respect to taxes, surrender any right to claim a material refund of taxes, settle or finally resolve any material controversy with respect to taxes or materially change any method of tax accounting;

•

transfer, sell, license, mortgage, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of (i) any of the Company’s material intellectual property, or (ii) any of the Company’s material assets, licenses, operations, rights, interests, product lines or businesses, except in connection with services provided in the ordinary course of business, sales of products in the ordinary of business, sales of obsolete assets, or sales, leases, licenses or other dispositions of assets of not more than $2 million in the aggregate;

•

except for limited exceptions, (i) enter into any new employment or compensatory agreements; (ii) grant any severance or termination payments or benefits to any director or officer of the Company or any of its subsidiaries; (iii) increase the compensation, bonus, pension, welfare, severance or other benefits of, pay any bonus to, or make any new equity awards to any director or officer of the Company or any of its subsidiaries, (iv) establish, adopt, amend or terminate any benefit or compensation plan of the Company (except as required by law) or amend the terms of any outstanding equity-based awards; (v) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any benefit or compensation plan of the Company, to the extent not already required in any such benefit or compensation plan; (vi) materially change any actuarial or other assumptions used to calculate funding obligations with respect to any the Company’s benefit plan or change the manner in which contributions to such plans are made or the basis on which such contributions are determined (except as required by U.S. GAAP); or (vii) forgive any loans made to directors, officers or employees of the Company or its subsidiaries; or

•	agree, authorize or commit to do any of the foregoing.

Financing

As of the date of the merger agreement, Parent has delivered to the Company (a) a copy of the executed Debt Commitment Letter from Guotai Junan pursuant to which Guotai Junan has committed to provide debt financing to Parent in the aggregate amount set forth therein, subject to the terms and conditions therein, and (b) a deed executed, sealed and delivered by Mr. Yingjie Gao and Guoren Industrial pursuant to which Mr. Yingjie Gao unconditionally committed to extend a shareholder loan to Parent, and Guoren Industrial absolutely, unconditionally and irrevocably guaranteed the disbursement obligation of Mr. Yingjie Gao pursuant thereto.

Parent and Merger Sub will use their reasonable best efforts to obtain the debt financing for the merger on the terms and conditions described in the Debt Commitment Letter and the Promissory Note and Guarantee, and will not permit any amendment or modification to be made to, or any waiver of any provision under, the Debt Commitment Letter or the Promissory Note and Guarantee if such amendment, modification or waiver (a) reduces (or could reduce) the aggregate amount of the debt financing (including by increasing the amount of fees to be paid or original issue discount unless the debt financing is increased by a corresponding amount or additional financing is otherwise made available to fund such fees or original issue discount) or (b) imposes new or additional conditions or otherwise expands, amends or modifies any of the conditions to the debt financing in a manner that would reasonably be expected to (x) delay or prevent or make less likely the funding of the debt financing at the effective time of the merger or (y) adversely impact the ability of Parent, Merger Sub or the Company, as applicable, to enforce its rights against other parties to the commitment letter, in each of clauses (x) and (y) in any material respect. Parent shall promptly deliver to the Company copies of any such amendment, modification or replacement.

Parent and Merger Sub will use their reasonable best efforts to:

•	maintain in effect the Debt Commitment Letter and the Promissory Note and Guarantee;

•

negotiate and enter into definitive agreements with respect to the debt financing on the terms and conditions contained in the Debt Commitment Letter (or on terms no less favorable to Parent or Merger Sub than the terms and conditions in the Debt Commitment Letter);

•

satisfy on a timely basis all conditions to funding in the Debt Commitment Letter and such definitive agreements thereto and to consummate the debt financing at or prior to the effective time of the merger, including using reasonable best efforts (including through litigation pursued in good faith) to cause the lender to fund the debt financing;

•	enforce its rights (including through litigation pursued in good faith) under the Debt Commitment Letter and the Promissory Note and Guarantee; and

•	comply with its obligations under the Debt Commitment Letter.

Parent will give the Company prompt notice of (a) any breach or default by any part under the Debt Commitment Letter, the Promissory Note and Guarantee or the definitive agreements related to the debt financing of which Parent or Merger Sub becomes aware; (b) any notices or communications from the lender or Mr. Yingjie Gao with respect to any (i) actual or potential breach, default, termination or repudiation by any party to the Debt Commitment Letter, the Promissory Note and Guarantee or the definitive agreements related to the debt financing of any provisions thereof or (ii) material dispute or disagreement related to the debt financing with respect to the obligation to fund the debt financing or the amount of debt financing to be funded at closing or (c) if at any time for any reason Parent or Merger Sub believes in good faith that it will not be able to obtain all or any portion of the debt financing on the terms and conditions, in the manner or from the sources contemplated by the Debt Commitment Letter, the Promissory Note and Guarantee or the definitive agreements related to the debt financing.

In the event that any portion of the debt financing becomes unavailable, Parent and Merger Sub will use their reasonable best efforts to arrange and obtain alternative financing in an amount sufficient (when added to the portion of the financing that is available) to consummate the merger with terms and conditions not materially less favorable to Parent as promptly as practicable following such occurrence.

Subject to certain exceptions, the Company and its subsidiaries will use their reasonable efforts to provide to Parent and Merger Sub all cooperation reasonably requested by Parent in connection with the arrangement of the debt financing (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its subsidiaries), which reasonable efforts include at the request of the lender, (a) delivering such officer’s and other certificates as reasonably required by the lender and as are, in the good faith determination of the persons executing such certificates, accurate, (b) entering into any agreements to pledge, guarantee, grant security interests in, and otherwise grant liens on, the Company’s or its wholly owned subsidiaries’ assets, and other customary documentation in connection with the debt financing, in each case as may be reasonably requested by Parent and on terms reasonably satisfactory to Parent; provided, however, that no obligation of the Company or its wholly owned subsidiaries under any such agreement, pledge, guarantee, grant or other documentation contemplated by this arrangement shall be effective until the effective time of the merger, (c) using their reasonable efforts to cause their independent accountants to deliver such comfort letters as reasonably required by the lender, (d) providing Parent and its financing sources with financial and other pertinent information with respect to the Company and its subsidiaries as reasonably required by Parent, the lender or any alternative financing sources arranged by Parent; (e) making the Company’s executive officers and other relevant employees reasonably available to assist the lender providing the financing and (f) taking all corporate actions reasonably requested by Parent to permit completion of the debt financing.

Parent will promptly, upon the termination of the merger agreement, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Company or any of its subsidiaries in connection with the cooperation of the Company and its subsidiaries in obtaining the debt financing, and shall indemnify and hold harmless the Company, its subsidiaries and their respective representatives from and against any and all liabilities or losses suffered or incurred by any of them in connection with the arrangement of the debt financing and any information used in connection therewith (except with respect to any information provided by or on behalf of the Company or any of its Subsidiaries), except in the event such liabilities or losses arose out of or result from the willful misconduct of the Company, its subsidiaries or any of their respective representatives. Parent and Merger Sub agree that the Company and its subsidiaries and their respective representatives (other than the members of the Buyer Group) shall not, prior to the effective time of the merger, incur any liability to any person under any financing that Parent and Merger Sub may raise in connection with the transactions contemplated by the merger agreement.

Acquisition Proposals

The Company agreed that from the date of the merger agreement until the effective time, neither the Company nor its subsidiaries nor any officer or director or representative of the Company or any of its subsidiaries will, directly or indirectly, (a) initiate, solicit or knowingly encourage any inquiry or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any acquisition proposal or (b) otherwise knowingly facilitate any effort or attempt to make an acquisition proposal.

Prior to obtaining the required shareholder approval of the merger agreement, the Company may, (a) after its receipt of an acquisition proposal from any person, contact such person who made an unsolicited acquisition proposal to clarify and understand the terms and conditions of such acquisition proposal so as to determine whether such acquisition proposal constitutes or could reasonably be expected to result in a superior proposal, (b) provide information in response to an unsolicited request by any person who has made such acquisition proposal and executed a confidentiality agreement on terms satisfactory to the Company; (c) engage or participate in any discussions or negotiations with any person who has made an unsolicited acquisition proposal; or (d) approve, recommend, or declare advisable or propose to approve, recommend or declare advisable (publicly or otherwise) such an acquisition proposal. In each such case referred to in (b) or (c) above, the board of directors of the Company must have determined in good faith based on the information then available (and after consultation with its financial advisor and outside legal counsel) that such acquisition proposal either constitutes a superior proposal or is reasonably likely to result in a superior proposal. In the case referred to in (d) above, the board of directors of the Company must have determined in good faith (after consultation with its financial advisor and outside legal counsel) that such acquisition proposal is a superior proposal.

No Change of Recommendation

The board of directors of the Company may not:

•	withhold, withdraw, qualify or modify the board of directors’ recommendation with respect to the merger; or

•

subject to certain exceptions, cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement relating to any acquisition proposal.

However, prior to obtaining the required shareholder approval of the merger agreement, if the board of directors of the Company (acting upon recommendation of the independent committee) has determined in good faith, after consultation with its outside legal counsel, that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law, it may (a) withhold, withdraw, qualify or modify its recommendation to the shareholders of the Company; (b) approve, recommend or otherwise declare advisable any superior proposal not solicited, entered into or agreed to in breach of the merger agreement and made after the date thereof; and/or (c) authorize the Company to terminate the merger agreement in order to enter into a definitive agreement with respect to such superior proposal; provided, however, that prior to taking such action:

•

the board of directors of the Company has given Parent at least five (5) business days’ prior written notice of its intention to take such action and a description of the reasons for taking such action;

•

the Company has negotiated in good faith with Parent during such notice period, to the extent Parent wishes to negotiate, to enable Parent to revise the terms of the merger agreement in such a manner that would obviate the need for taking such action; and

•

following the end of such notice period, the board of directors of the Company (acting upon recommendation of the independent committee) shall have determined in good faith, taking into account any revisions to the merger agreement proposed in writing by Parent and Merger Sub, that the acquisition proposal continues to constitute a superior proposal.

Shareholders’ Meeting

Unless the merger agreement is terminated, the Company shall take all actions necessary to convene an extraordinary general meeting of its shareholders as promptly as reasonably practicable after the SEC confirms that it has no further comments on the Schedule 13E-3 and this proxy statement. The Company may adjourn or postpone the extraordinary general meeting (a) with the consent of Parent; (b) if as of the time for which the extraordinary general meeting proceeds to business there are insufficient shares represented to constitute a quorum necessary to conduct the business at the extraordinary general meeting or (c) to allow reasonable time for the filing and mailing of any supplemental or amended disclosure which the board of directors of the Company has determined in good faith after consultation with outside counsel is necessary or advisable under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s shareholders prior to the extraordinary general meeting. The board of directors of the Company shall recommend approval of the merger agreement, the plan of merger and the merger by the Company’s shareholders and take all reasonable and lawful actions to solicit proxies from its shareholders to obtain the required shareholder approval of the merger agreement. In the event that the board of directors of the Company changes, withholds, withdraws, qualifies or modifies its recommendation to the shareholders of the Company, the Company shall have the right not to submit the merger agreement to the shareholders of the Company for approval at the extraordinary general meeting.

Parent and Merger Sub has agreed to cause holders of the Rollover Shares to (a) appear at the extraordinary general meeting or otherwise cause all of the Rollover Shares to be counted as present thereat for the purpose of establishing a quorum and (b) vote (or consent) or cause to be voted all of the Rollover Shares in favor of the approval of the merger agreement and the transactions contemplated by the merger agreement.

Indemnification; Directors’ and Officers’ Insurance

Pursuant to the merger agreement, Parent and Merger Sub have agreed that:

•

The indemnification, advancement and exculpation provisions of certain indemnification agreements by and among the Company and its directors and certain executive officers, as in effect at the effective time will survive the merger and may not be amended or modified for a period of six (6) years from the effective time in any manner that would adversely affect the rights of the current or former directors, officers or employees of the Company or any subsidiaries.

•

The memorandum and articles of association of the surviving company will contain provisions with respect to indemnification of present and former directors and officers of the Company that are at least as favorable to the directors, officers or employees of the Company as those presently set forth in the Company’s memorandum and articles of association, which provisions will not be amended, repealed or otherwise modified for a period of six (6) years after the effective time in any manner that would adversely affect the rights of the Company’s present and former directors, officers or employees, unless required by law.

•

From and after the effective time, the surviving company will comply with all of the Company’s obligations and will cause its subsidiaries to comply with their respective obligations to indemnify (a) the current and former directors, officers or employees of the Company or any subsidiaries against liabilities arising out of, relating to or in connection with (i) the fact that such party is or was a director, officer or employee of the Company or such subsidiary, or (ii) any acts or omissions occurring before or at the effective time to the extent provided under the Company and its subsidiaries’ respective organizational and governing documents or agreements effective on the date of the merger agreement and to the fullest extent permitted by the Cayman Islands Companies Law or any other applicable law; and (b) such persons against all liabilities arising out of acts or omissions in connection with such persons serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of the Company or any of its subsidiaries.

•

The surviving company will maintain the Company’s and its subsidiaries’ directors and officers liability insurance for a period of six (6) years after the effective time on terms with respect to coverage and amount no less favorable than the existing insurance; provided that the surviving company will not be required to expend in any one year an amount in excess of 300% of the current annual premium paid by the Company for such insurance. In addition, the Company may purchase a six-year “tail” prepaid policy prior to the effective time on terms and conditions providing substantially equivalent benefits as the existing directors’ and officers’ liability insurance maintained by the Company.

Buyer Group Contracts

Parent and Merger Sub will not, and shall cause the Buyer Group not to, enter into any contract relating to the transactions contemplated by the merger agreement.

Management

Parent, Merger Sub and their respective affiliates will not enter into or seek to enter into any arrangements that are effective prior to the effective time of the merger with any member of the Company’s management or any other employee of the Company that contain any terms that prohibit or restrict such member of management or such employee from discussing, negotiating or entering into arrangements with any third party in connection with a transaction relating to the Company or any of its subsidiaries.

Actions Taken at the Direction of CEO

The Company will not be deemed to be in breach of any representation, warranty, covenant or agreement under the merger agreement if the alleged breach is the proximate result of action or inaction taken by the Company at the direction of any officer or director of Parent without the approval or direction of the board of directors of the Company.

Other Covenants

The merger agreement contains additional agreements between the Company and Parent and/or Merger Sub relating to, among other things:

•	the filing of this proxy statement and the Rule 13d-3 transaction statement on Schedule 13E-3 with the SEC (and cooperation in response to any comments from the SEC with respect to either statement);

•

access by Parent’s officers and other authorized representatives to the Company’s employees, properties, books, contracts and records between the date of the merger agreement and the effective time (subject to all applicable legal or contractual obligations and restrictions);

•	delisting and deregistration of the Shares and ADSs;

•	coordination of press releases and other public announcements or filings relating to the merger;

•	notification of certain events;

•	matters relating to takeover statutes;

•	resignation of the Company’s directors; and

•	participation in litigation relating to the merger.

Conditions to the Merger

The completion of the transactions contemplated by the merger agreement is subject to the satisfaction of the following conditions:

•	the merger agreement and the merger being approved by the shareholders at the extraordinary general meeting; and

•

no law of any governmental entity of competent jurisdiction, restraining, enjoining or otherwise preventing completion of the merger and no governmental entity having instituted any judicial or administrative proceeding which continues to be pending seeking any such law.

The obligations of Parent and Merger Sub to consummate the merger are also subject to the satisfaction, or waiver by Parent, of the following conditions:

•

the representations and warranties of the Company in the merger agreement being true and correct as of the date of the merger agreement and as of the closing date, subject to a material adverse effect exception;

•

the Company having performed or complied in all material respects with all covenants and agreements required to be performed or complied with by it under the merger agreement at or prior to the closing date;

•	the Company having delivered to Parent a certificate, dated the closing date, signed by an executive officer of the Company, certifying as to the fulfillment of the conditions above;

•

since the date of the merger agreement, there having been no effect, change, event or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect; and

•	our shareholders holding not more than 10% of the outstanding Shares have validly served a written notice of dissent under Section 238(5) of the Cayman Islands Companies Law.

The obligations of the Company to consummate the merger are subject to the satisfaction, or waiver by the Company, of the following conditions:

•

the representations and warranties of Parent and Merger Sub in the merger agreement being true and correct in all material respects as of the date of the merger agreement and as of the closing date, subject to a materiality exception;

•

each of Parent and Merger Sub having performed or complied in all material respects with all covenants and agreements required to be performed or complied with by it under the merger agreement prior to or at the time of closing; and

•

each of Parent and Merger Sub having delivered to the Company a certificate, dated the closing date, signed by a designated director of Parent and a designated director of Merger Sub, certifying as to the fulfillment of the conditions above.

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to the effective time, whether before or after shareholder approval has been obtained:

by mutual written consent of the Company and Parent;

by either Parent or the Company, if:

•

the merger is not completed by the termination date (which is July 20, 2012), provided that this termination right is not available to a party if the failure of the merger to have been completed on or before the termination date was primarily due to the breach or failure of such party to perform in a material respect any of its obligations under the merger agreement;

•	our shareholders do not approve the merger agreement at the extraordinary general meeting or any adjournment or postponement thereof; or

•

any law or injunction having the effect of restraining, enjoining or otherwise prohibiting completion of the merger becomes final and non-appealable; provided, that this termination right is not available to a party if the issuance of such final, non-appealable law or injunction is primarily due to the breach or failure of such party to perform in a material respect any of its obligations under the merger agreement.

by the Company:

•

if Parent or Merger Sub has breached any of its covenants or agreements under the merger agreement, or any representation or warranty made by Parent or Merger Sub under the merger agreement shall not be true and correct, such that the corresponding condition to closing would not be satisfied and such breach or inaccuracy cannot be cured by the termination date, or if curable, is not cured, within thirty (30) business days after written notice of such breach; provided that this termination right is not available to the Company if it is then in material breach of any of its representations, warranties, covenants or agreements under the merger agreement, such that the corresponding condition to closing would not be satisfied;

•	prior to the receipt of the shareholders’ approval, in order to enter into an alternative acquisition agreement relating to a superior proposal; or

•

if all of the closing conditions to the completion of the merger or to the obligations of Parent and Merger Sub to consummate the merger are otherwise satisfied, and the Company has irrevocably confirmed by notice to Parent that all conditions to its obligation to consummate the merger have been satisfied or that it will waive any such unsatisfied conditions, and the merger shall not have been completed within ten (10) business days after the delivery of such notice;

by Parent, if:

•

the Company has breached any of its covenants or agreements under the merger agreement, or any representation or warranty made by it under the merger agreement shall not be true and correct, such that the corresponding condition to closing would not be satisfied and such breach or inaccuracy cannot be cured by the Company by the termination date, or if curable, is not cured, within thirty (30) business days after written notice of such breach; provided, that this termination right is not available to Parent if it is then in material breach of any of its representations, warranties, covenants or other agreements under the merger agreement, such that the corresponding condition to closing would not be satisfied;

•

the Company has breached in any material respect any of its covenants with respect to the “no shop” and “no change of recommendation” provisions of the merger agreement, such that the corresponding condition to closing would not be satisfied and such breach cannot be cured by the Company by the termination date, of if capable of being cured, has not been cured within the earlier of ten (10) business days after written notice of such breach of the termination date;

•

the board of directors of the Company has made a change of recommendation; the board of directors of the Company approves or recommends any acquisition proposal other than the merger; or the Company or the board of directors of the Company has publicly announced its intention to do any of the foregoing; or

•

the Company fails to hold the extraordinary general meeting within ten (10) business days prior to the termination date due to a willful or intentional breach by the Company and not due to any material breach by Parent or Merger Sub that causes the failure of the Company to hold the extraordinary general meeting; provided, that this termination right is not available to Parent if Parent or Merger Sub has breached in any material respect its obligations under the merger agreement in any manner that causes, directly or indirectly, the failure of the Company to hold the extraordinary general meeting by such date.

Termination Fee and Reimbursement of Expenses

The Company is required to pay Parent and, therefore indirectly, Mr. Yingjie Gao as the beneficial owner of Parent, a termination fee of $475,000 and fees and expenses incurred by Parent of up to $650,000 if the merger agreement is (a) terminated by Parent due to a material breach by the Company, (b) by the Company prior to the receipt of the shareholders’ approval in order to enter into an alternative acquisition agreement relating to a superior proposal; or (c) if (i) an acquisition proposal has been made, proposed or communicated (and not withdrawn) after January 12, 2012 and prior to the termination of the merger agreement, (ii) the merger agreement is terminated by the Company or Parent due to (x) expiration of the termination date or (y) failure to obtain the shareholders’ approval and (iii) the Company enters into any definitive agreement in connection with an acquisition proposal or consummate any acquisition proposal within twelve (12) months of the termination of the merger agreement. However, the Company is not required to pay such termination fee if the Company has breached the covenants under the merger agreement as a result of the action or inaction of Mr. Yingjie Gao, but not of Ms. Rong Yu, or if any of the Company’s representations and warranties under the merger agreement is not true and correct to the extent that Mr. Yingjie Gao or Ms. Rong Yu has knowledge of such failure to be true and correct. Nonetheless, Parent and, therefore indirectly, Mr. Yingjie Gao as the beneficial owner of Parent, can terminate the merger agreement and demand the termination fee from the Company following a material breach by the Company of its representations and warranties under the merger agreement, provided that neither Mr. Yingjie Gao nor Ms. Rong Yu had actual (but not constructive or imputed) knowledge of such breach.

Parent is required to pay the Company a termination fee of $950,000 and fees and expenses incurred by Company of up to $1,300,000 if (a) the merger agreement is terminated by the Company due to a material breach by Parent or Merger Sub; or (b) the merger agreement is terminated by the Company because (i) all of the closing conditions to the completion of the merger or to the obligations of Parent and Merger Sub to consummate the merger are otherwise satisfied, (ii) the Company has irrevocably confirmed by notice to Parent that it is ready, willing, and able to consummate the merger, and (iii) the merger shall not have been completed within ten (10) business days after the delivery of such notice.

Fees and Expenses

Whether or not the merger is completed, all costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring such expense except as otherwise provided in the merger agreement.

Modification or Amendment

The merger agreement may be amended with the approval of the respective boards of directors of the parties at any time before or after approval of the merger by the shareholders of the Company but, after any such approval, no amendment shall be made which requires the approval of such shareholders under applicable law without such approval. The merger agreement may not be amended except by an instrument in writing signed on behalf of the Company, Parent and Merger Sub.

Extension and Waiver

At any time before the consummation of the merger, each of the parties to the merger agreement may waive compliance with any of the agreements or conditions contained in the merger agreement to the extent permitted by applicable law.

Remedies

Subject to any equitable remedies the Company may be entitled to, our right to receive payment of a reverse termination fee of $950,000 plus our out-of-pocket costs and expenses (up to $1,300,000) incurred in connection with the merger from Parent or Merger Sub, is our sole and exclusive remedy for any loss or damage suffered as a result of the failure of the merger to be consummated under certain circumstances or for a breach or failure to perform under the merger agreement or otherwise.

Subject to any equitable remedies Parent or Merger Sub may be entitled to, Parent’s and Merger Sub’s right to receive payment of a termination fee of $475,000 plus Parent’s and Merger Sub’s out-of-pocket costs and expenses (up to $650,000) incurred in connection with the merger from us, is the sole and exclusive remedy of Parent and Merger Sub against us for any loss or damage suffered as a result of the failure of the merger to be consummated under certain circumstances or for a breach or failure to perform under the merger agreement or otherwise.

The parties are entitled to an injunction or injunctions to prevent breaches of the merger agreement and to enforce specifically the terms and provisions thereof, this being in addition to any other remedy to which they are entitled under the merger agreement.

PROVISIONS FOR UNAFFILIATED SECURITY HOLDERS

No provision has been made to (a) grant the Company’s shareholders access to corporate files of the Company and other parties to the merger or any of their respective affiliates or (b) to obtain counsel or appraisal services at the expense of the Company or any other such party or affiliate.

DISSENTERS’ RIGHTS

The following is a brief summary of the rights of holders of the Shares to object to the merger and receive cash equal to the appraised fair value of their Shares (“Dissenters’ Rights”). This summary is not a complete statement of the law, and a copy of the complete text of Section 238 of the Cayman Islands Companies Law is attached as Annex C to this proxy statement. If you are contemplating the possibility of objecting to the merger, you should carefully review the text of Annex C, particularly the procedural steps required to perfect Dissenters’ Rights. These procedures are complex and you should consult your Cayman Islands legal counsel. If you do not fully and precisely satisfy the procedural requirements of the Cayman Islands Companies Law, you will lose your Dissenters’ Rights.

Requirements for Exercising Dissenters’ Rights

A dissenting registered shareholder of the Company is entitled to payment of the fair value of his Shares upon dissenting to the merger.

The exercise of your dissenters’ rights will preclude the exercise of any other rights by virtue of holding Shares in connection with the merger, other than the right to seek relief on the grounds that the merger is void or unlawful. To preserve your Dissenters’ Rights, the following procedures must be followed:

•

you must give written notice of objection (“Notice of Objection”) to the Company prior to the vote to approve the merger. The Notice of Objection must include a statement that you propose to demand payment for your Shares if the merger is authorized by the resolution at the extraordinary general meeting;

•

within twenty (20) days immediately following the date on which the vote approving the merger is made, the Company must give written notice of the authorization (“Approval Notice”) to all Dissenting Shareholders who have served a Notice of Objection;

•

within twenty (20) days immediately following the date on which the Approval Notice is given (the “Dissent Period”), the Dissenting Shareholder must give a written notice of his decision to dissent (a “Notice of Dissent”) to the Company stating his name and address, the number and class of the Shares with respect to which he dissents and demanding payment of the fair value of his Shares; and a dissenting shareholder must dissent in respect of all the Shares which he holds;

•

within seven (7) days immediately following (a) the date of expiry of the Dissent Period or (b) the date on which the plan of merger is filed with the Registrar of Companies of the Cayman Islands, whichever is later, the Company, as the surviving company, must make a written offer (a “Fair Value Offer”) to each Dissenting Shareholder to purchase their Shares at a price determined by the Company to be the fair value of such Shares;

•

if, within thirty (30) days immediately following the date of the Fair Value Offer, the Company and the Dissenting Shareholder fail to agree on a price at which the Company will purchase the Dissenting Shareholder’s Shares, then, within twenty (20) days immediately following the date of the expiry of such 30-day period, the Company must, and the Dissenting Shareholder may, file a petition with the Grand Court of the Cayman Islands (the “Grand Court”) for a determination of the fair value of the Shares held by all Dissenting Shareholders who have served a Notice of Dissent and who have not agreed with the Company as to fair value, the petition by the Company must be accompanied by a verified list containing the names and addresses of all members who have filled a Notice of Dissent and who have not agreed with the Company as to the fair value of the Shares; and

•

if a petition is timely filed and served, the Grand Court will determine at a hearing at which dissenting shareholders are entitled to participate in (a) the fair value of the Shares held by those shareholders and (b) the costs of the proceeding and the allocation of such costs upon the parties.

All notices and petitions must be executed by or for the shareholder of record, fully and correctly, as such shareholder’s name appears on the register of members of the Company. If the Shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, these notices must be executed by or for the fiduciary. If the Shares are owned by or for more than one person such notices and petitions must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the notices or petitions for a shareholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the notice, he is acting as agent for the record owner. A person having a beneficial interest in Shares held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized above and in a timely manner to perfect whatever dissenters’ rights attached to the Shares.

You must be a registered holder of Shares in order to exercise your dissenters’ rights. A holder of ADSs who wishes to dissent must surrender his or her ADSs to the ADS depositary and pay the fee of ADS depositary to withdraw his or her Shares and then become a registered holder of such Shares and comply with the procedures described above in order to perfect the dissenters’ rights with respect to the Shares prior to the extraordinary general meeting. The ADS depositary will not exercise dissenters’ rights on behalf of a holder of ADSs, and any Notice of Dissent delivered to the ADS depositary will not be effective under the Cayman Islands Companies Law. If you wish to cancel your ADSs, please contact the ADS depositary’s office at 388 Greenwich Street, New York, New York 10013.

If you do not satisfy each of these requirements, you cannot exercise dissenters’ rights and will be bound by the terms of the merger agreement. Submitting a proxy card that does not direct how the Shares represented by that proxy are to be voted will give the proxy discretion to vote as it determines appropriate. In addition, failure to vote your Shares, or a vote against the proposal to approve the merger agreement and approve the transactions contemplated by the merger agreement, including the merger, will not alone satisfy the notice requirement referred to above. You must send all notices to the Company to China GrenTech Corporation Limited at 15th Floor, Block A, Guoren Building, Keji Central 3rd Road, Hi-Tech Park, Nanshan District, Shenzhen 518057.

If you are considering dissenting, you should be aware that the fair value of your Shares determined under Section 238 of the Cayman Islands Companies Law could be more than, the same as, or less than the $0.126 in cash without interest for each Share of the Company that you would otherwise receive as consideration in the merger. In addition, in any proceedings for determination of the fair value of the Shares covered by a Notice of Dissent, the Company and the Buyer Group intend to assert that the per Share merger consideration of $0.126 is equal to the fair value of each of your Shares.

The provisions of Section 238 of the Cayman Islands Companies Law are technical and complex. If you fail to comply strictly with the procedures set forth in Section 238, you will lose your dissenters’ rights. You should consult your Cayman Islands legal counsel if you wish to exercise dissenters’ rights.

FINANCIAL INFORMATION

Selected Historical Financial Information

The following sets forth summary historical consolidated financial information of the Company for each of the two (2) years ended December 31, 2009 and 2010. The historical financial information as of December 31, 2009 and 2010 has been derived from our audited consolidated financial statements, prepared in accordance with U.S. GAAP, included in the Company’s Annual Report on Form 20-F for the year ended December 31, 2010, at pages F-1 through F-42, which are incorporated into this proxy statement by reference. The information set forth below is not necessarily indicative of future results and should be read in conjunction with “Item 5. Operating and Financial Review and Prospects” and the consolidated financial statements, related notes and other financial information included in the Company’s Annual Report on Form 20-F for the year ended December 31, 2010, which are incorporated into this proxy statement by reference. Please see “Where You Can Find More Information” for a description of how to obtain a copy of such Annual Report.

Consolidated Statements of Operations

for the years ended December 31, 2009 and 2010

(RMB and USD expressed in thousands, except share and per share data)

	2009	2010	2010
	RMB	RMB	USD
Revenues	1,602,943	1,720,974	260,754
Cost of revenues	(1,223,973)	(1,265,247)	(191,704)
Gross profit	378,970	455,727	69,050
Other revenue	3,344	16,594	2,514
Operating expenses:
Research and development costs	(59,899)	(71,590)	(10,847)
Sales and distribution expenses	(180,525)	(166,592)	(25,241)
General and administrative expenses	(81,506)	(78,478)	(11,891)
Impairment of goodwill	—	—	—
Total operating expenses	(321,930)	(316,660)	(47,979)
Operating income	60,384	155,661	23,585
Other income (expense)
Interest income	40,997	27,770	4,208
Interest expense	(56,766)	(58,142)	(8,809)
Investment income	—	—	—
Foreign currency exchange loss	(211)	(597)	(90)
Grant income	6,322	2,157	327
Total other expense	(9,658)	(28,812)	(4,364)
Income before income tax expense	50,726	126,849	19,221
Income tax expense	(18,068)	(29,714)	(4,502)
Net income	32,658	97,135	14,719
Net loss attributable to non-controlling interests	14	1,005	152
Net income attributable to the equity shareholders of GrenTech	32,672	98,140	14,871
Earnings per share
—Basic	0.05	0.17	0.03
—Diluted	0.05	0.16	0.02
Weighted average number of ordinary shares outstanding:
—Basic	595,536,733	581,814,594	581,814,594
—Diluted	604,781,041	595,199,449	595,199,449

	As of December 31,
	2009	2010
	RMB	RMB	US$
	(in thousands)
Consolidated Balance Sheets Data:
Cash and cash equivalents	469,454	380,098	57,591
Total assets	3,337,347	3,419,003	518,032
Total liabilities	1,870,498	1,866,599	282,818
Non-controlling interests	4,340	6,335	960
Total equity attributable to the equity shareholders of China GrenTech Corporation Limited	1,462,509	1,546,069	234,254
Total equity	1,466,849	1,552,404	235,214

Ratio of Earnings to Fixed Charges	As of December 31,
	2009		2010
	(unaudited)		(unaudited)
Ratio of earnings to fixed charges (1)	1.9		3.2

(1)	For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income before income tax expenses from continuing operations before adjustment for equity in losses of affiliated companies adding fixed charges and subtracting preference security dividend requirements of consolidated subsidiaries. Fixed charges consist of interest expensed, amortized discounts related to indebtedness, an estimate of the interest within rental expense and preference security dividend requirements of consolidated subsidiaries. The ratio of earnings to fixed charges should be read in conjunction with “Item 5. Operating and Financial Review and Prospects” and the consolidated financial statements, related notes and other financial information included in the Company’s Annual Report on Form 20-F for the year ended December 31, 2010, which are incorporated into this proxy statement by reference. Please see “Where You Can Find More Information” for a description of how to obtain a copy of such Annual Report.

Net Book Value per Share of Our Shares

The net book value per Share as of December 31, 2010 was $10.40 (or $10.07 based on the weighted average number of outstanding Shares during 2010).

TRANSACTIONS IN THE SHARES AND ADSs

Purchases by the Company

On June 4, 2009, we announced a share repurchase program authorized by our board of directors. Under the terms of the approved share repurchase program, we may repurchase up to US$7.0 million worth of our issued and outstanding ADSs from time to time in open-market transactions on NASDAQ. This share repurchase program does not have an expiration date and may be modified or discontinued at any time by our board of directors. This share repurchase program supersedes the previous share repurchase program announced on September 21, 2007.

On September 19, 2011, our board of directors announced another share repurchase program authorized by our board of directors. Under the terms of this share repurchase program, we may repurchase up to US$10.0 million worth of our issued and outstanding ADSs from time to time in open-market transactions on NASDAQ. This share repurchase program does not have an expiration date and may be modified or discontinued at any time by our board of directors.

The following table summarizes the repurchases of ADSs by us for each quarter during the past two years:

	Total Number of the ADSs Repurchased	Range of Prices Paid per ADS	Average Purchase Price Paid per ADS
2010
First Quarter	156,441	$3.2033-$3.2437	$3.2178
Second Quarter	11,500	$1.6388-$1.6388	$1.6388
Third Quarter	485,654	$1.5588-$2.1939	$1.8828
Fourth Quarter	422,100	$2.1706-$2.9962	$2.6389
Total	1,075,695	$1.5588-$3.2437	$2.3711
2011
First Quarter	—	—	—
Second Quarter	—	—	—
Third Quarter	29,751	$1.7240-$2.2683	$2.0086
Fourth Quarter	124,126	$1.6528-$2.7177	$2.2901
Total	153,877	$1.6528-$2.7177	$2.2357
2012
First Quarter (through January 18, 2012)	—	—	—

Purchases by Guoren Industrial

On October 10, 2011, pursuant to certain arrangement between Guoren Industrial and Leakey Investments Limited, Talenthome Management Limited, Well Sino Enterprises Limited, and certain other parties (collectively “Seller Parties”), all of the outstanding shares of Heng Xing Yue Investments Limited were transferred from the Seller Parties to Guoren Industrial for US$2,720,524.00 as consideration for all the ordinary shares of Heng Xing Yue Investments Limited. This transaction was effected by an instrument of transfer. Heng Xing Yue Investments Limited beneficially owns, and is the record holder of, 34,006,550 Shares. Guoren Industrial made the purchases from the Seller Parties for investment purposes, at a purchase price of $2.00 per ADS and $0.08 per Share, determined by the parties in accordance with the prevailing trading price of the ADSs at the time of the transaction. This transaction was not conducted by Guoren Industrial in anticipation of or in preparation for the going private transaction proposal.

Prior Public Offerings

In March 2006, we completed our initial public offering of ADSs. In July 2006, we completed a secondary offering in connection with the sale of our ADSs by Actis China Investment Holdings No. 1 Limited and Standard Chartered Private Equity Limited. We did not make any underwritten public offering of our securities during the past three years.

Transactions in Prior 60 Days

There was no transaction in the Company’s Shares during the past 60 days by the Company or any member of the Buyer Group, or any of their respective executive officers, directors, associates or majority-owned subsidiaries.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF THE COMPANY

The following table sets forth information with respect to the beneficial ownership of our Shares, as of the date of this proxy statement, by:

•	each of our directors and executive officers;

•	our directors and executive officers as a group; and

•	each person known to us to beneficially own more than 5.0% of the total outstanding Shares.(1)(2)

	Shares Beneficially Owned (1)(2)
	Number	%
Directors and Executive Officers (3):
Yingjie Gao (4)	183,195,375	31.2
Rong Yu (5)	27,067,000	4.6
Qi Wang (6)	1,350,000	0.2
Jing Fang (6)	375,000	0.06
Hing Lun Tsang	—	—
Cuiming Shi (6)	450,000	0.08
Xiaohu You (6)	250,000	0.04
Qingchang Liu (6)	750,000	0.1
All directors and executive officers as a group	213,437,375	36.3

Principal Shareholders:
Guoren Industrial Developments Limited (4)	183,195,375	31.2
Wells Fargo & Company (7)	105,757,200	18.0
Drag Investments Limited (8)	56,110,500	9.6
Heng Xing Yue Investments Limited (4)	183,195,375	31.2

(1)	Beneficial ownership is determined in accordance with Rule 13d-3 of the General Rules and Regulations under the Exchange Act, and includes voting or investment power with respect to the ordinary shares.
(2)	For each person or group listed in the above table, the percentage of beneficial ownership is calculated by dividing the number of Shares beneficially owned by such person or group by the number of total outstanding Shares as of the date of this proxy statement.
(3)	The address of our current executive officers and directors is c/o China GrenTech Corporation Limited, 15th Floor, Block A, Guoren Building, Keji Central 3rd Road, Hi-Tech Park, Nanshan District, Shenzhen 518057, People’s Republic of China.
(4)	Mr. Yingjie Gao, our chairman and chief executive officer, beneficially owns 183,195,375 ordinary shares, which are held through (i) Ce Lue Investment Limited, a British Virgin Islands company wholly owned by Mr. Yingjie Gao, (ii) Guoren Industrial Developments Limited, a British Virgin Islands company wholly owned by Ce Lue Investment Limited, and (iii) Heng Xing Yue Investments Limited, a British Virgin Islands company wholly owned by Guoren Industrial Developments Limited. Guoren Industrial Developments Limited, of which Mr. Yingjie Gao is the sole director, is the record holder of 149,188,825 Shares. Heng Xing Yue Investments Limited, of which Mr. Yingjie Gao is the sole director, is the record holder of 34,006,550 Shares.
(5)	Ms. Rong Yu, our director and chief financial officer, beneficially owns 27,067,000 Shares, consisting of (i) 1,400,000 Shares owned by Ms. Rong Yu as the record holder, and (ii) 25,667,000 Shares held through Well Sino Enterprises Limited. Well Sino Enterprises Limited is a British Virgin Islands company and is wholly owned by Ms. Rong Yu. Ms. Rong Yu is the sole director of Well Sino Enterprises Limited.
(6)	Represents Shares issued to them upon their exercise of options granted by the Company under the Company’s share option scheme.

(7)	This share information is based upon a report on Form 13F-HR/A filed by Wells Fargo & Company with the U.S. SEC on November 14, 2011.
(8)	Drag Investments Limited is a British Virgin Islands company. Drag Investments Limited is 80%-owned by Professor Kunjie Zhuang, and 20%-owned by Mr. Haifan Zhuang, a son of Professor Kunjie Zhuang. Each beneficial owner of Drag Investments Limited has the voting rights with respect to the securities beneficially owned by him. Professor Kunjie Zhuang and Mr. Haifan Zhuang are both directors of Drag Investments Limited. This share information is based upon a report on Schedule 13G/A filed by Drag Investments Limited with the SEC on January 15, 2010.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a general discussion of certain material U.S. federal income tax consequences to a U.S. Holder (as defined below) of the exchange of the Shares or ADSs for cash pursuant to the merger agreement. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (referred to as the “Code”), final and temporary U.S. Treasury Regulations promulgated thereunder, administrative pronouncements, and judicial decisions as of the date hereof, all of which are subject to change, possibly on a retroactive basis, and to differing interpretation, which may result in tax consequences different from those described below. This discussion is not binding on the U.S. Internal Revenue Service (referred to as the “IRS”). The IRS may challenge any of the conclusions set forth below, and a U.S. court may sustain such a challenge.

This discussion does not address any U.S. federal estate, gift, or other non-income tax, or any state, local, or non-U.S. tax consequences of the merger. This discussion is a summary for general information purposes only and does not consider all aspects of U.S. federal income taxation that may be relevant to particular shareholders in light of their individual investment circumstances or to certain types of shareholders subject to special tax rules, including holders that (a) are banks, financial institutions, or insurance companies; (b) are regulated investment companies, mutual funds, or real estate investment trusts; (c) are brokers or dealers in securities or currencies or traders in securities that elect to apply a mark-to-market accounting method; (d) are tax-exempt organizations; (e) own Shares or ADSs as part of a straddle, hedge, constructive sale, conversion transaction, or other integrated investment; (f) acquired Shares or ADSs in connection with the exercise of employee share options or otherwise as compensation for services; (g) have a “functional currency” other than the United States dollar; (h) are retirement plans, individual retirement accounts, or other tax-deferred accounts; (i) are, or may become, subject to the expatriation provisions of the Code; (j) are subject to the alternative minimum tax provisions of the Code; (k) actually or constructively own 10% or more of the total combined voting power of all classes of our voting stock; (l) are entities classified as partnerships for U.S. federal income tax purposes; or (m) continue to own after the merger, indirectly or constructively, our shares. This discussion assumes that Shares and ADSs are held as capital assets, within the meaning of Section 1221 of the Code, at all relevant times. This discussion also does not address the tax consequence to holders of the Shares or ADSs who exercise their Dissenters’ Rights (as described under “Dissenters’ Rights”).

As used herein, a “U.S. Holder” is any beneficial owner of the Shares or ADSs that is (a) a citizen or individual resident of the United States for U.S. federal income tax purposes; (b) a corporation (or other entity classified as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia; (c) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (d) a trust which (i) is subject to the primary jurisdiction of a court within the United States and for which one or more “U.S. persons” (as defined in the Code) have authority to control all substantial decisions of the trust, or (ii) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

If a partnership (including any entity classified as a partnership for U.S. federal income tax purposes) is a beneficial owner of the Shares or ADSs, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. This discussion does not address the U.S. federal income tax consequences of any partnership or any partner thereof. Any partnership and any partner of a partnership holding Shares or ADSs is urged to consult its own tax advisor.

The discussion below is written on the basis that the representations contained in the deposit agreement are true and that the obligations in the deposit agreement and any related agreement will be performed in accordance with its terms. If you hold ADSs, you generally will be treated as the owner of the underlying shares represented by those ADSs for U.S. federal income tax purposes.

ALL HOLDERS OF THE SHARES OR ADSs SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE MERGER IN LIGHT OF THEIR PARTICULAR SITUATIONS, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL, NON-U.S., AND OTHER LAWS.

Consequences of Participation in the Merger

The receipt of cash as consideration in the merger will be a taxable transaction for U.S. federal income tax purposes, and a U.S. Holder who so exchanges Shares or ADSs for cash will generally recognize gain or loss in an amount equal to the difference between (a) the amount of cash received for its Shares or ADSs and (b) such U.S. Holder’s adjusted tax basis in the Shares or ADSs exchanged therefor. Subject to the discussion under the caption “Passive Foreign Investment Company” below, such recognized gain or loss will generally be capital gain or loss, and will constitute long-term capital gain or loss if the U.S. Holder’s holding period for the Shares or ADSs, as applicable, exchanged is greater than one year at the effective time of the merger.

Long-term capital gains of non-corporate U.S. Holders are currently subject to U.S. federal income tax at a lower rate than are short-term capital gains. The ability to use any capital loss to offset other income or gain is subject to limitations under the Code. If a U.S. Holder acquired different blocks of Shares or ADSs at different times and different prices, such U.S. Holder must determine the adjusted tax basis and holding period separately with respect to each such block of Shares or ADSs.

Any gain or loss recognized by U.S. Holders will generally be treated as United States source gain or loss. However, if we were deemed to be a PRC “resident enterprise” under the PRC tax law and gain from the exchange of Shares or ADSs were subject to tax in the PRC, as described below in “Material PRC Income Tax Consequences,” you might be eligible to elect to treat such gain as PRC source gain for foreign tax credit purposes under the income tax treaty between the United States and the PRC (the Agreement Between the Government of the United States of America and the Government of the People’s Republic of China for the Avoidance of Double Taxation and the Prevention of Tax Evasion With Respect to Taxes on Income). U.S. Holders are urged to consult their tax advisors regarding the tax consequences if PRC tax is imposed on gain on the exchange of Shares or ADSs, including the availability of the foreign tax credit under their particular circumstances.

Passive Foreign Investment Company

We believe that we are not a passive foreign investment company (or a “PFIC”) for U.S. federal income tax purposes, and we do not expect to become one for our current taxable year, although there can be no assurance in this regard.

In general, we will be a PFIC for any taxable year in which either (a) at least 75% of our gross income is “passive income” or (b) at least 50% of the value of our assets (based on an average of the quarterly values) is attributable to assets that produce or are held for the production of passive income. For this purpose, passive income generally includes dividends, interest, royalties and rents (other than royalties and rents derived in the active conduct of a trade or business and not derived from a related person). If we own, directly or indirectly, at least 25% (by value) of the stock of another corporation, we will be treated, for purposes of the PFIC tests, as owning our proportionate share of the other corporation’s assets and receiving our proportionate share of the other corporation’s income. The determination of whether we are a PFIC is made annually and may involve facts that are not within our control. In particular, the fair market value of some of our company’s assets may be determined in large part by the market price of the Shares or ADSs, which is likely to fluctuate. In addition, the composition of our income and assets will be affected by how, and how quickly, we spend any cash that is raised. Accordingly, it is possible that we may become a PFIC in the current taxable year due to changes in our asset or income composition. Furthermore, while we believe our valuation approach is reasonable, it is possible that the IRS could challenge our determination concerning our PFIC status for the current or any prior taxable year. If a corporation is a PFIC for any taxable year during which a holder owns shares (or American depositary shares) of that corporation, it generally will continue to be treated as a PFIC with respect to such holder for all succeeding years during which the holder holds the securities.

If we are a PFIC for the current taxable year or have been a PFIC during any prior year in which a U.S. Holder held Shares or ADSs and the U.S. Holder has not made a valid “deemed sale” election, mark-to-market election or qualified electing fund election with respect to its investment in the Company, any gain recognized by a U.S. Holder on the exchange of a Share or ADS generally would be allocated ratably over such U.S. Holder’s holding period for the Share or ADS. The amount allocated to the taxable year of the disposition and to any year before we became a PFIC would be treated as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for that year and the interest charge generally applicable to underpayments of tax would be imposed on the resulting tax attributable to each such year. Each U.S. Holder should consult its own tax advisers as to the requirements and consequences of making (and maintaining, as applicable) a valid “deemed sale” election, mark-to-market election or qualified electing fund election with respect to an investment in the Company. For instance, if we are a PFIC for the current taxable year or have been a PFIC during any prior year in which a U.S. Holder held Shares or ADSs, and a U.S. Holder has made a valid mark-to-market election with respect to its investment in the Company, any gain the U.S. Holder recognizes on the exchange for cash pursuant to the merger agreement would be treated as ordinary income, rather than capital gain, and any loss would be treated as ordinary loss, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. The requirements of making and maintaining a mark-to-market election are complex, and each U.S. Holder should consult its own tax advisers in this regard.

If we are a PFIC for the current taxable year or have been a PFIC during any prior year in which a U.S. Holder held Shares or ADSs, a U.S. Holder generally would be required to file IRS Form 8621 with respect to the disposition of the Shares or ADSs. Legislation enacted in 2010 and effective for taxable years beginning after March 18, 2010 expanded this reporting requirement to apply to certain U.S. Holders that had not previously been required to file IRS Form 8621 in respect of PFIC investments. The IRS, however, has temporarily suspended this reporting requirement, pending the publication of a revised IRS Form 8621, for U.S. Holders not otherwise required to file IRS Form 8621 under the current instructions to such form. The PFIC rules (and related reporting rules) are complex, and each U.S. Holder should consult its own tax advisors regarding the applicable consequences of the merger to it if we are a PFIC or have been a PFIC during any prior year in which such U.S. Holder held Shares or ADSs.

Information Reporting and Backup Withholding

A U.S. Holder may be subject, under certain circumstances, to information reporting and backup withholding with respect to the amount of cash received in the merger. Under the backup withholding rules, a U.S. Holder may be subject to backup withholding unless the U.S. Holder (i) is an exempt recipient and, when requested, certifies to this fact (typically by providing a properly completed IRS Form W-9) or (ii) provides a taxpayer identification number, makes certain certifications on a properly completed IRS Form W-9, and otherwise complies with the applicable backup withholding and information reporting requirements. Any U.S. Holder that does not provide its correct taxpayer identification number upon request may also be subject to penalties imposed by the IRS. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. Holder’s U.S. federal income tax liability, if any, provided that the required procedures are followed. U.S. Holders should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such an exemption.

Certain U.S. Holders who are individuals are required to report on IRS Form 8938 information relating to stock held of a foreign corporation, including information relating to dispositions of stock held of a foreign corporation, subject to certain exceptions. Significant penalties may apply for failure to comply with this reporting requirement. U.S. Holders should consult their tax advisers regarding this and other potential reporting obligations relating to the exchange of Shares or ADSs for cash pursuant to the merger agreement.

MATERIAL PRC INCOME TAX CONSEQUENCES

Under the PRC Enterprise Income Tax Law (“EIT Law”), which took effect on January 1, 2008, enterprises established outside of China whose “de facto management bodies” are located in the PRC are considered “resident enterprises,” and thus will generally be subject to the enterprise income tax at the rate of 25% on their global income. On December 6, 2007, the State Council adopted the Regulation on the Implementation of PRC Enterprise Income Tax Law, effective as of January 1, 2008, which defines the “de facto management body” as an establishment that has substantial management and control over the business, personnel, accounts and properties of an enterprise. Under the EIT Law and its implementation regulations, PRC income tax at the rate of 10% is applicable to any gain recognized on receipt of cash by a “non-resident enterprise” from transfer of its equity in a PRC resident enterprise, provided that the “non-resident enterprise” (a) does not have an establishment or place of business in the PRC or (b) has an establishment or place of business in the PRC, but the relevant income is not effectively connected with the establishment or place of business, to the extent such gain is derived from sources within the PRC. Under the Individual Income Tax Law, an individual who disposed of capital asset in China is subject to PRC income tax at the rate of 20%. Reliefs from these taxes could be sought from applicable Income Tax Treaties with China.

As there has not been a definitive determination of the Company’s status by the PRC tax authorities, the Company cannot confirm whether it would be considered a resident enterprise under the EIT Law or whether the gain recognized on the receipt of cash for our Shares would otherwise be subject to PRC tax to holders of such shares that are not PRC residents.

In addition, under the Circular on Strengthening the Administration of Enterprises Income Tax on Non-resident Enterprises’ Equity Transfer Income (“Circular 698,” Guo Shui Han [2009] No. 698), issued by the State Administration of Taxation, which became effective as of January 1, 2008, and the Circular Concerning Various Questions on the Administration of Enterprises Income Tax on Non-resident Enterprises (Gong Gao No. 24) issued by the State Administration of Taxation, which became effective as of April 1, 2011, if any non-resident enterprise transfers equity of a PRC resident enterprise, the non-resident enterprise may be subject to a 10% PRC income tax on the gain from such equity transfer; provided, however, that any purchase or sale of equity through the open market will not be subject to such taxation. Where the non-resident enterprise indirectly holds and transfers equity of a PRC resident enterprise held through an offshore holding company, which was established in a jurisdiction with either (a) an actual rate of tax of less than 12.5% or (b) a tax exemption for the income arising out of the disposition, the non-resident enterprise is required to file with the relevant taxation authorities certain information about the transfer. Where any such taxation authorities, upon review and examination of the documents submitted by the non-resident enterprise, deem such offshore holding company to be a vehicle incorporated for the purpose of tax evasion, they have the power to re-classify the offshore share transfer transaction, deny the existence of the offshore holding company and impose a 10% income tax on the gain from such offshore share transfer after an examination by the State Administration of Taxation. Although there has not been a definitive determination on whether a purchase or sale of a public company’s shares or ADSs would be subject to Circular 698, the Company does not believe that the gain recognized on the receipt of cash for its Shares or ADSs pursuant to the merger by its corporate shareholders who are not PRC residents should be subject to Circular 698. If, however, the PRC tax authorities were to invoke Circular 698 and impose tax on the receipt of cash for its Shares or ADSs, then any gain recognized on the receipt of cash for its Shares or ADSs pursuant to the merger by its corporate shareholders who are not PRC residents could be treated as PRC-source income that would be subject to PRC income tax at a rate of 10% (subject to applicable treaty relief).

You should consult your own tax advisor for a full understanding of the tax consequences of the merger to you, including any PRC tax consequences.

MATERIAL CAYMAN ISLANDS TAX CONSEQUENCES

The Cayman Islands currently have no form of income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax. No taxes, fees or charges will be payable (either by direct assessment or withholding) to the government or other taxing authority in the Cayman Islands under the laws of the Cayman Islands in respect of the merger or the receipt of cash for our Shares under the terms of the merger agreement. This is subject to the qualification that (a) Cayman Islands stamp duty may be payable if any transaction documents are brought to or executed or produced before a court in the Cayman Islands; and (b) registration fees will be payable to the Registrar of Companies to register the plan of merger.

FUTURE SHAREHOLDER PROPOSALS

If the merger is completed, we will not have public shareholders and there will be no public participants in any future shareholders’ meeting. However, if the merger is not completed, an annual general meeting is expected to be held in the second half of 2012.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this proxy statement, the documents attached hereto and the documents incorporated by reference in this proxy statement are forward-looking statements based on estimates and assumptions. These include statements as to such things as our financial condition, results of operations, plans, objectives, future performance and business, as well as forward-looking statements relating to the merger. Such forward-looking statements are based on facts and conditions as they exist at the time such statements are made. Forward-looking statements are also based on current expectations, estimates and projections about our business and the merger, the accurate prediction of which may be difficult and involve the assessment of events beyond our control. The forward-looking statements are further based on assumptions made by management. Forward-looking statements can be identified by forward-looking language, including words such as “believes,” “anticipates,” “expects,” “estimates,” “intends,” “may,” “plans,” “predicts,” “projects,” “will,” “would” and similar expressions, or the negative of these words. These statements are not guarantees of the underlying expectations or future performance and involve risks and uncertainties that are difficult to predict. Readers of this proxy statement are cautioned to consider these risks and uncertainties and not to place undue reliance on any forward-looking statements.

The following factors, among others, could cause actual results or matters related to the merger to differ materially from what is expressed or forecasted in the forward-looking statements:

•	the satisfaction of the conditions to completion of the merger, including the approval of the merger agreement by our shareholders;

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement;

•	the cash position of the Company and its subsidiaries, including Shenzhen GrenTech Company Limited, at the effective time of the merger;

•

debt financing may not be funded on at the effective time of the merger because of the failure of Parent to meet the closing conditions or for other reasons, which may result in the merger not being completed promptly or at all;

•	the effect of the announcement or pendency of the merger on our business relationships, operating results and business generally;

•	the risk that the merger may not be completed in a timely manner or at all, which may adversely affect our business and the prices of our ADSs;

•	the potential adverse effect on our business, properties and operations because of certain covenants we agreed to in the merger agreement;

•	diversion of our management’s attention from our ongoing business operations;

•	the amount of the costs, fees, expenses and charges related to the merger and the actual terms of the financings that will be obtained for the merger;

•	the outcome of any legal proceedings, regulatory proceedings or enforcement matters that may be instituted against us and others relating to the merger; and

•

other risks detailed in our filings with the SEC, including the information set forth under the caption “Item 3D. Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2010. Please see “Where You Can Find More Information” beginning on page 108 for additional information.

Furthermore, the forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, collaborations, dividends or investments made by the parties. We believe that the assumptions on which our forward-looking statements are based are reasonable. However, many of the factors that will determine our future results are beyond our ability to control or predict and we cannot guarantee any future results, levels of activity, performance or achievements. We cannot assure you that the actual results or developments we anticipate will be realized or, if realized, that they will have the expected effects on our business or operations. In light of the significant uncertainties inherent in the forward-looking statements, readers should not place undue reliance on forward-looking statements, which speak only as of the date on which the statements were made and it should not be assumed that the statements remain accurate as of any future date. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Further, forward-looking statements speak only as of the date they are made and, except as required by applicable law or regulation, we undertake no obligation to update these forward-looking statements to reflect future events or circumstances.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Exchange Act applicable to foreign private issuers and we file or furnish our annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC’s Public Reference Room at 100 F Street NE, Washington, D.C. 20549 at prescribed rates. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The information we file or furnish is also available free of charge on the SEC’s website at http://www.sec.gov.

You also may obtain free copies of the documents the Company files with the SEC by going to the “Investor Relations” section of our website at www.GrenTech.com.cn. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference.

Because the merger is a going private transaction, the Company and the Buyer Group have filed with the SEC a Transaction Statement on Schedule 13E-3 with respect to the merger. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference therein, is available for inspection as set forth above. The Schedule 13E-3 will be amended to report promptly any material changes in the information set forth in the most recent Schedule 13E-3 filed with the SEC.

Statements contained in this proxy statement regarding the contents of any contract or other document are not necessarily complete and should be read in conjunction with the complete copy of such contract or document which is attached as an exhibit hereto. The SEC allows us to “incorporate by reference” information into this proxy statement. This means that we can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. This proxy statement and the information that we later file with the SEC may update and supersede the information incorporated by reference. Similarly, the information that we later file with the SEC may update and supersede the information in this proxy statement. The Company’s annual report on Form 20-F filed with the SEC on June 30, 2011 is incorporated herein by reference. The Company’s reports on Form 6-K furnished to the SEC since June 30, 2011, including, without limitation, the reports on Form 6-K furnished to the SEC on August 12, 2011, September 20, 2011, September 26, 2011, November 10, 2011, November 14, 2011, November 30, 2011, January 12, 2012 and January 20, 2012 are incorporated herein by reference. To the extent that any of the periodic reports incorporated by reference in this proxy statement contain references to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 with respect to forward-looking statements, we note that these safe harbor provisions do not apply to any forward-looking statements we make in connection with the going private transaction described in this proxy statement.

We undertake to provide you without charge to each person to whom a copy of this proxy statement has been delivered, upon request, by first class mail or other equally prompt means, within one business day of receipt of the request, a copy of any or all of the documents incorporated by reference into this proxy statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this proxy statement incorporates.

Requests for copies of our filings should be directed to our proxy solicitor, MacKenzie Partners, Inc., at the address and phone numbers provided in this proxy statement.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE EXTRAORDINARY GENERAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT.

THIS PROXY STATEMENT IS DATED             , 2012. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO SHAREHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

ANNEX A: Amended and Restated Agreement and Plan of Merger

EXECUTION VERSION

AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

Dated as of January 20, 2012

among

TALENTHOME MANAGEMENT LIMITED

XING SHENG CORPORATION LIMITED

and

CHINA GRENTECH CORPORATION LIMITED

TABLE OF CONTENTS

ARTICLE I DEFINITIONS

1.1	Certain Defined Terms	A-1

1.2	Other Defined Terms	A-5

ARTICLE II

THE MERGER; CLOSING; EFFECTIVE TIME

2.1	The Merger	A-7

2.2	Closing	A-7

2.3	Effective Time	A-7

ARTICLE III

MEMORANDUM AND ARTICLES OF ASSOCIATION OF THE SURVIVING CORPORATION

3.1	The Memorandum and Articles of Association	A-7

ARTICLE IV

DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION

4.1	Directors	A-8

4.2	Officers	A-8

ARTICLE V

EFFECT OF THE MERGER ON ISSUED SHARE CAPITAL; MERGER CONSIDERATION; EXCHANGE OF CERTIFICATES

5.1	Effect on Issued Share Capital	A-8

5.2	Exchange of Certificates	A-9

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

6.1	Representations and Warranties of the Company	A-12

6.2	Representations and Warranties of Parent and Merger Sub	A-23

A-i

ARTICLE VII

COVENANTS

7.1	Conduct of Business Pending the Merger	A-28

7.2	Acquisition Proposals	A-31

7.3	Preparation of the Proxy Statement and Schedule 13E-3	A-33

7.4	Shareholders’ Meeting	A-34

7.5	Filings; Other Actions; Notification	A-34

7.6	Access and Reports	A-35

7.7	Stock Exchange Delisting	A-35

7.8	Publicity	A-35

7.9	Financing	A-36

7.10	Expenses	A-38

7.11	Indemnification; Directors’ and Officers’ Insurance	A-38

7.12	Takeover Statutes	A-39

7.13	Resignations	A-40

7.14	Participation in Litigation	A-40

7.15	Obligations of Merger Sub	A-40

7.16	No Amendment to Buyer Contracts	A-40

7.17	Management	A-40

7.18	Actions Taken at Direction of CEO	A-40

ARTICLE VIII

CONDITIONS PRECEDENT

8.1	Conditions to Each Party’s Obligation to Effect the Merger	A-40

8.2	Conditions to Obligations of Parent and Merger Sub	A-41

8.3	Conditions to Obligation of the Company	A-41

ARTICLE IX

TERMINATION

9.1	Termination	A-42

9.2	Effect of Termination	A-43

9.3	Termination Fee	A-43

A-ii

ARTICLE X

MISCELLANEOUS AND GENERAL

10.1	Non-Survival of Representations and Warranties and Agreements	A-46

10.2	Modification or Amendment	A-46

10.3	Waiver	A-46

10.4	Counterparts; Signatures	A-46

10.5	Governing Law and Venue	A-46

10.6	Notices	A-47

10.7	Entire Agreement	A-48

10.8	No Third Party Beneficiaries	A-48

10.9	Severability	A-48

10.10	Interpretation; Absence of Presumption	A-49

10.11	Assignment	A-49

10.12	Attorneys’ Fees	A-49

10.13	Remedies	A-49

Appendix I	Plan of Merger	1

A-iii

AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

This AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of January 20, 2012, is by and among Talenthome Management Limited, an exempted company with limited liability incorporated under the laws of the British Virgin Islands (the “Parent”), Xing Sheng Corporation Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands, all of the outstanding shares of which are owned by the Parent (“Merger Sub”), and China GrenTech Corporation Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in Section 1.1.

W I T N E S S E T H:

WHEREAS, on January 12, 2012, Parent, Merger Sub and Company entered into an Agreement and Plan of Merger (the “Original Merger Agreement”), pursuant to which, the parties intend that Merger Sub be merged with and into the Company (the “Merger”), with the Company surviving the Merger upon the terms and subject to the conditions set forth in this Agreement and becoming a wholly owned Subsidiary of Parent as a result of the Merger;

WHEREAS, the board of directors of the Company, acting upon the unanimous recommendation of the Independent Committee, has (i) determined that it is in the best interest of the Company and its shareholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance by the Company of this Agreement and consummation of the transactions contemplated hereby, including the Merger and (iii) resolved to recommend the approval and adoption of this Agreement by the shareholders of the Company;

WHEREAS, the board of directors of each of Parent and Merger Sub has (i) approved the execution, delivery and performance by Parent and Merger Sub, as the case may be, of this Agreement and the consummation of the transactions contemplated hereby, including the Merger and (ii) declared it advisable for Parent and Merger Sub, respectively to enter into this Agreement;

WHEREAS, concurrently with the execution of the Original Merger Agreement, Guoren Industrial Developments Limited (the “Guarantor”) entered into a limited guaranty in favor of the Company (the “Limited Guaranty”) to guarantee the due and punctual performance and discharge of certain obligations of Parent and Merger Sub under the Original Merger Agreement (as amended and restated from time to time); and

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, intending to be legally bound, the parties hereto agree to amend and restate the Original Merger Agreement in its entirety and agree as follows:

ARTICLE I

DEFINITIONS

1.1 Certain Defined Terms. The following terms, as used herein, have the meanings which meanings shall be applicable equally to the singular and plural of the terms defined:

(a) “Acquisition Proposal” means (i) any bona fide written proposal or offer with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination, scheme of arrangement or similar transaction involving the Company or any of its Subsidiaries, which if consummated would result in any Person becoming the beneficial owner of, directly or indirectly, 15% or more of the total voting power of the equity securities of the Company, and (ii) any acquisition by any Person, or proposal or offer, which if consummated would result in any Person becoming the beneficial owner of, directly or indirectly, in one or a series of related transactions, 15% or more of the total voting power of any class of equity securities of the Company or any of its Subsidiaries, or 15% or more of the consolidated total assets (including equity securities of its Subsidiaries) of the Company, in each case other than the transactions contemplated by this Agreement.

(b) “Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise.

(c) “Agreement” refers to this agreement and plan of merger.

(d) “Company Related Party” means the Company and its Subsidiaries and any of their respective former, current and future officers, employees, directors, partners, shareholders, management members or Affiliates (excluding any Parent Related Party).

(e) “HK$” means the legal currency of the Hong Kong Special Administrative Region of the People’s Republic of China.

(f) “Independent Committee” means a committee of the Company’s board of directors consisting of three members of the board of directors of the Company that are not affiliated with Parent or Merger Sub and are not members of the Company’s management.

(g) “Internal Revenue Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

(h) “Knowledge” means, with respect to the Company, the actual knowledge of certain Vice Presidents of the Company listed on Section 1.1 of the Company Disclosure Schedule, and with respect to any other party hereto, the actual knowledge of any director of such party, in each case, after due inquiry.

(i) “Material Adverse Effect” means any change, effect, event, circumstance or occurrence (any such item, an “Effect”) that has, or would reasonably be expected to have, either individually or in the aggregate with all changes, effects, events, circumstances, or occurrences, a material adverse effect on the business, consolidated results of operations or financial condition of the Company and its Subsidiaries, taken as a whole; provided, however, that none of the following, and no Effect, alone or in combination, related to or arising out of any of the following shall be taken into account in determining whether a Material Adverse Effect has occurred or is reasonably expected to occur: (A) Effects attributable to the consummation of the transactions contemplated by, or the announcement of, this Agreement or pendency of the transactions contemplated by this Agreement or the identity of Parent as the acquiror of the Company, including without limitation, the initiation of litigation or other legal proceeding related to this Agreement or the transactions contemplated hereby (other than in respect of any breach of any representation or warranty contained in Section 6.1(c)(iii) and Section 6.1(d)); (B) any change in the Company’s stock price or trading volume (it being understood that any underlying cause contributing to such change in stock price or trading volume may be taken into account in determining whether a Material Adverse Effect has occurred or is reasonably expected to occur); (C) actions or omissions of the Company or any of its Subsidiaries taken (x) that are required by this Agreement, (y) with the consent of Parent, Merger Sub or Mr. Gao, or (z) at the request of Parent, Merger Sub or Mr. Gao; (D) any breach of this Agreement by Parent or Merger Sub; (E) Effects affecting the financial, credit or securities markets in the United States, the PRC or any other country or region in the world, including changes in interest rates or foreign exchange rates; (F) Effects affecting the industry in which the Company and its Subsidiaries operate; (G) changes in general business, economic or political conditions; (H) any Effect caused by acts of armed hostility, sabotage, terrorism or war (whether or not declared); including any escalation or worsening thereof; (I) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides or other natural disasters, or other similar force majeure events; (J) changes or modifications in (x) GAAP occurring after the date of this Agreement or (y) applicable Law or the interpretation or enforcement thereof; (K) the failure by the Company or any of its Subsidiaries to meet any internal or industry estimates, expectations, forecasts, projections or budgets for any period (it being understood that the underlying cause of such failure may be taken into account in determining whether a Material Adverse Effect has occurred or is reasonably expected to occur); (L) any change or prospective change in the Company’s credit ratings; and (M) any loss of, or change in, the relationship of the Company or any of its Subsidiaries, contractual or otherwise, with its customers, suppliers, vendors, lenders, employees, investors, or joint venture partners arising out of the execution, delivery or performance of this Agreement, the consummation of the transactions contemplated hereby or the announcement of any of the foregoing; provided, however, that any Effect referred to in clauses (E), (F), (G), (H), (I) or (J) may be taken into account in determining whether there has been a Material Adverse Effect to the extent such Effect has a materially disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, as compared to other participants in the industry in which the Company and its Subsidiaries operate (in which case the incremental materially disproportionate impact or impacts may be taken into account in determining whether or not a Material Adverse Effect has occurred or is reasonably expected to occur).

(j) “Parent Related Party” means Parent, Merger Sub, the Lender or any of their respective former, current and future general or limited partners, shareholders, financing sources, managers, members, agents, directors, officers, employees or Affiliates.

(k) “Permitted Liens” means (i) Liens for Taxes, assessments and governmental charges or levies not yet due and payable or that are being contested in good faith and by appropriate proceedings; (ii) mechanics’, carriers’, workmen’s, repairmen’s, materialmen’s or other Liens or security interests that secure a liquidated amount that are being contested in good faith and by appropriate proceedings; (iii) leases, subleases and licenses (other than capital leases and leases underlying sale and leaseback transactions); (iv) Liens imposed by applicable Law; (v) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations; (vi) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business; (vii) easements, covenants and rights of way (unrecorded and of record) and other similar restrictions of record, and zoning, building and other similar restrictions, in each case that do not adversely affect in any material respect the current use of the applicable property owned, leased, used or held for use by the Company or any of its Subsidiaries; (viii) Liens the existence of which are specifically disclosed in the notes to the consolidated financial statements of the Company included in any Company Reports filed prior to the date hereof; (ix) matters which would be disclosed by an accurate survey or inspection of the real property which do not materially impair the occupancy or current use of such real property which they encumber; (x) outbound license agreements and non-disclosure agreements entered into in the ordinary course of business; and (xi) any other Liens that do not secure a liquidated amount, that have been incurred or suffered in the ordinary course of business and that would not, individually or in the aggregate, have a Material Adverse Effect or a material effect on the Company or the ability of Parent to obtain the Debt Financing.

(l) “Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

(m) “PRC” means the People’s Republic of China, but solely for purposes of this Agreement, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.

(n) “Redacted Fee Letter” means a fee letter from a financing source in which the only redactions relate to fee amounts, “market flex” provisions and “securities demand” provisions, provided that such redactions do not relate to any terms that would adversely affect the conditionality, enforceability, availability, termination or aggregate principal amount of the debt financing or other funding being made available by such financing source, except to the extent a reduction from such financing source would be offset by an increase in the debt financing or other funding being made available by such financing source or another financing source.

(o) “Schedule 13E-3” means the transaction statement on Schedule 13E-3 under the Exchange Act to be filed pursuant to Section 13(e) of the Exchange Act (together with any amendments thereof or supplements thereto).

(p) “Subsidiary” means, with respect to any party, any corporation, limited liability company, partnership or similar entity of which (x) such party or any other Subsidiary of such party is a general partner or (y) at least a majority of the securities (or other interests having by their terms ordinary voting power to elect a majority of the board of directors or other performing similar functions with respect to such corporation or other organization) is, directly or indirectly, owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

(q) “Superior Proposal” means a bona fide Acquisition Proposal, which was not obtained in violation of Section 7.2, that would result in any Person (or its shareholders, members or other equity owners) becoming the beneficial owner, directly or indirectly, of more than 50% of the assets (on a consolidated basis), or more than 50% of the total voting power of the equity securities, of the Company that the board of directors of the Company (acting through the Independent Committee) has determined in its good faith judgment is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal, and would, if consummated, result in a transaction more favorable to the Company’s shareholders from a financial point of view than the transactions contemplated by this Agreement (after taking into account any revisions to the terms of the transactions contemplated by this Agreement pursuant to Section 7.2(c)).

(r) “Tax” or “Taxes” means any and all federal, state, local or foreign taxes, fees, levies, duties, tariffs, imposts, and other similar charges (together with any and all interest, penalties and additions to tax) imposed by any governmental or taxing authority, including taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs’ duties, tariffs, and similar charges, together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Entity.

(s) “Tax Return” means returns, reports, claims for refund, declarations of estimated Taxes and information statements, including any schedule or attachment thereto or any amendment thereof, with respect to Taxes filed or required to be filed with the Internal Revenue Service of the United States or any other Governmental Entity, domestic or foreign, including consolidated, combined and unitary tax returns.

(t) “US$” means the legal currency of the United States of America.

1.2 Other Defined Terms. The following terms have the meanings set forth in the Sections set forth below:

Defined Term	Location of Definition
Actions	Section 6.1(h)
ADSs	Section 5.1(a)
Alternate Financing	Section 7.9(b)
Alternative Acquisition Agreement	Section 7.2(c)(ii)
Amended and Restated Voting and Subscription Agreement	Section 6.2(l)
Applicable Date	Section 6.1(e)(i)
Bankruptcy and Equity Exception	Section 6.1(c)(i)
Book-Entry Shares	Section 5.1(a)
Buyer Group Parties	Section 6.2(n)
business day	Section 2.2
Cayman Companies Law	Section 2.1
Cayman Plan of Merger	Section 2.3
Change of Recommendation	Section 7.2(c)
Closing	Section 2.2
Closing Date	Section 2.2
Company	Preamble
Company Benefit Plans	Section 6.1(i)(i)
Company Disclosure Schedule	Section 6.1
Company Expenses	Section 9.3(d)
Company IP	Section 6.1(q)(i)
Company Recommendation	Section 6.1(c)(ii)
Company Reports	Section 6.1(e)(i)
Contract	Section 6.1(c)(iii)
Damages	Section 7.11(b)
Debt Commitment Letter	Section 6.2(c)(ii)
Debt Financing	Section 6.2(c)(ii)
Depositary	Section 5.2(i)
Deposit Agreement	Section 5.2(i)
Dispute	Section 10.5(b)
Dissenting Shareholders	Section 5.1(a)
Dissenting Shares	Section 5.1(a)
Effective Time	Section 2.3
Employees	Section 6.1(p)
Encumbrance	Section 6.1(l)(iv)
Environmental Law	Section 6.1(n)
Environmental Permits	Section 6.1(n)
ERISA	Section 6.1(i)(i)
Exchange Act	Section 6.1(d)(i)
Exchange Fund	Section 5.2(a)
Excluded Shares	Section 5.1(a)
FCPA	Section 6.1(j)(iii)
Founder Shares	Section 5.1 (a)
GAAP	Section 6.1(e)(ii)
Governmental Entity	Section 5.2(d)
Guarantor	Recitals
Hazardous Substance	Section 6.1(n)

HKIAC	Section 10.5(b)(i)
HKIAC Rules	Section 10.5(b)(i)
Indemnified Parties	Section 7.11(a)
Injunction	Section 8.1(b)
Intellectual Property	Section 6.1(q)
Judgment	Section 6.1(h)
Laws	Section 6.1(j)(i)
Leased Real Property	Section 6.1(l)(ii)
Lender	Section 6.2(c)(ii)
Liabilities	Section 6.1(h)
Licenses	Section 6.1(j)(ii)
Lien	Section 6.1(b)(i)
Liens	Section 6.1(b)(i)
Limited Guaranty	Recitals
Material Contract	Section 6.1(k)(i)
Memorandum and Articles of Association	Section 3.1
Merger	Recitals
Merger Sub	Preamble
New Financing Documents	Section 7.9(b)
Non-Wholly Owned Subsidiaries	Section 6.1(b)(i)
Notice of Superior Proposal	Section 7.2(c)
NASDAQ	Section 7.7
Owned Real Property	Section 6.1(l)(i)
Original Merger Agreement	Recitals
Parent	Preamble
Parent Disclosure Schedule	Section 6.2
Parent Expenses	Section 9.3(c)
Parent Termination Fee	Section 9.3(b)
Paying Agent	Section 5.2(a)
Per ADS Merger Consideration	Section 5.1(a)
Per Share Merger Consideration	Section 5.1(a)
Promissory Note and Guarantee	Section 6.2(c)(ii)
Proxy Statement	Section 6.1(d)(i)
Representatives	Section 7.2(a)
Requisite Company Vote	Section 6.1(c)(i)
Rollover Shares	Section 5.1(a)
Sarbanes-Oxley Act	Section 6.1(e)(i)
SEC	Section 6.1
Securities Act	Section 6.1(e)(i)
Share	Section 5.1(a)
Shares	Section 5.1(a)
Share Certificate	Section 5.1(a)
Shareholders’ Meeting	Section 7.4(a)
Stock Plan	Section 6.1(b)(i)
Surviving Corporation	Section 2.1
Takeover Statute	Section 6.1(m)(ii)
Termination Date	Section 9.1(b)(i)
Termination Fee	Section 9.3(a)
Trade Secrets	Section 6.1(q)

Wholly Owned Subsidiaries	Section 6.1(b)(i)

ARTICLE II

THE MERGER; CLOSING; EFFECTIVE TIME

2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Cayman Islands Companies Law (2011 Revision) (the “Cayman Companies Law”), at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (the “Surviving Corporation”) and shall succeed to and assume all the undertakings, property, assets, rights, privileges, immunities, powers, franchises, debts, liabilities, duties and obligations of Merger Sub and the Company in accordance with the Cayman Companies Law except as set forth in Article III. The Merger shall have the effects specified in the Cayman Companies Law.

2.2 Closing. Unless otherwise mutually agreed in writing between the Company, Merger Sub, and Parent, the closing for the Merger (the “Closing”) shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom, 42/F, Edinburgh Tower, The Landmark, 15 Queen’s Road Central, Hong Kong commencing at 9:00 p.m. (Hong Kong time) on the second business day (the “Closing Date”) immediately following the day on which the last to be satisfied or waived of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement, unless another date, time or place is agreed to in writing by Parent and the Company. For purposes of this Agreement, the term “business day” shall mean any day other than a Saturday or Sunday or a day on which banks are required or authorized to close in New York, the Cayman Islands, Hong Kong or Beijing.

2.3 Effective Time. Subject to the provisions of this Agreement, on the Closing Date, Merger Sub and the Company shall execute a plan of merger (the “Cayman Plan of Merger”) substantially in the form contained in Appendix 1 hereto and the Company shall file the Cayman Plan of Merger and other documents required by the Cayman Companies Law with the Registrar of Companies of the Cayman Islands as provided in Section 233 of the Cayman Companies Law, and, as soon as practicable on or after the Closing Date, shall make or cause to be made all other filings or recordings required under the Cayman Companies Law. The Merger shall become effective at the time when the Cayman Plan of Merger has been registered by the Registrar of Companies of the Cayman Islands or at such other subsequent date or time within 90 days of the date of registration of the Cayman Plan of Merger as Merger Sub and the Company may agree and specify in the Cayman Plan of Merger in accordance with the Cayman Companies Law (the “Effective Time”).

ARTICLE III

MEMORANDUM AND ARTICLES OF ASSOCIATION

OF THE SURVIVING CORPORATION

3.1 The Memorandum and Articles of Association. As of the Effective Time, the memorandum and articles of association of Merger Sub then in effect shall be the memorandum and articles of association of the Surviving Corporation (except that, at the Effective Time, Article I of the memorandum and articles of association of the Surviving Corporation shall be amended to be and read as follows: “The name of the corporation is China GrenTech Corporation Limited”) (the “Memorandum and Articles of Association”) until thereafter changed or amended as provided therein or by applicable Law.

ARTICLE IV

DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION

4.1 Directors. The parties hereto shall take all actions necessary so that the board of directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation, unless otherwise determined by Parent prior to the Effective Time, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Memorandum and Articles of Association.

4.2 Officers. The parties hereto shall take all actions necessary so that the officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation, unless otherwise determined by Parent prior to the Effective Time, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Memorandum and Articles of Association.

ARTICLE V

EFFECT OF THE MERGER ON ISSUED SHARE CAPITAL;

MERGER CONSIDERATION; EXCHANGE OF CERTIFICATES

5.1 Effect on Issued Share Capital. At the Effective Time, as a result of the Merger and without any action on the part of the Company, Parent, Merger Sub or any other shareholders of the Company:

(a) Merger Consideration. Each ordinary share, par value US$0.00002 per share, of the Company (a “Share” or, collectively, the “Shares”), including Shares represented by American Depositary Shares, each representing 25 Shares (the “ADSs”), issued and outstanding immediately prior to the Effective Time, other than the Excluded Shares (as defined below) shall be cancelled in exchange for the right to receive US$0.126 in cash per Share without interest (the “Per Share Merger Consideration”). As each ADS represents 25 Shares, each ADS issued and outstanding immediately prior to the Effective Time, other than ADSs representing Excluded Shares, shall represent the right to receive US$3.15 in cash without interest (the “Per ADS Merger Consideration”) pursuant to the terms and conditions set forth in the Deposit Agreement (as defined below). At the Effective Time, all of the Shares (including Shares represented by ADSs) shall cease to be outstanding, shall be cancelled and shall cease to exist and the register of members will be amended accordingly. Each certificate formerly representing any of the Shares (a “Share Certificate”) or non-certificated Shares represented by book-entry (“Book-Entry Shares”) (other than Excluded Shares) shall thereafter represent only the right to receive the Per Share Merger Consideration without interest, and any Dissenting Shares shall thereafter represent only the right to receive the applicable payments set forth in Section 5.2(f). For purposes of this Agreement, “Excluded Shares” means, collectively, (i) any Shares and ADSs beneficially owned (as determined pursuant to Rule 13d-3 under the Exchange Act) by Mr. Yingjie Gao, the Company’s chairman and chief executive officer (“Mr. Gao”) or any Person controlled by Mr. Gao prior to the Effective Time (“Founder Shares”), (ii) any Shares and ADSs beneficially owned (as determined pursuant to Rule 13d-3 under the Exchange Act) by Rong Yu and Yin Huang or any Person controlled by either of the foregoing prior to the Effective Time (collectively with Founder Shares, the “Rollover Shares”), (iii) any Shares held by the Depositary which are not represented by ADSs and (iv) Shares (“Dissenting Shares”) owned by holders of Shares who have validly exercised and not effectively withdrawn or lost their appraisal rights pursuant to Section 238 of the Cayman Companies Law (“Dissenting Shareholders”). In the event that the Company changes the number of Shares or securities convertible or exchangeable into or exercisable for Shares issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer self-tender or exchange offer, or other similar transaction, the Per Share Merger Consideration and the Per ADS Merger Consideration shall be equitably adjusted to reflect such change and as so adjusted shall, from and after the date of such change, be the Per Share Merger Consideration and the Per ADS Merger Consideration.

(b) Cancellation of Shares. Each of the Excluded Shares (other than Dissenting Shares) shall, by virtue of the Merger and without any action on the part of its holder, cease to be outstanding, shall be cancelled and shall cease to exist without payment of any consideration or distribution therefor.

(c) Merger Sub. At the Effective Time, each ordinary share, par value HK$0.00002 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and non-assessable ordinary share, par value US$0.00002 per share, of the Surviving Corporation. Such ordinary shares shall be the only issued and outstanding share capital of the Surviving Corporation and this will be reflected in the register of members of the Surviving Corporation.

(d) Untraceable and Dissenting Shareholders. Remittances for the Per Share Merger Consideration shall not be sent to shareholders who are untraceable unless and until, except as provided below, they notify the Paying Agent (as defined below) of their current contact details prior to the Effective Time. A Company shareholder will be deemed to be untraceable if (i) he has no registered address in the register of members (or branch register) maintained by the Company or, (ii) on the last two consecutive occasions on which a dividend has been paid by the Company a cheque payable to such shareholder either (A) has been sent to such shareholder and has been returned undelivered or has not been cashed or, (B) has not been sent to such shareholder because on an earlier occasion a cheque for a dividend so payable has been returned undelivered, and in any such case no valid claim in respect thereof has been communicated in writing to the Company or, (iii) notice of the Company shareholders meeting has been sent to such shareholder and has been returned undelivered. Monies due to Dissenting Shareholders and shareholders of the Company who are untraceable and any monies which are returned shall be held by the Surviving Corporation in a separate non-interest bearing bank account for the benefit of Dissenting Shareholders and shareholders of the Company who are untraceable. Monies unclaimed after a period of seven years from the date of the notice of the Shareholders Meeting shall be forfeited and shall revert to the Surviving Corporation. Dissenting Shareholders and shareholders of the Company who are untraceable who subsequently wish to receive any monies otherwise payable in respect of the Merger within applicable time limits or limitation periods should contact the Surviving Corporation.

5.2 Exchange of Certificates.

(a) Paying Agent. At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with a bank or trust company selected by Parent with the Company’s prior approval (such approval not to be unreasonably withheld, conditioned or delayed) (the “Paying Agent”), for the benefit of the holders of Shares and ADSs, a cash amount in immediately available funds sufficient for the Paying Agent to make payments under Section 5.1(a) and Section 5.2(f) (such aggregate cash amount being hereinafter referred to as the “Exchange Fund”, and in case of payments under Section 5.2(f), an amount equal to the number of Dissenting Shares multiplied by the Per Share Merger Consideration). If a Dissenting Shareholder effectively withdraws its demand for, or loses its rights to, appraisal rights pursuant to Section 238 of the Cayman Companies Law with respect to any Dissenting Shares, (i) such Shares shall cease to be Excluded Shares and (ii) Parent shall make available or cause to be made available to the Paying Agent additional funds in an amount equal to the product of (x) the number of Dissenting Shares for which such Dissenting Stockholder has withdrawn its demand for, or lost its rights to, appraisal rights pursuant to Section 238 of the Cayman Companies Law and (y) the Per Share Merger Consideration.

(b) Exchange Procedures. Promptly after the Effective Time (and in any event within (x) five business days in the case of record holders and (y) three business days in the case of the Depository Trust Company on behalf of beneficial holders holding through brokers, nominees, custodians or through a third-party), the Surviving Corporation shall cause the Paying Agent to mail (or in the case of the Depository Trust Company, deliver) to each registered holder of Shares (other than holders of Excluded Shares) (i) a letter of transmittal in customary form for a Cayman Islands incorporated company specifying that delivery shall be effected, and risk of loss and title to the Share Certificates and Book-Entry Shares shall pass, only upon delivery of the Share Certificates (or affidavits of loss in lieu of the Share Certificates as provided in Section 5.2(e)) and Book-Entry Shares to the Paying Agent, such letter of transmittal to be in such form and have such other provisions as Parent and the Company may reasonably agree, and (ii) instructions for effecting the surrender of the Share Certificates (or affidavits and indemnities of loss in lieu of the Share Certificates as provided in Section 5.2(e)) and Book-Entry Shares in exchange for the Per Share Merger Consideration, as applicable. Upon surrender of a Share Certificate (or affidavit and indemnity of loss in lieu of the Share Certificate as provided in Section 5.2(e)) or Book-Entry Shares to the Paying Agent in accordance with the terms of such letter of transmittal, duly executed, the holder of such Share Certificate or Book-Entry Shares shall be entitled to receive in exchange therefor a cheque, in the amount (after giving effect to any required tax withholdings as provided in Section 5.2(h)) equal to (x) the number of Shares represented by such Share Certificate (or affidavit or indemnity of loss in lieu of the Share Certificate as provided in Section 5.2(e)) or the number of Book-Entry Shares multiplied by (y) the Per Share Merger Consideration, and the Share Certificate or Book-Entry Shares so surrendered shall forthwith be marked as cancelled. Prior to the Effective Time, Parent and the Company shall establish procedures with the Paying Agent and the Depositary to ensure that (i) the Paying Agent will transmit to the Depositary promptly following the Effective Time an amount in cash in immediately available funds equal to the product of (x) the number of ADSs issued and outstanding immediately prior to the Effective Time (other than the ADSs representing the Excluded Shares) multiplied by (y) the Per ADS Merger Consideration and (ii) the Depositary will distribute the Per ADS Merger Consideration to ADS holders (net of any applicable fees and charges of, and expenses incurred by, the Depositary, and withholding taxes) pro rata to their holdings of ADSs upon surrender by them of the ADSs. Pursuant to the Deposit Agreement, the ADS holders will pay any applicable fees, charges and expenses of the Depositary and government charges (other than withholding taxes if any) due to or incurred by the Depositary in connection with distribution of the Per ADS Merger Consideration to ADS holders. No interest will be paid or accrued on any amount payable upon due surrender of the Share Certificates or Book-Entry Shares. In the event of a transfer of ownership of Shares that is not registered in the register of members of the Company, a cheque for any cash to be exchanged upon due surrender of the Share Certificate or Book-Entry Shares may be issued to such transferee if the Share Certificates or Book-Entry Shares formerly representing such Shares are presented to the Paying Agent, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable share transfer taxes have been paid or are not applicable.

(c) Transfers. From and after the Effective Time, no transfers of Shares shall be effected in the register of members of the Company. If, after the Effective Time, any Share Certificate or Book-Entry Shares are presented to the Surviving Corporation, Parent or the Paying Agent for transfer or any other reason, such Share Certificates or Book-Entry Shares shall be cancelled and (except for Excluded Shares) exchanged for the cash amount in immediately available funds to which the holder of the Share Certificate or Book-Entry Shares is entitled pursuant to this Article V.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments of the Exchange Fund) that remains unclaimed by the shareholders of the Company (other than holders of Excluded Shares) for nine (9) months after the Effective Time shall be delivered to the Surviving Corporation on the instruction of the Surviving Corporation. Any holder of Shares (other than Excluded Shares) who has not theretofore complied with this Article V shall thereafter look only to the Surviving Corporation for payment of the Per Share Merger Consideration to which such holder is entitled pursuant to this Article V upon due surrender of its Share Certificates (or affidavits and indemnities of loss in lieu of the Share Certificates as provided in Section 5.2(e)) or Book-Entry Shares, without any interest thereon. Notwithstanding the foregoing, none of the Surviving

Corporation, Parent, the Paying Agent, the Depositary or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, bona vacantia, escheat or similar Laws. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any domestic, multinational or foreign governmental or regulatory authority, agency, commission, body, court or other legislative, executive or judicial governmental entity (a “Governmental Entity”) shall become, to the extent permitted by applicable Laws, the property of the Surviving Corporation or its designee, free and clear of all claims or interest of any Person previously entitled thereto.

(e) Lost, Stolen or Destroyed Certificates. In the event any Share Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Share Certificate to be lost, stolen or destroyed and, if reasonably required by Parent or by the Paying Agent, the posting by such Person of a bond in customary amount and upon such terms as may be reasonably required by Parent or the Paying Agent as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Share Certificate, the Paying Agent will issue a cheque in the amount (after giving effect to any required tax withholdings) equal to (x) the number of Shares represented by such lost, stolen or destroyed Share Certificate multiplied by (y) the Per Share Merger Consideration.

(f) Dissenters’ Rights. No Person who has validly exercised their appraisal rights pursuant to Section 238 of the Cayman Companies Law shall be entitled to receive the Per Share Merger Consideration with respect to the Shares owned by such Person unless and until such Person shall have effectively withdrawn or lost such Person’s appraisal rights under the Cayman Companies Law. Each Dissenting Shareholder shall be entitled to receive only the payment resulting from the procedure in Section 238 of the Cayman Companies Law with respect to Shares owned by such Dissenting Shareholder. The Company shall give Parent (i) prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law that are received by the Company relating to Company shareholders’ rights of appraisal and (ii) the opportunity to direct all negotiations and proceedings with respect to demand for appraisal under the Cayman Companies Law. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands.

(g) Transfer Books; No Further Ownership Rights. The Per Share Merger Consideration and Per ADS Merger Consideration paid in respect of the Shares upon the surrender for exchange of Share Certificates or for Book-Entry Shares in accordance with the terms of this Article V shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares previously represented by such Share Certificates or Book-Entry Shares, and at the Effective Time, the register of members of the Company shall be closed and thereafter there shall be no further registration of transfers on the register of members of the Surviving Corporation of Shares that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Share Certificates or Book-Entry Shares that evidenced ownership of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided for herein or by applicable Law. If, after the Effective Time, any Share Certificate is presented to the Surviving Corporation, Parent or the Paying Agent for transfer or any other reason, such Share Certificate shall be cancelled and (except for Rollover Shares) exchanged for the cash amount in immediately available funds to which the holder of the Share Certificate is entitled pursuant to this Article V.

(h) Tax Withholding. Each of Parent, the Surviving Corporation, the Paying Agent and Depositary, without double counting, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as it reasonably determines in good faith it is required to deduct and withhold with respect to Taxes. To the extent that amounts are so withheld by Parent, the Surviving Corporation, the Paying Agent or Depositary, such withheld amounts (i) shall be remitted by Parent, the Surviving Corporation, the Paying Agent or

Depositary to the applicable Governmental Entity, and (ii) to the extent so remitted, shall be treated for all purposes of this Agreement as having been paid to the holder of Shares in respect of which such deduction and withholding was made.

(i) Termination of Deposit Agreement. As soon as reasonably commercially practicable after the Effective Time, the Surviving Corporation shall provide notice to Citibank N.A. (the “Depositary”) to terminate the deposit agreement dated March 13, 2006 between the Company and the Depositary (the “Deposit Agreement”) in accordance with its terms.

(j) Agreement of Fair Value. Parent, Merger Sub and the Company respectively agree that the Per Share Merger Consideration represents the fair value of the Shares for the purposes of Section 238(8) of the Cayman Companies Law.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

6.1 Representations and Warranties of the Company. Except (x) as may be disclosed in the Company Reports filed with the Securities and Exchange Commission (the “SEC”) prior to the date hereof (excluding, in each case, any nonspecific disclosures set forth in any risk factor section to the extent they are general, nonspecific and forward looking statements or cautionary or forward-looking in nature), (y) as may be disclosed in the corresponding sections or subsections of the disclosure schedule delivered to Parent by the Company on the date hereof (the “Company Disclosure Schedule”) (it being understood that any information set forth in one section or subsection of the Company Disclosure Schedule shall be deemed to apply and qualify the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement to the extent that it is reasonably apparent that such information is relevant to such other section or subsection) or (z) for any matters with respect to which Mr. Gao or Ms. Rong Yu, has actual (but not constructive or imputed) knowledge, the Company hereby represents and warrants to Parent and Merger Sub that:

(a) Organization, Good Standing and Qualification. Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing (to the extent the relevant jurisdiction recognizes such concept of good standing) under the Laws of its respective jurisdiction of organization, and each of the Company and its Subsidiaries has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and in good standing (to the extent the relevant jurisdiction recognizes such concept of good standing) as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, or to have such power or authority, is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

(b) Capital Structure.

(i) The authorized share capital of the Company consists of 2,500,000,000 Shares of a par value of US$0.00002, of which, as of the date of this Agreement, 587,397,825 Shares are outstanding. All of the outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable. As of the date hereof, there are no outstanding options to purchase Shares under the Company’s Share Option Scheme adopted as of August 25, 2005 (the “Stock Plan”). Each of the outstanding shares of share capital or other securities of each of the Company’s directly or indirectly wholly owned Subsidiaries, which are set forth in Section 6.1(b)(i) of the Company Disclosure Schedule (“Wholly Owned Subsidiaries”), has been duly authorized, and validly issued, and is fully paid and nonassessable (to the extent such concept is applicable in the relevant jurisdiction) and owned by the Company or by another Wholly Owned Subsidiary, free and clear of any lien, charge, pledge, security interest, mortgage, claim or other encumbrance (each, a “Lien” and collectively, “Liens”). Each of the outstanding shares of capital stock or other securities that are directly or indirectly owned by the Company of each of the Company’s Subsidiaries that are not Wholly Owned Subsidiaries, which are set forth in Section 6.1(b)(i) of the Company Disclosure Schedule (“Non-Wholly Owned Subsidiaries”), has been duly authorized, and validly issued, and is fully paid and nonassessable (to the extent such concept is applicable in the relevant jurisdiction) and owned by the Company or by a Subsidiary, free and clear of any Lien other than Permitted Liens. There are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any shares of share capital or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. The Company does not have any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter.

(c) Corporate Authority; Approval and Fairness; No Violations.

(i) The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger and the transactions contemplated hereby in accordance with the terms hereof, subject only to approval of this Agreement by an affirmative vote of holders of Shares representing two-thirds or more of the Shares present and voting in person or by proxy as a single class at the Shareholders’ Meeting (the “Requisite Company Vote”). This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(ii) The board of directors of the Company, acting upon the unanimous recommendation of the Independent Committee, has (A) determined that the Merger, on the terms and subject to the conditions set forth herein, is fair to, and in the best interests of, the Company and its shareholders (other than holders of Rollover Shares), (B) approved and declared advisable this Agreement, the Merger and the other transactions contemplated hereby and (C) resolved to recommend approval of this Agreement to the holders of Shares (the “Company Recommendation”). The board of directors of the Company, acting upon the unanimous recommendation of the Independent Committee, has directed that this Agreement be submitted to the holders of Shares for their approval.

(iii) Neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the Merger or the other transactions contemplated hereby, will (A) conflict with or violate any provision (x) of the memorandum and articles of association of the Company or (y) of the similar organizational documents of any of the Company’s Subsidiaries or (B) assuming that the authorizations, consents and approvals referred to in Section 6.1(d) and the Requisite Company Vote are obtained and the filings referred to in Section 6.1(d) are made, (x) violate any Laws applicable to the Company or any of its Subsidiaries, (y) constitute a default under any of the terms, conditions or provisions of any loan or credit agreement, letter of credit, guarantee, power of attorney, debenture, note, bond, mortgage, indenture, deed of trust, lease, sublease, license, contract, agreement, commitment, arrangement, or understanding (each, whether oral or written, a “Contract”) to which the Company or any of its Subsidiaries is a party or accelerate the Company’s or, if applicable, any of its Subsidiaries’, obligations under any such Contract or (z) result in the creation of any Lien on any properties or assets of the Company or any of its Subsidiaries, except, in the case of clauses (B)(y) and (B)(z), as would not reasonably be expected to have a Material Adverse Effect.

(d) Government Approvals; Secured Creditors.

(i) Except for (A) compliance with the applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act” ), including the joining of the Company in the filing of the Schedule 13E-3, the furnishing of Form 6-K with the proxy statement relating to the Merger to be prepared in connection with the Shareholders’ Meeting (including any amendment or supplement thereto) (the “Proxy Statement”), and the filing or furnishing of one or more amendments to the Schedule 13E-3 and such Form 6-K to respond to comments from the SEC, if any, on such documents, (B) compliance with the rules and regulations of the NASDAQ, (C) the filing of the Cayman Plan of Merger with the Registrar of Companies of the Cayman Islands pursuant to the Cayman Companies Law and (D) compliance with any applicable state securities or Blue Sky laws, no consent or approval of, or filing, license, permit or authorization, declaration or registration with, any Governmental Entity are necessary for the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the Merger and the other transactions contemplated hereby, except for those the failure to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(ii) The Company does not have any secured creditors.

(e) Company Reports; Financial Statements.

(i) The Company has filed or furnished, as applicable, on a timely basis, all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC pursuant to the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”), since January 1, 2009 (the “Applicable Date”) (the forms, statements, reports and documents filed or furnished since the Applicable Date and those filed or furnished subsequent to the date hereof, including any amendments thereto, the “Company Reports”). No Subsidiary of the Company is or has been required to file or furnish any periodic reports with the SEC. Each of the Company Reports, at the time of its filing or being furnished complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, applicable accounting standards and the Sarbanes-Oxley Act of 2002 (as amended and including the rules and regulations promulgated thereunder) (the “Sarbanes-Oxley Act”), and any rules and regulations promulgated thereunder applicable to the Company Reports, each in effect on such dates. As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment), the Company Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(ii) The Company maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act) that are designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with United States generally accepted accounting principles (“GAAP”) and includes policies and procedures that (A) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company, (B) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company, and (C) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on its financial statements.

(iii) Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents, or, in the case of Company Reports filed after the date hereof, will fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of its date, and each of the consolidated statements of income, changes in shareholders’ equity and cash flows included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents, or in the case of Company Reports filed after the date hereof, will fairly present, in all material respects, the results of operations, changes in shareholders’ equity and cash flows, as the case may be, of such companies for the periods set forth therein (subject, in the case of unaudited interim statements, to normal year-end audit adjustments and the exclusion of certain notes in accordance with the rules of the SEC relating to unaudited financial statements), in each case in accordance with GAAP, Regulation S-X of the SEC and the rules and standards of the Public Company Accounting Oversight Board except as may be noted therein.

(iv) The Company has implemented disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) that are reasonably designed to ensure that material information relating to the Company, including its Subsidiaries, required to be included in reports filed under the Exchange Act is made known to the chief executive officer and chief financial officer of the Company or other persons performing similar functions by others within those entities. Neither the Company nor, to the Company’s Knowledge, the Company’s independent registered public accounting firm has identified or been made aware of “significant deficiencies” or “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of the Company’s internal controls and procedures which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial data, in each case which has not been subsequently remediated. To the Company’s Knowledge, there is no fraud, whether or not material, that involves the Company’s management or other employees who have a significant role in the preparation of financial statements or the internal control over financial reporting utilized by the Company and its Subsidiaries.

(f) Proxy Statement. The Proxy Statement to be sent to the shareholders of the Company in connection with the Shareholders’ Meeting (including any amendment or supplement or document incorporated by reference) and the Rule 13E-3 transaction statement on Schedule 13E-3 relating to the adoption of this Agreement by the shareholders of the Company shall not, on the date the Proxy Statement (including any amendment or supplement thereto) is first mailed to shareholders of the Company or at the time of the Shareholders’ Meeting or, in the case of the Schedule 13E-3, on the date it and any amendment or supplement to it is filed with the SEC, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement and the Schedule 13E-3 will comply as to form in all material respects with the requirements of the Exchange Act. Notwithstanding the foregoing, the Company makes no representation with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13E-3.

(g) Absence of Certain Changes. Since December 31, 2010 to the date hereof, except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto, (i) the Company and its Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business consistent with past practice, and (ii) there has not been:

(A) any amendment or modification to the memorandum and articles of association or other similar organizational documents (whether by merger, consolidation or otherwise) of the Company;

(B) any change in the financial condition, business or results of their operations or any circumstance, occurrence or development of which the Company has Knowledge which, individually or in the aggregate, has constituted or is reasonably likely to have a Material Adverse Effect;

(C) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of share capital of the Company or any of its Subsidiaries (except for dividends or other distributions by any Subsidiary to the Company or to any Subsidiary of the Company);

(D) any material change in any method of accounting or accounting practice by the Company or any of its Subsidiaries;

(E) (1) any material increase in the compensation or benefits payable or to become payable to its officers or employees (except for increases in the ordinary course of business and consistent with past practice) or (2) any establishment, adoption, entry into or amendment of any collective bargaining, bonus, profit sharing, equity, thrift, compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, except to the extent required by applicable Law; or

(F) any agreement to do any of the foregoing.

(h) Litigation and Liabilities. As of the date of this Agreement, there are no civil, criminal, administrative or other actions, suits, claims, oppositions, litigations, hearings, arbitrations, investigations or other proceedings (“Actions”) pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, other than any such Actions that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect. There are no obligations or liabilities of the Company or any of its Subsidiaries, whether or not accrued, contingent or otherwise (“Liabilities”), except (i) as reflected or reserved against in the Company’s consolidated balance sheets (and the notes thereto) included in the Company Reports filed after the Applicable Date but prior to the date hereof, (ii) for Liabilities incurred in the ordinary course of business consistent with past practice since the date of the most recent balance sheet included in the Company Reports, (iii) for Liabilities incurred pursuant to the transactions contemplated by this Agreement, or (iv) Liabilities that do not constitute a Material Adverse Effect or are not reasonably likely to prevent or materially impair the consummation of the transactions contemplated by this Agreement. Neither the Company nor any of its Subsidiaries is a party to or subject to the provisions of any judgment, order, writ, injunction, decree, award, stipulation or settlement (“Judgment”) of any Governmental Entity which has, or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect or is reasonably likely to prevent or materially impair the consummation of the transactions contemplated by this Agreement.

(i) Employee Benefits.

(i) All material benefit and compensation plans, policies or arrangements covering current or former employees of the Company and its Subsidiaries and current or former directors of the Company, including “employee benefit plans” within the meaning of Section 3(3) of the

Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and deferred compensation, severance, stock option, stock purchase, stock appreciation rights, Company stock-based, incentive and bonus plans (the “Company Benefit Plans”), including Company Benefit Plans maintained outside of the United States primarily for the benefit of Employees working outside of the United States, are listed in Section 6.1(i) of the Company Disclosure Schedule. True and complete copies of all Company Benefit Plans listed in Section 6.1(i) of the Company Disclosure Schedule, including any trust instruments, insurance contracts, actuarial reports and, with respect to any employee stock ownership plan, the agreements granting any shares, options or other incentive awards and the loan agreements forming a part of any Company Benefit Plans, and all amendments thereto have been provided or made available to Parent and Merger Sub.

(ii) None of the Company Benefit Plans was or is subject to ERISA.

(iii) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with another event, such as a termination of employment) will (i) result in any payment becoming due to any current or former director or current or former employee of the Company or any of its Subsidiaries under any of the Company Benefit Plans or otherwise; (ii) increase any benefits otherwise payable under any of the Company Benefit Plans; or (iii) result in any acceleration of the time of payment or vesting of any such benefits.

(iv) There is no outstanding order against the Company Benefit Plans that has or would reasonably be expected to have a Material Adverse Effect.

(v) The Company is not obligated, pursuant to any of the Company Benefit Plans or otherwise, to grant any options to purchase Shares to any Employees, consultants or directors of the Company after the date hereof.

(j) Compliance with Laws; Licenses.

(i) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the businesses of each of the Company and its Subsidiaries have not been, since December 31, 2010, and are not being conducted in violation of any applicable United States federal, state or local, non-United States national, provincial or local, or multinational law, statute or ordinance, common law, or any rule, regulation, directive, treaty provision applicable to the Company and its Subsidiaries, Judgment, agency requirement, license or permit of any Governmental Entity (collectively, “Laws”). No investigation, audit or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened, nor has any Governmental Entity notified the Company of its intention to conduct the same, except for (A) such investigations or reviews the outcome of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and/or (B) such investigations or reviews in the trading in the securities of the Company related to the Merger. As of the date hereof, neither the Company nor any of its Subsidiaries has received any notice or communication of any material noncompliance with any applicable Laws that has not been cured as of the date hereof.

(ii) The Company and its Subsidiaries each has made application or obtained, renewed and is in compliance with all material permits, licenses, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders issued or granted by a Governmental Entity (“Licenses”) necessary to conduct its business in all material respects as presently conducted, except for any such License the absence of non-renewal of which has not or is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

(iii) Except as has not or is not,, individually or in the aggregate, reasonably like to have a Material Adverse Effect, neither the Company nor any of its Subsidiaries is subject to any pending or, to the Knowledge of the Company, threatened, investigation by any Governmental Entity in the PRC or elsewhere pursuant to anti-corruption Laws (including the PRC Law on Anti-Unfair Competition adopted on September 2, 1993, if applicable, and the Interim Rules on Prevention of Commercial Bribery issued by the PRC State Administration of Industry and Commerce on November 15, 1996, if applicable) with respect to corrupt practices in the procurement by Governmental Entities. Neither the Company nor any of its Subsidiaries has, nor, to the Knowledge of the Company, has any officer or employee of the Company or any of its Subsidiaries, been convicted of any violation of such anti-corruption Laws. To the Knowledge of the Company after due inquiry, neither the Company nor any of its Subsidiaries has solicited, received, paid or offered to pay any remuneration for the purpose of making or receiving any referral which violated such anti-corruption Law. None of the Company, its Subsidiaries, and to the Knowledge of the Company, any director, officer, agent or employee of the Company or any of its Subsidiaries, has taken any action that could result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA, except for such violations that has not or is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect. To the Knowledge of the Company after due inquiry, the Company and its Subsidiaries have conducted their businesses in compliance with the FCPA in all material respects and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

(k) Material Contracts.

(i) Except for this Agreement and except for Contracts filed as exhibits to the Company Reports, as of the date hereof, none of the Company or its Subsidiaries is a party to or bound by:

(A) any Contract that would be required to be filed by the Company pursuant to Item 4 of the Instructions to Exhibits of Form 20-F under the Exchange Act;

(B) any Contract involving the payment or receipt of amounts by the Company or any of its Subsidiaries, or relating to indebtedness for borrowed money or any financial guaranty, of more than RMB 50,000,000 in any calendar year on its face;

(C) any Contract that contains a put, call or similar right pursuant to which the Company or any of its Subsidiaries could be required to purchase or sell, as applicable, any equity interests of any Person or assets that have a fair market value or purchase price of more than RMB 30,000,000;

(D) any Contract relating to the formation, creation, operation, management or control of any joint venture;

(E) any Contract between the Company or any of its Subsidiaries and any director or executive officer of the Company or any Person beneficially owning five percent or more of the outstanding Shares required to be disclosed pursuant to Item 7B or Item 19 of Form 20-F under the Exchange Act; and

(F) any non-competition Contract or other Contract that limits or purports to limit in any material respect the type of business in which the Company or its Subsidiaries may engage, the type of goods or services which the Company or its Subsidiaries may manufacture, produce, import, export, offer for sale, sell or distribute or the manner or locations in which any of them may so engage in any business or use their assets.

Each such Contract described in clauses (A) through (F) above and each such Contract that would be a Material Contract but for the exception of being filed as an exhibit to the Company Reports is referred to herein as a “Material Contract”.

(ii) Except as is not, individually or in the aggregate, a Material Adverse Effect, (A) each of the Material Contracts is valid and binding on the Company or its Subsidiaries, as the case may be, and, to the Knowledge of the Company, each other party thereto, and is in full force and effect subject to the Bankruptcy and Equity Exception; and (B) there is no breach or default under any Material Contracts by the Company or its Subsidiaries and no event has occurred that with the lapse of time or the giving of notice or both would constitute a breach or default thereunder by the Company or its Subsidiaries.

(l) Properties.

(i) Except as is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, with respect to real property owned by the Company or any of its Subsidiaries, and all buildings, structures, improvements, and fixtures thereon (the “Owned Real Property”), (A) the Company or its applicable Subsidiary has good and marketable title, or validly granted long term land use rights and building ownership rights, as applicable, to the Owned Real Property, free and clear of any Encumbrance, and (B) there are no outstanding options or rights of first refusal to purchase the Owned Real Property, or any portion of the Owned Real Property or interest therein.

(ii) With respect to real property leased, subleased or licensed to the Company or its Subsidiaries (the “Leased Real Property”), except as is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, each of the Company and its Subsidiaries has a good and valid leasehold interest in each parcel of Leased Real Property, free and clear of all Encumbrances.

(iii) Except as is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, the Company and its Subsidiaries have good and marketable title to, or a valid and binding leasehold interest in, all other properties and assets (excluding Owned Real Property, Leased Real Property and Intellectual Property), in each case free and clear of all Encumbrances other than Permitted Liens.

(iv) For purposes of this Section 6.1(l) only, “Encumbrance” means any Lien, mortgage, easement, covenant, or other restriction or title matter or encumbrance of any kind in respect of such asset, but specifically excludes: (a) encumbrances for current Taxes or other governmental charges not yet due and payable; (b) mechanics’, carriers’, workmen’s, repairmen’s or other like encumbrances arising or incurred in the ordinary course of business as to which there is no default on the part of the Company or any of its Subsidiaries and reflected on or specifically reserved against or otherwise disclosed in the Company’s consolidated balance sheets (and the notes thereto) included in the Company Reports filed prior to the date hereof; and (c) other encumbrances that do not, individually or in the aggregate, materially impair the continued use, operation, value or marketability of the specific parcel of Owned Real Property to which they relate or the conduct of the business of the Company and its Subsidiaries as presently conducted.

(m) Rights Agreement; Anti-Takeover Provisions.

(i) The Company is not party to a shareholder rights agreement, “poison pill” or similar agreement or plan.

(ii) No “business combination,” “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation save for Cayman Companies Law or any similar anti-takeover provision in the Company’s memorandum and articles of association (each, a “Takeover Statute”) is applicable to the Company, the Shares, the Merger or the other transactions contemplated by this Agreement.

(n) Environmental Matters. Except as is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, (i) The Company and its Subsidiaries are in all material respects in compliance with all applicable Environmental Laws, (ii) the Company and each of its Subsidiaries have obtained and possess all material permits, licenses and other authorizations currently required for their establishment and their operation under any Environmental Law (“Environmental Permits”), and all such Environmental Permits are in full force and effect; (iii) no property currently or, to the Knowledge of the Company after due inquiry, formerly owned or operated by the Company or any of its Subsidiaries has been contaminated with or is releasing any Hazardous Substance in a manner that is or would reasonably be expected to require remediation or other action pursuant to any Environmental Law that would be material to the business of the Company and its Subsidiaries, taken as a whole; (iv) neither the Company nor any of its Subsidiaries has received any notice, demand, letter, claim or request for information alleging that the Company or any of its Subsidiaries is in violation of or liable under any Environmental Law. Neither the Company nor any of its Subsidiaries is subject to any order, decree or injunction with any Governmental Entity or agreement with any third party concerning liability under any Environmental Law or relating to Hazardous Substances. As used herein, the term “Environmental Law” means any applicable PRC local, provincial or national Law, relating to: (A) the protection of health, safety or the environment or (B) the handling, use, transportation, disposal, release or threatened release of any Hazardous Substance; the term “Hazardous Substance” means any chemical, pollutant, waste or substance that is: (A) listed, classified or regulated under any Environmental Law as hazardous substance, toxic substance, pollutant, contaminant or oil or (B) any petroleum product or by-product, asbestos-containing material, polychlorinated biphenyls or radioactive material. This Section 6.1(n) constitutes the only representations and warranties of the Company with respect to any Environmental Law.

(o) Tax Matters. Except as is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, the Company and each of its Subsidiaries (i) have prepared in good faith and duly and, in cases where the statute of limitations would still be open, timely filed (taking into account any extension of time within which to file) all income, franchise, and similar Tax Returns and all other material Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate; and (ii) have paid all Taxes that are shown as due on such filed Tax Returns and any Taxes that the Company or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor or third party, except with respect to matters contested in good faith. As of the date of this Agreement, there are not pending or, to the Knowledge of the Company, threatened audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters. To the Knowledge of the Company, there are no unresolved questions or claims concerning the Company’s or any of its Subsidiaries’ Tax liability that are not disclosed or provided for in the Company Reports.

(p) Labor Matters. Except as is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, as of the date hereof (i) there is no material pending or, to the Company’s Knowledge, threatened dispute with the directors of the Company or any of its Subsidiaries or with any of the employees or former employees of the Company or any of its Subsidiaries, (ii) each of the Company and its Subsidiaries is in compliance in all material respects with all applicable Laws of the PRC, respecting employment, employment practices, labor, terms and conditions of employment and wages and hours, in each case, with respect to each of their current (including those on layoff, disability or leave of absence, whether paid or unpaid), former, or retired employees, officers, consultants, independent contractors providing individual services, agents or directors of the Company or any Subsidiary of the Company (collectively, “Employees”); and (iii) other than regular payments to be made in the ordinary course of business consistent with past practice, neither the Company nor any of its Subsidiaries is liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits for Employees.

(q) Intellectual Property.

(i) Except as is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, (A) to the Company’s Knowledge, the Company and its Subsidiaries own or have valid and enforceable rights to use all Intellectual Property that is used in their respective businesses as currently conducted (the “Company IP”); (B) all of the registrations and applications included in the Company IP owned by, and to the Knowledge of the Company, the Company IP exclusively licensed by the Company and its Subsidiaries, are subsisting; and (C) all of the Company IP are free and clear of any encumbrance other than Permitted Liens and nonexclusive licenses entered into in the ordinary course of business.

(ii) Except as is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, neither the conduct of the business of the Company and/or the conduct of the business of each of its Subsidiaries nor the Company IP infringes, dilutes, misappropriates or otherwise violates any Intellectual Property rights of any third party; and to the Company’s Knowledge, no third party is infringing, diluting, misappropriating or otherwise violating any material Company IP owned or exclusively licensed by the Company or its Subsidiaries.

(iii) Except as is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, the Company and its Subsidiaries take and have taken commercially reasonable measures to maintain, preserve and protect the confidentiality of all material Trade Secrets, and to the Company’s Knowledge, such Trade Secrets have not been used, disclosed or discovered by any Person except pursuant to valid and appropriate non-disclosure and/or license agreements or pursuant to obligations to maintain confidentiality arising by operation of law.

(iv) This Section 6.1(q) constitutes the only representations and warranties of the Company with respect to any Company IP and infringement of Intellectual Property rights of any third party.

For purposes of this Agreement: “Intellectual Property” means: (A) trademarks, service marks, brand names, corporate names, Internet domain names, logos, symbols, trade dress, trade names, and all other source indicators and all goodwill associated therewith and symbolized thereby; (B) patents and proprietary inventions and discoveries; (C) confidential and proprietary information, trade secrets and know-how, (including confidential and proprietary processes, technology, research, recipes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists) (collectively, “Trade Secrets”); and (D) all applications and registrations, invention disclosures, and extensions, revisions, restorations, substitutions, modifications, renewals, divisions, continuations, continuations-in-part, reissues and re-examinations related to any of the foregoing.

(r) Customers and Suppliers. As of the date of this Agreement, the Company has not received any notice in writing from any of its three largest customers or suppliers (based on aggregate sales or purchases, as applicable, during the fiscal year ended December 31, 2010) that any such customer or supplier intends to terminate, materially reduce, or not renew, its relationship with the Company or its Subsidiaries and, to the Knowledge of the Company, no such customer or supplier intends to materially reduce, cancel, or otherwise terminate its relationship with the Company and its Subsidiaries.

(s) Insurance. The Company has made available to Parent accurate and complete copies of all material insurance policies and all material self insurance programs and arrangements relating to the business, assets, liabilities and operations of the Company and its Subsidiaries. Except as is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, (i) all such insurance is in full force and effect, (ii) the Company has no reason to believe that it or any of its Subsidiaries will not be able (A) to renew its existing insurance coverage as and when such policies expire or (B) to obtain comparable coverage from similar institutions as may be necessary or appropriate to conduct its business as now conducted at a reasonable cost; (iii) as of the date hereof, neither the Company nor any of its Subsidiaries has received any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any of its respective insurance policies in writing; and (iv) neither the Company nor any of its Subsidiaries has been denied any insurance coverage which it has sought or for which it has applied.

(t) Opinion of Financial Advisor. The Independent Committee has received the opinion of William Blair & Company, to the effect that, as of the date of such opinion, and subject to the various assumptions, qualifications and limitations set forth therein, the Per Share Merger Consideration and Per ADS Merger Consideration to be received by holders of Shares and ADSs (other than holders of Excluded Shares) is fair, from a financial point of view, to such holders and a copy of such opinion will promptly be provided to Parent, solely for informational purposes, following receipt thereof by the Independent Committee. It is understood and agreed that such opinion may not be relied on by Parent or Merger Sub.

(u) Product Liability. There is no Action before any Governmental Entity pending or, to the Company’s Knowledge, threatened, in either case against or involving the Company or any of its Subsidiaries concerning any product of the Company or any of its Subsidiaries produced or manufactured by the Company or any of its Subsidiaries relating to or resulting from a defect in design, manufacture, materials or workmanship of any such product or any failure to warn, or any breach of implied warranties or representations of any such product that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect. Since December 31, 2010, there has not been any accident or event caused by any defect in manufacture, design, materials or workmanship including any failure to warn or any breach of express or implied warranties or representations, with respect to a product produced or manufactured by the Company or any of its Subsidiaries which resulted in serious injury or death to any Person or material damage to or destruction of property, in each case that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

(v) Brokers and Finders. The Company has not employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the Merger or the other transactions contemplated in this Agreement, except that the Company, through the Independent Committee, has engaged William Blair & Company as its financial advisor. The Company has made available to Parent and Merger Sub a complete and accurate copy of all agreements pursuant to which any financial advisor to the Company is entitled to any fees and expenses in connection with any of the transactions contemplated by this Agreement.

(w) No Additional Representations. Except for the representations and warranties made by the Company in this Section 6.1, neither the Company nor any other Person makes any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects or any information provided to Parent, Merger Sub or any of its Affiliates or Representatives, notwithstanding the delivery or disclosure to Parent or any of its Affiliates or representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing, and each of Parent and Merger Sub acknowledge the foregoing. Neither the Company nor any other Person will have or be subject to any liability or indemnity obligations to Parent, Merger Sub or any other Person resulting from the distribution or disclosure or failure to distribute or disclose to Parent, Merger Sub or any of its Affiliates or Representatives, or their use of, any information, unless and to the extent such information is expressly included in the representations and warranties contained in Article VI.

6.2 Representations and Warranties of Parent and Merger Sub.

Except as may be disclosed in the corresponding sections or subsections of the disclosure schedule delivered to the Company by Parent on the date hereof (the “Parent Disclosure Schedule”), Parent and Merger Sub hereby jointly and severally represent and warrant to the Company that:

(a) Organization, Good Standing and Qualification. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in such good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to prevent or materially impair the ability of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement. Each of Parent and Merger Sub has made available to the Company complete and correct copies its memorandum and articles of association, or similar governing documents, as currently in effect.

(b) Corporate Authority.

(i) Each of Parent and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger and the transactions contemplated hereby in accordance with the terms hereof. This Agreement has been duly executed and delivered by Parent and Merger Sub and is a valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(ii) The board of directors of Parent, the board of directors of Merger Sub, and Parent as the sole shareholder of Merger Sub, have duly and validly approved by resolution and authorized the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement by Parent and Merger Sub, as the case may be, and taken all such actions as may be required to be taken by the board of directors of Parent, the board of directors of Merger Sub and by Parent as the sole shareholder of Merger Sub to effect the transactions contemplated by this Agreement.

(c) Available Funds and Financing.

(i) Parent and Merger Sub have or will have available to them, as of the Effective Time, all funds necessary for the payment to the Paying Agent of the aggregate amount of the Exchange Fund and any other amounts required to be paid in connection with the consummation of the Merger, the Debt Financing and the other transactions contemplated by this Agreement and to pay all related fees and expenses.

(ii) Parent has delivered to the Company (i) a true, correct and complete copy of an executed commitment letter (the “Debt Commitment Letter”) from the financial institution or institutions identified therein (the “Lender”) pursuant to which the Lender has committed to provide debt financing to Parent in an aggregate amount set forth therein, subject to the terms and conditions therein, and (ii) a true, correct and complete copy of an executed promissory note and guarantee (the “Promissory Note and Guarantee”) executed by Mr. Gao and the Guarantor in favor of Parent pursuant to which Mr. Gao has committed to unconditionally pay to the order of Parent in an aggregate amount set forth therein, which commitment is fully, unconditionally and irrevocably guaranteed by the Guarantor. The proceeds of both the Debt Commitment Letter and the

Promissory Note and Guarantee shall be used to finance the consummation of the Merger and the other transactions contemplated by this Agreement (the “Debt Financing”). As of the date hereof, neither the Debt Commitment Letter nor the Promissory Note and Guarantee has been amended or modified, no such amendment or modification is contemplated (other than amendments or modifications that are permitted by Section 7.9(a)), and the obligations and commitments contained in the Debt Commitment Letter and the Promissory Note and Guarantee have not been withdrawn or rescinded in any respect. Parent or Merger Sub has fully paid any and all commitment fees or other fees in connection with the Debt Commitment Letter and the Promissory Note and Guarantee that are payable on or prior to the date hereof. The Promissory Note and Guarantee has been duly, validly and legally authorized, executed, sealed and delivered as a deed under the laws of the Cayman Island and, to the extent applicable, otherwise by each of Mr. Gao, Parent and the Guarantor. Assuming (i) the Debt Financing is funded in accordance with the Debt Commitment Letter and the Promissory Note and Guarantee and (ii) the satisfaction of the conditions to the obligation of Parent and Merger Sub to consummate the Merger as set forth in Section 8.2(a) and Section 8.2(b) or the waiver of such conditions, the net proceeds from the Debt Financing will, in the aggregate be sufficient for Merger Sub and the Surviving Corporation to pay the aggregate of the Exchange Fund and any other amounts required to be paid in connection with the consummation of the transaction contemplated hereby and to pay related fees and expenses. Each of The Debt Commitment Letter and the Promissory Note and Guarantee is (i) in full force and effect as of the date hereof and (ii) a legal, valid and binding obligation of Parent, Merger Sub, Mr. Gao and Guarantor (as applicable), and the other parties thereto (subject to the Bankruptcy and Equity Exception). As of the date hereof, no event has occurred, and as of the Effective Time, no event shall have occurred, which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of Parent or Merger Sub, Mr. Gao or Guarantor (as applicable) or, to the Knowledge of Parent, any other parties thereto, under the Debt Commitment Letter or the Promissory Note and Guarantee; provided, however, that Parent is not making any representation or warranty regarding the effect of any inaccuracy of the representations and warranties in Section 6.1. As of the date hereof, Parent does not have any reason to believe that any of the conditions to the Debt Financing will not be satisfied or that the entire amount of the Debt Financing will not be available to Parent or Merger Sub at the Closing; provided, however, that Parent is not making any representation regarding the accuracy of the representations and warranties set forth in Section 6.1, or compliance by the Company of its obligations hereunder. The Debt Commitment Letter contains all of the conditions precedent (or, where applicable, refers to customary conditions precedent for a transaction of the nature contemplated by the Debt Commitment Letter) to the obligations of the parties thereunder to make the Debt Financing available to Parent on the terms therein. As of the date hereof, there are no side letters or other agreements, contracts or arrangements (whether written or oral) to which Parent or any of its Affiliates is a party related to the funding or investing, as applicable, of the full amount of the Debt Financing other than as expressly set forth in the Debt Commitment Letter and Promissory Note and Guarantee and any customary engagement letter and non-disclosure agreements (copies of which have been delivered to the Company) that do not impact the conditionality or amount of the Debt Financing.

(d) Capitalization.

(i) The authorized share capital of Parent consists solely of 50,000 ordinary shares, par value $1.00 per share. As of the date of this Agreement, 1 ordinary shares of Parent were issued and outstanding, all of which are duly authorized, validly issued, fully paid and non-assessable. There are no options, warrants, convertible debt, other convertible instruments or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued share capital of Parent or Merger Sub or obligating Parent or Merger Sub to issue or sell any shares of capital stock of, or other equity interests in, Parent or Merger Sub. All ordinary shares of

Parent subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. At the Effective Time, all of the issued and outstanding ordinary shares of Parent will be held by shareholders of Parent as follows: (i) Mr. Gao will be the beneficial owner of 183,195,375 ordinary shares of Parent, representing 77.69 % of the total issued and outstanding ordinary shares of Parent on a fully diluted basis, (ii) Ms. Rong Yu will be the beneficial owner of 27,067,000 ordinary shares of Parent, representing 11.48% of the total issued and outstanding ordinary shares of Parent on a fully diluted basis and (iii) Ms. Yin Huang will be the beneficial owner of 25,543,000 ordinary shares of Parent, representing 10.83% of the total issued and outstanding ordinary shares of Parent on a fully diluted basis. Parent was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, and it has not conducted any business prior to the date hereof and has no, and prior to the Effective Time, will have no, assets, liabilities or obligations of any nature other than the Debt Commitment Letter, the Promissory Note and Guarantee and the Amended and Restated Voting and Subscription Agreement, those incident to its formation and capitalization pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

(ii) The authorized share capital of Merger Sub consists solely of 50,000 ordinary shares, par value HK$0.00002 per share, all of which are validly issued and outstanding. All of the issued and outstanding share capital of Merger Sub is, and at the Effective Time will be, owned by Parent. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, and it has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and capitalization and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

(e) Consents and Approvals; No Violations; Secured Creditors.

(i) Except for (A) compliance with the applicable requirements of the Exchange Act, including, without limitation, joining of Parent and Merger Sub (and certain of their Affiliates) in the filing of the Schedule 13E-3, the filing or furnishing of one or more amendments to the Schedule 13E-3 and the filing of a Schedule 13D with the SEC, (B) compliance with the rules and regulations of The NASDAQ Global Market and (C) the filing of the Cayman Plan of Merger with the Registrar of Companies of the Cayman Islands pursuant to the Cayman Companies Law and related documentation, no filing with or notice to, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution and delivery by Parent or Merger Sub of this Agreement or the consummation by Parent or Merger Sub of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice is not, individually or in the aggregate, reasonably likely to prevent or materially impair the ability of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

(ii) The execution, delivery and performance of this Agreement by Parent or Merger Sub do not, and the consummation by Parent or Merger Sub of the transactions contemplated hereby will not constitute or result in (A) any breach of any provision of the respective memoranda and articles of association (or similar governing documents) of Parent or Merger Sub or any of Parent’s Subsidiaries, (B) a violation or breach of, or (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration of an obligation or the creation of any Lien other than Permitted Liens) under, any of the terms, conditions or provisions of any Contract or obligation to which Parent or Merger Sub or any of Parent’s Subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound or (C) violate any Law applicable to Parent or Merger Sub or any of Parent’s Subsidiaries or any of their respective properties or assets, except in the case of (B) or (C) for violations, breaches or defaults which would not, individually or in the aggregate, reasonably be expected to prevent or materially impair the ability of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

(iii) Merger Sub does not have any secured creditors.

(f) Litigation. As of the date hereof, (i) there is no suit, claim, action, proceeding or investigation pending or, to Parent’s Knowledge, threatened against Parent or Merger Sub or any of their respective Affiliates, other than any such suit, claim, action, proceeding or investigation that would not reasonably be expected, individually or in the aggregate, to prevent or materially impair the consummation of the transactions contemplated by this Agreement and (ii) neither Parent nor Merger Sub nor any of its Affiliates is a party to or subject to the provisions of any Judgment of any Governmental Entity which would reasonably be expected to prevent or materially impair the consummation of the transactions contemplated by this Agreement.

(g) Brokers and Finders. No broker, finder or investment banker is entitled to any brokerage, finders’ or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Guarantor, Mr. Gao, Parent or Merger Sub.

(h) Schedule 13E-3; Proxy Statement; Other Information. None of the information provided or to be provided by Parent or Merger Sub for inclusion or incorporation by reference in the Schedule 13E-3 or the Proxy Statement will, in the case of the Schedule 13E-3, as of the date of its filing and the date of each amendment or supplement thereto and, in the case of the Proxy Statement, (i) at the time of the mailing of the Proxy Statement or any amendments or supplements thereto and (ii) at the time of the Shareholders’ Meeting, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to any information that is contained or incorporated by reference in the Proxy Statement or the Schedule 13E-3 other than with respect to Parent or Merger Sub as set forth in this Section 6.2(h).

(i) Solvency. Neither Parent nor Merger Sub is entering into the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors. As of the Effective Time and immediately after giving effect to all of the transactions contemplated hereby, including the Debt Financing (and any Alternate Financing, if applicable) and the payment of the aggregate Per Share Merger Consideration, the aggregate Per ADS Merger Consideration, the aggregate amount of consideration payable in respect of Dissenters Shares in accordance with Section 5.2 (f), the payment of all other amounts required to be paid in connection with the consummation of the transactions contemplated by this Agreement, and payment of all related fees and expenses, assuming (i) satisfaction of the conditions to the obligation of Parent and Merger Sub to consummate the Merger as set forth herein, or the waiver of such conditions, and (ii) the accuracy of the representations and warranties of the Company set forth in Section 6.1 (for such purposes, the representations and warranties that are qualified as to materiality or “Material Adverse Effect” shall be true and correct in all respects and those not so qualified shall be true and correct in all material respects), the Surviving Corporation will be solvent, as such term is used under the Laws of the Cayman Islands.

(j) Ownership of Securities. None of Parent, Merger Sub, Mr. Gao, Ms. Rong Yu or Ms. Yin Huang beneficially owns (as such term is used in Rule 13d-3 promulgated under the Exchange Act) any Shares or other securities of the Company or any options, warrants or other rights to acquire Shares or other securities of, or any other economic interest (through derivative securities or otherwise) in, the Company except for the Rollover Shares that are subject to the Amended and Restated Voting and Subscription Agreement.

(k) Limited Guaranty. Concurrently with the execution of the Agreement, the Guarantor has delivered to the Company a duly executed Limited Guaranty. The Limited Guaranty is in full force and effect and is a legal, valid and binding obligation of the Guarantor, subject to the Bankruptcy and Equity Exception, and no event has occurred, which with or without notice, lapse of time or both, would constitute a default on the part of the Guarantor under its Limited Guaranty.

(l) Voting and Subscription Agreement. Concurrently with the execution and delivery of this Agreement, Parent has delivered to the Company a true, complete and correct copy of an amended and restated voting and subscription agreement (the “Amended and Restated Voting and Subscription Agreement”), which was be executed by Parent and certain other shareholders of the Company listed on Schedule A thereto, pursuant to which such parties have agreed, among other things, to (i) have the Rollover Shares cancelled for nil consideration in connection with the Merger, (ii) subscribe for newly issued shares of Parent for cash in par prior to the consummation of the Merger and (iii) vote all Shares owned by them at the time of the Shareholders’ Meeting in favor of the Merger. The Amended and Restated Voting and Subscription Agreement shall be in full force and effect as of the date of this Agreement and is and shall remain a legal, valid and binding obligation of Parent and the other parties thereto for so long as it is in full force and effect. The Amended and Restated Voting and Subscription Agreement has not been nor will it be amended or modified.

(m) Certain Actions. As of the date hereof, other than the Limited Guaranty and the Amended and Restated Voting and Subscription Agreement and the Promissory Note and Guarantee, there are no Contracts or other agreements, arrangements or understandings (whether oral or written) (i) between Parent, Merger Sub or any of their Affiliates, on the one hand, and any member of the Company’s management, directors or shareholders, on the other hand, that relate in any way to the Company or the transactions contemplated hereby (ii) or pursuant to which any shareholder of the Company would be entitled to receive consideration of a different amount or nature than the Per Share Merger Consideration or the Per Share ADS Consideration or pursuant to which any shareholder of the Company has agreed to vote to approve the Merger or has agreed to vote against any Superior Proposal.

(n) Buyer Contracts. Other than the Limited Guaranty, the Amended and Restated Voting and Subscription Agreement, the Debt Commitment Letter, the Promissory Note and Guarantee and the definitive agreements with respect to the Debt Financing, there are no side letters or other oral or written Contracts relating to the transactions contemplated by this Agreement between Mr. Gao and Lender or any of their respective Affiliates (excluding the Company and its Subsidiaries) (the “Buyer Group Parties”).

(o) Independent Investigation. Parent and Merger Sub have conducted their own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Company and its Subsidiaries, which investigation, review and analysis was performed by Parent, Merger Sub, their respective Affiliates and Representatives. Each of Parent and Merger Sub acknowledges that it, its Affiliates and their respective Representatives have been provided reasonable access to the personnel, properties, facilities and records of the Company and its Subsidiaries for such purpose. In entering into this Agreement, each of Parent and Merger Sub acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any statements, representations or opinions of any of the Company, its Affiliates or their respective Representatives (except the representations and warranties of the Company set forth in Article VI).

(p) Non-Reliance on Company Estimates. In connection with the due diligence investigation of the Company by Parent and Merger Sub, Parent and Merger Sub have received and may continue to receive from the Company certain estimates, projections and other forecasts for the business of the Company and its Subsidiaries and certain plan and budget information. Each of Parent and Merger Sub acknowledges that these estimates, projections, forecasts, plans and budgets and the assumptions on which they are based were prepared for specific purposes and may vary significantly from each other. Further, each of Parent and Merger Sub acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts, plans and budgets, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans and budgets), and that neither Parent nor Merger Sub is relying on any estimates, projections, forecasts, plans or budgets furnished by the Company, its Subsidiaries or their respective Affiliates and Representatives, and neither Parent nor Merger Sub shall, and shall cause its Affiliates and their respective Representatives not to, hold any such Person liable with respect thereto; provided that, nothing contain in this Section 6.2(p) shall be deemed to limit the representations and warranties of the Company set forth in Article VI.

(q) No Additional Representations. Except for the representations and warranties made by Parent and Merger Sub in this Section 6.2, neither Parent nor Merger Sub nor any other Person makes any other express or implied representation or warranty with respect to Parent or Merger Sub or any of its Subsidiaries or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects, or any information provided to the Company or any of its Affiliates or Representatives, notwithstanding the delivery or disclosure to the Company or any of its Affiliates or representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing, and the Company acknowledges the foregoing. Neither the Parent nor Merger Sub nor any other Person will have or be subject to any liability or indemnity obligations to Company or any other Person resulting from the distribution or disclosure or failure to distribute or disclose to Company or any of its Affiliates or Representatives, or their use of, any information, unless and to the extent such information is expressly included in the representations and warranties contained in Article VI.

ARTICLE VII

COVENANTS

7.1 Conduct of Business Pending the Merger.

(a) Operation of the Company’s Business. Except (i) as required by applicable Law, (ii) as set forth in Section 7.1(a) of the Company Disclosure Schedule, (iii) as expressly contemplated by this Agreement or (iv) with the prior written consent of Parent or Merger Sub, the Company covenants and agrees as to itself and its Subsidiaries that, from the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with Article IX, the business of it and its Subsidiaries shall be conducted only in the ordinary course and, to the extent consistent therewith, the Company and its Subsidiaries shall use their respective reasonable best efforts to preserve their business organizations substantially intact and maintain its existing relations and goodwill with Governmental Entities, key customers, suppliers, distributors, employees and other Persons with whom the Company has material business relationships. Without limiting the generality of, and in furtherance of, the foregoing, from the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with Article IX, except (A) as otherwise expressly required or permitted by this Agreement or as required by Law; (B) as set forth in Section 7.1(a) of the Company Disclosure Schedule, or (C) as Parent may approve in advance in writing (which approval shall not be unreasonably withheld, conditioned or delayed), the Company will not and will not permit its Subsidiaries (except where specifically described otherwise) to:

(i) adopt or propose any change in the memorandum and articles of association or other applicable governing instruments of the Company or its Subsidiaries (other than Subsidiaries incorporated in the PRC except for Shenzhen GrenTech Company Limited);

(ii) effect any scheme of arrangement, merge or consolidate the Company or any of its Subsidiaries with any other Person, except for any such transactions among Wholly Owned Subsidiaries of the Company that are not obligors or guarantors of third party indebtedness, or other than in the ordinary course, restructure, reorganize or completely or partially liquidate or otherwise enter into any Contracts imposing changes or restrictions on its assets, operations or businesses that are material to the Company and the Subsidiaries taken as a whole;

(iii) acquire, directly or indirectly, whether by purchase, merger, consolidation, scheme of arrangement or acquisition of stock or assets or otherwise, any assets, securities, properties, interests, or businesses or make any investment (whether by purchase of stock or securities, contributions to capital, loans to, or property transfers), in each case, other than (A) in the ordinary course of business, (it being understood and agreed that the acquisition of all or substantially all of the assets or outstanding shares or other equity securities of any Person is not in the ordinary course of business), or (B) if not in the ordinary course of business, with a value or purchase price (including the value of assumed liabilities) not in excess of US$5,000,000 in any transaction or related series of transactions or acquisitions;

(iv) issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, or redeem, purchase or otherwise acquire, any share capital of the Company or any of its Subsidiaries, or securities convertible or exchangeable into or exercisable for any share capital, or any options, warrants or other rights of any kind to acquire any share capital or such convertible or exchangeable securities, other than in connection with (A) the issuance of Company securities as required to comply with any Company Benefit Plan or employment agreement as in effect on the date hereof, or (B) pursuant to Contracts in effect as of the date hereof;

(v) create or incur (A) any lien or other security interest on any Company IP owned or exclusively licensed or that is material and non-exclusively licensed by the Company or any of its Subsidiaries outside the ordinary course of business or (B) any Lien on any other assets of the Company or any of its Subsidiaries which assets have a value in excess of US$5,000,000, in each case, other than Permitted Liens;

(vi) make any loans, advances, guarantees or capital contributions to or investments in any Person (other than the Company or any direct or indirect Wholly Owned Subsidiary of the Company) except pursuant to Contracts in effect as of the date hereof which have identified in Section 6.1(k) of the Company Disclosure Schedule;

(vii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its share capital (except for dividends paid by any Subsidiary to the Company or to any other Subsidiary and periodic dividends and other periodic distributions by Non-Wholly-Owned Subsidiaries in the ordinary course consistent with past practices), or enter into any Contract with respect to the voting of its share capital;

(viii) reclassify, split, combine, subdivide, directly or indirectly, any of its share capital or securities convertible or exchangeable into or exercisable for any of its share capital;

(ix) incur, alter, amend or modify, any indebtedness for borrowed money or guarantee such indebtedness of another Person, or permit any Subsidiary of the Company to guarantee any indebtedness of the Company, other than the incurrence or guarantee of indebtedness in the ordinary course of business not to exceed US$5,000,000 in the aggregate, including any borrowings under the existing credit facilities of the Company and its Subsidiaries to fund working capital needs, and such other actions taken in the ordinary course of business consistent with past practice;

(x) issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company or any of its Subsidiaries;

(xi) make or authorize any capital expenditure in excess of US$50,000,000, other than expenditures necessary to maintain existing assets in good repair, consistent with past practice;

(xii) make any material changes with respect to accounting policies or procedures materially affecting the reported consolidated assets, liabilities or results of operations of the Company and its Subsidiaries, except as required by changes in applicable generally accepted accounting principles or Law;

(xiii) settle any Action before a Governmental Entity by or against the Company or any of its Subsidiaries or relating to any of their business, properties or assets, other than settlements (A) entered into in the ordinary course of business consistent with past practice, (B) requiring of the Company and its Subsidiaries only the payment of monetary damages not exceeding US$5,000,000 and (C) not involving the admission of any wrongdoing by the Company or any of its Subsidiaries;

(xiv) engage in the conduct of any new line of business material to the Company and its Subsidiaries, taken as a whole;

(xv) create any new Subsidiaries;

(xvi) enter into, amend or modify, in any material respect, or terminate, or waive any material rights under, any Material Contract (or Contract that would be a Material Contract if such Contract had been entered into prior to the date hereof) that is, individually or aggregate, reasonably likely to result in a Material Adverse Effect;

(xvii) make or change any material Tax election, materially amend any Tax Return (except as required by applicable Law), enter into any material closing agreement with respect to Taxes, surrender any right to claim a material refund of Taxes, settle or finally resolve any material controversy with respect to Taxes or materially change any method of Tax accounting;

(xviii) (A) with regard to material Intellectual Property owned or licensed by the Company or any of its Subsidiaries, transfer, sell, license, mortgage, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any material Intellectual Property, other than licenses or other Contracts granted in the ordinary course of business, or cancellation, abandonment, allowing to lapse or expire such Intellectual Property that is no longer used or useful in any of the Company’s or its Subsidiaries’ respective businesses or pursuant to Contracts in effect prior to the date hereof; and (B) with regard to other assets, transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any material assets, licenses, operations, rights, product lines, businesses or interests therein of the Company or its Subsidiaries, including capital stock of any of its Subsidiaries, except in connection with services provided in the ordinary course of business, sales of products in the ordinary course of business and sales of obsolete assets and except for sales, leases, licenses or other dispositions of assets with a fair market value not in excess of US$2,000,000 in the aggregate, other than pursuant to Contracts in effect as of the date hereof;

(xix) except as required pursuant to existing written plans or Contracts in effect as of the date hereof or as set forth in Section 6.1(i) of the Company Disclosure Schedule or as otherwise required by applicable Law or carried out in the ordinary course of business consistent with past practice, (A) enter into any new employment or compensatory agreements (including the renewal of any consulting agreement) with any employee, consultant or director of the Company or any of its Subsidiaries, (B) grant or provide any severance or termination payments or benefits to any director, officer or employee of the Company or any of its Subsidiaries, (C) increase the compensation, bonus or pension, welfare, severance or other benefits of, pay any bonus to, or make any new equity awards to any director, officer or employee of the Company or any of its Subsidiaries, in each case, (D) establish, adopt, amend or terminate any Company Benefit Plan (except as required by Law) or amend the terms of any outstanding equity-based awards, (E) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any Company Benefit Plan, to the extent not already required in any such Company Benefit Plan, (F) materially change any actuarial or other assumptions used to calculate funding obligations with respect to any Company Benefit Plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP, or (G) forgive any loans to directors, officers or employees of the Company or any of its Subsidiaries; or

(xx) agree, authorize or commit to do any of the foregoing.

(b) Operation of Parent’s and Merger Sub’s Business. Each of Parent and Merger Sub agrees that, from the date hereof to the Effective Time, it shall not: (i) take any action or fail to take any action that is intended to or would reasonably be likely to result in any of the conditions to effecting the Merger becoming incapable of being satisfied; or (ii) take any action or fail to take any action which would, or would be reasonably likely to, individually or in the aggregate, prevent, materially delay or materially impede the ability of Parent or Merger Sub to consummate the Merger or the other transactions contemplated by this Agreement.

(c) No Control of Other Party’s Business. Nothing contained in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct Parent’s or Merger Sub’s operations. Prior to the Effective Time, each of Parent, Merger Sub and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries respective operations.

7.2 Acquisition Proposals.

(a) No Solicitation or Negotiation. Except as set forth in this Section 7.2, the Company agrees that from the date hereof until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article IX, neither it nor any of its Subsidiaries nor any of the officers and directors of it or any of its Subsidiaries shall, and that it shall instruct and cause its and its Subsidiaries’ respective affiliates, officers, directors, employees, agents, consultants, investment bankers, lenders, attorneys, accountants and other advisors or representatives (collectively “Representatives”) not to, directly or indirectly:

(i) initiate, solicit or knowingly encourage any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal; or

(ii) otherwise knowingly facilitate any effort or attempt to make an Acquisition Proposal.

(b) Notwithstanding anything in the foregoing to the contrary, prior to the time that, but not after, the Requisite Company Vote is obtained, if the Company has otherwise complied in all respects with this Section 7.2, (1) following receipt by the Company of an Acquisition Proposal from any Person, the Company and its Representatives may contact such Person solely in order to (A) clarify and understand the terms and conditions of any Acquisition Proposal made by such Person so as to determine whether such Acquisition Proposal constitutes or could reasonably be expected to result in a Superior Proposal and (B) notify such Person of the provisions of this Agreement; and (2) the Company may (A) provide information in response to a request therefor by a Person (other than any Affiliate of the Company) who has made an unsolicited written Acquisition Proposal that the Company’s board of directors believes in good faith to be bona fide if the Company receives from the Person so requesting such information an executed confidentiality agreement on terms satisfactory to the Company; and promptly discloses (and, if applicable, provides copies of) any such information to Parent and Merger Sub to the extent not previously provided to Parent and Merger Sub; (B) engage or participate in any discussions or negotiations with any Person who has made such an unsolicited bona fide written Acquisition Proposal of the type described in clause (2)(A) above; or (C) after having complied with Section 7.2(c), approve, recommend, or otherwise declare advisable or propose to approve, recommend or declare advisable (publicly or otherwise) such an Acquisition Proposal; provided, however, that (x) in each such case referred to in clause (2)(A) or (2)(B) above, the board of directors of the Company has determined in good faith based on the information then available (and after consultation with its financial advisor and outside legal counsel) that such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to result in a Superior Proposal; and (y) in the case referred to in clause (2)(C) above, the board of directors of the Company determines in good faith (after consultation with its financial advisor and outside legal counsel) that such Acquisition Proposal is a Superior Proposal.

(c) No Change of Recommendation or Alternative Acquisition Agreement. The board of directors of the Company and the Independent Committee shall not:

(i) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Parent or Merger Sub the Company Recommendation with respect to the Merger; or

(ii) except as expressly permitted by, and after compliance with, Section 9.3(a), cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (other than a confidentiality agreement referred to in Section 7.2(b) entered into in compliance with Section 7.2(b)) (an “Alternative Acquisition Agreement”) relating to any Acquisition Proposal.

Notwithstanding anything to the contrary set forth in this Agreement, prior to the time, but not after, the Requisite Company Vote is obtained, the board of directors of the Company, based on the unanimous recommendation of the Independent Committee, may (x) withhold, withdraw, qualify or modify the Company Recommendation or (y) approve, recommend or otherwise declare advisable any Superior Proposal not solicited, entered into or agreed to in breach of this Section 7.2 and made after the date of this Agreement and/or authorize the Company to terminate this Agreement pursuant to Section 9.1(d)(ii) in order to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal, in the case of both (x) and (y), if the board of directors of the Company (acting through the Independent Committee) determines in good faith, after consultation with outside legal counsel, that failure to do so could be inconsistent with its fiduciary obligations under applicable Laws (a “Change of Recommendation”); provided, however, that prior to making any Change of Recommendation, (i) the Company and the Independent Committee have given the Parent and Merger Sub at least five business days written notice advising that the Company (acting through the Independent Committee) (the “Notice of Superior Proposal”) currently intends to take such action and the basis therefor, including all required information under Section 7.2(f) and (ii) during the five business day period following Parent’s and Merger Sub’s receipt of the Notice of Superior Proposal, the Company shall, and shall cause its Representatives to, negotiate with Parent and Merger Sub in good faith (to the extent Parent and Merger Sub desire to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Superior Proposal ceases to constitute a Superior Proposal, and following the end of the five business day period, the Company shall have determined in good faith, taking into account any changes to this Agreement proposed in writing by Parent and Merger Sub in response to the Notice of Superior Proposal or otherwise, that the Acquisition Proposal giving rise to the Notice of Superior Proposal continues to constitute a Superior Proposal. Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 7.2 and shall require a new Notice of Superior Proposal to the Parent and Merger Sub as contemplated by Section 7.2(f); and the Company shall be required to comply with the requirements of this paragraph fully with respect to such amended Acquisition Proposal.

(d) Certain Permitted Disclosure. Nothing contained in this Section 7.2 shall be deemed to prohibit the Company from complying with its disclosure obligations under United States federal or state Law, or other applicable Laws, with regard to an Acquisition Proposal; provided, however, that if such disclosure includes a Change of Recommendation or has the substantive effect of withdrawing or adversely modifying the Company Recommendation, such disclosure shall be deemed to be a Change of Recommendation and Parent and Merger Sub shall have the right to terminate this Agreement as set forth in Section 9.3 (it being understood that a statement by the Company that describes the Company’s receipt of an Acquisition Proposal and the operation of this Agreement with respect thereto, or any “stop, look or listen” communication that contains only the information set forth in Rule 14d-9(f) under the Exchange Act shall not be deemed a Change of Company Recommendation or be deemed to have the substantive effect of withdrawing or adversely modifying the Company Recommendation.

(e) Existing Discussions. The Company agrees that it will: (i) immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal; (ii) take the necessary steps to promptly inform the individuals or entities referred to in the first sentence of this Section 7.2(e) of the obligations undertaken in this Section 7.2; and (iii) promptly request each Person that has executed a confidentiality agreement in connection with such Person’s consideration of acquiring the Company or any of its Subsidiaries to return or destroy all confidential information heretofore furnished to such Person by or on behalf of the Company or any of its Subsidiaries.

(f) Notice. The Company agrees that it will use reasonable best efforts to promptly (and, in any event, within 48 hours) notify Parent and Merger Sub if any proposals or offers with respect to an Acquisition Proposal are received by, any such information is requested from, or any such discussions or negotiation are sought to be initiated or continued with, it or any of its Representatives indicating, in connection with such notice, the name of such Person, the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) and whether the Company has any intention to provide confidential information to such Person, and thereafter shall use reasonable best efforts to keep Parent and Merger Sub informed, on a reasonably current basis (and in any event within 48 hours of the occurrence of any material changes, developments, discussions or negotiations) of the status and terms of any such Acquisition Proposal, indication, inquiry or request and of any material changes in the status and terms of any such Acquisition Proposal, indication, inquiry or request (including the material terms and conditions thereof). Without limiting the foregoing, the Company shall promptly (and in any event within 48 hours) notify Parent and Merger Sub orally and in writing if it determines to initiate actions concerning an Acquisition Proposal as permitted by this Section 7.2. The Company shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement with any Person subsequent to the date hereof that prohibits the Company from providing such information to Parent or Merger Sub.

7.3 Preparation of the Proxy Statement and Schedule 13E-3.

(a) As soon as reasonably practicable following the date hereof, the Company, with the assistance and cooperation of Parent and Merger Sub, shall prepare the Proxy Statement and cause the Proxy Statement to be mailed to the shareholders of the Company as promptly as reasonably practicable after having cleared the SEC comments on the Schedule 13E-3. Each of Parent, Merger Sub and the Company shall furnish all information concerning itself and its Affiliates that is required to be included in the Proxy Statement. No filing of or amendment or supplement to, the Proxy Statement will be made by the Company without providing Parent a reasonable opportunity to review and comment thereon. If at any time prior to the Effective Time, any information relating to the Company, Parent or Merger Sub, or any of their respective Affiliates, directors or officers, should be discovered by the Company, Parent or Merger Sub which should be set forth in an amendment or supplement to the Proxy Statement, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other party and an appropriate amendment or supplement describing such information shall be disseminated to the shareholders of the Company to the extent required by Law.

(b) Parent, Merger Sub, their Affiliates and the Company shall prepare and file with the SEC the Schedule 13E-3. Parent, Merger Sub and the Company shall cause the Schedule 13E-3 to comply with the rules and regulations promulgated by the SEC and respond promptly to any comments of the SEC or its staff regarding the Schedule 13E-3. Each party agrees to provide the other parties and their respective counsels with copies of any written comments that such party or its counsel may receive from the staff of the SEC regarding the Schedule 13E-3 promptly after receipt thereof. Each of Parent, Merger Sub and the Company shall furnish all information concerning itself and its Affiliates that is required to be included in the Schedule 13E-3. Each of Parent, Merger Sub, the Company, and their respective counsels shall be given a reasonable opportunity to review and comment on the Schedule 13E-3 and each supplement, amendment or response to comments with respect thereto prior to filing with the SEC. Parent and Merger Sub shall provide reasonable assistance and cooperation to the Company in the preparation of the Proxy Statement, the Schedule 13E-3 and the resolution of comments from the SEC.

7.4 Shareholders’ Meeting.

(a) Subject to Section 7.2 and Article IX, the Company will take, in accordance with applicable Law and its memorandum and articles of association, all actions necessary to convene an extraordinary general meeting (the “Shareholders’ Meeting”) as promptly as reasonably practicable after the SEC confirms that it has no further comments on the Schedule 13E-3 and Proxy Statement to consider and vote upon the approval of this Agreement and the Merger; provided, however, for the avoidance of doubt, the Company may postpone or adjourn the Shareholders’ Meeting (i) with the consent of Parent; (ii) if at the time the Shareholders’ Meeting proceeds to business there are insufficient Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the Shareholders’ Meeting; or (iii) to allow reasonable time for the filing and mailing of any supplemental or amended disclosure which the board of directors of the Company has determined in good faith after consultation with outside counsel is necessary or advisable under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s shareholders prior to the Shareholders’ Meeting. Subject to Section 7.2, the board of directors of the Company shall recommend such approval and shall take all lawful actions to solicit such approval of this Agreement. In the event that subsequent to the date hereof, the board of directors of the Company makes a Change of Recommendation, the Company shall have the right not to submit this Agreement to the holders of the Shares for approval at the Shareholders’ Meeting.

(b) Parent and Merger Sub shall, when the Shareholders’ Meeting or any other meeting of the shareholders of the Company to seek the Requisite Company Vote in favor of the Merger is held, cause holders of the Rollover Shares to (i) appear at such meeting or otherwise cause all of the Rollover Shares to be counted as present thereat for the purpose of establishing a quorum, and (ii) vote (or consent) or cause to be voted (or validly execute and return and cause such consent to be granted with respect to) all of the Rollover Shares in favor of the adoption of this Agreement and the approval of the Merger and any other matters necessary for the consummation of the Merger.

7.5 Filings; Other Actions; Notification.

(a) Cooperation. Subject to the terms and conditions set forth in this Agreement, the Company, Parent and Merger Sub and their respective Representatives shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as reasonably practicable, including preparing, executing and filing as promptly as reasonably practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement.

(b) Information. Subject to the right of the Company to withhold such portions of documents or information to the extent relating to pricing or other matters that are highly sensitive if the exchange of such information (or portions thereof) were to occur (provided, however, that the foregoing limitation shall not be applicable to any information required to be described or disclosed in the Schedule 13E-3), the Company, Parent and Merger Sub each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Schedule 13E-3, or any other statement, filing, notice or application made by or on behalf of Parent, Merger Sub, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the transactions contemplated by this Agreement.

(c) Status. Subject to applicable Laws and as required by any Governmental Entity, the Company, on the one hand, Parent and Merger Sub, on the other hand, shall keep each other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by Parent, Merger Sub or the Company, as the case may be, or any of its Subsidiaries, from any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement. The Company shall give reasonable prompt notice to Parent and Merger Sub of any change, fact or condition that is reasonably likely to result in a Material Adverse Effect or of any failure of any condition to Parent’s and Merger Sub’s respective obligations to effect the Merger. Parent and Merger Sub shall give prompt notice to the Company of any change, fact or condition that is reasonably expected to prevent or materially impair the consummation of the transactions contemplated by this Agreement or of any failure of any condition to the Company’s obligations to effect the Merger.

7.6 Access and Reports. Subject to applicable Law, upon reasonable advance notice from Parent, the Company shall (and shall cause its Subsidiaries to) afford Parent’s officers and other authorized Representatives reasonable access (so long as such access does not unreasonably interfere with the operations of the Company or its Subsidiaries), during normal business hours throughout the period prior to the earlier of the Effective Time or the termination of this Agreement in accordance with Article IX, to its employees, properties, books, contracts and records and, during such period, the Company shall (and shall cause its Subsidiaries to) furnish as promptly as reasonably practicable to Parent and their authorized Representatives all information concerning its business, properties and personnel as may reasonably be requested. Notwithstanding the foregoing, none of Parent, Merger Sub or their Representatives shall have access to any books, records, documents or other information (i) to the extent that such books, records, documents or other information is subject to the terms of a confidentiality agreement with a third party (provided, however, that at the request of Parent, the Company shall use its reasonable best efforts to obtain waivers from such third parties), (ii) to the extent that the disclosure of such books, records, documents or other information would result in the loss of attorney-client privilege, (iii) to the extent the disclosure of such books, records, documents or other information is prohibited by applicable Law, (iv) to the extent disclosure of such books, records, documents or other information, as reasonably determined by the Company’s counsel, would be reasonably likely to result in antitrust difficulties for the Company (or any of its Affiliates), or (v) to the extent the Company determines in good faith that such books, records, documents or other information involves trade secrets of the Company or its Subsidiaries. All information obtained by the parties pursuant to this Section 7.6 shall be kept confidential.

7.7 Stock Exchange Delisting. Parent shall use reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable under applicable Laws and rules and policies of The NASDAQ Global Select Market (the “NASDAQ”) to cause the delisting of the Shares and the ADSs from the NASDAQ and the deregistration of the Company under the Exchange Act as promptly as practicable after the Effective Time.

7.8 Publicity. The initial press release regarding the execution of this Agreement shall be a joint press release, mutually agreed upon by the Company and Parent. After the initial press release, so long as this

Agreement is in effect, subject to the provisions of Section 7.2, the Company and Parent shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Governmental Entity (including any national securities exchange or interdealer quotation service) with respect thereto, except as may be required by Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service or by the request of any Governmental Entity.

7.9 Financing.

(a) Subject to the terms and conditions of this Agreement, each of Parent and Merger Sub shall use its reasonable best efforts to obtain the Debt Financing on the terms and conditions described in the Debt Commitment Letter and the Promissory Note and Guarantee, and shall not permit any amendment or modification to be made to, or any waiver of any provision under, the Debt Commitment Letter or the Promissory Note and Guarantee if such amendment, modification or waiver (i) reduces (or could have the effect of reducing) the aggregate amount of either of the Debt Financing (including by increasing the amount of fees to be paid or original issue discount unless (x) the Debt Financing is increased by a corresponding amount or additional Debt Financing is otherwise made available to fund such fees or original issue discount any (y) after giving effect to any of the transactions referred to in clause (x) above, the representation and warranty set forth in Section 6.2(i) shall be true and correct as of the time of such transaction), or (ii) imposes new or additional conditions or otherwise expands, amends or modifies any of the conditions to either of the Debt Financing, or otherwise expands, amends or modifies any other provisions of the Debt Commitment Letter or the Promissory Note and Guarantee in a manner that would reasonably be expected to (x) delay or prevent or make less likely the funding of either of the Debt Financing (or satisfaction of the conditions to either of the Debt Financing) on the Closing Date or (y) adversely impact the ability of Parent, Merger Sub or the Company, as applicable, to enforce its rights against other parties to the Debt Commitment Letter or the Promissory Note and Guarantee, in each of clauses (x) and (y) in any material respect. Parent shall promptly deliver to the Company copies of any such amendment, modification or replacement.

(b) Each of Parent and Merger Sub shall use its reasonable best efforts (i) to maintain in effect the Debt Commitment Letter and the Promissory Note and Guarantee, (ii) to negotiate and enter into definitive agreements with respect to the Debt Financing on the terms and conditions (including the flex provisions) contained in the Debt Commitment Letter (or on terms no less favorable to Parent or Merger Sub than the terms and conditions (including flex provisions) in the Debt Commitment Letter), the terms and conditions of which shall not expand the conditions to the closing of the Debt Financing contained in the Debt Commitment Letter, (iii) to satisfy, or cause its Representatives to satisfy, on a timely basis all conditions to funding in the Debt Commitment Letter and such definitive agreements thereto and to consummate the Debt Financing at or prior to the Closing, including using its reasonable best efforts (including through litigation pursued in good faith) to cause the Lenders and Mr. Gao (or, if applicable, the Guarantor) to fund the Debt Financing at the Closing, (iv) to enforce its rights (including through litigation pursued in good faith) under the Debt Commitment Letter and the Promissory Note and (v) to comply with its obligations under the Debt Commitment Letter. Parent shall keep the Company informed on a current basis and in reasonable detail of the status of its efforts to arrange the Debt Financing and provide to the Company copies of the material definitive agreements for the Debt Financing. Without limiting the generality of the foregoing, Parent shall give the Company prompt notice of (1) any breach or default by any party under the Debt Commitment Letter, the Promissory Note and Guarantee or other definitive agreements related to the Debt Financing of which Parent or Merger Sub becomes aware, (2) any notices or communications from the Lender or Mr. Gao with respect to any (A) actual or potential breach, default, termination or repudiation by any party to the Debt Commitment Letter, the Promissory Note and Guarantee or other definitive agreements related to the Debt Financing of any provisions thereof or (B) material dispute or disagreement between or among any parties to Debt Commitment Letter, the Promissory Note and Guarantee or definitive agreements related to the Debt Financing with respect to the obligation to fund the Debt Financing or the amount of the Debt Financing to be funded at Closing or (3) if at any time for any reason Parent or Merger Sub believes in good faith that it will not be able to obtain all or any portion of the Debt Financing on the terms and conditions, in the manner or from the sources contemplated by any of the Debt Commitment Letter or the Promissory Note or definitive agreements related to the Debt Financing. In the event that any portion of the Debt Financing becomes unavailable in the manner or from the sources contemplated in the Debt Commitment Letter or the Promissory Note and Guarantee despite Parent’s reasonable best efforts to obtain the Debt Financing, (i) Parent shall promptly notify the Company and (ii) Parent and Merger Sub shall use their respective reasonable best efforts to arrange to obtain any such portion of the Debt Financing from alternative sources, on terms and conditions that are not materially less favorable to Parent, as promptly as practicable following the occurrence of such event (and in any event no later than ten business days prior to the Termination Date), in an amount sufficient to consummate the Merger and the other transactions contemplated by this Agreement (the “Alternate Financing”), including entering into definitive agreements with respect thereto (the “New Financing Documents”). In the event any New Financing Document is entered into, (A) any reference in this Agreement to the “Debt Financing” shall meant the debt financing contemplated by the Debt Commitment Letter or the Promissory Note and Guarantee, as applicable, as modified pursuant to clause (B) below, (B) any reference in this Agreement to “Debt Commitment Letter” and “Promissory Note and Guarantee” shall be deemed to include the Debt Commitment Letter and Promissory Note and Guarantee that is not superseded by a New Financing Document at the time in question and the New Financing Document to the extent then in effect and (C) any reference in this Agreement to a “Redacted Fee Letter” shall be deemed to include any fee letter relating to the Debt Commitment Letter that is not superseded by a New Financing Document at the time in question and the New Financing Document to the extent then in effect. Parent shall deliver to the Company true and complete copies of all Contracts or other arrangements (including Redacted Fee Letters) pursuant to which any such alternative source shall have committed to provide any portion of the Debt Financing. Parent and Merger Sub acknowledge and agree that the obtaining of the Debt Financing, or any Alternate Financing, is not a condition to Closing.

(c) Prior to the Closing Date, the Company shall use its reasonable best efforts to, and shall cause each of its Subsidiaries to use its reasonable best efforts to, cooperate, in each case at Parent’s sole expense, in connection with the arrangement of the Debt Financing as may be reasonably requested by the Lender or any alternative sources arranged by Parent in compliance with Section 7.9(b) (provided, however, that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries). Such cooperation by the Company and its Subsidiaries shall include, at the request of the Lender or any alternative sources arranged by Parent in compliance with Section 7.9(b), (i) delivering such officer’s and other certificates (and related documents thereto) as reasonably required by the Lender or any alternative sources arranged by Parent in compliance with Section 7.9(a) and as are, in the good faith determination of the persons executing such certificates, accurate, (ii) entering into such agreements and arrangements as reasonably required the Lender or any alternative sources arranged by Parent in compliance with Section 7.9(b) and on terms reasonably satisfactory to Parent, including agreements to pledge, guarantee, grant security interests in, and otherwise grant liens on, the Company’s or its Wholly Owned Subsidiaries’ assets; provided, however, that no obligation of the Company or its Wholly Owned Subsidiaries under any such agreement, pledge, guarantee or grant contemplated by this clause (ii) shall be effective until the Effective Time, (iii) using its reasonable efforts to cause its independent registered public accountants to deliver such comfort letters as reasonably required by the Lender or any alternative sources arranged by Parent in compliance with Section 7.9(b), (iv) providing Parent and its Debt Financing sources as promptly as practicable with financial and other pertinent information with respect to the Company and its Subsidiaries as reasonably required by Parent, the Lender, or any alternative sources arranged by Parent in compliance with Section 7.9(b), (v) making the Company’s executive officers and other relevant employees reasonably available to assist the Lender providing the Debt Financing, and

(vi) taking all corporate actions, subject to the occurrence of the Closing, reasonably requested by Parent to permit consummation of the Debt Financing and the direct borrowing or incurrence of all proceeds of the Debt Financing by the Surviving Corporation immediately following the Effective Time.

(d) Parent shall promptly, upon the termination of this Agreement, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Company or any of its Subsidiaries in connection with the cooperation of the Company and its Subsidiaries contemplated by this Section 7.9 and shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all liabilities or losses suffered or incurred by any of them in connection with the arrangement of the Debt Financing and any information used in connection therewith (except with respect to any information provided by or on behalf of the Company or any of its Subsidiaries), except in the event such liabilities or losses arose out of or result from the willful misconduct of the Company, its Subsidiaries or any of their respective Representatives. Parent and Merger Sub acknowledge and agree that the Company and its Subsidiaries and their respective Representatives shall not, prior to the Effective Time, incur any liability to any person under any financing that Parent and Merger Sub may raise in connection with the transactions contemplated by this Agreement.

7.10 Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense except as otherwise provided in this Agreement.

7.11 Indemnification; Directors’ and Officers’ Insurance.

(a) The indemnification, advancement and exculpation provisions of certain indemnification agreements by and among the Company and its directors and certain executive officers, as in effect at the Effective Time shall survive the Merger and shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of the current or former directors, officers or employees of the Company or any of its Subsidiaries (the “Indemnified Parties”). The Memorandum and Articles of Association will contain provisions with respect to exculpation and indemnification that are at least as favorable to the directors, officers or employees of the Company as those contained in the memorandum and articles of association of the Company as in effect on the date hereof, except to the extent prohibited by the Cayman Companies Law or any other applicable Law, which provisions will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of the Indemnified Parties, unless such modification is required by Law.

(b) From and after the Effective Time, the Surviving Corporation shall comply with all of the Company’s obligations, and shall cause its Subsidiaries to comply with their respective obligations to indemnify and hold harmless (including any obligations to advance funds for expenses) (i) the Indemnified Parties thereof against any and all costs or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (“Damages”), arising out of, relating to or in connection with (A) the fact that an Indemnified Party is or was a director, officer or employee of the Company or such Subsidiary, or (B) any acts or omissions occurring or alleged to occur prior to or at the Effective Time to the extent provided under the Company’s or such Subsidiaries’ respective organizational and governing documents or agreements in effect on the date hereof and to the fullest extent permitted by the Cayman Companies Law or any other applicable Law, including (x) the approval of this Agreement, the Merger or the other transactions contemplated by this Agreement or arising out of or pertaining to the transactions contemplated by this Agreement and (y) actions to enforce this provision or any other indemnification or advancement right of any Indemnified Party; provided, however, that such indemnification shall be subject to any limitation imposed from time to time under applicable Law; and (ii) such Indemnified Parties against any and all Damages arising out of acts or omissions in connection with such persons serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of the Company or any of its Subsidiaries.

(c) The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain the Company’s and its Subsidiaries’ existing directors’ and officers’ liability insurance (including for acts or omissions occurring in connection with this Agreement and the consummation of the transactions contemplated hereby) covering each Indemnified Parties by the Company’s officers’ and directors’ liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof for a period of six years after the Effective Time; provided, however, that, subject to the immediately succeeding sentence, in no event shall the Surviving Corporation be required to expend in any one year an amount in excess of 300% of the current annual premium paid by the Company for such insurance. In addition, the Company may purchase a six year “tail” prepaid policy prior to the Effective Time on terms and conditions providing substantially equivalent benefits to the Indemnified Parties than the existing directors’ and officers’ liability insurance maintained by the Company. If such “tail” prepaid policies have been obtained by the Company prior to the Closing, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain such policies in full force and effect, and continue to honor the respective obligations thereunder, and all other obligations under this Section 7.11(c) shall terminate.

(d) If Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving company or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then the obligations of Parent or the Surviving Corporation, as the case may be, that are set forth under this Section 7.11 shall survive, and to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.11.

(e) The provisions of this Section 7.11 shall survive the consummation of the Merger and are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their heirs and legal representatives, each of which shall be a third-party beneficiary of the provisions of this Section 7.11.

(f) The agreements and covenants contained in this Section 7.11 shall not be deemed to be exclusive of any other rights to which any such Indemnified Parties is entitled, whether pursuant to Law, contract or otherwise. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries or their respective officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 7.11 is not prior to or in substitution for any such claims under any such policies.

7.12 Takeover Statutes. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, the parties shall use their respective reasonable best efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to the Merger or any of the other transactions contemplated by this Agreement and (b) if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all action necessary (including, in the case of the Company and its board of directors, grant all necessary approvals) so that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to lawfully eliminate or minimize the effects of such statute, regulation or provision in the Company’s memorandum and articles of association on the Merger and the other transactions contemplated by this Agreement.

7.13 Resignations. To the extent requested by Parent in writing at least three business days prior to Closing, on the Closing Date, the Company shall use reasonable best efforts to cause to be delivered to Parent duly signed resignations, effective as of the Effective Time, of the directors of the Company and the Subsidiaries designated by Parent.

7.14 Participation in Litigation. Prior to the Effective Time, Parent shall give prompt notice to the Company, and the Company shall give prompt notice to Parent, of any actions, suits, claims or proceedings commenced or, to the Company’s Knowledge on the one hand and Parent’s Knowledge on the other hand, threatened against such party which relate to this Agreement and the transactions contemplated hereby. The Company shall give Parent the opportunity to participate in the defense or settlement of any shareholder litigation against the Company and/or its directors relating to the transactions contemplated hereby, and no such litigation shall be settled without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

7.15 Obligations of Merger Sub. Parent shall take all action necessary to (a) cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and subject to the conditions set forth in this Agreement and (b) ensure that, prior to the Effective Time, Merger Sub shall not conduct any business or make any investments or incur or guarantee any indebtedness, in each case other than as specifically contemplated by this Agreement.

7.16 No Amendment to Buyer Contracts. Parent and Merger Sub shall not, and shall cause the Buyer Group Parties not to, enter into any Contract relating to the transactions contemplated by this Agreement.

7.17 Management. In no event shall Parent or Merger Sub or any of their respective Affiliates, enter into or seek to enter into any arrangements that are effective prior to the Closing with any member of the Company’s management or any other Company employee that contain any terms that prohibit or restrict such member of management or such employee from discussing, negotiating or entering into any arrangements with any third party in connection with a transaction relating to the Company or any of its Subsidiaries.

7.18 Actions Taken at Direction of CEO. Notwithstanding any other provision of this Agreement to the contrary, the Company shall not be deemed to be in breach of any representation, warranty, covenant or agreement hereunder, including, without limitation, Article VII hereof, if the alleged breach is the proximate result of action or inaction taken by the Company at the direction of any officer or director of Parent without the approval or direction of the board of directors of the Company (acting with the concurrence of the Independent Committee) or the Independent Committee.

ARTICLE VIII

CONDITIONS PRECEDENT

8.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Closing Date of each of the following conditions:

(a) Shareholder Approvals. This Agreement and the transactions contemplated hereby, including the Merger, shall have been duly adopted by holders of Shares constituting the Requisite Company Vote at the Shareholders’ Meeting in accordance with applicable Law and the memorandum and articles of association of the Company.

(b) No Injunction. No court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect which restrains, enjoins or otherwise prohibits the consummation of the Merger (collectively, an “Injunction”).

8.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Closing Date of each of the following conditions:

(a) Representations and Warranties. (i) Subject to the initial clause of Section 6.1, the representations and warranties of the Company set forth in this Agreement (without giving effect to any “materiality” or “Material Adverse Effect” qualifications therein) shall be true and correct as of the date hereof and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure to be true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and (ii) Parent shall have received at the Closing a certificate signed on behalf of the Company by an executive officer of the Company to the effect that such officer has read this Section 8.2(a) and the conditions set forth in this Section 8.2(a) have been satisfied.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(c) No Material Adverse Effect. Since the date hereof, there shall not have been any effect, change, event or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d) Dissenting Shareholders. The holders of no more than 10% of the Shares shall have validly served a notice of dissent under Section 238(5) of the Cayman Companies Law.

8.3 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Closing Date of each of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct (without giving effect to any qualifications as to “materiality” or “Material Adverse Effect” set forth therein) as of the date hereof and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure to be so true and correct does not, and would not reasonably be expected to, individually or in the aggregate, (i) prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger or (ii) result in a Material Adverse Effect. The Company shall have received at the Closing certificates signed on behalf of Parent and Merger Sub by, respectively, a designated director of Parent and a designated director of Merger Sub to the effect that such Person has read this Section 8.3(a) and the conditions set forth in this Section 8.3(a) have been satisfied.

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received certificates signed on behalf of Parent and Merger Sub signed by, respectively, a designated director of Parent and a designated director of Merger Sub to such effect.

ARTICLE IX

TERMINATION

9.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after receipt of the Requisite Company Vote (except as otherwise expressly noted):

(a) by the mutual written consent of the Company and Parent duly authorized by each of their respective boards of directors (in the case of the Company, acting upon the recommendation of the Independent Committee); or

(b) by either of the Company or Parent:

(i) if the Merger shall not have been consummated on or before the date falling six months from the date of this Agreement (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b)(i) shall not be available to a party if the failure of the Merger to have been consummated on or before the Termination Date was primarily due to the breach or failure of such party to perform in any material respect of any of its obligations under this Agreement;

(ii) if any Injunction having the effect set forth in Section 8.1(b) shall be in effect and shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(b)(ii) shall not be available to a party if the issuance of such final, non-appealable Injunction was primarily due to the breach or failure of such party to perform in any material respect of any of its obligations under this Agreement;

(iii) if the Requisite Company Vote shall not have been obtained at the Shareholders’ Meeting duly convened therefor or at any adjournment or postponement thereof; or

(c) by Parent,

(i) (A) if the representations and warranties of the Company shall not be true and correct or the Company shall have breached or failed to perform any of its covenants or agreements set forth in this Agreement (except the covenants and agreements in Section 7.2), which failure to be true and correct, breach or failure to perform (1) would give rise to the failure of a condition set forth in Section 8.2 and (2) cannot be cured by the Company by the Termination Date, or if capable of being cured, shall not have been cured within 30 business days following receipt by the Company of written notice of such breach or failure to perform from Parent stating Parent’s intention to terminate this Agreement pursuant to this Section 9.1(c)(i) and the basis for such termination (or, if earlier, the Termination Date); or (B) the Company shall have breached in any material respect its obligations under Section 7.2, which breach (i) would give rise to the failure of a condition set forth in Section 8.2 and (ii) cannot be cured by the Company by the Termination Date or if capable of being cured, shall not have been cured (x) within 10 business days following receipt of written notice from the Parent of such breach or (y) any shorter period of time that remains between the date the Parent provides written notice of such breach and the Termination Date; provided, however, that, Parent shall not have the right to terminate this Agreement pursuant to this Section 9.1(c)(i) if either Parent or Merger Sub is then in material breach of any representations, warranties, covenants or other agreements hereunder that would result in the conditions to Closing set forth in Section 8.3 not being satisfied; or

(ii) if: (A) the board of directors of the Company shall have made a Change of Recommendation in a manner adverse to Parent, (B) the Company approves or recommends any Acquisition Proposal other than the Merger, or (C) the Company or the board of directors of the Company, acting upon the recommendation of the Independent Committee, publicly announces its intention to do any of the foregoing or (D) the Company fails to hold the Shareholders Meeting within ten business days prior to the Termination Date due to a willful or intentional breach by the Company of Section 7.4; provided that the right to terminate this Agreement under this Section 9.1(c)(ii)(D) shall not be available if Parent or Merger Sub has breached in any material respect its obligations under this Agreement in any manner that causes, directly or indirectly, the failure of the Company to hold the Shareholders’ Meeting by such date; or

(d) by the Company,

(i) if the representations and warranties of Parent or Merger Sub shall not be true and correct or Parent or Merger Sub shall have breached or failed to perform any of their covenants or agreements contained in this Agreement, which failure to be true and correct, breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 8.3 and (B) cannot be cured by the Termination Date, or if capable of being cured, shall not have been cured within 30 business days following receipt by the Parent or Merger Sub of written notice of such breach or failure to perform from the Company stating the Company’s intention to terminate this Agreement pursuant to this Section 9.1(d) and the basis for such termination (or, if earlier, the Termination Date); provided, however, that, the Company shall not have the right to terminate this Agreement pursuant to this Section 9.1(d) if it is then in material breach of any representations, warranties, covenants or other agreements hereunder that would result in the conditions to Closing set forth in Section 8.2 not being satisfied;

(ii) prior to the receipt of the Requisite Company Vote, in order to enter into an Alternative Acquisition Agreement relating to a Superior Proposal; provided that the Company has complied in all material respects with the requirements of Section 7.2; or

(iii) if (A) all of the conditions to closing contained in Section 8.1 and Section 8.2 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing), (B) Company has delivered to Parent an irrevocable commitment in writing that it is ready, willing and able to consummate the Closing, and (C) Parent and Merger Sub fail to complete the Closing within 10 business days following the date the Closing should have occurred pursuant to Section 2.2.

9.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, written notice thereof shall be given to the other party or parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and there shall be no liability on the part of Parent, Merger Sub or the Company or their respective directors, managers, officers, shareholders, employees, agents and Affiliates, except that (i) this Section 9.2, Section 9.3, Article X (in the case of Section 10.13, solely with respect to enforcement of the payment obligations in Section 9.3) and the Limited Guaranty shall remain in full force and effect and survive termination of this Agreement and (ii) nothing shall relieve any party from liability for fraud.

9.3 Termination Fee.

(a) In the event that:

(i) (A) a bona fide Acquisition Proposal shall have been made, proposed or communicated (and not withdrawn), after the date hereof and prior to the Shareholders’ Meeting (or prior to the termination of this Agreement if there has been no Shareholders’ Meeting), and (B) following the occurrence of an event described in the preceding clause (A), this Agreement is terminated by the Company or Parent pursuant to Section 9.1(b)(i) or Section 9.1(b)(iii) and (C) within 12 months of the termination of this Agreement, any Acquisition Proposal by a third party is entered into, agreed to or consummated by the Company (in each case whether or not the Acquisition Proposal was the same Acquisition Proposal referred to in clause (A)); or

(ii) (A) this Agreement is terminated by Parent pursuant to Section 9.1(c) or (B) this Agreement is terminated by the Company pursuant to Section 9.1(d)(ii);

then the Company shall pay if and as directed by Parent or its designee a cash amount equal to US$475,000 (the “Termination Fee”) to Parent or its designee by wire transfer of same day funds. The Company shall pay the Termination Fee within three business days after such termination, in the case of a termination referred to in clause (ii), or on the earlier of the date on agreement is entered into with respect to an Acquisition Proposal or an Acquisition Proposal is consummated in the case of clause (ii); it being understood that in no event shall the Company be required to pay the applicable Termination Fee on more than one occasion. In the event that Parent or its designee shall receive full payment pursuant to this Section 9.3(a) and Section 9.3(c), together with reimbursement of any applicable expenses pursuant to Section 9.3(e), the receipt of the applicable Termination Fee, Parent Expenses and the expenses referred to Section 9.3(e) shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent, Merger Sub, any of their respective Affiliates or any other person in connection with this Agreement (and the termination hereof), the Debt Commitment Letter, the Promissory Note and Guarantee, any New Financing Documents and any definitive agreements with respect to the Debt Financing or any Alternate Financing, the transactions contemplated hereby and thereby (and the abandonment thereof) or any matter forming the basis for such termination, and none of Parent, Merger Sub, any of their respective Affiliates or any other Person shall be entitled to bring or maintain any claim, action or proceeding against the Company or any of its Affiliates arising out of or in connection with this Agreement, any of the transactions contemplated hereby or any matters forming the basis for such termination; provided, however, that nothing in this Section 9.3(a) shall limit the rights of Parent and Merger Sub under Section 10.13. For the avoidance of doubt, subject to Section 10.13, in the event Parent or its designee shall receive payment from the Company of the Termination Fee, Parent Expenses and the expenses referred to in Section 9.3(e), the receipt of such Termination Fee, Parent Expenses and expenses shall be the sole and exclusive remedy of the Parent Related Parties against the Company Related Parties for any loss or damage suffered or incurred arising out of or in connection with this Agreement, any of the transactions contemplated hereby and thereby (and the abandonment or termination hereof or thereof) or any matter forming the basis for such termination, and upon payment of such amount(s), none of the Company Related Parties shall have any further liability or obligation arising out of or in connection with this Agreement, any of the transactions contemplated hereby and thereby (and the abandonment or termination hereof or thereof) or any matter forming the basis for such termination. Each of Parent and Merger Sub acknowledges and agrees that it has no right of recovery against, and in no event shall any of the Parent Related Parties seek to recover any damages from or make any claim against, any Company Related Party (other than its rights against the Company under this Agreement).

(b) In the event that the Company shall terminate this Agreement pursuant to Section 9.1(d)(i) or Section 9.1(d)(iii), then Parent shall pay, or cause to be paid, to the Company a cash amount equal to US$950,000 (the “Parent Termination Fee”) by wire transfer of same day funds, within three business days after such termination. In the event that the Company shall receive full payment pursuant to this Section 9.3(b) and Section 9.3(d), together with reimbursement of any applicable expenses pursuant to Section 9.3(e), the receipt of the Parent Termination Fee and such expenses shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by the Company or any other Person in connection with this Agreement, the Debt Commitment Letter, the Promissory Note and Guarantee, any New Financing Documents and any definitive agreements with respect to the Debt Financing or any Alternate Financing, the transactions contemplated hereby and thereby (and the abandonment or termination thereof) or any matter forming the basis for such termination, and neither the Company nor any other Person shall be entitled to bring or maintain any claim, action or proceeding against Parent, Merger Sub or any of their respective former, current or future Representatives or Affiliates arising out of or in connection with this Agreement, the Debt Commitment Letter, the Promissory Note and Guarantee, any of the transactions contemplated hereby or thereby (or the abandonment or termination thereof) or any matters forming the basis for such termination; provided, however, that nothing in this Section 9.3(b) shall limit the rights of the Company under Section 10.13. For the avoidance of doubt, the right of the Company and its designees to receive payment from Parent of the Parent Termination Fee, Company Expenses and the expenses referred to in Section 9.3(e) shall be the sole and exclusive remedy of the Company Related Parties against the Parent Related Parties for any loss or damage suffered or incurred arising out of or in connection with this Agreement, any of the transactions contemplated hereby and thereby (and the abandonment or termination hereof or thereof) or any matter forming the basis for such termination, and upon payment of such amount(s), none of the Parent Related Parties shall have any further liability or obligation arising out of or in connection with this Agreement, any of the transactions contemplated hereby and thereby (and the abandonment or termination hereof or thereof) or any matter forming the basis for such termination. The Company acknowledges and agrees that it has no right of recovery against, and in no event shall any of the Company Related Parties seek to recover any damages from or make any claim against, any Parent Related Party (other than its rights against Parent or Merger Sub under this Agreement or against the Guarantor under the Limited Guaranty).

(c) In the event that:

(i) The Company shall terminate this Agreement pursuant to Section 9.1(d)(ii); or

(ii) Parent shall terminate this Agreement pursuant to Section 9.1(c);

then the Company shall pay Parent or its designees by wire transfer of same day funds, as promptly as possible (but in any event within three business days) following the delivery by Parent of an invoice therefor, all out-of-pocket fees and expenses incurred by Parent, Merger Sub and their respective Affiliates in connection with the transactions contemplated by this Agreement, including the Debt Financing (the “Parent Expenses”), up to a maximum amount equal to US$650,000.

(d) In the event that the Company shall terminate this Agreement pursuant to Section 9.1(d)(i) or Section 9.1(d)(iii);

then Parent shall pay the Company or its designees, as promptly as possible (but in any event within three business days) following the delivery by the Company of an invoice therefor, all out-of-pocket fees and expenses incurred by the Company and its Affiliates in connection with the transactions contemplated by this Agreement (the “Company Expenses”), up to a maximum amount equal to US$1,300,000.

(e) Each of the parties hereto acknowledge that the agreements contained in this Section 9.3 are an integral part of the Merger, and that without these agreements the other parties would not enter into this Agreement; accordingly, if the Company or Parent, as the case may be, fails to timely pay any amount due pursuant to this Section 9.3, and, in order to obtain the payment, Parent or the Company, as the case may be, commences an Action which results in a judgment against the other party, with respect to Parent or Merger Sub, or parties, with respect to the Company for the payment set forth in this Section 9.3, such paying party shall pay the other party or parties, as applicable, its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such Action, together with interest on such amount at the prime rate as published in the Wall Street Journal in effect on the date such payment was required to be made through the date such payment is actually received.

(f) The party desiring to terminate this Agreement pursuant to Section 9.1 (other than Section 9.1(a)) shall give written notice of such termination to the other parties specifying the relevant provision(s) pursuant to which such termination is purportedly effected and including reasonable detail of the circumstances giving rise to such termination.

ARTICLE X

MISCELLANEOUS AND GENERAL

10.1 Non-Survival of Representations and Warranties and Agreements. None of the representations and warranties in this Agreement or in any certificate or instrument delivered pursuant to this Agreement shall survive the Effective Time. None of the covenants or agreements of the parties in this Agreement shall survive the Effective Time, other than (i) the covenants and agreements contained in this Article X, the agreements of the Company, Parent and Merger Sub contained in Article V (Effect of the Merger on Issued Share Capital; Merger Consideration; Exchange of Certificates) and Section 7.11 (Indemnification; Directors’ and Officers’ Insurance), and (ii) those other covenants and agreements of the parties contained herein that by their terms apply, or contemplate performance in whole or in part, after the Effective Time, which shall survive the consummation of the Merger until fully performed.

10.2 Modification or Amendment. This Agreement may be amended with the approval of the respective boards of directors of the parties at any time (whether before or after the adoption of this Agreement by the shareholders of the Company); provided, however, that (a) in the case of the Company, the board of directors of the Company and the Independent Committee have approved such amendment in writing, and (b) after any such adoption of this Agreement by the Requisite Company Vote, no amendment shall be made which by law requires further approval of the shareholders of the Company without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

10.3 Waiver. The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Laws and this Section. Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

10.4 Counterparts; Signatures. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement. This Agreement may be executed and delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, and in the event this Agreement is so executed and delivered, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

10.5 Governing Law and Venue

(a) This Agreement shall be interpreted, construed and governed by and in accordance with the Laws of the Cayman Islands without regard to the conflicts of law principles thereof.

(b) Any dispute, controversy or claim arising out of or relating to this Agreement or its subject matter (including a dispute regarding the existence, validity, formation, effect, interpretation, performance or termination of this Agreement) (each a “Dispute”) shall be finally settled by arbitration.

(i) The place of arbitration shall be Hong Kong, and the arbitration shall be administered by the Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with the Arbitration Rules of the HKIAC then in force (the “HKIAC Rules”).

(ii) The arbitration shall be decided by a tribunal of three (3) arbitrators, whose appointment shall be in accordance with the HKIAC Rules.

(iii) Arbitration proceedings (including but not limited to any arbitral award rendered) shall be in English.

(iv) Subject to the agreement of the tribunal, any Dispute(s) which arise subsequent to the commencement of arbitration of any existing Dispute(s), shall be resolved by the tribunal already appointed to hear the existing Dispute(s).

(v) The award of the arbitration tribunal shall be final and conclusive and binding upon the parties as from the date rendered.

(vi) Judgment upon any award may be entered and enforced in any court having jurisdiction over a party or any of its assets. For the purpose of the enforcement of an award, the parties irrevocably and unconditionally submit to the jurisdiction of any competent court and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

10.6 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by facsimile or overnight courier:

(a) If to Parent or Merger Sub:

Talenthome Management Limited

15th Floor, Block A, Guoren Building

Keji Central 3rd Road

Hi-Tech Park, Nanshan District

Shenzhen 518057, People’s Republic of China

Attention: Mr. Yingjie Gao

Facsimile: (86 755) 2654-6999 ext. 0017

with a copy to (which copy shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP

30th Floor, China World Office 2

1 Jianguomenwai Avenue

Beijing 100004, PRC

Attention: Peter Huang

Facsimile: +86 10 6535 5577

e-mail: peter.huang@skadden.com

(b) If to the Company:

China GrenTech Corporation Limited

15th Floor, Block A, Guoren Building

Keji Central 3rd Road

Hi-Tech Park, Nanshan District

Shenzhen 518057, People’s Republic of China

Attention: Rong Yu, Chief Financial Officer

Facsimile: (86 755) 2654-6999 ext. 0017

with a copy to (which copy shall not constitute notice):

Ropes & Gray LLP

41st Floor, One Exchange Square

8 Connaught Place

Central, Hong Kong

Attention: Paul W. Boltz, Jr., Esq.

Facsimile: (852) 3664-6583

e-mail: paul.boltz@ropesgray.com

(c) If to the Independent Committee:

China GrenTech Corporation Limited

15th Floor, Block A, Guoren Building

Keji Central 3rd Road

Hi-Tech Park, Nanshan District

Shenzhen 518057, People’s Republic of China

Attention: Mr. Qingchang Liu

Facsimile: (86 755) 2654-6999 ext. 0017

with a copy to (which copy shall not constitute notice):

Cleary Gottlieb Steen & Hamilton LLP

Bank of China Tower, 39th Floor

One Garden Road, Hong Kong

Attention: Megan Tang

Facsimile: (852) 2160-1088

e-mail: mtang@cgsh.com

and

Conyers Dill & Pearman

2901, One Exchange Square

8 Connaught Place

Central, Hong Kong

Attention: David Lamb

Facsimile: (852) 2845-9268

e-mail: david.lamb@conyersdill.com

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed properly delivered, given and received (i) upon receipt when delivered by hand, (ii) one business day after being sent by courier or express delivery service or by facsimile, or (iii) three business days after being sent by first-class certified mail, return receipt requested, provided, however, that in each case the notice or other communication is sent to the address or facsimile number set forth beneath the name of such party above (or to such other address or facsimile number as such party shall have specified in a written notice given to the other parties hereto).

10.7 Entire Agreement. This Agreement (including any schedules and exhibits hereto), the Company Disclosure Schedule, the Parent Disclosure Schedule, the Limited Guaranty, the Amended and Restated Voting and Subscription Agreement, the Debt Commitment Letter and the Promissory Note and Guarantee constitute the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof.

10.8 No Third Party Beneficiaries. Except as expressly set forth in Section 7.9(a) (Financing) and Section 7.11 (Indemnification; Directors’ and Officers’ Insurance) of this Agreement, this Agreement is not intended to, and does not, confer upon any Person other than the parties who are signatories hereto any rights or remedies hereunder. Each of Parent, Merger Sub and the Company hereby agrees that its representations, warranties and covenants in this Agreement are for the sole benefit of the other parties hereto. Persons other than the parties hereto may not rely on the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date hereof or as of any other date.

10.9 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance is determined by a court of competent jurisdiction to be invalid, illegal, void or unenforceable the remaining provisions hereof, shall, subject to the following sentence, remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination, that any provision or the application thereof is invalid, illegal, void or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner so that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent permitted by applicable Law.

10.10 Interpretation; Absence of Presumption.

(a) For the purposes hereof, (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires; (ii) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including the schedules, exhibits and annexes hereto) and not to any particular provision of this Agreement, and Article, Section, paragraph, and clause references are to the Articles, Sections, paragraphs, and clauses to this Agreement unless otherwise specified; (iii) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation”; (iv) the word “or” shall not be exclusive; (v) references to a Person are also to its successors and permitted assigns; provisions shall apply, when appropriate, to successive events and transactions; (vi) all references to any period of days shall be deemed to be to the relevant number of calendar days unless otherwise specified; (vii) references to any agreement, instrument or statute means such agreement, instrument or statute as from time to time amended, qualified or supplemented, including (in the case of agreements and instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and all attachments thereto and instruments incorporated therein and (viii) all terms defined herein shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.

(b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

10.11 Assignment. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by any party hereto except that prior to the Effective Time, Merger Sub may assign all (but not less than all) of its rights, interests and obligations under this Agreement to another company all of the outstanding voting securities of which are owned by Parent, but no such assignment shall relieve Parent or Merger Sub of its obligations hereunder if such assignee does not perform such obligations. Any purported assignment in violation of this Agreement will be void ab initio.

10.12 Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

10.13 Remedies. Except as otherwise provided in Section 9.3(a) and 9.3(b), notwithstanding any other provision of this Agreement, the parties hereto agree that irreparable damage would occur, damages would be difficult to determine and would be an insufficient remedy and no other adequate remedy would exist at law or in equity, in each case in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached (or any party hereto threatens such a breach). It is accordingly agreed that in the event of a breach or threatened breach of this Agreement, the other parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at law or in equity. Each party hereto irrevocably waives any defenses based on adequacy of any other remedy, whether at law or in equity, that might be asserted as a bar to the remedy of specific performance of any of the terms or provisions hereof or injunctive relief in any action brought therefor by any other party hereto.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

TALENTHOME MANAGEMENT LIMITED

By:	/s/ Yingjie Gao
	Name:	Yingjie Gao
	Title:	Director

Signature Page to the Merger Agreement

XING SHENG CORPORATION LIMITED

By:	/s/ Yingjie Gao
	Name:	Yingjie Gao
	Title:	Director

Signature Page to the Merger Agreement

CHINA GRENTECH CORPORATION LIMITED

By:	/s/ Cuiming Shi
	Name:	Cuiming Shi
	Title:	Director

Signature Page to the Merger Agreement

APPENDIX 1

PLAN OF MERGER

THIS PLAN OF MERGER is made on [—] 2012

BETWEEN

(1)	XING SHENG CORPORATION LIMITED, an exempted company incorporated under the laws of the Cayman Islands on December 9, 2011, with its registered office situate at the offices of Codan Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, P.O. Box 2681, Grand Cayman KY1-1111, Cayman Islands (“Mergersub”); and

(2)	CHINA GRENTECH CORPORATION LIMITED, an exempted company incorporated under the laws of the Cayman Islands on December 3, 2003, with its registered office situate at the offices of Codan Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, P.O. Box 2681, Grand Cayman KY1-1111, Cayman Islands (“GrenTech” or “Surviving Company” and together with Mergersub, the “Constituent Companies”).

WHEREAS

(a)	Mergersub and GrenTech have agreed to merge (the “Merger”) on the terms and conditions contained or referred to in an agreement (the “Agreement”) dated [—] 2012 made between Talenthome Management Limited, Mergersub and GrenTech, a copy of which is attached as Annex A to this Plan of Merger and under the provisions of Part XVI of the Companies Law (2011 Revision) (the “Companies Law”).

(b)	This Plan of Merger is made in accordance with section 233 of the Companies Law.

(c)	Terms used in this Plan of Merger and not otherwise defined in this Plan of Merger shall have the meanings given to them in the Agreement.

W I T N E S S E T H:

CONSTITUENT COMPANIES

1.	The Constituent Companies to the Merger are Mergersub and China GrenTech Corporation Limited.

NAME OF THE SURVIVING COMPANY

2.	The name of the Surviving Company shall be China GrenTech Corporation Limited.

REGISTERED OFFICE

3.	The Surviving Company shall have its registered office at the offices of Codan Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands.

AUTHORIZED AND ISSUED SHARE CAPITAL

4.	Immediately prior to the Effective Date the authorized share capital of Mergersub was HK$1 divided into 50,000 ordinary shares of HK$0.00002 par value per share all of which had been issued.

5.	Immediately prior to the Effective Date the authorized share capital of GrenTech was US$50,000 divided into 2,500,000,000 ordinary shares of US$0.00002 par value per share of which [—] ordinary shares had been issued and fully paid.

6.	The authorized share capital of the Surviving Company shall be HK$1 divided into 50,000 ordinary shares of HK$0.00002 par value per share.

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7.	On the Effective Date and in accordance with the terms and conditions of the Agreement:

(a) Each ordinary share, par value US$0.00002 per share, of GrenTech, other than Excluded Shares shall be cancelled in exchange for the right to receive the Per Share Merger Consideration.

(b) Excluded Shares other than Dissenting Shares shall be cancelled for no consideration.

(c) Dissenting Shares shall be cancelled in exchange for a payment resulting from the procedure in section 238 of the Companies Law unless any holders of Dissenting Shares fail to exercise or withdraw their rights to dissent from the Merger in which event they shall receive the Per Share Merger Consideration.

(d) Each issued and outstanding ordinary share of Mergersub shall be converted into and continue as an ordinary share of the Surviving Company.

8.	On the Effective Date (as defined below) the shares of the Surviving Company shall:

(a) be entitled to one vote per share;

(b) be entitled to such dividends as the board of directors of the Surviving Company may from time to time declare;

(c) in the event of a winding-up or dissolution of the Surviving Company, whether voluntary or involuntary or for the purpose of a reorganization or otherwise or upon any distribution of capital, be entitled to the surplus assets; and

(d) generally be entitled to enjoy all of the rights attaching to shares; in each case as set out in the Articles of Association of the Surviving Company in the form attached as Annex B to this Plan of Merger.

EFFECTIVE DATE

9.	The Merger shall take effect on [SPECIFY DATE] (the “Effective Date”).

PROPERTY

10.	On the Effective Date the rights, property of every description including chose in action, and the business, undertaking, goodwill, benefits, immunities and privileges of each of the Constituent Companies shall immediately vest in the Surviving Company which shall be liable for and be subject to, in the same manner as the Constituent Companies, all mortgages, charges or security interests and all contracts, obligations, claims, debts and liabilities of each of the Constituent Companies.

MEMORANDUM AND ARTICLES OF ASSOCIATION

11.	The Memorandum of Association and Articles of Association of the Surviving Company shall be amended and restated in the form attached as Annex B to this Plan of Merger on the Effective Date.

DIRECTORS BENEFITS

12.	There are no amounts or benefits payable to the directors of the Constituent Companies on the Merger becoming effective.

DIRECTORS OF THE SURVIVING COMPANY

13.	The names and addresses of the directors of the Surviving Company are as follows:

NAME	ADDRESS
Yingjie GAO	[—]
[—]	[—]
[—]	[—]

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SECURED CREDITORS

14.	(a) Mergersub has no secured creditors and has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger; and

(b) China GrenTech Corporation Limited has no secured creditors and has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

RIGHT OF TERMINATION

15.	This Plan of Merger may be terminated pursuant to the terms and conditions of the Agreement.

APPROVAL AND AUTHORIZATION

16.	This Plan of Merger has been approved by the board of directors of each of the Surviving Company and Merger Sub pursuant to section 233(3) of the Companies Law.

17.	This Plan of Merger has been authorized by the shareholders of each of the Surviving Company and Merger Sub pursuant to section 233(6) of the Companies Law.

COUNTERPARTS

18.	This Plan of Merger may be executed by facsimile and in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

GOVERNING LAW

19.	This Plan of Merger shall be governed by and construed in accordance with the laws of the Cayman Islands.

[Signature page to follow]

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For and on behalf of XING SHENG CORPORATION LIMITED:

[Name]

Director

For and on behalf of CHINA GRENTECH CORPORATION LIMITED:

[Name]

Director

4

ANNEX A

(the “Agreement”)

5

ANNEX B

(“Amended and restated Memorandum of Association and Articles of Association of the Surviving Company”)

6

ANNEX B: Opinion of William Blair & Company, L.L.C. as the Independent Committee’s Financial Advisor

January 11, 2012

China GrenTech Corporation Limited

Independent Committee of the Board of Directors

15th Floor, Block A Guoren Building, Keji Central

3rd Road Hi-Tech Park Nanshan District

Shenzhen, Guangdong, 518057, China

Gentlemen:

You have requested our opinion as to the fairness, from a financial point of view, to the holders (collectively, the “Shareholders”) of (i) the issued and outstanding ordinary shares, par value $0.00002 per share (each, a “Share”), and (ii) the issued and outstanding American Depositary Shares, each representing 25 Shares (each, an “ADS”), of China GrenTech Corporation Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company”), other than Shares and ADSs beneficially owned by Mr. Yingjie Gao (the Company’s chairman and chief executive officer), Ms. Rong Yu (the Company’s chief financial officer) and Ms. Ying Huang (one of the founders of the Company) or any person controlled by any of them (collectively, the “Rollover Shares”), of the $0.126 per Share in cash and the $3.15 per ADS in cash (in each case, the “Consideration”) proposed to be paid to the Shareholders pursuant to the Agreement and Plan of Merger (the “Merger Agreement”) to be entered into by and among Talenthome Management Limited, an exempted company with limited liability incorporated under the laws of the British Virgin Islands (the “Parent”), Xing Sheng Corporation Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly-owned subsidiary of the Parent (“Merger Sub”), and the Company. Pursuant to the terms of and subject to the conditions set forth in the Merger Agreement, Merger Sub will be merged with and into the Company with the Company surviving as a wholly-owned subsidiary of the Parent (the “Merger”) and each Share and ADS, other than the Rollover Shares and Shares and ADSs owned by holders who have validly exercised and not effectively withdrawn or lost their appraisal rights pursuant to Section 238 of the Cayman Islands Companies Law (collectively, the “Excluded Shares”), will be converted into the right to receive the Consideration upon consummation of the Merger.

In connection with our review of the proposed Merger and the preparation of our opinion herein, we have examined: (a) a draft of the Merger Agreement sent to us on January 10, 2012; (b) audited historical financial statements of the Company for the years ended December 31, 2008 through December 31, 2010; (c) unaudited financial information of the Company for the nine month periods ended September 30, 2010 and September 30, 2011; (d) certain internal business, operating and financial information and forecasts of the Company for the fiscal years ending December 31, 2011 through 2016 prepared by the senior management of the Company (the “Forecasts”); (e) certain publicly available business, financial and other information relating to the Company that we deemed to be relevant; (f) current and historical market prices and trading volumes of the ADSs; (g) the financial position and operating results of the Company compared with those of certain other publicly traded companies we deemed relevant; (h) information regarding publicly available financial terms of certain other business combinations we deemed relevant; and (i) a letter of representation as to certain factual matters and the completeness and accuracy of the information provided by senior officers of the Company in connection with this opinion. We have also held discussions with members of the senior management of the Company to discuss the foregoing, have considered other matters which we have deemed relevant to our inquiry and have taken into account such accepted financial and investment banking procedures and considerations as we have deemed relevant.

In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all the information examined by or otherwise reviewed or discussed with us for purposes of this opinion including without limitation the Forecasts provided by senior management, and we have not assumed any responsibility or liability therefor. We have not made or obtained an independent valuation or appraisal of the assets, liabilities or solvency of the Company. We have been advised by the senior management of the Company that the Forecasts examined by us have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the senior management of the Company, as the case may be. In that regard, we have assumed, with your consent, that, (i) the Forecasts will be achieved in the amounts and at the times contemplated thereby and (ii) all material assets and liabilities (contingent or otherwise) of the Company are as set forth in the Company’s financial statements or other information made available to us. We express no opinion with respect to the Forecasts or the estimates and judgments on which they are based. We have assumed, at the direction of the Company, that the final executed Merger Agreement will not differ in any material respect from the draft of the Merger Agreement referred to above. We did not consider and express no opinion as to the amount or nature of the compensation to any of the Company’s officers, directors or employees (or any class of such persons) relative to the Consideration to Shareholders. We express no opinion as to any terms or other aspects of the Merger (other than the Consideration to the extent specified herein), including, without limitation, the form or structure of the Merger, or accounting consequences thereof. Our opinion does not address the relative merits of the Merger as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage. Our opinion herein is based upon economic, market, financial and other conditions existing on, and other information disclosed to us as of, the date of this letter. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. We are expressing no opinion herein as to the price at which the ADSs will trade at any future time. We are financial advisors only and have relied upon, without independent verification, the assessment of the Company and its counsel and accountant for legal, accounting, tax and regulatory matters and we express no opinion as to any of such advice. We have also assumed that the Merger will be consummated on the terms described in the Merger Agreement, without any amendment or waiver of any material terms or conditions by the Company. We were not requested to, nor did we, solicit any indications of interest from third parties with respect to the proposed Merger, the securities, assets, businesses or operations of the Company or any other party, or any alternatives to the proposed Merger.

William Blair & Company, L.L.C. has been engaged in the investment banking business since 1935. We continually undertake the valuation of investment securities in connection with public offerings, private placements, business combinations, and similar transactions. In the ordinary course of our business, we may from time to time trade the securities of the Company for our own account and for the accounts of customers, and accordingly may at any time hold a long or short position in such securities. We have acted as the investment banker to the Company in connection with the Merger and will receive a fee from the Company for our services, a portion of which was payable when we rendered this opinion and a portion of which is contingent upon consummation of the Merger. In addition, the Company has agreed to indemnify us against certain liabilities arising out of our engagement.

Our investment banking services and our opinion were provided for the use and benefit of the Independent Committee of the Board of Directors of the Company (the “Committee”) in connection with its consideration of the Merger. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to the Shareholders (other than the holders of Rollover Shares) in connection with the Merger, and we do not address the merits of the underlying decision by the Company to engage in the Merger and this opinion does not constitute a recommendation to the Committee, the Board of Directors of the Company or any Shareholder as to how such person should act or vote with respect to the proposed Merger. It is understood that this letter may not be disclosed or otherwise referred to without prior written consent unless this letter is required to be disclosed pursuant to applicable law or regulations or other regulatory authority or by the order or ruling of a court or administrative body, except that the opinion may be included in its entirety in a proxy statement required by law to be filed with the Securities and Exchange Commission and mailed to Shareholders by the Company with respect to the Merger. This opinion should not be construed as creating any fiduciary duty on William Blair’s part to any party. This opinion has been reviewed and approved by our Fairness Opinion Committee.

Based upon and subject to the foregoing, it is our opinion as investment bankers that, as of the date hereof, the Consideration is fair, from a financial point of view, to the Shareholders (other than the holders of the Rollover Shares).

Very truly yours,

WILLIAM BLAIR & COMPANY, L.L.C.
/s/ WILLIAM BLAIR & COMPANY, L.L.C.

ANNEX C: Cayman Islands Companies Law Cap. 22 (Law 3 of 1961, as consolidated and revised)—Section 238

238. Rights of dissenters

(1)	A member of a constituent company incorporated under this Law shall be entitled to payment of the fair value of his shares upon dissenting from a merger or consolidation.

(2)	A member who desires to exercise his entitlement under subsection (1) shall give to the constituent company, before the vote on the merger or consolidation, written objection to the action.

(3)	An objection under subsection (2) shall include a statement that the member proposes to demand payment for his shares if the merger or consolidation is authorized by the vote.

(4)	Within twenty days immediately following the date on which the vote of members giving authorization for the merger or consolidation is made, the constituent company shall give written notice of the authorization to each member who made a written objection.

(5)	A member who elects to dissent shall, within twenty days immediately following the date on which the notice referred to in subsection (4) is given, give to the constituent company a written notice of his decision to dissent, stating—

(a)	his name and address;

(b)	the number and classes of shares in respect of which he dissents; and

(c)	a demand for payment of the fair value of his shares.

(6)	A member who dissents shall do so in respect of all shares that he holds in the constituent company.

(7)	Upon the giving of a notice of dissent under subsection (5), the member to whom the notice relates shall cease to have any of the rights of a member except the right to be paid the fair value of his shares and the rights referred to in subsections (12) and (16).

(8)	Within seven days immediately following the date of the expiration of the period specified in subsection (5), or within seven days immediately following the date on which the plan of merger or consolidation is filed, whichever is later, the constituent company, the surviving company or the consolidated company shall make a written offer to each dissenting member to purchase his shares at a specified price that the company determines to be their fair value; and if, within thirty days immediately following the date on which the offer is made, the company making the offer and the dissenting member agree upon the price to be paid for his shares, the company shall pay to the member the amount in money forthwith.

(9)	If the company and a dissenting member fail, within the period specified in subsection (8), to agree on the price to be paid for the shares owned by the member, within twenty days immediately following the date on which the period expires—

(a)	the company shall (and any dissenting member may) file a petition with the Court for a determination of the fair value of the shares of all dissenting members; and

(b)	the petition by the company shall be accompanied by a verified list containing the names and addresses of all members who have filed a notice under subsection (5) and with whom agreements as to the fair value of their shares have not been reached by the company.

(10)	A copy of any petition filed under subsection (9)(a) shall be served on the other party; and where a dissenting member has so filed, the company shall within ten days after such service file the verified list referred to in subsection (9)(b).

(11)	At the hearing of a petition, the Court shall determine the fair value of the shares of such dissenting members as it finds are involved, together with a fair rate of interest, if any, to be paid by the company upon the amount determined to be the fair value.

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(12)	Any member whose name appears on the list filed by the company under subsection (9)(b) or (10) and who the Court finds are involved may participate fully in all proceedings until the determination of fair value is reached.

(13)	The order of the Court resulting from proceeding on the petition shall be enforceable in such manner as other orders of the Court are enforced, whether the company is incorporated under the laws of the Islands or not.

(14)	The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances; and upon application of a member, the Court may order all or a portion of the expenses incurred by any member in connection with the proceeding, including reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares which are the subject of the proceeding.

(15)	Shares acquired by the company pursuant to this section shall be cancelled and, if they are shares of a surviving company, they shall be available for re-issue.

(16)	The enforcement by a member of his entitlement under this section shall exclude the enforcement by the member of any right to which he might otherwise be entitled by virtue of his holding shares, except that this section shall not exclude the right of the member to institute proceedings to obtain relief on the ground that the merger or consolidation is void or unlawful.

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ANNEX D: Directors and Executive Officers of Each Filing Person

1.	Directors and Executive Officers of the Company

The Company is a company organized under the laws of the Cayman Islands with its principal business address at 15th Floor, Block A, Guoren Building, Keji Central 3rd Road, Hi-Tech Park, Nanshan District, Shenzhen 518057, People’s Republic of China. The telephone number of the Company’s principal executive office is +86 755 2650 3007. The name, business address, present principal employment and citizenship of each director and executive officer of the Company are set forth below.

Name	Business Address	Present Principal Employment	Citizenship
Yingjie Gao	c/o 15th Floor, Block A, Guoren Building, Keji Central 3rd Road, Hi-Tech Park, Nanshan District, Shenzhen 518057, People’s Republic of China	Chairman of the Board and Chief Executive Officer	People’s Republic of China

Rong Yu	c/o 15th Floor, Block A, Guoren Building, Keji Central 3rd Road, Hi-Tech Park, Nanshan District, Shenzhen 518057, People’s Republic of China	Director and Chief Financial Officer	People’s Republic of China

Qi Wang	c/o 15th Floor, Block A, Guoren Building, Keji Central 3rd Road, Hi-Tech Park, Nanshan District, Shenzhen 518057, People’s Republic of China	Director and Vice President	People’s Republic of China

Jing Fang	c/o 15th Floor, Block A, Guoren Building, Keji Central 3rd Road, Hi-Tech Park, Nanshan District, Shenzhen 518057, People’s Republic of China	Director and Vice President	People’s Republic of China

Hing Lun Tsang	c/o 15th Floor, Block A, Guoren Building, Keji Central 3rd Road, Hi-Tech Park, Nanshan District, Shenzhen 518057, People’s Republic of China	Independent Director (1)	Hong Kong Special Administrative Region of the People’s Republic of China

Cuiming Shi	c/o 15th Floor, Block A, Guoren Building, Keji Central 3rd Road, Hi-Tech Park, Nanshan District, Shenzhen 518057, People’s Republic of China	Independent Director (2)	People’s Republic of China

Xiaohu You	c/o 15th Floor, Block A, Guoren Building, Keji Central 3rd Road, Hi-Tech Park, Nanshan District, Shenzhen 518057, People’s Republic of China	Independent Director (3)	People’s Republic of China

Qingchang Liu	c/o 15th Floor, Block A, Guoren Building, Keji Central 3rd Road, Hi-Tech Park, Nanshan District, Shenzhen 518057, People’s Republic of China	Vice President	People’s Republic of China

(1)

Mr. Hing Lun Tsang, in addition to serving as a director of the Company, has served as chief executive officer and chairman of Influential Consultants Ltd., a company providing financial planning and related advisory services in Hong Kong since 1998 and 2002, respectively. Mr. Tsang has also been an independent director of China Rongsheng Heavy Industries Group Holdings Limited, Sinotrans Shipping Limited,

Sino-Ocean Land Holdings Limited and Beijing Media Corporation Limited, all of which are companies listed on The Stock Exchange of Hong Kong Limited, since 2010, 2007, 2007 and 2004, respectively.
(2)	Mr. Cuiming Shi, in addition to serving as a director of the Company, is currently a consultant to CITIC Pacific Limited and the chairman of CITIC Telecom 1616 Ltd.
(3)	Mr. Xiaohu You, in addition to serving as a director of the Company, has served as the director of the radio engineering department of Southeast University since 1996. Mr. You currently also serves as the head of National 3G Mobile Communications General Group, the head of National Fourth Generation Mobile Communications General Research Group and Director of Mobile Communications Laboratory, each at Southeast University in China.

2.	Directors and Executive Officers of Parent

Parent is a special purpose vehicle formed under the laws of the British Virgin Islands with its principal business address at 15 Floor, Block A, Guoren Building, Keji Central 3 Road, Hi-Tech Park, Nanshan District, Shenzhen 518057, People’s Republic of China. The business phone number for Parent is +86 755 2663 3900. Parent is wholly owned by Mr. Gao.

Mr. Yingjie Gao is the sole director and executive officer of Parent. Mr. Gao’s business address is 15th Floor, Block A, Guoren Building, Keji Central 3rd Road, Nanshan District, Shenzhen 518057, China.

3.	Directors and Executive Officers of Merger Sub

Merger Sub is a special purpose vehicle formed under the laws of the Cayman Islands with its principal business address at 15 Floor, Block A, Guoren Building, Keji Central 3 Road, Hi-Tech Park, Nanshan District, Shenzhen 518057, People’s Republic of China. The business phone number for Merger Sub is +86 755 2663 3900. Merger Sub is wholly owned by Mr. Gao through Parent.

Mr. Yingjie Gao is the sole director and executive officer of Merger Sub. Mr. Gao’s business address is 15th Floor, Block A, Guoren Building, Keji Central 3rd Road, Nanshan District, Shenzhen 518057, China.

4.	Directors and Executive Officers of Guoren Industrial Developments Limited

Guoren Industrial Developments Limited is a special purpose vehicle formed under the laws of British Virgin Islands with its principal business address at 15 Floor, Block A, Guoren Building, Keji Central 3 Road, Hi-Tech Park, Nanshan District, Shenzhen 518057, People’s Republic of China. The business phone number for Merger Sub is +86 755 2663 3900. Guoren Industrial Developments Limited is wholly owned by Mr. Gao.

Mr. Yingjie Gao is the sole director and executive officer of Guoren Industrial Developments Limited. Mr. Gao’s business address is 15th Floor, Block A, Guoren Building, Keji Central 3rd Road, Nanshan District, Shenzhen 518057, China.

5.	Directors and Executive Officers of Heng Xing Yue Investments Limited

Heng Xing Yue Investment Limited is a special purpose vehicle formed under the laws of British Virgin Islands with its principal business address at 15 Floor, Block A, Guoren Building, Keji Central 3 Road, Hi-Tech Park, Nanshan District, Shenzhen 518057, People’s Republic of China. The business phone number for Heng Xing Yue Investment Limited is +86 755 2663 3900. Heng Xing Yue Investment Limited is wholly owned by Mr. Gao through Guoren Industrial Developments Limited.

Mr. Yingjie Gao is the sole director and executive officer of Heng Xin Yue Investments Limited. Mr. Gao’s business address is 15th Floor, Block A, Guoren Building, Keji Central 3rd Road, Nanshan District, Shenzhen 518057, China.

6.	Directors and Executive Officers of Well Sino Enterprises Limited

Well Sino Enterprises Limited is a special purpose vehicle formed under the laws of British Virgin Islands with its registered office at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands. The business phone number for Well Sino Enterprises Limited is +86 755 2663 7600. Well Sino Enterprises Limited is wholly owned by Ms. Rong Yu.

Ms. Rong Yu is the sole director and executive officer of Well Sino Enterprises Limited. Ms. Yu’s business address is 15th Floor, Block A, Guoren Building, Keji Central 3rd Road, Nanshan District, Shenzhen 518057, China.

7.	Directors and Executive Officers of Leakey Investment Limited

Leakey Investments Limited is a special purpose vehicle formed under the laws of British Virgin Islands with its registered office at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands. The business phone number for Leakey Investments Limited is +86 13902942684. Leakey Investments Limited is wholly owned by Ms. Yin Huang.

Ms. Yin Huang is the sole director and executive officer of Leakey Investments Limited. Ms. Huang’s business address is 25-402, Yinhu Nanfang Medicine Factory, Shenzhen, China.

During the last five (5) years, none of the Filing Persons, or any of the directors and executive officers of the Filing Persons has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

ANNEX E: FORM OF PROXY CARD

THIS PROXY IS SOLICITED ON BEHALF OF

THE BOARD OF DIRECTORS OF CHINA GRENTECH CORPORATION LIMITED

FOR THE EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS

TO BE HELD ON             , 2012

The undersigned shareholder of CHINA GRENTECH CORPORATION LIMITED, a Cayman Islands company (the “Company”), hereby acknowledges receipt of the notice of extraordinary general meeting of shareholders and proxy statement, each dated                     , 2012, and hereby appoints the chairman of the extraordinary general meeting or                     *, proxies, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the extraordinary general meeting of shareholders of the Company to be held on                     , 2012 at      a.m., Beijing time, at the Company’s offices located at 2nd Floor, Block A, Guoren Building, Keji Central 3rd Road, Hi-Tech Park, Nanshan District, Shenzhen 518057, People’s Republic of China, and at any adjournment or adjournments thereof, and to vote all ordinary shares which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below (i) as specified by the undersigned below and (ii) in the discretion of any proxy upon such other business as may properly come before the meeting, all as set forth in the notice of extraordinary general meeting of shareholders and in the proxy statement furnished herewith.

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR the following proposals:

PROPOSAL NO. 1: AS A SPECIAL RESOLUTION THAT the amended and restated agreement and plan of merger dated January 20, 2012 (the “merger agreement”), among Talenthome Management Limited, Xing Sheng Corporation Limited and the Company (a copy of which is attached as Annex A to the proxy statement accompanying the notice of extraordinary general meeting and will be produced and made available for inspection at the extraordinary general meeting), and the transactions contemplated by the merger agreement, including the merger, be, and are hereby, approved by the Company.

☐ FOR	☐ AGAINST	☐ ABSTAIN

PROPOSAL NO. 2: AS A SPECIAL RESOLUTION THAT the directors of the Company be, and are hereby, authorized to do all things necessary to give effect to the merger agreement.

☐ FOR	☐ AGAINST	☐ ABSTAIN

PROPOSAL NO. 3: THAT the chairman of the extraordinary general meeting be instructed to adjourn or postpone the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

☐ FOR	☐ AGAINST	☐ ABSTAIN

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Note:	*If no name is inserted, a shareholder is deemed to have nominated the chairman of the extraordinary general meeting as proxy. If any proxy other than the chairman of the extraordinary general meeting is preferred, please strike out the words “the chairman of the extraordinary general meeting or” and insert the name of your proxy desired in the space provided. You are entitled to appoint one or more proxies (who must be an individual) to attend and vote in your stead. Your proxy need not be a member of the Company but must attend the extraordinary general meeting in person to represent you.

DATED:

, 2012

SHAREHOLDER NAME:

Signature

Signature

This proxy should be marked, dated and signed by the shareholder(s) exactly as his or her name appears on their stock certificate, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.

Please date, sign and mail this

proxy card back as soon as possible!

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ANNEX F: FORM OF ADS VOTING INSTRUCTIONS CARD AND DEPOSITARY’S NOTICE OF EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS OF THE COMPANY

Extraordinary General Meeting

The Voting Instructions must be signed, completed and received at the indicated address prior to

10:00 A.M. (New York City time) on                     , 2012 for action to be taken.

2012 VOTING INSTRUCTIONS	AMERICAN DEPOSITARY SHARES

China GrenTech Corporation Limited (the “Company”)

ADS CUSIP Nos.:	16938P107 and 16938P909 (Restricted ADSs).
ADS Record Date:	, 2012.
Meeting Specifics:	Extraordinary General Meeting (the “Meeting”) - , 2012 at A.M. (local time), at the Company’s offices located at 2nd Floor, Block A, Guoren Building, Keji Central 3rd Road, Hi-Tech Park, Nanshan District, Shenzhen 518057, People’s Republic of China.
Meeting Agenda:	Please refer to the Company’s Notice of Extraordinary General Meeting and Proxy Statement enclosed herewith.
Depositary:	Citibank, N.A.
Deposit Agreement:	Deposit Agreement, dated as of April 4, 2006.
Deposited Securities:	Ordinary Shares, par value US$0.00002 per share, of the Company.
Custodian(s):	Citibank, N.A. - Hong Kong Office.

The undersigned holder, as of the ADS Record Date (the “ADS Holder”), of the American Depositary Shares issued under the Deposit Agreement and identified above (such American Depositary Shares, the “ADSs”), acknowledges receipt of a copy of the Company’s Notice of Extraordinary General Meeting and Proxy Statement and hereby authorizes and directs the Depositary to cause to be voted at the Meeting (and any adjournment or postponement thereof) the Deposited Securities represented by the ADSs in the manner indicated on the reverse side hereof.

The Depositary has been advised by the Company that under Cayman Islands law and the Company’s Articles of Association (as in effect on the date hereof), voting at any meeting of shareholders of the Company is by show of hands unless a poll is demanded. The Company has informed the Depositary that voting at the Meeting will be by poll. Please note that pursuant to Section 4.10 of the Deposit Agreement, as voting is by poll, the Depositary will instruct the Custodian to vote the relevant Deposited Securities in accordance with the voting instructions received from the ADSs Holders.

Please note that as an ADS Holder, you cannot vote at the Meeting directly, but you may instruct the Depositary how to vote the Ordinary Shares underlying your ADSs. Alternatively, you may vote at the Meeting if you cancel your ADSs and become a holder of Ordinary Shares by                     , 2012. If you intend to cancel your ADSs to become a shareholder by                     , 2012 and you wish to vote the Ordinary Shares at the Meeting, do not send these voting instructions to the Depositary as you will be required, as part of the ADS cancellation process, to certify to the Depositary and the Company that you have not given and will not give, directly or indirectly, voting instructions to the Depositary in respect of the ADSs being cancelled. As set forth in Section 4.10 of the Deposit Agreement, neither the Depositary nor the Custodian shall exercise any discretion as to voting.

Please also note that, in accordance with and subject to the terms of Section 4.10 of the Deposit Agreement, if the Depositary timely receives voting instructions from an ADS Holder which fails to specify the manner in which the Depositary is to vote the Deposited Securities represented by such ADS Holder’s ADSs, the

Depositary will deem such ADS Holder to have instructed the Depositary to vote in favor of the items set forth in such voting instructions. Deposited Securities represented by ADSs for which no timely voting instructions are received by the Depositary from the ADS Holder shall not be voted. Voting instructions may be given only in respect of a number of ADSs representing an integral number of Deposited Securities.

In addition, please note that the Depositary shall, if so requested in writing by the Company, represent all Deposited Securities for the sole purpose of establishing a quorum at the Meeting.

The Company has informed the Depositary that, pursuant to Cayman Islands law, registered holders of the Company’s Ordinary Shares are entitled to dissent and to appraisal rights in respect of the merger and that, under Cayman Islands law, in order to exercise his or her appraisal rights, a registered holder of the Company’s Ordinary Shares must provide written notice to the Company of his or her objection to the merger prior to the time of the vote to approve the merger at the Meeting of the Company and, within twenty (20) days of the date any approval notice of the merger is given by the Company, serve a notice of dissent demanding payment of the fair value of his or her Ordinary Shares of the Company. As a holder of ADSs you will not be able to exercise your appraisal rights. The Depositary will not exercise your appraisal rights on your behalf. Should you, as a holder of ADSs, wish to exercise your appraisal rights, you will need to surrender your ADSs to the Depositary for cancellation upon the terms of the Deposit Agreement and become a registered holder of the Company’s corresponding Ordinary Shares in the Cayman Islands by                     , 2012. If you intend to cancel your ADSs to become a shareholder by                     , 2012 and you wish to vote the Shares at the Meeting, do not send these voting instructions to the Depositary as you will be required, as part of the ADS cancellation process, to certify to the Depositary and the Company that you have not given and will not give, directly or indirectly, voting instructions to the Depositary in respect of the ADSs being cancelled. Please allow sufficient time for cancellation of your ADSs and registration of the corresponding Company Ordinary Shares in your name by                     , 2012. If you do not surrender your ADSs for cancellation and become a registered holder of the corresponding Ordinary Shares of the Company by                     , 2012, you will not be able to exercise your appraisal rights.

To become a shareholder by                     , 2012, you will need to deliver your ADSs for cancellation to the Depositary, together with all applicable documentation and payments, by the close of business in New York City on                     , 2012. Upon the timely receipt of such ADSs for cancellation and the applicable documentation and payments, the Depositary will use commercially reasonable efforts to arrange for the registration of the corresponding Shares in the name (or to the order) of the surrendering ADS Holder.

Please indicate on the reverse side hereof how the Deposited Securities are to be voted.

The Voting Instructions must be marked, signed and returned on time in order to be counted.

By signing on the reverse side hereof, the undersigned represents to the Depositary and the Company that the undersigned is duly authorized to give the Voting instructions contained herein.

AGENDA

1. To vote on A SPECIAL RESOLUTION THAT the amended and restated agreement and plan of merger dated January 20, 2012 (the “merger agreement”), among Talenthome Management Limited, Xing Sheng Corporation Limited and the Company (a copy of which is attached as Annex A to the proxy statement accompanying the notice of extraordinary general meeting and will be produced and made available for inspection at the extraordinary general meeting), and the transactions contemplated by the merger agreement, including the merger, be, and are hereby, approved by the Company.

2. To vote on A SPECIAL RESOLUTION THAT the directors of the Company be, and are hereby, authorized to do all things necessary to give effect to the merger agreement.

3. To vote THAT the chairman of the extraordinary general meeting be instructed to adjourn or postpone the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

A	Issues	China GrenTech Corporation Limited

		For	Against	Abstain

Resolution 1		☐	☐	☐

		For	Against	Abstain

Resolution 2		☐	☐	☐

		For	Against	Abstain

Resolution 3		☐	☐	☐

B	Authorized Signatures—Sign Here—This section must be completed for your instructions to be executed.

If these Voting Instructions are signed and timely returned to the Depositary but no specific direction as to voting is marked above as to an issue, the undersigned shall be deemed to have directed the Depositary to give voting instructions “FOR” the unmarked issue, unless the voting is done by a show of hands.

If these Voting Instructions are signed and timely returned to the Depositary but multiple specific directions as to voting are marked above as to an issue, the undersigned shall be deemed to have directed the Depositary to give an “ABSTAIN” voting instruction for such issue.

Please be sure to sign and date this Voting Instruction Card.

Please sign your name to the Voting Instructions exactly as printed. When signing in a fiduciary or representative capacity, give full title as such. Where more than one owner, each MUST sign. Voting Instructions executed by a corporation should be in full name by a duly authorized officer with full title as such.

Signature 1—Please keep signature within the line	Signature 2—Please keep signature within the line	Date (mm/dd/yyyy)

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Time Sensitive Materials

Depositary’s Notice of Extraordinary General

Meeting of Shareholders of

China GrenTech Corporation Limited

ADSs:	American Depositary Shares.

ADS CUSIP Nos.:	16938P107 and 16938P909 (Restricted ADSs).

ADS Record Date:	, 2012.

Meeting Specifics:	Extraordinary General Meeting - , 2012 at :00 A.M. (local time) at the Company’s offices located at 2nd Floor, Block A, Guoren Building, Keji Central 3rd Road, Hi-Tech Park, Nanshan District, Shenzhen 518057, People’s Republic of China.

Meeting Agenda:	Please refer to the Company’s Notice of Extraordinary General Meeting and Proxy Statement enclosed herewith.

ADS Voting Instructions Deadline:	On or before 10:00 A.M. (New York City time) on , 2012.

Deposited Securities:	Ordinary shares, par value US$0.00002 per share, of China GrenTech Corporation Limited, a company incorporated and existing under the laws of the Cayman Islands (the “Company”).

ADS Ratio:	25 Ordinary Shares to 1 ADS.

Depositary:	Citibank, N.A.

Custodian of Deposited Securities:	Citibank, N.A. - Hong Kong Office.

Deposit Agreement:	Deposit Agreement, dated as of April 4, 2006, by and among the Company, the Depositary, and all Holders and Beneficial Owners from time to time of ADSs issued thereunder.

To be counted, your Voting Instructions need to be received by the Depositary prior to 10:00 A.M. (New York City time) on , 2012.

The Company has announced that an Extraordinary General Meeting (the “Meeting”) will be held at the date, time, and location identified above.* A copy of the Notice of the Extraordinary General Meeting and Proxy Statement from the Company which includes the agenda for the Meeting is enclosed.

Holders of ADSs wishing to give voting instructions to the Depositary must sign, complete and return the enclosed voting instructions prior to the ADS Voting Instructions Deadline in the enclosed pre-addressed envelope. Upon timely receipt of signed and completed voting instructions from a Holder of ADSs, the Depositary shall endeavor insofar as practicable and permitted under applicable law and the provisions of the

*	As set forth in the Deposit Agreement, Holders of record of ADSs as of the close of business in New York City on the ADS Record Date will be entitled, subject to any applicable provisions of the laws in the Cayman Islands, the Articles of Association of the Company, and the Deposit Agreement, to instruct the Depositary as to the exercise of the voting rights, if any, pertaining to the Deposited Securities represented by their respective ADSs.

Deposited Securities to vote, or cause the Custodian to vote (by means of the appointment of a proxy or otherwise), the Deposited Securities in respect of which voting instructions have been received in accordance with the instructions contained therein.

The Depositary has been advised by the Company that under the Cayman Islands law and the Company’s Articles of Association (as in effect on the date hereof), voting at any meeting of shareholders of the Company is by show of hands unless a poll is demanded. The Company has informed the Depositary that voting at the Meeting will be by poll. Please note that pursuant to Section 4.10 of the Deposit Agreement, as voting is by poll, the Depositary will instruct the Custodian to vote the relevant Deposited Securities in accordance with the voting instructions received from the holders of ADSs.

Please note that as an ADS Holder, you cannot vote at the Meeting directly, but you may instruct the Depositary how to vote the Ordinary Shares underlying your ADSs. Alternatively, you may vote at the Meeting if you cancel your ADSs and become a holder of Ordinary Shares by                     , 2012. If you intend to cancel your ADSs to be a shareholder by                     , 2012 and you wish to vote the Ordinary Shares at the Meeting, do not send these voting instructions to the Depositary as you will be required, as part of the ADS cancellation process, to certify to the Depositary and the Company that you have not given, and will not give, directly or indirectly, voting instructions to the Depositary in respect of the ADSs being cancelled. As set forth in Section 4.10 of the Deposit Agreement, neither the Depositary nor the Custodian shall exercise any discretion as to voting.

Please also note that, in accordance with and subject to the terms of Section 4.10 of the Deposit Agreement, if the Depositary timely receives voting instructions from an ADS Holder which fails to specify the manner in which the Depositary is to vote the Deposited Securities represented by such ADS Holder’s ADSs, the Depositary will deem such ADS Holder to have instructed the Depositary to vote in favor of the items set forth in such voting instructions. Deposited Securities represented by ADSs for which no timely voting instructions are received by the Depositary from the ADS Holder shall not be voted. Voting instructions may be given only in respect of a number of ADSs representing an integral number of Deposited Securities. In addition, please note that the Depositary shall, if so request in writing by the Company, represent all Deposited Securities for the sole purpose of establishing a quorum at the Meeting.

The Company has informed the Depositary that, pursuant to Cayman Islands law, registered holders of the Company’s Ordinary Shares are entitled to dissent and to appraisal rights in respect of the merger and that, under Cayman Islands law, in order to exercise his or her appraisal rights, a registered holder of the Company’s Ordinary Shares must provide written notice to the Company of his or her objection to the merger prior to the time of the vote to approve the merger at the Meeting of the Company and, within twenty (20) days of the date any approval notice of the merger is given by the Company, serve a notice of dissent demanding payment of the fair value of his or her Ordinary Shares of the Company. As a holder of ADSs you will not be able to exercise your appraisal rights. The Depositary will not exercise your appraisal rights on your behalf. Should you, as a holder of ADSs, wish to exercise your appraisal rights, you will need to surrender your ADSs to the Depositary for cancellation upon the terms of the Deposit Agreement and become a registered holder of the Company’s corresponding Ordinary Shares in the Cayman Islands by                     , 2012. If you intend to cancel your ADSs to become a shareholder by                     , 2012 and you wish to vote the Ordinary Shares at the Meeting, do not send these voting instructions to the Depositary as you will be required, as part of the ADS cancellation process, to certify to the Depositary and the Company that you have not given, and will not give, directly or indirectly, voting instructions to the Depositary in respect of the ADSs being cancelled. Please allow sufficient time for cancellation of your ADSs and registration of the corresponding Company Ordinary Shares in your name by                     , 2012. If you do not surrender your ADSs for cancellation and become a registered shareholder of the corresponding Ordinary Shares of the Company by                     , 2012, you will not be able to exercise your appraisal rights.

To become a shareholder by                     , 2012, you will need to deliver your ADSs for cancellation to the Depositary, together with all applicable documentation and payments, by the close of business in New York City on                     , 2012. Upon the timely receipt of such ADSs for cancellation and the applicable documentation and payments, the Depositary will use commercially reasonable efforts to arrange for the re-registration of the corresponding Ordinary Shares in the name (or to the order) of the surrendering ADS Holder.

The information contained herein with respect to the Meeting has been provided by the Company. Citibank, N.A. is forwarding this information to you solely as Depositary and in accordance with the terms of the Deposit Agreement and disclaims any responsibility with respect to the accuracy or completeness of such information. Citibank, N.A. does not, and should not be deemed to, express any opinion with respect to the proposals to be considered at the Meeting. The rights and obligations of Holders of ADSs, the Company and the Depositary are set forth in their entirety in the Deposit Agreement and are summarized in the ADRs. If you wish to receive a copy of the Deposit Agreement, please contact the Depositary at the number set forth below.

If you have any questions about the way in which Voting Instructions may be delivered to the Depositary, please contact Citibank, N.A.—ADR Shareholder Services at 1-877-CITI-ADR (877-248-4237).

Citibank, N.A., as Depositary